    As filed with the U.S. Securities and Exchange Commission on April 12, 2002.

                                                             File No. 333-45862
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                       POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      JOHN HANCOCK LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                  ------------

         Massachusetts                    6311                    04-1414660
  (State or Other Jurisdiction      (Primary Standard         (I.R.S. Employer
     of Incorporation or        Industrial Classification    Identification No.)
         Organization)                 Code Number)

                              John Hancock Place
               Insurance and Separate Accounts Dept.-Law Sector
                              200 Clarendon Street
                          Boston, Massachusetts 02117
                                 (617) 572-9196
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)

                                  ------------

                          Arnold R. Bergman, Esquire
                              John Hancock Place
               Insurance and Separate Accounts Dept.-Law Sector
                      John Hancock Life Insurance Company
                               John Hancock Place
                           Boston, Massachusetts 02117
           (Name, address including zip code, and telephone number)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                                  ------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                              CROSS REFERENCE SHEET


         Form S-1 Item                                   Prospectus Caption
         -------------                                   ------------------
1.  Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus..............................Outside Front Cover Page

2.  Inside Front and Outside Back
    Cover Pages of Prospectus.............................Inside Front Cover and Page 3

3.  Summary Information, Address and Telephone Number,
    Risk Factors and Ratio of Earnings to
    Fixed Charges.........................................Guide to this prospectus; Basic Information;
                                                          John Hancock Annuity Servicing Office; How
                                                          will  the value of my investment in the
                                                          contract change over time? What charges
                                                          will be deducted from my contract? Experts
                                                          and financial statements.

4.  Use of Proceeds.......................................How do the guarantee periods work?

5.  Determination of Offering Price.......................Not Applicable

6.  Dilution..............................................Not Applicable

7.  Selling Security Holders..............................Not Applicable

8.  Plan of Distribution..................................Distribution of Contracts

9.  Description of Securities to be
    Registered............................................What is the contract? What annuity benefits does the contract provide?
                                                          How do the guarantee periods work?
                                                          Who should purchase a contract, The
                                                          accumulation period.

10. Interests of Named Experts and
    Counsel...............................................Not Applicable

11. Information with Respect to the
    Registrant............................................Description of John Hancock

12. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities...................................... Not Applicable

                          Prospectus Dated: May 1, 2002

                                  REVOLUTION FX
         a single premium deferred modified guaranteed annuity contract issued by

              John Hancock Life Insurance Company ("John Hancock")

     The contract enables you to earn fixed rates of interest that we guarantee for stated periods of time ("guarantee periods").

     You can choose among several guarantee periods, each of which has its own guaranteed interest rate and expiration date. If you remove money from a guarantee period prior to its expiration, however, we may increase or decrease your contract's value to compensate for changes in interest rates that may have occurred subsequent to the beginning of that guarantee period. This is known as a "market value adjustment."

                      John Hancock Annuity Servicing Office
                      -------------------------------------

                                  Mail Delivery
                                  -------------

                                 529 Main Street
                              Charlestown, MA 02129

                                     Phone:
                                     ------
                                 1-800-824-0335

                                      Fax:
                                      ----
                                 1-617-886-3070

     Contracts are not deposits or obligations of, or insured, endorsed, or guaranteed by the U.S. Government, any bank, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency, entity or person, other than John Hancock. They involve investment risks including the possible loss of principal.

************************************************************************

     Please note that the SEC has not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            GUIDE TO THIS PROSPECTUS

     This prospectus contains information that you should know before you buy a contract or exercise any of your rights under the contract. We have arranged the prospectus in the following way:

          .    The first section contains an "Index of Key Words."

          . The next section is called "Basic Information." It contains basic information about the contract presented in a question and answer format. We describe the charges under the contract following the question "What charges will be deducted from my contract?" beginning on page 11. You should read the Basic Information before reading any other section of the prospectus.

          . Behind the Basic Information is "Additional Information." This section gives more details about the contract. It generally does not repeat information contained in the Basic Information.

--------------------------------------------------------------------------------

                                IMPORTANT NOTICES

This is the prospectus - it is not the contract. The prospectus simplifies many contract provisions to better communicate the contract's essential features. Your rights and obligations under the contract will be determined by the language of the contract itself. On request, we will provide the form of contract for you to review. In any event, when you receive your contract, we suggest you read it promptly.

The contracts are not available in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, securities in any state to any person to whom it is unlawful to make or solicit an offer in that state.

-------------------------------------------------------------------------------

                               INDEX OF KEY WORDS

We define or explain each of the following key words used in this prospectus on the pages shown below:

Key word                                             Page

Annuitant..............................................5
Annuity payments.......................................5
Annuity period.........................................9
Contract year..........................................6
Date of issue..........................................6
Date of maturity.......................................5
Free withdrawal amount................................11
Guarantee period.......................................6
Market value adjustment................................8
Partial withdrawal....................................11
Premium payment........................................5
Surrender value.......................................12
Surrender..............................................9
Total value of your contract...........................6
Withdrawal charge.....................................11

                                BASIC INFORMATION

     This Basic Information section provides answers to commonly asked questions about the contract. Here are the page numbers where the questions and answers appear:

      Question                                                              Beginning on page
      --------                                                              -----------------
What is the contract? ..............................................................5

Who owns the contract?..............................................................5

Is the owner also the annuitant?....................................................5

How can I invest money in a contract?...............................................5

How do the guarantee periods work?..................................................6

What annuity benefits does the contract provide?....................................9

To what extent can we vary the terms of the contracts?..............................9

What are the tax consequences of owning a contract?.................................9

How can I change my contract's guarantee periods?..................................10

What charges will be deducted from my contract?....................................11

How can I withdraw money from my contract?.........................................12

What happens if the annuitant dies before my contract's date of maturity?..........14

Can I return my contract?..........................................................14

What is the contract?

     The contract is a single premium "deferred payment modified guaranteed annuity contract." An annuity contract provides a person (known as the "annuitant" or "payee") with a series of periodic payments. Because this contract is also a deferred payment contract, the "annuity payments" will begin on a future date, called the contract's "date of maturity." It is a modified guaranteed contract because we may adjust the contract's value by a "market value adjustment" if you make premature partial withdrawals or transfers, or surrender the contract before its date of maturity.

     If your annuity is provided under a master group contract, the term "contract" as used in this prospectus refers to the certificate you will be issued and not to the master group contract.

Who owns the contract?

     That's up to you. Unless the contract provides otherwise, the owner of the contract is the person who can exercise the rights under the contract, such as the right to choose the investment options or the right to surrender the contract. In many cases, the person buying the contract will be the owner. However, you are free to name another person or entity (such as a trust) as owner. In writing this prospectus, we've assumed that you, the reader, are the person or persons entitled to exercise the rights and obligations under discussion. If a contract has joint owners, both must join in any written notice or request.

Is the owner also the annuitant?

     In many cases, the same person is both the annuitant and the owner of a contract. The annuitant is the person whose lifetime is used to measure the period of time when we make various forms of annuity payments. Also, the annuitant receives payments from us under any annuity option that commences during the annuitant's lifetime. We may permit you to name another person as annuitant or joint annuitant if that person meets our underwriting standards. We may also permit you to name as joint annuitants two persons other than yourself if those persons meet our underwriting standards.

How Can I Invest Money in a Contract?

Applying for a contract

     An authorized representative of the broker-dealer or financial institution through whom you purchase your contract will assist you in (1) completing an application or placing an order for a contract and (2) transmitting it, along with your premium payment, to the John Hancock Annuity Servicing Office. At the time you apply for a contract, you select the initial guarantee period (or periods) for your investment. You must also indicate if you do not want an
                                                               ---
"interest rate lock." We explain this term after the next question, "How do the guarantee periods work?"

Premium payment

     We call the investment you make in your contract the premium or premium payment. You need at least a $10,000 premium payment to purchase a contract. If the premium payment is made by check or money order, it should be:

..    drawn on a U.S. bank,

..    drawn in U.S. dollars, and

..    made payable to "John Hancock."

     We will not accept credit card checks. Nor will we accept starter or third party checks that fail to meet our administrative requirements.

     We will accept your premium payment by wire. Information about our bank, our account number, and the ABA routing number may be obtained from the John Hancock Annuity Servicing Office. Banks may charge a fee for wire services.

     You can find information about other methods of premium payment, including premium payment by exchange from another insurance company, by contacting your broker-dealer or by contacting the John Hancock Annuity Servicing Office.

     Because this is a single premium contract, you may not make additional investments after we accept your premium payment. If the total value of your contract ever falls to zero, we may terminate it.

     At any time before the date of maturity, the total value of your contract equals

..    the total amount you invested,

..    minus all charges we have deducted,

..    minus all withdrawals you have made,

..    plus or minus any positive or negative "market value adjustments" that we have made,

..    plus the interest we credit to any of your contract's value while it is in a guarantee period.

Issuing a contract

     Once we receive your premium payment and all necessary information, we will issue your contract. However, we will generally not issue a contract if either you or the proposed annuitant is older than age 90. If your contract is used to fund a "tax qualified plan" (other than a Roth IRA, a Rollover IRA or a Rollover 403(b)), we will generally not issue a contract if the proposed annuitant is age 70 1/2 or more. We provide general information on tax qualified plans in the Additional Information section of this prospectus under the heading "Tax Information."

     We measure the years and anniversaries of your contract from its date of issue. We use the term contract year to refer to each period of time between anniversaries of your contract's date of issue. In certain situations, we will issue a contract upon receiving the order of your broker-dealer or financial institution but delay the effectiveness of the contract until we receive your signed application. If we do not receive your signed application within our required time period, we will deem the contract void from the beginning and return your premium payment.

How do the guarantee periods work?

Initial guarantee period

     The amount you've invested in a guarantee period will earn interest at the rate we have set for that period. At the time you apply for a contract, you select the initial guarantee period for your contract. We currently make available various guarantee periods with durations of up to 10 years: an initial 1 year guarantee period will earn interest during the first contract year at the rate we set for a 1 year guarantee period; an initial 2 year guarantee period will earn interest during the first 2 contract years at the rate we set for a 2 year guarantee period, and so forth. If you select more than one initial guarantee period, you must tell us how much of your premium payment is to be allocated to each. Any guarantee period you select, however, may not extend beyond the annuitant's 95th birthday unless we approve otherwise.

     If you select a guarantee period that extends beyond your contract's date of maturity, your maturity date will automatically be changed to the annuitant's 95th birthday (or a later date, if we approve.)

     From time to time, we may add, delete, or change the durations of the guarantee periods that we are offering. If we do, the change will not affect guarantee periods then in effect.

Subsequent guarantee periods

     We will notify you of the end of a guarantee period at least 30 days prior to its expiration. At the expiration of that guarantee period, a subsequent guarantee period of equal duration will start for the amount of contract value in the expiring guarantee period, unless:

..    the expiration date of the new guarantee period would extend beyond your contract's date of maturity (in which case, we will automatically adjust the duration of the new guarantee period); or

..    you have elected to withdraw all or a portion of any such amount from the contract; or

..    you have elected to transfer all or a portion of such amount to one or more other guarantee periods that we are then offering; or

     You must notify us of any election, by mailing a request to us at the John Hancock Annuity Servicing Office within 30 days prior to the end of the expiring guarantee period. The first day of a subsequent guarantee period will begin the day after the end of the expiring guarantee period.

Guaranteed interest rates

     Each guarantee period has its own guaranteed rate. We may, at our discretion, change the guaranteed rate for future guarantee periods. In addition, we may offer customers of certain broker-dealers one or more special guarantee periods with higher interest rates. Each time you allocate or transfer money to a guarantee period, a new guarantee period, with a new interest rate, begins to run with respect to that amount. The amount allocated or transferred earns a guaranteed rate that will continue unchanged until the end of that period. Each guaranteed rate is a "compound rate." This means that we will credit interest at the guaranteed rate on previously credited interest.

     You may obtain information concerning the guaranteed rates applicable to the various guarantee periods, and the durations of the guarantee periods offered at any time, by calling the John Hancock Annuity Servicing Office at the telephone number shown on page 1.

--------------------------------------------------------------------------------

               We make the final determination of guaranteed rates to be declared. We cannot predict or assure the level of any future guaranteed rates or the availability of any guarantee periods.

--------------------------------------------------------------------------------

Interest Rate Lock

     In general, the interest rate for your initial guarantee period (or periods) will be the applicable guaranteed interest rate (or rates) that we are offering for such guarantee period(s) under new contracts on the date of your application. The rate(s) will be "locked" for 60 calendar days following the date of your application. If your premium payment is received by us in good order during this period, we will credit interest to your contract from the date of such receipt at the "locked" rate(s). If your premium payment is not received by us in good order during this 60 day period, each selected guarantee period will earn interest at the guaranteed interest rate we are offering for that guarantee period on the date we receive your premium payment. This rate may be higher, lower, or the same as the "locked" rate.

     You may make a written request in your application or purchase order for us not to apply "locked" rates. If you do, the interest rate for an initial guarantee period will be the applicable rate that we are offering for that guarantee period on the later of (a) the date of your application or (b) the date we receive your premium payment in good order. The "unlocked" rate may be higher, lower, or the same as the "locked" rate.

     If your premium payment arises from the exchange of an annuity or life insurance contract issued by a different insurer, your premium payment is not received by us in good order until we receive the cash proceeds of the replaced contract.

Investment risk

     As long as you keep your money in a guarantee period until its expiration date, we bear all the investment risk on that money. For certain transactions under your contract, however, we will increase or reduce the remaining value in your contract by an amount that will usually approximate the impact of changes in interest rates on the market value of a debt instrument with terms comparable to that guarantee period. This market value adjustment (or MVA) imposes investment risks on you.

     The MVA applies if you:

..    withdraw a portion of the value of your contract in excess of the "free withdrawal amount" described after the question "What charges will be deducted from my contract?"; or

..    transfer value from a guarantee period prior to its expiration date to another guarantee period; or

..    begin taking annuity payments from a guarantee period prior to its expiration date; or

..    surrender your contract for cash if a guarantee period is still in effect at that time.

     If you request a withdrawal or transfer of contract value from a guarantee period within 30 days of its expiration date, we will process the withdrawal or transfer on the expiration date. The MVA will not apply to the contract value that is withdrawn or transferred from that guarantee period.

     Generally, the MVA increases or decreases your remaining value in a guarantee period. If the value in a guarantee period is insufficient to pay any negative MVA, we will deduct any excess from the value in your other guarantee periods pro-rata based on the value in each. If there is insufficient value in your other guarantee periods, we will in no event pay out more than the surrender value of the contract.

Calculation of market value adjustment

     Here is how the MVA works:

--------------------------------------------------------------------------------

          We   compare

               .    the guaranteed rate of the guarantee period
                    From which the assets are being taken with

               . the guaranteed rate we are currently offering for guarantee periods of the same duration as remains on the guarantee period from which the assets are being taken.

          If the first rate exceeds the second by more than 1/4%, the market value adjustment produces an increase in your contract's value.

          If the first rate does not exceed the second by at least 1/4%, the market value adjustment produces a decrease in your contract's value.

--------------------------------------------------------------------------------

     For this purpose, we consider that the amount withdrawn from a guarantee period includes the amount of any negative MVA and is reduced by the amount of any positive MVA.

     The mathematical formula and sample calculations for the market value adjustment appear in Appendix A.

What annuity benefits does the contract provide?

     If your contract is still in effect on its date of maturity, it enters what is called the annuity period. During the annuity period, we make a series of fixed payments to you as provided under one of our several annuity options. Therefore you should exercise care in selecting your date of maturity and your choices that are in effect on that date.

     You should carefully review the discussion under "The annuity period" in the Additional Information section of this prospectus for information about all of these choices you can make.

To what extent can we vary the terms of the contracts?

     Listed below are some of the variation we can make in the terms of our contracts. Any variation will be made only in accordance with uniform rules that we apply fairly to all our customers.

State law insurance requirements

     Insurance laws and regulations apply to us in every state in which our contracts are sold. As a result, various terms and conditions of your contract may vary from the terms and conditions described in this prospectus, depending upon where you reside. these variations will be reflected in your contract or in endorsements attached to your contract.

Variations in charges or rates

     We may vary the charges, interest rates, and other terms of our contracts where special circumstances result in sales or administrative expenses, mortality risks or other risks that are different from those normally associated with the contracts. These include the types of variations discussed under "Variations in charges or rates for eligible classes" in the Additional Information section of this prospectus.

What are the tax consequences of owning a contract?

     In most cases, no income tax will have to be paid on amounts you earn under a contract until these earnings are paid out. All or part of the following distributions from a contract may constitute a taxable payout of earnings:

..    partial withdrawal (including systematic withdrawals),

..    full withdrawal ("surrender"),

..    payment of any death benefit proceeds, and

..    periodic payments under one of our annuity payment options.

     How much you will be taxed on a distribution is based upon complex tax rules and depends on matters such as:

..    the type of the distribution,

..    when the distribution is made,

..    the nature of any tax qualified retirement plan for which the contract is being used, if any, and

..    the circumstances under which the payments are made.

     In general, the taxable portion of any distribution from a contract is taxed at ordinary income rates, and capital gains tax treatment is not available. Special 10% tax penalties apply in many cases to the taxable portion of any distributions from a contract before you reach age 59 1/2. Also, most tax-qualified plans require that distributions from a contract commence and/or be completed by a certain period of time. This effectively limits the period of time during which you can continue to derive tax deferral benefits from any tax-deductible premiums you paid or on any earnings under the contract.

     The favorable tax benefits available for annuity contracts issued in connection with tax-qualified plans are also generally available for other types of investments of tax-qualified plans, such as investments in mutual funds, equities and debt instruments. You should carefully consider whether the expenses under an annuity contract issued in connection with a tax-qualified plan, and the investment options, death benefits and lifetime annuity income options provided under such an annuity contract, are suitable for your needs and objectives.

How can I change my contract's guarantee periods?

Initial and subsequent guarantee periods

     When you apply for your contract, you specify the initial guarantee period or periods to which your premium payment will be allocated. At the expiration of a guaranteed period, a subsequent guarantee period of equal duration will start unless you have elected (a) to withdraw value; or (b) to transfer value to one or more other guarantee periods that we are then offering. We describe how to do this following the question "How do the guarantee periods work?"

Transfers during a guarantee period

     Prior to the expiration of your contract's guarantee periods, you may change your contract's guarantee periods once each contract year by transferring to other guarantee periods that we are then offering, provided that:

..    we will increase or decrease the amount to be transferred by the market value adjustment;

..    the total value in your contract immediately after the transfer will be at least $5,000; and

..    any new guarantee period you elect must be for a period that (a) is greater than the current guarantee period's original duration from which you are making the transfer; but (b) will end before your contract's maturity date.

     If you wish to transfer the value of your contract from more than one guarantee period during a contract year, you must do so at the same time. We may, at some point, increase the frequency in which you may elect to change guarantee periods, but we do not provide assurance that we will do so.

     We will not apply early withdrawal charges to a transfer. We will continue to measure any remaining early withdrawal charges after a transfer from the effective date of your contract.

     For information about the market value adjustment, see the explanation following the question "How do the guarantee periods work?" For information about the early withdrawal charges, see the explanation following the question "What charges will be deducted from my contract?"

Procedure for transferring to other guarantee periods

     Any transfer requested will be subject to our administrative rules in effect at the time of the election. Currently, you may request a transfer in writing or by telephone or fax. All transfer requests should be directed to the John Hancock Annuity Servicing Office at the location shown on page 1. Your request should include:

..    your name,

..    daytime telephone number,

..    contract number,

..    the durations of the guarantee periods to and from which your contract value is transferred, and

..    the amount of each transfer.

     The request becomes effective on the day we receive your request, in proper form, at the John Hancock Annuity Servicing Office.

     You will be liable for any loss, expense or cost arising out of any unauthorized or fraudulent telephone instructions which we reasonably believe to be genuine, unless such loss, expense or cost is the result of our mistake or negligence. We employ procedures which provide safeguards against the execution of unauthorized transactions, and which are reasonably designed to confirm that instructions received by telephone are genuine. These procedures include requiring personal identification, tape recording calls, and providing written confirmation to the owner. If we do not employ reasonable procedures to confirm that instructions communicated by telephone are genuine, we may be liable for any loss due to unauthorized or fraudulent instructions.

What charges will be deducted from my contract?

Premium taxes

     We make deductions for any applicable premium or similar taxes based on the amount of a premium payment. Currently, certain local jurisdictions assess a tax of up to 5% of each premium payment.

     In most cases, we deduct a charge in the amount of the tax from the total value of the contract only at the time of annuitization, death, surrender, or withdrawal. We reserve the right, however, to deduct the charge from each premium payment at the time it is made. We compute the amount of the charge by multiplying the applicable premium tax percentage times the amount you are withdrawing, surrendering, annuitizing or applying to a death benefit.

Withdrawal charges

     We may assess withdrawal charges during the first 6 contract years if you
(a) withdraw some of the value from your contract (partial withdrawal), or (b) if you surrender (turn in) your contract, in its entirety, for cash (total withdrawal or surrender).

     Free withdrawal amounts: The free withdrawal amount during your first
     -----------------------
contract year is equal to 10% of your premium payment. After that, the free withdrawal amount is equal to 10% of the total value of your contract, as calculated on the most recent contract anniversary date.

     Here's how we determine the withdrawal charge: If the amount you withdraw
     ---------------------------------------------
or surrender during any of the first 6 contract years totals more than the free withdrawal amount for that year, we will assess a withdrawal charge on the excess.

     The withdrawal charge percentage depends upon the number of years that have elapsed from the date your contract to the date of a withdrawal, as follows:

------------------------------------------------
Elapsed Contract Year(S)     Withdrawal Charge %
------------------------------------------------
6 or more.................           0%
------------------------------------------------
5 but less than 6.........           2%
------------------------------------------------
4 but less than 5.........           3%
------------------------------------------------
3 but less than 4.........           4%
------------------------------------------------
2 but less than 3.........           5%
------------------------------------------------
1 but less than 2.........           6%
------------------------------------------------
less than 1...............           7%
------------------------------------------------

     You will find examples of how we compute the withdrawal charge in Appendix B to this prospectus.

     When withdrawal charges don't apply: We don't assess a withdrawal charge in
     -----------------------------------
the following situations:

..    on amounts applied to an annuity option

..    on amounts applied to pay a death benefit;

..    on withdrawals of amounts allocated to a guarantee period on the last day of that guarantee period;

..    on certain withdrawals if you have elected the rider that waives the withdrawal charge; and

..    on amounts withdrawn to satisfy the minimum distribution requirements for tax qualified plans. (Amounts above the minimum distribution requirements are subject to any applicable withdrawal charge, however.)

     If you request a withdrawal or transfer of contract value from a guarantee period within 30 days of its expiration date, we will process the withdrawal or transfer on the expiration date. The withdrawal charge will not apply to the contract value that is withdrawn or transferred from that guarantee period.

     How an MVA affects the withdrawal charge: If we process a withdrawal from a
     ----------------------------------------
guarantee period at a time when the related MVA results in an upward adjustment in your remaining value, we will calculate the withdrawal charge as if you had withdrawn that much more. Similarly, if the MVA results in a downward adjustment, we will compute any withdrawal charge as if you had withdrawn that much less.

Other charges

     We offer, subject to state availability, an optional waiver of withdrawal charge rider. We charge a separate monthly charge if you select this rider. At the beginning of each month, we charge an amount equal to 1/12/th/ of 0.10% of total value in a contract.

     Unless we agree otherwise, we will deduct the charge proportionally from each of your guarantee periods options based on your value in each.

How can I withdraw money from my contract?

Surrenders and partial withdrawals

     Prior to your contract's date of maturity, if the annuitant is living, you may:

..    surrender your contract for a cash payment of its "surrender value," or

..    make a partial withdrawal of the surrender value.

     The surrender value of a contract is the total value of your contract before a surrender or partial withdrawal plus or minus any market value
                                         -------------
adjustment applicable to the surrender or partial withdrawal, minus any then
                                                              -----
applicable premium tax, withdrawal charges, and unpaid rider charges. We will determine the amount surrendered or withdrawn as of the date we receive your request at the John Hancock Annuity Servicing Office.

     Certain surrenders and withdrawals may result in taxable income to you or other tax consequences as described under the "Tax information" section of this prospectus. Among other things, if you make a full surrender or partial withdrawal from your contract before you reach age 59 1/2, an additional federal penalty of 10% generally applies to any taxable portion of the withdrawal.

     We will deduct any partial withdrawal proportionally from each of your
                                           --------------
guarantee periods based on the value in each, unless you direct otherwise.

     If you request a withdrawal of contract value from a guarantee period within 30 days of its expiration date, we will process the withdrawal on the expiration date. The market value adjustment and withdrawal charges will not apply to the contract value that is withdrawn from that guarantee period.

     Under our current procedures, you may not make a partial withdrawal

..    for an amount less than $100, or

..    if the remaining total value of your contract would be less than $1,000.

     You may not make any surrenders or partial withdrawals once we begin making payments under an annuity option. We reserve the right to terminate your contract if the value of your contract becomes zero.

Waiver of withdrawal charge rider

     If your state permits, you may purchase an optional waiver of withdrawal charge rider at the time of application. The "covered persons" under the rider are the owner and the owner's spouse, unless the owner is a trust. If the owner is a trust, the "covered persons" are the annuitant and the annuitant's spouse. Under this rider, we will waive withdrawal charge on any withdrawals, if a "covered person" has been diagnosed with one of the critical illnesses listed in the rider, or if all the following conditions apply:

..    a covered person becomes confined to a nursing home beginning at least 30 days after we issue your contract;

..    such covered person remains in the nursing home for at least 90 consecutive days receiving nursing care; and

..    the covered person's confinement is prescribed by a doctor and medically necessary because of a covered physical or mental impairment.

     You may not purchase this rider if either of the covered persons (a) is older than 79 years at application or (b) was confined to a nursing home within the past two years.

     The charge for this rider is described after the question "What charges will be deducted from my contract?" This rider (and the related charges) will terminate on earliest of the contract's date of maturity, upon your surrendering the contract, or upon your written request that we terminate it, or the end of 6 contract years.

     For a more complete description of the terms and conditions of this benefit, you should refer directly to the rider. We will provide you with a copy on request. In certain marketing materials, this rider may be referred to as "CARESolutions."

     If you purchase this rider:

..    you and your immediate family will also have access to a national program designed to help the elderly maintain their independent living by providing advice about an array of elder care services available to seniors, and

..    you will have access to a list of long-term care providers in your area who provide special discounts.

Systematic withdrawal plan

     Our optional systematic withdrawal plan enables you to preauthorize periodic withdrawals. If you elect this plan, we will withdraw a percentage or dollar amount from your contract on a monthly, quarterly, semiannual, or annual basis, based upon your instructions. You may also systematically withdraw amounts equal to the interest earned. Unless otherwise directed, we will deduct the requested amount from each guarantee period in the ratio that the value of each bears to the total value of your contract. Each systematic withdrawal is subject to market value adjustments and the early withdrawal charge that would apply to an otherwise comparable non-systematic withdrawal. No early withdrawal charges will apply to your systematic withdrawals until the total amount withdrawn in a year, including non-systematic withdrawals, exceeds the Free Withdrawal Amount for that year. The same tax consequences also generally will apply.

     For information about the market value adjustment, see the explanation following the question "How do the guarantee periods work?" For information about the early withdrawal charges, see the explanation following the question "What charges will be deducted from my contract?"

     The following conditions apply to systematic withdrawal plans:

..    You may elect the plan only if the total value of your contract equals
     $25,000 or more.

..    The amount of each systematic withdrawal must equal at least $100.

..    If the amount of each withdrawal drops below $100 or the total value of your contract becomes less that $5,000, we will suspend the plan and notify you.

..    You may cancel the plan at any time.

We reserve the right to modify the terms or conditions of the plan at any time without prior notice.

What happens if the annuitant dies before my contract's date of maturity?

     If the annuitant dies before your contract's date of maturity, we will pay the total value of your contract as a death benefit to the contract's beneficiary. If you have named more than one annuitant, the death benefit will be payable upon the death of the surviving annuitant prior to the date of maturity.

     If your contract has joint owners, each owner will automatically be deemed to be the beneficiary of the other. This means that any death benefit payable upon the death of one owner who is the annuitant will be paid to the other owner. In that case, any other beneficiary you have named would receive the death benefit only if neither joint owner remains alive at the time the death benefit becomes payable. (For a description of what happens upon the death of an owner who is not the annuitant, see "Distribution requirements following death of owner" in the Additional Information section of this prospectus.)

Calculation of death benefit

We calculate the death benefit as of the day we receive, in proper order at the John Hancock Annuity Servicing Office:

..    proof of the annuitant's death, and

..    any required instructions as to method of settlement.

     Unless you have elected an optional method of settlement, we will pay the death benefit in a single sum to the beneficiary you chose prior to the annuitant's death. If you have not elected an optional method of settlement, the beneficiary may do so. However, if the death benefit is less than $5,000, we will pay it in a lump sum, regardless of any election. You can find more information about optional methods of settlement under "Annuity options" in the Additional Information section of this prospectus.

Can I return my contract?

     In most cases, you have the right to cancel your contract within 10 days (or longer in some states) after you receive it. To cancel your contract, simply deliver or mail it to:

..    John Hancock at the address shown on page 1, or

..    the John Hancock representative who delivered the contract to you.

     If you cancel your contract within the permitted period, you will receive a refund of your premium payment. The date of cancellation will be the date we receive the contract.

                             ADDITIONAL INFORMATION

     This section of the prospectus provides additional information that is not contained in the Basic Information section on pages 4 through 14.

Contents of This Section                              Beginning On Page

Description of John Hancock...................................16

Who should purchase a contract?...............................16

How we support the guarantee periods..........................16

The accumulation period.......................................16

The annuity period............................................17

Distribution requirements following death of owner............18

When we pay contract proceeds.................................19

Miscellaneous provisions......................................19

Tax information...............................................19

Further information about John Hancock........................24

Management's discussion and analysis..........................36

Legal and regulatory matters..................................69

Variations in charges or rates for eligible classes...........78

Distribution of contracts.....................................78

Experts.......................................................78

Registration statement........................................78

John Hancock financial statements.............................79

Appendix A - Details About Our Guarantee Periods.............145

Appendix B - Example of Withdrawal Charge Calculation........148

Description of John Hancock

     We are John Hancock, a stock life insurance company that was organized in 1862 under the laws of the Commonwealth of Massachusetts. On February 1, 2000, we converted to a stock company by "demutualizing" and changed our name from "John Hancock Mutual Life Insurance Company". As part of the demutualization process, we became a subsidiary of John Hancock Financial Services, Inc., a newly-formed publicly-traded corporation. Our home office is located at 200 Clarendon Street, Boston, Massachusetts 02117. We have authority to transact business in all 50 states. As of December 31, 2001, we had approximately $81 billion of assets on a consolidated basis.

Who should purchase a contract?

     We designed these contracts for individuals doing their own retirement planning, including purchases under plans and trusts that do not qualify for special tax treatment under the Internal Revenue Code of 1986 (the "Code"). We also offer the contracts for purchase as a "roll-over" to, or reinvestment of existing assets in:
--------

..    traditional individual retirement annuity ("IRA") plans satisfying the requirements of Section 408 of the Code;

..    non-deductible IRA plans ("Roth IRAs") satisfying the requirements of
     Section 408A of the Code;

..    SIMPLE IRA plans adopted under Section 408(p) of the Code; or

..    Simplified Employee Pension plans ("SEPs") adopted under Section 408(k) of the Code; and

..    annuity purchase plans adopted under Section 403(b) of the Code by public school systems and certain other tax-exempt organizations.

     We do not currently offer the contracts to every type of tax-qualified plan, and we may not offer the contracts for all types of tax-qualified plans in the future. In certain circumstances, we may make the contracts available for purchase under deferred compensation plans maintained by a state or political subdivision or tax exempt organization under Section 457 of the Code or by pension or profit-sharing plans qualified under section 401(a) of the Code.

     We provide general federal income tax information about the contracts beginning on page 38.

     When a contract forms part of a tax-qualified plan it becomes subject to special tax law requirements, as well as the terms of the plan documents themselves, if any. Additional requirements may apply to plans that cover a "self-employed individual" or an "owner-employee". Also, in some cases, certain requirements under "ERISA" (the Employee Retirement Income Security Act of 1974) may apply. Requirements from any of these sources may, in effect, take precedence over (and in that sense modify) the rights and privileges that an owner otherwise would have under a contract. Some such requirements may also apply to certain retirement plans that are not tax-qualified.

     We may include certain requirements from the above sources in endorsements or riders to the affected contracts. In other cases, we do not. In no event, however, do we undertake to assure a contract's compliance with all plan, tax law, and ERISA requirements applicable to a tax-qualified or non tax-qualified retirement plan. Therefore, if you use or plan to use a contract in connection with such a plan, you must consult with competent legal and tax advisers to ensure that you know of (and comply with) all such requirements that apply in your circumstances.

     To accommodate "employer-related" pension and profit-sharing plans, we provide "unisex" purchase rates. That means the annuity purchase rates are the same for males and females. Any questions you have as to whether you are participating in an "employer-related" pension or profit-sharing plan should be directed to your employer. Any question you or your employer have about unisex rates may be directed to the John Hancock Annuity Servicing Office.

How we support the guarantee periods

     All of John Hancock's general account assets support its obligations under the guarantee periods (as well as all of its other obligations and liabilities). To hold the assets that support primarily the guarantee periods, we have established a "non-unitized" separate account ("Account"). With a non-unitized separate account, you have no interest in or preferential claim on any of the assets held in the account. The investments we purchase with amounts you allocated to the guarantee periods belong to us; any favorable investment performance on the assets allocated to the guarantee periods belongs to us. Instead, you earn interest at the guaranteed interest rate you selected, provided that you don't surrender, transfer, or withdraw your assets prior to the end of your selected guarantee period.

The accumulation period

     On any date during the accumulation period, the total value of your contract in a guarantee period equals:

..    the amount of premium payments or transferred amounts allocated to the guarantee period, minus

..    the amount of any withdrawals or transfers paid out of the guarantee period
     (including the amount of any negative market value adjustments resulting from such withdrawals or transfers), plus

..    the amount of any positive market value adjustments resulting from such withdrawals and transfers, minus

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

..    the amount of any charges deducted from that guarantee period, plus

..    interest compounded daily on any amounts in the guarantee period at the effective annual rate of interest we have declared for that guarantee period.

The annuity period

     Annuity payments are made to the annuitant, if still living. If more than one annuitant is living at the date of maturity, the payments are made to the younger of them.

Date of maturity

     Your contract specifies a date of maturity, when payments from one of our annuity options are scheduled to begin. You initially choose the date of maturity when you complete your application for a contract. Unless we otherwise permit, the date of maturity must be

..    at least 6 months after the date the first premium payment is applied to your contract, and

..    no later than the maximum age specified in your contract (normally age 95).

     Subject always to these requirements, you may change the date of maturity. The John Hancock Annuity Servicing Office must receive your new selection at least 31 days prior to the new date of maturity, however. Also, if you are selecting or changing your date of maturity for a contract issued under a tax qualified plan, special limits apply. We provide general information on tax qualified plans under "Tax Information --Contracts purchased for a tax qualified plan," in the Additional Information section of this prospectus.

Choosing annuity payments

     We will generally apply amounts allocated to the guarantee periods as of the date of maturity to provide fixed annuity payments. If all guarantee periods under your contract end on the date of maturity, we will not make a market value adjustment.

     We will, however, make a market value adjustment to any remaining guarantee period amounts on the date of maturity, before we apply such amounts to an annuity payment option. We will also deduct any premium tax charge.

Selecting an annuity option

     Each contract provides, at the time of its issuance, for monthly annuity payments to start on the date of maturity pursuant to Option A: "life annuity with 10 years guaranteed".

     Prior to the date of maturity, you may select a different annuity option. However, if the total value of your contract on the date of maturity is not at least $5,000, Option A: "life annuity with 10 years guaranteed" will apply, regardless of any other election that you have made. You may not change the form of annuity option once payments commence.

     If the initial monthly payment under an annuity option would be less than $50, we may make a single sum payment equal to the total surrender value of your contract on the date the initial payment would be payable. Such single payment would replace all other benefits.

     Subject to that $50 minimum limitation, your beneficiary may elect an annuity option if:

..    you have not made an election prior to the annuitant's death;

..    the beneficiary is entitled to payment of a death benefit of at least
     $5,000 in a single sum; and

..    the beneficiary notifies us of the election prior to the date the proceeds become payable.

Fixed monthly annuity payments

     The dollar amount of each fixed monthly annuity payment is specified during the entire period of annuity payments, according to the provisions of the annuity option selected. To determine such dollar amount we first, in accordance with the procedures described above, calculate the amount to be applied to the fixed annuity option as of the date of maturity. We then divide the difference by $1,000 and multiply the result by the greater of

..    the applicable fixed annuity purchase rate shown in the appropriate table in the contract; or

..    the rate we currently offer at the time of annuitization. (This current rate may be based on the sex of the annuitant, unless prohibited by law.)

Annuity options

     Here are some of the annuity options that are available, subject to the terms and conditions described above. We may make other annuity options available in addition to those listed here and in your contract, but we are not obligated to do so.

     Option A: life annuity with payments for a guaranteed period - We will make monthly, quarterly, semi-annual or annual payments for a guaranteed period of 5, 10, or 20 years, as selected by you or your beneficiary, and after such period for as long as the payee lives. If the payee dies prior to the end of such guaranteed period, we will continue payments for the remainder of the guarantee period to a contingent payee, subject to the terms of any supplemental agreement issued.

     Federal income tax requirements currently applicable to contracts used with H.R. 10 plans and individual retirement annuities provide that the period of years guaranteed under

Option A cannot be any greater than the joint life expectancies of the payee and his or her designated beneficiary.

     Option B: life annuity without further payment on death of payee - We will make monthly, quarterly, semi-annual or annual payments to the payee as long as he or she lives. We guarantee no minimum number of payments.

     Option C: joint and last survivor - We will make monthly, quarterly, semi-annual or annual payments for the payee's life and the life of the payee's spouse/joint payee. Upon the death of one payee, we will continue payments to the surviving payee. All payments stop at the death of the surviving payee.

     Option D: joint and 1/2 survivor; or joint and 2/3 survivor - We will make monthly, quarterly, semi-annual or annual payments for the payee's life and the life of the payee's spouse/joint payee. Upon the death of one payee, we will continue payments (reduced to 1/2 or 2/3 the full payment amount) to the surviving payee. All payments stop at the death of the surviving payee.

     Option E: life income with cash refund - We will make monthly, quarterly, semi-annual or annual payments for the payee's life. Upon the payee's death, we will provide a contingent payee with a lump-sum payment, if the total payments to the payee were less than the accumulated value at the time of annuitization. The lump-sum payment, if any, will be for the balance.

     Option F: income for a fixed period - We will make monthly, quarterly, semi-annual or annual payments for a pre-determined period of time to a maximum of 30 years. If the payee dies before the end of the fixed period, payments will continue to a contingent payee until the end of the period.

     Option G: income of a specific amount - We will provide payments for a specific amount. Payments will stop only when the amount applied and earnings have been completely paid out. If the payee dies before receiving all the payments, we will continue payments to a contingent payee until the end of the contract.

     Payments under Options F and G will be calculated for a minimum period of 10 years, unless your contract has been in force for 5 years or more.

     If the payee is more than 85 years old on the date of maturity, the following two options are not available without our consent:

..    Option A: "life annuity with 5 years guaranteed" and

..    Option B: "life annuity without further payment on the death of payee."

 Distribution requirements following death of owner

     If you did not purchase your contract under a tax qualified plan (as that term is used in the "Tax Information" section of this prospectus), the Code requires that the following distribution provisions apply if you die. We summarize these provisions in the box below. (If your contract has joint owners, these provisions apply upon the death of the first to die.)

     In most cases, these provisions do not cause a problem if you are also the annuitant under your policy. If you have designated someone other than yourself as the annuitant, however, your heirs will have less discretion than you would have had in determining when and how the contract's value would be paid out.

--------------------------------------------------------------------------------
 If you die before annuity payments have begun:

..    if the contract's designated beneficiary is your surviving spouse, your spouse may continue the contract in force as the owner.

..    if the beneficiary is not your surviving spouse OR if the beneficiary is your surviving spouse but chooses not to continue the contract, the entire interest (as discussed below) in the contract on the date of your death must be:

          (1)  paid out in full within five years of your death or

          (2) applied in full towards the purchase of a life annuity on the beneficiary with payments commencing within one year of your death

     If you are the last surviving annuitant, as well as the owner, the entire interest in the contract on the date of your death equals the death benefit that then becomes payable. If you are the owner but not the last surviving annuitant, the entire interest equals

..    the total value of your contract if paid out in full within five years of your death, or

..    the total value of your contract applied in full towards the purchase of a life annuity on the beneficiary with payments commencing within one year of your death.

If you die on or after annuity payments have begun

..    any remaining amount that we owe must be paid out at least as rapidly as under the method of making annuity payments that is then in use.
--------------------------------------------------------------------------------

     The Code imposes very similar distribution requirements on contracts used to fund tax qualified plans. We provide the required provisions for tax qualified plans in separate disclosures and endorsements.

     Notice of the death of an owner or annuitant should be furnished promptly to the John Hancock Annuity Servicing Office.

When we pay contract proceeds

     Ordinarily, we will pay any death benefit, withdrawal or surrender value within 7 days after we receive the last required form or request (and, with respect to the death benefit, any other documentation that may be required.) We may, however, defer payment of proceeds payable out of any guarantee period for a period of up to 6 months.

     If your premium payment is made by check, we also reserve the right to defer payment for a reasonable period of time (not to exceed 15 days) to allow the check to clear the banking system.

Miscellaneous provisions

Assignment; change of owner or beneficiary

     To qualify for favorable tax treatment, certain contracts can't be sold; assigned; discounted; or pledged as collateral for a loan, as security for the performance of an obligation, or for any other purpose, unless the owner is a trustee under section 401(a) of the Internal Revenue Code.

     Subject to these limits, while the annuitant is alive, you may designate someone else as the owner by written notice to the John Hancock Annuity Servicing Office. You choose the beneficiary in the application for the contract. You may change the beneficiary by written notice no later than receipt of due proof of the death of the annuitant. Changes of owner or beneficiary will take effect when we receive them, whether or not you or the annuitant is then alive. However, these changes are subject to:

..    the rights of any assignees of record and

..    certain other conditions referenced in the contract.

     An assignment, pledge, or other transfer may be a taxable event. See "Tax information" below. Therefore, you should consult a competent tax adviser before taking any such action.

Tax information

Our income taxes

     We are taxed as a life insurance company under the Internal Revenue Code (the "Code"). The Account is taxed as part of our operations and is not taxed separately.

     The contracts permit us to deduct a charge for any taxes we incur that are attributable to the operation or existence of the contracts or the Account. Currently, we do not anticipate making a charge for such taxes. If the level of the current taxes increases, however, or is expected to increase in the future, we reserve the right to make a charge in the future.

Contracts not purchased to fund a tax qualified plan

       Undistributed gains

     We believe the contracts will be considered annuity contracts under Section 72 of the Code. This means that, ordinarily, you pay no federal income tax on any gains in your contract until we actually distribute assets to you.

     However, a contract owned other than by a natural person (e.g., corporations, partnerships, limited liability companies and other such entities) does not generally qualify as an annuity for tax purposes. Any increase in value therefore would constitute ordinary taxable income to such an owner in the year earned.

       Annuity payments

     When we make payments under a contract in the form of an annuity, each payment will result in taxable ordinary income to you, to the extent that each such payment exceeds an allocable portion of your "investment in the contract" (as defined in the Code). In general, your "investment in the contract" equals the aggregate amount of premium payments you have made over the life of the contract, reduced by any amounts previously distributed from the contract that were not subject to tax.

     The Code prescribes the allocable portion of each such annuity payment to be excluded from income according to one formula if the payments are variable and a somewhat different formula if the payments are fixed. In each case, speaking generally, the formula seeks to allocate an appropriate amount of the investment in the contract to each payment. After the entire "investment in the contract" has been distributed, any remaining payment is fully taxable.

       Surrenders, withdrawals and death benefits

     When we make a single sum payment from a contract, you have ordinary taxable income, to the extent the payment exceeds your "investment in the contract" (discussed above). Such a single sum payment can occur, for example, if you surrender your contract before the date of maturity or if no annuity payment option is selected for a death benefit payment.

     When you take a partial withdrawal from a contract before the date of maturity, including a payment under a systematic withdrawal plan, all or part of the payment may constitute taxable ordinary income to you. If, on the date of withdrawal, the total value of your contract exceeds the investment in the contract, the excess will be considered "gain" and the withdrawal will be taxable as ordinary income up to the amount of such "gain". Taxable withdrawals may also be subject to the special penalty tax for premature withdrawals as explained below. When only the investment in the contract remains, any subsequent withdrawal made before the date of maturity will be a tax-free return of investment. If you assign or pledge any part of your contract's value, the value so pledged or assigned is taxed the same way as if it were a partial withdrawal.

     For purposes of determining the amount of taxable income resulting from a single sum payment or a partial withdrawal, all annuity contracts issued by John Hancock or its affiliates to the owner within the same calendar year will be treated as if they were a single contract.

     All or part of any death benefit proceeds may constitute a taxable payout of earnings. A death benefit payment generally results in taxable ordinary income to the extent such payment exceeds your "investment in the contract."

     Under the Code, an annuity must provide for certain required distributions. For example, if the owner dies on or after the maturity date, and before the entire annuity value has been paid, the remaining value must be distributed at least as rapidly as under the method of distribution being used at the date of the owner's death. We discuss other distribution requirements in the preceding section entitled "Distribution following death of owner."

       Penalty for premature withdrawals

     The taxable portion of any withdrawal, single sum payment and certain death benefit payments may also trigger an additional 10% penalty tax. The penalty tax does not apply to payments made to you after age 59 1/2, or on account of your death or disability. Nor will it apply to withdrawals in substantially equal periodic payments over the life of the payee (or over the joint lives of the payee and the payee's beneficiary).

       Puerto Rico annuity contracts not purchased to fund a tax qualified plan

     Under the Puerto Rico tax laws, distributions from a contract not purchased to fund a tax qualified plan ("Non-Qualified Contract") before annuitization are treated as non-taxable return of principal until the principal is fully recovered. Thereafter, all distributions are fully taxable. Distributions after annuitization are treated as part taxable income and part non-taxable return of principal. The amount excluded from gross income after annuitization is equal to the amount of the distribution in excess of 3% of the total purchase payments paid, until an amount equal to the total purchase payments paid has been excluded. Thereafter, the entire distribution from a Non-Qualified Contract is included in gross income. Puerto Rico does not currently impose an early withdrawal penalty tax. Generally, Puerto Rico does not require income tax to be withheld from distributions of income.

Contracts purchased for a tax qualified plan

     We have no responsibility for determining whether a particular retirement plan or a particular contribution to the plan satisfies the applicable requirements of the Code, or whether a particular employee is eligible for inclusion under a plan. In general, the Code imposes limitations on the amount of annual compensation that can be contributed into a tax-qualified plan, and contains rules to limit the amount you can contribute to all of your tax-qualified plans. Trustees and administrators of tax qualified plans may, however, generally invest and reinvest existing plan assets without regard to such Code imposed limitations on contributions. Certain distributions from tax qualified plans may be transferred directly to another plan, unless funds are added from other sources, without regard to such limitations.

     The Code generally requires tax-qualified plans (other than Roth IRAs) to begin making annual distributions of at least a minimum amount each year after a specified point. For example, minimum distributions to an employee under an employer's pension and profit sharing plan qualified under Section 401(a) of the Code must begin no later than April 1 of the year following the year in which the employee reaches age 70 1/2 or, if later, retires. On the other hand, distributions from a traditional IRA, SIMPLE IRA or SEP IRA must begin no later than April 1 of the year following the year in which the contract owner attains age 70 1/2. The minimum amount of a distribution and the time when distributions start will vary by plan.

       Tax-free rollovers

     For tax years beginning in 2002, if permitted under your plans, you may make a tax-free rollover from:

..    a traditional IRA to another traditional IRA,

..    a traditional IRA to another tax-qualified plan, including a Section 403(b)
     plan

..    any tax-qualified plan (other than a Section 457 deferred compensation plan maintained by a tax-exempt organization) to a traditional IRA,

..    any tax-qualified plan (other than a Section 457 deferred compensation plan maintained by a tax exempt organization) to another tax-qualified plan, including a roll-over of amounts from your prior plan derived from your "after-tax" contributions from "involuntary" distributions,

..    a Section 457 deferred compensation plan maintained by a tax-exempt organization to another

     Section 457 deferred compensation plan maintained by a tax-exempt organization and

..    a traditional IRA to a Roth IRA, subject to special restrictions discussed below.

     In addition, if your spouse survives you, he or she is permitted to rollover your tax-qualified retirement account to another tax-qualified retirement account in which your surviving spouse participates, to the extent permitted by your surviving spouse' plan.

       Traditional IRAs

     Annual contribution limit. A traditional individual retirement annuity (as
     -------------------------
defined in Section 408 of the Code) generally permits an eligible purchaser to make annual contributions which cannot exceed the lesser of:

..    100% of compensation includable in your gross income, or

..    the IRA annual limit for that tax year. For tax years beginning in 2002,
     2003 and 2004, the annual limit is $3,000 per year. For tax years beginning in 2005, 2006 and 2007, the annual limit is $4,000 per year and, for the tax year beginning in 2008, the annual limit is $5,000. After that, the annual limit is indexed for inflation in $500 increments as provided in the Code.

     Catch-Up Contributions. An IRA holder age 50 or older may increase
     ----------------------
contributions from compensation to an IRA by an amount up to $500 a year for tax years beginning in 2002, 2003, 2004 and 2005, and by an amount up to $1,000 for the tax year beginning in 2006.

     Spousal IRA. You may also purchase an IRA contract for the benefit of your
     -----------
spouse (regardless of whether your spouse has a paying job). You can generally contribute up to the annual limit for each of you and your spouse (or, if less, your combined compensation).

     Deductibility of contributions. You may be entitled to a full deduction, a
     ------------------------------
partial deduction or no deduction for your traditional IRA contribution on your federal income tax return.

     The amount of your deduction is based on the following factors:

..    whether you or your spouse is an active participant in an employer sponsored retirement plan,

..    your federal income tax filing status, and

..    your "Modified Adjusted Gross Income."

     Your traditional IRA deduction is subject to phase out limits, based on your Modified Adjusted Gross Income, which are applicable according to your filing status and whether you or your spouse are active participants in an employer sponsored retirement plan. You can still contribute to a traditional IRA even if your contributions are not deductible.

     Distributions. In general, all amounts paid out from a traditional IRA
     -------------
contract (in the form of an annuity, a single sum, death benefits or partial withdrawal), are taxable to the payee as ordinary income. As in the case of a contract not purchased under a tax-qualified plan, you may incur additional adverse tax consequences if you make a surrender or withdrawal before you reach age 59 1/2 (unless certain exceptions apply as specified in Code section 72(t)). If you have made any non-deductible contributions to an IRA contract, all or part of any withdrawal or surrender proceeds, single sum death benefit or annuity payment, may be excluded from your taxable income when you receive the proceeds.

     The tax law requires that annuity payments under a traditional IRA contract begin no later than April 1 of the year following the year in which the owner attains age 70 1/2.

       Roth IRAs

     Annual contribution limit. A Roth IRA is a type of non-deductible IRA. In
     -------------------------
general, you may make purchase payments of up to the IRA annual limit ($3,000 per year for tax years beginning in 2002, 2003 and 2004; $4,000 per year for tax years beginning in 2005, 2006 and 2007, and $5,000 for the tax year beginning in
2008). After that, the annual limit is indexed for inflation in $500 increments as provided in the Code.

     The IRA annual limit for contributions to a Roth IRA phases out (i.e., is reduced) for single taxpayers with adjusted gross incomes between $95,000 and $110,000, for married taxpayers filing jointly with adjusted gross incomes between $150,000 and $160,000, and for a married taxpayer filing separately with adjusted gross income between $0 and $10,000.

     Catch-Up Contributions. A Roth IRA holder age 50 or older may increase
     ----------------------
contributions from compensation to an IRA by an amount up to $500 a year for tax years beginning in 2002, 2003, 2004 and 2005, and by an amount up to $1,000 for the tax year beginning in 2006.

     Spousal IRA. You may also purchase a Roth IRA contract for the benefit of
     -----------
your spouse (regardless of whether your spouse has a paying job). You can generally contribute up to the annual limit for each of you and your spouse (or, if less, your combined compensation), subject to the phase-out rules discussed above.

     Distributions. If you hold your Roth IRA for at least five years the payee
     -------------
will not owe any federal income taxes or early withdrawal penalties on amounts paid out from the contract:

..    after you reach age 59 1/2,

..    on your death or disability, or

..    to qualified first-time home buyers (not to exceed a lifetime limitation of
     $10,000) as specified in the Code.

     The Code treats payments you receive from Roth IRAs that do not qualify for the above tax free treatment first as a tax-free return of the contributions you made. However, any amount of such non-qualifying payments or distributions that exceed the amount of your contributions is taxable to you as ordinary income and possibly subject to the 10% penalty tax (unless certain exceptions apply as specified in Code section 72(t).

     Conversion to a Roth IRA. You can convert a traditional IRA to a Roth IRA,
     ------------------------
unless

..    you have adjusted gross income over $100,000, or

..    you are a married taxpayer filing a separate return.

The Roth IRA annual contribution limit does not apply to converted amounts.

     You must, however, pay tax on any portion of the converted amount that would have been taxed if you had not converted to a Roth IRA. No similar limitations apply to rollovers from one Roth IRA to another Roth IRA.

       SIMPLE IRA plans

     In general, a small business employer may establish a SIMPLE IRA retirement plan if the employer employed 100 or fewer employees earning at least $5,000 during the preceding year. As an eligible employee of the business, you may make pre-tax contributions to the SIMPLE IRA plan. You may specify the percentage of compensation that you want to contribute under a qualified salary reduction arrangement, provided the amount does not exceed the SIMPLE IRA annual contribution limit. The SIMPLE IRA annual limit is $7,000 for tax years beginning in 2002, $8,000 for 2003, $9,000 for 2004, and $10,000 for 2005. After
that, the annual limit is indexed for inflation in $500 increments as provided in the Code. Your employer must elect to make a matching contribution of up to 3% of your compensation or a non-elective contribution equal to 2% of your compensation.

     Catch-Up Contributions. A SIMPLE IRA holder age 50 or older may increase
     ----------------------
contributions of compensation by an amount up to $500 for tax years beginning in 2002, $1,000 for 2003, $1,500 for 2004, $2,000 for 2005 and $2,500 for 2006.
After that, for tax years beginning in 2007, the SIMPLE IRA catch-up contribution limit is indexed annually for inflation in $500 increments as provided in the Code.

     Distributions. The requirements for minimum distributions from a SIMPLE IRA
     -------------
retirement plan, and rules on taxation of distributions from a SIMPLE retirement plan, are generally the same as those discussed above for distributions from a traditional IRA.

       Simplified Employee Pension plans (SEPs)

     SEPs are employer sponsored plans that may accept an expanded rate of contributions from one or more employers. Employer contributions are flexible, subject to certain limits under the Code, and are made entirely by the business owner directly to a SEP-IRA owned by the employee. Contributions are tax-deductible by the business owner and are not includable in income by employees until withdrawn. The maximum deductible amount that may be contributed to a SEP is 25% of compensation, up to the SEP compensation limit specified in the Code for the year ($200,000 for the year 2002) with a cap of $40,000.

     Distributions. The requirements for minimum distributions from a SEP-IRA,
     -------------
and rules on taxation of distributions from a SEP-IRA, are generally the same as those discussed above for distributions from a traditional IRA.

       Section 403(b) plans

     Under these tax-sheltered annuity arrangements, public school systems and certain tax-exempt organizations can make premium payments into "403(b) contracts" owned by their employees that are not taxable currently to the employee.

     Annual Contribution Limit. In general, the amount of the non-taxable contributions made for a 403(b) contract each year may not, together with all other deferrals the employee elects under other tax-qualified plans, exceed an annual "elective deferral limit" (see "Elective Deferral Limits," below). The annual contribution limit is subject to certain other limits described in
Section 415 of the Code and the regulations thereunder. Special rules apply for certain organizations that permit participants to increase their elective deferrals.

     Catch-Up Contributions. A Section 403(b) plan participant age 50 or older
     ----------------------
may increase contributions to a 403(b) plan by an amount that, together with all other catch-up contributions made to other tax-qualified plans, does not exceed an annual "elective catch-up limit." (See "Elective Catch-Up Limits," below.)

     Distributions. When we make payments from a 403(b) contract on surrender of
     -------------
the contract, partial withdrawal, death of the annuitant, or commencement of an annuity option, the payee ordinarily must treat the entire payment as ordinary taxable income. Moreover, the Code prohibits distributions from a 403(b) contract before the employee reaches age 59 1/2, except:

..    on the employee's separation from service, death, or disability,

..    with respect to distributions of assets held under a 403(b) contract as of
     December 31, 1988, and

..    transfers and exchanges to other products that qualify under Section
     403(b).

     Minimum distributions under a 403(b) contract must begin no later than April 1 of the year following the year in which the employee reaches age 70 1/2 or, if later, retires

       Pension and profit sharing plans qualified under Section 401(a)

     In general, an employer may deduct from its taxable income premium payments it makes under a qualified pension or profit-sharing plan described in Section 401(a) of the Code. Employees participating in the plan generally do not have to pay tax on such contributions when made. Special requirements apply if a 401(a) plan covers an employee classified under the Code as a "self-employed individual" or as an "owner-employee."

     Annuity payments (or other payments, such as upon withdrawal, death or surrender) generally constitute taxable income to the payee; and the payee must pay income tax on the amount by which a payment exceeds its allocable share of the employee's "investment in the contract" (as defined in the Code), if any. In general, an employee's "investment in the contract" equals the aggregate amount of premium payments made by the employee.

     The non-taxable portion of each annuity payment is determined, under the Code, according to one formula if the payments are variable and a somewhat different formula if the payments are fixed. In each case, speaking generally, the formula seeks to allocate an appropriate amount of the investment in the contract to each payment. Favorable procedures may also be available to taxpayers who had attained age 50 prior to January 1, 1986.

     Minimum distributions to the employee under an employer's pension and profit sharing plan qualified under Section 401(a) of the Code must begin no later than April 1 of the year following the year in which the employee (except an employee who is a "5-percent owner" as defined in Code section 416) reaches age 70 1/2 or, if later, retires.

       "Top-heavy" plans

     Certain plans may fall within the definition of "top-heavy plans" under
Section 416 of the Code. This can happen if the plan holds a significant amount of its assets for the benefit of "key employees" (as defined in the Code). You should consider whether your plan meets the definition. If so, you should take care to consider the special limitations applicable to top-heavy plans and the potentially adverse tax consequences to key employees.

       Section 457 deferred compensation plans

     Under the provisions of Section 457 of the Code, you can exclude a portion of your compensation from gross income if you participate in a deferred compensation plan maintained by:

..    a state,

..    a political subdivision of a state,

..    an agency or instrumentality or a state or political subdivision of a state, or

..    a tax-exempt organization.

     As a "participant" in such a deferred compensation plan, any amounts you exclude (and any income on such amounts) will be includible in gross income only for the taxable year in which such amounts are paid or otherwise made available to the annuitant or other payee.

     The deferred compensation plan must satisfy several conditions, including the following:

..    the plan must not permit distributions prior to your separation from service (except in the case of an unforeseen emergency), and

..    all compensation deferred under the plan shall remain solely the employer's property and may be subject to the claims of its creditors.

     Annual contribution limit. The amount of the non-taxable contributions made
     -------------------------
for a Section 457 plan each year may not, together with all other deferrals the employee elects under other tax-qualified plans, exceed an annual "elective deferral limit," and is subject to certain other limits described in Section 402(g) of the Code. (See "Elective Deferral Limits," below.)

     Catch-Up Contributions. A 457 plan participant age 50 or older may increase
     ----------------------
contributions to a 457 plan by an amount that, together with all other catch-up contributions made to other tax-qualified plans, does not exceed an annual "elective catch-up limit." (See "Elective Catch-Up Limits," below.)

     Distributions. When we make payments under your contract in the form of an
     -------------
annuity, or in a single sum such as on
surrender, withdrawal or death of the annuitant, the payment is taxed as ordinary income. Minimum distributions under a Section 457 plan must begin no later than April 1 of the year following the year in which the employee reaches age 70 1/2 or, if later, retires

       Elective Deferral Limits

     A participant in a Section 403(b) plan, a Section 457 Plan or in certain other types of tax-qualified pension and profit sharing plans that are commonly referred to as "401(k)" plans and "SARSEPS" may elect annually to defer current compensation so that it can be contributed to the applicable plan or plans. The annual elective deferral limit is $11,000 for tax years beginning in 2002, $12,000 for 2003, $13,000 for 2004, $14,000 for 2005 and $15,000 for 2006. After
that, for the tax years beginning in 2007, 2008 and 2009, the annual elective deferral limit is indexed for inflation in $500 increments as provided in the Code.

       Elective Catch-up Limits

     A participant in a Section 403(b) plan, a Section 457 Plan or in certain other types of tax-qualified pension and profit sharing plans that are commonly referred to as "401(k)" plans and "SARSEPS" who is age 50 or older may increase contributions by an amount up to $1,000 for tax years beginning in 2002, $2,000 for 2003, $3,000 for 2004, $4,000 for 2005 and $5,000 for 2006. After that, for the tax years beginning in 2007, the elective catch-up contribution limit is indexed for inflation in $500 increments as provided in the Code.

       Withholding on rollover distributions

     The tax law requires us to withhold 20% from certain distributions from tax qualified plans. We do not have to make the withholding, however, if you rollover your entire distribution to another plan and you request us to pay it directly to the successor plan. Otherwise, the 20% mandatory withholding will reduce the amount you can rollover to the new plan, unless you add funds to the rollover from other sources. Consult a qualified tax adviser before making such a distribution.

       Puerto Rico annuity contracts purchased to fund a tax-qualified plan

     The provisions of the tax laws of Puerto Rico vary significantly from those under the Internal Revenue Code of the United States with respect to the various "tax qualified" plans described above. Although we may offer variable annuity contracts in Puerto Rico in connection with "tax qualified" plans, the text of the prospectus under the subsection "Contracts purchased for a tax qualified plan" is inapplicable in Puerto Rico and should be disregarded.

See your own tax adviser

     The above description of Federal (and Puerto Rico) income tax consequences to owners of and payees under contracts, and of the different kinds of tax qualified plans which may be funded by the contracts, is only a brief summary and is not intended as tax advice. The rules under the Code governing tax qualified plans are extremely complex and often difficult to understand. Changes to the tax laws may be enforced retroactively. Anything less than full compliance with the applicable rules, all of which are subject to change from time to time, can have adverse tax consequences. The taxation of an annuitant or other payee has become so complex and confusing that great care must be taken to avoid pitfalls. For further information you should consult a qualified tax adviser.

Further information about John Hancock

Business of John Hancock Life Insurance Company

     We are John Hancock (formerly known as John Hancock Mutual Life Insurance Company), a life insurance company organized under the laws of Massachusetts in 1862. Pursuant to a Plan of Reorganization effective February 1, 2000, we converted from a mutual life insurance company to a stock life insurance company and became a wholly-owned subsidiary of John Hancock Financial Services, Inc. Also on February 1, 2000, John Hancock Financial Services, Inc. completed an initial public offering of 102,000,000 shares of its common stock, par value $0.01 per share.

     John Hancock today is one of the nation's leading financial services companies, providing a broad array of insurance and investment products and services to retail and institutional customers, primarily in North America.

     We operate our business in five segments. Two segments primarily serve retail customers, and two segments serve institutional customers. Our fifth segment is the Corporate and Other Segment.

     Our retail segments are the Protection Segment and the Asset Gathering Segment. The Protection Segment offers variable life, universal life, whole life, term life, and individual and group long-term care insurance products. The Asset Gathering Segment offers variable and fixed, deferred and immediate annuities, and mutual funds. Our retail business also includes our retail distribution and customer service operations.

     According to the latest publicly available data, with respect to the United States, the Company is the eighth largest writer of individual life insurance based on new and recurring individual life sales, the third largest writer of individual variable universal life insurance and the tenth largest writer of individual universal life insurance. We believe we are the second largest writer of individual long-term care insurance and the top provider of group long-term care insurance based on total premiums in force. As of September 30, 2001, we were the 23rd largest writer of individual annuity contracts, based on LIMRA sales data. Our mutual fund subsidiary ranked 17th among non-proprietary broker-sold U.S. asset managers in terms of total long-term, open-end assets under management as of December 31, 2001.

     Our institutional segments are the Guaranteed and Structured Financial Products Segment and the Investment Management Segment. The Guaranteed and Structured Financial Products Segment offers a wide variety of spread-based and fee-based investment products and services. The spread-based products provide the customer with some form of guaranteed return. The Investment Management Segment consists of investment management services and products marketed to institutions. This business is primarily fee-based and investment management products generally do not offer guarantees.

     Our Corporate and Other Segment consists primarily of our international group insurance operations, corporate operations and non-core businesses that are either in the process of winding down (i.e., are in "run-off") or have been divested.

     As of December 31, 2001 and 2000, respectively, our total assets under management were $114.8 billion and $117.2 billion, which includes $29.3 billion and $31.7 billion of assets invested in the Company's retail mutual funds. Total shareholder's equity, excluding net unrealized capital gains on securities, was $5.4 billion and $5.0 billion as of December 31, 2001 and 2000, respectively. In addition, John Hancock generated $7.1 billion and $7.4 billion in revenues and $573.9 million and $792.2 million in net income in 2001 and 2000, respectively.

Protection Segment

       Overview

Through our Protection Segment, we offer a variety of non-traditional and traditional life insurance products and individual and group long-term care insurance products. Our non-traditional life insurance products include variable life and universal life insurance. Our traditional life insurance products include whole life insurance and term life insurance.

       The Protection Segment has traditionally been our largest business segment, contributing 41.4%, 39.6% and 42.0% of consolidated operating revenues and 37.6%, 33.7% and 32.1% of consolidated segment after-tax operating income in the years ended December 31, 2001, 2000 and 1999, respectively. The Protection Segment generated revenues of $3,054.7 million, $2,887.0 million and $2,756.9 million and after-tax operating income of $284.3 million, $238.8 million and $188.7 million in 2001, 2000, and 1999, respectively.Distribution

     Protection products are distributed through multiple distribution channels including Signator, M Financial Group, Banks, the Internet, and through Group and private label relationships. Our strategy is to provide competitive products and outstanding service.

     Signator. Signator, created in 1999, is a separate distribution subsidiary. Signator is comprised of our Signator General Agency (GA) which includes our Career Agents and Signator GA Brokerage, Direct Brokerage and Broker/Dealers.

     The Signator General Agency system includes approximately 1,700 sales personnel. We have transitioned our Career Agents to financial advisors by providing them with highly tailored financial planning tools and market support, as well as an open architecture system which enables them to sell other companies' products. This structure has enabled us to recruit, develop and retain top producers.

     The biggest opportunity exists in the brokerage arena. More agencies are developing dedicated brokerage structures as part of their overall business model. We have made significant strides to expand into the direct brokerage channel, as well as into the regional Broker/Dealer channel, traditionally an asset-oriented channel that is moving into the protection arena.

     M Financial Group. M Financial Group is a national producer group founded in 1978 comprised of approximately 105 life insurance producing firms with approximately 425 individual producers operating exclusively in the upper end of the wealth transfer and executive benefit markets. We believe the Company has been either the first or second largest provider of life insurance products to the M Financial Group in each of the past three years, although the member firms also sell the products of other prominent U.S. life insurance companies. For the year 2001, we believe we were the largest provider.

     We have jointly developed a proprietary life insurance product line with M Financial Group to meet the distinct requirements of its producers. We also offer four proprietary investment options of M Fund, Inc. on all variable life insurance products sold by M Financial Group members, in addition to the investment options supported by the variable series trust (VST). In 2000, we became the first provider to roll out Magnastar, M Group's proprietary private placement life insurance product, co-manufactured by M Life, John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company.

     In addition to these proprietary products, we provide a number of exclusive services to M Financial Group members, including a deferred compensation plan, dedicated sales, underwriting and services teams and participation in special marketing events, as well as M Financial Group sponsored systems and technology initiatives. In addition, M Life Insurance Company shares the insurance risk, through reinsurance, on 50% of most of our policies that its members sell. These products and services and this reinsurance arrangement serve to align M Financial Group producers' incentives with ours.

     During 2000, the Company was the only provider to extend debt financing for M Financial Holdings, Inc.'s purchase of one of its own COLI firms, to assist it in the first step of its long-term aggregation process.

     The business generated by M Financial Group producers has experienced lower termination or non-renewal (referred to in the industry as "lapse") and mortality rates than the industry average.

     e-Business & Retail Partnerships. This unit, launched in 1996, complements our traditional sales efforts. Through this unit, we sell our products over the Internet and on the telephone directly to consumers. Consumers can call a toll-free number or go directly to our web site to get information, obtain a quote or start an application.

     This channel offers customers term life insurance, variable life insurance, long-term care insurance and variable annuities. Additionally, we distribute these products through several online partners and key aggregators. To support our efforts we have built a call center and case management unit and developed a streamlined application, payment and issue process.

     Banks. We offer a full line of life and individual long-term care insurance products through banks that have established an insurance sales force. Sales of insurance products in this channel build on our well developed sales of fixed and variable annuity and mutual fund product sales in the bank channel.

     Group sales force. Group long-term care insurance products are marketed by a dedicated sales force located in major cities around the country. The sales force works closely with consultants, brokers, and other intermediaries to generate sales and grow existing accounts.

     Private label arrangements. In 1999, we launched an individual long-term care product which is being sold through another insurer under a private label arrangement. We continue to explore private label arrangements with respect to various other products.

       Underwriting

     Insurance underwriting involves a determination of the type and amount of risk that an insurer is willing to accept. Underwriting also determines the amount and type of reinsurance levels appropriate for a particular type of risk. By utilizing reinsurance, we can limit our risk and improve product pricing.

     Our underwriting standards for life insurance are intended to result in the issuance of policies that produce mortality experience consistent with the assumptions used in product pricing. Our underwriting is based on our historical mortality experience, as well as the experience of the insurance industry and of the general population. We continually compare our underwriting standards against the industry to mitigate our exposure to higher risk business and to stay abreast of industry trends. For individual long-term care products, we use separate but similar underwriting criteria appropriate to the morbidity risks insured. Our overall profitability depends to a large extent on the degree to which our mortality and/or morbidity experience matches our pricing assumptions. Our life and long-term care insurance underwriters evaluate policy applications on the basis of the information provided by the applicant and others. We have implemented new programs to improve our underwriting process. These include the Telephone Interview Program, implemented in 1999, which permits eligible long-term care clients to be interviewed over the telephone by trained nurses, replacing the collection of a physician's statement in 50% of the cases, leading to lower costs and faster cycle times, without any loss of required underwriting information. We also implemented the STAR (System to Assess Risk) underwriting system in 2000 to improve the risk assessment process through automation which has resulted in a reduction of cycle times, improved productivity and a reduction of total costs. We are hard at work on the next phase of our underwriting automation projects including on-line conditional approval and reflexive questioning through our tele-application unit to better set client expectations regarding underwriting classification. These initiatives are expected to further reduce our unit costs by streamlining our underwriting tools and increasing policy taken rates.

     Group long-term care underwriting is conducted on both the employer group level and the individual level. Our group long-term care corporate customers generally offer their employees the opportunity to purchase coverage on a "guaranteed-issue" basis, meaning that all employees are eligible for insurance coverage, and offer individually underwritten coverage to family members. We rely on our experience in underwriting large groups in order to set prices that take into account the underwriting arrangements, the general health conditions of the corporate customers' employees, the specifics of the negotiated plan design, and other demographic and morbidity trends. Group products are written on a guaranteed renewable basis, which permits repricing if necessary.

     Our corporate owned and bank owned life insurance policies covering multiple lives are issued on a guaranteed issue basis, where the amount of insurance issued per life on a guaranteed basis is related to the total number of lives being covered and the particular need for which the product is being purchased. Guaranteed issue underwriting applies to employees actively at work, and product pricing reflects the additional guaranteed issue underwriting risk.

       Reserves

     We establish and report liabilities for future policy benefits on our balance sheet to meet the obligations under our insurance policies and contracts. Our liability for variable life insurance and universal life insurance policies and contracts is equal to the cumulative account balances. Cumulative account balances include deposits plus credited interest less expense and mortality fees and withdrawals. Future policy benefits for our traditional life, individual long-term care and group long-term care insurance policies are calculated based on a set of actuarial assumptions that we establish and maintain throughout the lives of the policies. Our assumptions include investment yields, mortality, morbidity and expenses.

       Competition

     We face significant competition in all our retail protection businesses. Our competitors include other large and highly rated insurance carriers as well as certain banks, securities brokerage firms, investment advisors and other financial intermediaries marketing annuities and mutual funds. Some of these competitors have greater financial strength and resources and have penetrated more markets. In particular, national banks may become more significant competitors in the future for insurers who sell annuities as a result of recently enacted legislation, the Gramm-Leach-Bliley Act, which permits affiliations among banks, securities firms and insurance companies. For additional information, see the Regulation section, included elsewhere in this prospectus. In the e-commerce arena, we also face competition from internet start-up companies and traditional competitors that have established internet platforms.

     We believe that we distinguish ourselves from our competitors through the combination of:

..    our strong and reputable brand name;

..    our strong financial ratings;

..    our broad range of competitive and innovative products and our ability to create unique product combinations for various distribution channels;

..    the depth of our experience as one of the first companies to offer variable life insurance, individual long-term care insurance and group long-term care insurance;

..    our brand penetration within each channel of distribution;

..    our dedication to customer service.

     Competition also exists for agents and other distributors of insurance products. Much of this competition is based on the pricing of products and the agent or distributor compensation structure. We believe that our competitive strengths coupled with the advantages of our Signator network will enable us to compete successfully to attract and retain top quality agents and distributors.

       Reinsurance

     We reinsure portions of the risks we assume for our protection products. The maximum amount of individual ordinary life insurance retained by us on any life is $10 million under an individual policy and $20 million under a second-to-die policy. As of January 1, 2001, we established additional reinsurance programs, which limit our exposure to fluctuations in life claims for individuals for whom the net amount at risk is $3 million or more. As of January 1, 2001, the Company entered into an agreement with two reinsurers covering 50% of its closed block business. The treaties are structured so they will not affect policyholder dividends or any other financial items reported within the closed block, which was established at the time of the Company's demutualization to protect the reasonable dividend expectations of certain participating life insurance policyholders.

     Our long -term care business units reinsure with John Hancock Reassurance Company, LTD (JHReCo), a wholly-owned subsidiary of JHFS. Group Long Term Care ceded 50% of their inforce business prior to 1997 to JHReCo in 2001 (up from 40% in 2000 and 30% in 1999) and 50% of all new business effective in 1997 and later. Retail Long -Term Care also cedes business to JHReCo; 50% of all new business 1997 and later is ceded to JHReCo and 50% of business assumed from Fortis is retro-ceded to JHReCo.

     By entering into reinsurance agreements with a diverse group of highly rated reinsurers, we seek to control our exposure to losses. Our reinsurance, however, does not discharge our legal obligations to pay policy claims on the policies reinsured. As a result, we enter into reinsurance agreements only with highly rated reinsurers. Nevertheless, there can be no assurance that all our reinsurers will pay the claims we make against them. Failure of a reinsurer to pay a claim could adversely affect our business, financial condition or results of operations.

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

     For a further description of operating results, see Management's Discussion and Analysis of Financial Condition and Results of Operations--Protection Segment, included elsewhere in this prospectus.

Asset Gathering Segment

       Overview

     Through our Asset Gathering Segment, we offer individual annuities, mutual fund products and investment management services. Individual annuities include variable and fixed annuities, both immediate and deferred. Mutual fund products primarily consist of open-end mutual funds and closed-end funds. Our investment management services include retirement services, and the management of institutional accounts. In this segment, we also include the results of Signator, John Hancock Signature Services, our servicing subsidiary, First Signature Bank & Trust Company, our limited-service banking subsidiary, and Essex Corporation, one of the nation's largest intermediaries between banks and product manufacturers for annuities.

       The Asset Gathering Segment contributed 15.7%, 16.4% and 16.1% of consolidated operating revenues and 19.6%, 18.2% and 19.6% of consolidated after-tax operating income in the years ended December 31, 2001, 2000 and 1999, respectively. The Asset Gathering Segment generated operating revenues of $1,155.0 million, $1,195.9 million and $1,057.3 million and after-tax operating income of $148.3 million, $128.8 million and $115.1 million in 2001, 2000 and 1999, respectively.Products and Markets - Annuities

     We offer variable and fixed annuities, immediate and deferred, to a broad range of consumers through multiple distribution channels. Annuities may be deferred, where assets accumulate until the contract is surrendered, the contractholder dies, or the contractholder begins receiving benefits under an annuity payout option; or immediate, where payments begin within one year of issue and continue for a fixed period of time or for life with or without a period certain.

     Variable annuities are separate account products, where the contractholder bears the investment risk and has the right to allocate their funds among various separate investment subaccounts. Our major source of revenues from variable annuities is mortality and expense fees charged to the contractholder, generally determined as a percentage of the market value of the underlying assets under management. We introduced a new variable annuity product line, the Revolution series, in 1999, and became the first in the industry to offer assistance with the cost of long-term care, with no underwriting. Revolution is targeted to the needs of aging consumers who want to accumulate funds for retirement and provide a hedge against the cost of long-term care. Revolution sales comprise 88% of total variable annuity sales for 2001.

     Fixed annuities are general account products, where we bear the investment risk as funds are invested in our general account and a stated interest rate is credited to the contractholders' accounts. Our major source of income from fixed annuities is the spread between the investment income earned on the underlying general account assets and the interest credited to contractholders' accounts.

     Investment management skills are critical to the growth and profitability of our annuity business. In addition to variable annuity products that offer the same fund choices as our variable life insurance products, we also offer variable annuities that offer funds managed by our subsidiaries. Our variable annuity assets are managed by John Hancock Funds, LLC our mutual fund subsidiary, and by Independence Investment LLC our internal institutional equity manager. All our fixed annuity assets are managed internally.

     The relative proportion of our total annuity sales represented by fixed and variable annuities is generally driven by the relative performance of the equity and fixed income markets. John Hancock's total annuity deposits were comprised of 69.7% fixed annuity and 30.3% variable annuity for the year ended December 31, 2001 and 43% fixed annuity and 56.4% variable annuity for the year ended December 31, 2000.

       Products and Markets - John Hancock Funds

     We offer a variety of mutual fund products and related investment management services through John Hancock Funds. We employ a team style in the management of our funds. These teams manage portfolios in accordance with a variety of specified strategies, which we believe gives us a competitive advantage over competitors, many of whom deploy only one style across a family of funds. As of December 31, 2001, our fixed income and equity research staffs included over 59 portfolio managers and analysts with an average of 16 years of experience. We are recruiting additional investment professionals to enhance our capabilities across both fundamental and quantitative analysis and investment styles. This ongoing commitment to investment research further enables us to develop new products intended to strengthen our fund offerings, across a broad array of investment styles. While this business includes primarily assets managed for third-party retail clients, the investment professionals providing these services also manage assets underlying our general account and separate account products, as well as variable life and annuity products.

..    Mutual Funds. John Hancock Funds offers a broad array of open-end mutual funds and closed-end funds to a broad base of consumers across varying income levels. Open-end

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

     mutual funds are subject to redemption at any time by investors. After their initial public offering, the shares of closed-end funds are not subject to redemption and, accordingly, represent a more stable base of assets than open-end funds. As of December 31, 2001, 68.0% of our mutual fund assets under management were invested in open-end mutual funds. We also offer our mutual funds as investment options in variable annuities and variable life insurance products. Our product offerings cover both domestic and international equity and fixed-income markets. In 2001, the Company added a Biotechnology fund to its investment offerings.

..    Retirement Services. In 2000 and prior years, we offered mutual funds and record-keeping services to 401(k) plan sponsors, primarily small-and mid-size companies, on either a full-service or on an unbundled basis. In March 2001, we sold our full service retirement business operated out of John Hancock Funds. We will continue to manage the assets of the business and the purchaser has assumed the record-keeping and support responsibilities. The business includes approximately 1,000 plans and 63,000 participants.

     We also offer traditional IRA programs and a complete line of retirement products, including: SIMPLE IRA and SIMPLE 401(k) plans for companies with no more than 100 eligible employees and no other qualified plan; Simplified Employee Pensions for companies of any size, including self-employed persons, partnerships and corporations; and Roth IRA plans for individuals.

..    Institutional Services. Through funds and private accounts, John Hancock
     Funds manages assets for public pension plans, high net-worth individuals, corporate pension plans, pooled separate accounts, union pension plans, foundations and endowments.

       Distribution

     Asset Gathering products are distributed through Signator, independent broker/dealers, banks, directly to state lottery commissions and, both directly and through pension consultants to retirement plan sponsors.

     Signator. Signator, through its broker/dealer and insurance agency subsidiaries, is the primary distribution channel for our variable annuities. We also sell fixed annuities, mutual funds, 401(k) programs and other retirement programs through these entities.

     Broker/Dealers. Broker/dealers, which include regional and national brokerage firms and financial planners, are the primary distribution channel for our mutual funds. Broker/ dealers also sell our fixed and variable annuities. We support this distribution channel with an internal network of wholesalers. These wholesalers meet directly with broker/ dealers and financial planners and are supported by an extensive home office sales staff.

     Pension Consultants. We market investment management services to pension consultants nationwide who provide advisory services to plan sponsors. Marketing efforts are supported by dedicated client relationship officers who keep clients updated on portfolio performance information.

     Banks. Starting with sales of fixed annuities, we have expanded our offerings through banks to include mutual funds and variable annuities. Starting in 1998, we added additional products to our bank offerings. We believe we are well positioned to take advantage of the growth opportunity we see for multiple product offerings, coupled with added value marketing programs and customized service support for banks.

     Essex Corporation. In January 1999, we purchased Essex Corporation, one of the nation's largest intermediaries between banks and product manufacturers for annuities. Essex Corporation also serves as an intermediary in the distribution of mutual funds. Essex Corporation's primary source of income is commissions on sales of these products.

     E-Business and Retail Partnerships. We are currently offering a variable annuity product through the e-Business and Retail Partnerships channel where customers may call a toll-free number and obtain an application to purchase the product. In the fourth quarter of 2000, we also launched our e-variable annuity product, which models our term product aggregator strategy, but in the annuity market.

       Reserves

     We establish and report liabilities for future policy benefits on our balance sheet to meet the obligations under our annuity contracts. Our liability for variable annuity contracts and deferred fixed annuity contracts is equal to the cumulative account balances. Cumulative account balances include deposits plus credited interest or change in investment value less expense and mortality fees, as applicable, and withdrawals. Future policy benefits on our immediate fixed annuity contracts are calculated based on a set of actuarial assumptions that we establish and maintain throughout the lives of the contracts.

       Competition

     We face substantial competition in all aspects of our asset gathering business. The annuity business is highly competitive. We compete with a large number of insurance companies, investment management firms, mutual fund companies, banks and others in the sale of annuities. We compete for mutual fund business with hundreds of fund companies. Many of our competitors in the mutual fund industry are larger, have been

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

established for a longer period of time, offer less expensive products, have deeper penetration in key distribution channels and have more resources than us.

     Competition in the asset gathering business is based on several factors. These include investment performance and the ability to successfully penetrate distribution channels, to offer effective service to intermediaries and consumers, to develop products to meet the changing needs of various consumer segments, to charge competitive fees and to control expenses.

     We believe the Asset Gathering Segment is well positioned to increase assets under management in the face of this competition. Our competitive strengths include our ability to:

..    deliver strong investment performance, and enhance this performance by expanding the depth and breadth of fundamental research, portfolio management teams, and investment professionals;

..    develop new products and expand into new markets; and

..    provide excellent service to investors and distributors.

       Distribution and Service Organizations

     Within the Asset Gathering Segment, we also include our distribution company, Signator, and our servicing subsidiary, John Hancock Signature Services.

     Signator is the holding company for Signator Investors, Inc. and several insurance agencies. Signator Investors, Inc. representatives are able to offer securities and financial advisory products and services including general securities trading, wrap account products and other financial instruments to their clients, including not only John Hancock mutual funds and variable products, but also the products and services of other companies.

     John Hancock Signature Services combines and coordinates customer service functions for life insurance, annuity and mutual fund customers. The services provided by John Hancock Signature Services, Inc. include new business processing, contract change services, claims processing, premium collection and processing, billing, and preparation of annual or quarterly statements. Through this subsidiary, we seek to provide an integrated and comprehensive customer service function on a cost-effective basis. This system permits a customer to have a single point of contact for most servicing needs.

       Banking Products and Services

     First Signature Bank & Trust Company is a limited-service bank, which accepts demand deposits but does not make commercial loans. It provides consumer banking products and services to our customers. First Signature Bank & Trust Company had $156.5 and $181.8 million in assets as of December 31, 2001 and 2000, respectively.

     For a further description of operating results, see Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset Gathering Segment, included elsewhere in this prospectus.

Guaranteed and Structured Financial Products Segment

       Overview

     Through our Guaranteed and Structured Financial Products Segment (G&SFP), we offer a variety of specialized products and services to qualified defined benefit and defined contribution retirement plans, and other domestic and international institutional buyers. Our products include non-guaranteed, partially guaranteed and fully-guaranteed general account and separate account investment options. We distribute these products through home office and regional sales representatives either directly to institutional buyers or indirectly through financial intermediaries, consultants and brokers.

     The G&SFP Segment contributed 32.1%, 33.3% and 30.9% of consolidated operating revenues and 31.5%, 29.9% and 34.3% of consolidated after-tax operating income in the years ended December 31, 2001, 2000 and 1999, respectively. The G&SFP Segment generated revenues of $2,369.5 million, $2,427.2 million and $2,028.2 million and after-tax operating income of $238.0 million, $211.6 million and $201.7 million in 2001, 2000 and 1999, respectively.

       Products and Markets

     The G&SFP Segment offers spread-based products and fee-based products in a variety of markets. Spread-based products serve the larger and faster growing segment of the market. Fee-based products are typically niche products that have less overall growth potential. The general account Guaranteed Investment Contract (GIC) has been the predominant product issued in the qualified defined contribution plan market. Single premium and separate account annuities are primarily limited to qualified and non-qualified defined benefit plans. Funding agreements are issued to non-qualified domestic and international institutional investors. By working closely with our customers to develop customized investment programs, we have built a leading market share in

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

several important markets, including general account GICs, funding agreements and single premium annuities.

Spread-Based Products. Our spread-based products provide a guaranteed rate of return to the customer. We derive earnings on these products primarily from the difference between the investment returns on the supporting assets and the guaranteed returns provided to customers. Our spread-based products include both fund-type products and single premium annuities.

..    Fund-type products. Our fund-type products consist of the following:

          . General account GICs. GICs are annuity contracts that pay a guaranteed rate of return. GICs are primarily marketed to sponsors of tax-qualified retirement plans such as 401(k) plans. The guaranteed rate of return on GICs can be a fixed rate or a floating rate based on an external market index.

          . Funding agreements. Funding agreements are investment contracts that pay a guaranteed rate of return. However, funding agreements generally are issued to corporations, mutual funds and other institutional investors and, unlike GICs, are not typically used to fund retirement plans. The guaranteed rate of return on funding agreements can be a fixed rate or a floating rate based on an external market index.

..    Single premium annuities. Single premium annuities are immediate or deferred annuities which commence payment at a specified time, typically retirement. The two most common types of annuities are the straight life annuity, which makes payments for the life of a retired annuitant, and the joint and survivor annuity, which continues to make payments to a spouse after the death of the annuitant.

Fee-Based Products. Our fee-based products generally pass the investment results of invested assets through to the contractholder with no, or minimal, guarantees. We derive earnings on these products primarily from expense, risk and profit charges which are generally assessed on the basis of assets under management. Fee-based businesses provide relatively stable revenues and have lower capital requirements than do our spread-based businesses. Our fee-based products include:

..    Participating general account fund-type products and annuity contracts.
     These products are funding vehicles for pension plans that pass investment results through to the contractholder, after risk and profit charges. Annuity guarantees for these products are supported by asset adequacy requirements under which assets must be maintained at levels at least 5% above the annuity reserve. If the level of assets held under the contract falls below this threshold, we may liquidate assets equal to the annuity reserve and apply the assets to purchase a fully-guaranteed annuity.

..    Structured Separate Accounts. These products pass the investment results of a separate account through to the contractholder and contain only minimal guarantees. Contractholders may select from among flexible investment options provided by our various investment managers. The separate account GIC business leverages the strong marketing relationships developed in our general account GIC business.

..    Participating separate account annuities. These products are funding vehicles for pension plans which offer customers an insured pension-funding program in conjunction with a broad range of investment options, including both equity and fixed-income investment classes. The risk associated with providing these annuities is mitigated by excess collateral maintenance requirements, which vary depending on the investment option selected. If the collateral falls below the maintenance requirements, we may liquidate assets equal to the annuity reserve and apply the assets to purchase a fully-guaranteed annuity.

..    Separate investment accounts. These are non-guaranteed group annuity contracts under which assets are held in a separate account. We typically use affiliated investment advisors to manage these assets. We may also use non-affiliated investment managers if the customer so requires. Because these products do not provide guarantees, most new sales of separate investment accounts are reported in the Investment Management Segment. Existing agreements, however, continue to be reported in and serviced by the Guaranteed and Structured Financial Products Segment because of customer relationships.

       Distribution

     We distribute our guaranteed and structured financial products through a variety of channels. General and separate account GICs are sold through our regional representatives to plan sponsors, or to GIC managers who represent plan sponsors. Funding agreements are sold either directly, through brokers, or through investment banks in the form of medium-term notes. Annuities are sold through pension consultants who represent defined benefit plan sponsors or through brokers who receive a commission for sales of our products.

     We have an experienced sales staff that develop and maintain relationships with target customers, consultants, and other financial intermediaries. We believe that our consistent market presence over the past two decades has created strong and valuable relationships with a large segment of the customer base.

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

       Spread-Based Products Risk Management

     Because of the significant guarantees provided as part of our spread-based product offerings, risk management is particularly important in this line of business. To facilitate risk management, we segregate and manage the assets supporting our spread-based products separately from the rest of our general account. Our risk management strategy is based on:

..    Managing interest rate exposure by closely matching the relative sensitivity of asset and liability values to interest rate changes, i.e. controlling the "duration mismatch" of assets and liabilities.

..    Using sophisticated systems and processes to project cash flows for each asset and each liability and to measure with precision the sensitivity of assets and liabilities to interest rate changes.

..    Writing contracts that typically have a predictable maturity structure and do not have premature surrender or redemption provisions.

..    Monitoring all contribution and withdrawal activity in each contract to anticipate deviations from expected cash flows.

..    Establishing working groups with representatives from our various business units, to facilitate interaction among investment management, sales management, risk management, financial management and the pricing staff.

     For additional information, see Quantitative and Qualitative Information about Market Risk, included elsewhere in this prospectus.

       Underwriting

     Underwriting is most significant for the following products in this segment:

..    General Account GICS. In developing pricing proposals for new contracts, our underwriters estimate both base-line cash flows and also likely variance from the base line due to plan participants reallocating assets from the "stable value" option of their defined contribution plan. Our underwriters utilize customized pricing models that generate plan-specific risk charges for each customer's book value payment provision. If these pricing models project the risk of losses exceeding customary thresholds, instead of rejecting the business, our underwriters can modify the proposal by suggesting the use of risk reduction techniques designed to shift some of the risk of redemptions back to the plan or to a third party.

..    Single Premium Annuities. We underwrite immediate annuities using recent mortality experience and an assumption of continued improvement in annuitant longevity. We underwrite deferred annuities by analyzing not only mortality risk but also the expected time to retirement.

       Reserves

     We establish and report liabilities for contractholders' funds and future policy benefits to meet the obligations on our policies and contracts. Our liability for general account GICs, funding agreements, and fee-based products is equal to the cumulative account balances for these products. Cumulative account balances include deposits plus credited interest or investment earnings less expense charges and withdrawals. Future policy benefits for our single premium annuity contracts are calculated based on a set of actuarial assumptions that we establish and maintain throughout the lives of the contracts. Our assumptions include investment yields, mortality and the expected time to retirement.

       Competition

     Our Guaranteed and Structured Financial Products Segment operates in a variety of highly competitive institutional markets. Although a large number of companies offer these products, the market is concentrated. Through the first three quarters of 2001, five insurers, including John Hancock, issued approximately 60% of total GICs and funding agreements issued by U.S. insurance companies reporting to LIMRA; and five insurers, including John Hancock, issued more than 70% of total single premium annuities. Our competitors include a variety of well-recognized insurance companies, domestic and foreign banks and other institutional investment advisors.

     We believe that we are able to compete successfully in our markets as a result of our strong financial ratings, investment management expertise, national distribution, flexible product design and competitive pricing. Competition in this market is restricted almost exclusively to insurance companies with superior or excellent financial ratings. The requirement for strong financial ratings reduces pressure on margins by limiting the number of potential competitors and by lowering our cost of funds.

     For a further description of operating results, see Management's Discussion and Analysis of Financial Condition and Results of Operations--Guaranteed and Structured Financial Products Segment, included elsewhere in this prospectus.

Investment Management Segment

       Overview

     Through our Investment Management Segment, we provide investment management services to domestic and international institutions. While this segment includes primarily

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

assets managed for third-party institutional clients, the investment professionals providing these services also manage assets underlying our general account and separate account products, as well as variable life and annuity and mutual fund products. The Investment Management Segment attracts funds from corporate and public pension plan sponsors, banks, insurance companies, mutual funds, and other domestic and international institutions.

     The Investment Management Segment represented 25.1%, 27.8% and 33.4% of our total assets under management as of December 31, 2001, 2000 and 1999, which were $114.8 billion, $117.2 billion and $119.9 billion, respectively. Investment Management Segment assets were $2,049.8 million, $3,124.5 million and $3,531.4 million as of December 31, 2001, 2000 and 1999, respectively. The Investment Management Segment contributed $143.2 million, $212.0 million and $189.9 million of consolidated operating revenues and $29.8 million, $46.8 million and $37.3 million of consolidated after-tax operating income in the years ended December 31, 2001, 2000 and 1999, respectively.

       Products and Markets

     The Investment Management Segment is primarily a fee-based investment advisory business in which we do not offer guarantees to our customers. We provide a variety of investment structures, such as investment advisory client portfolios, individually managed and pooled separate accounts, registered investment company funds, bond and mortgage securitizations, and mutual fund management capabilities.

     Our investment management expertise covers a wide range of private and publicly-traded asset classes and is based on fundamental research and disciplined, quantitatively-based analysis and asset-liability management. Our private fixed income, equity, commercial mortgage and alternative asset operations have strong credit analysis capabilities and deal origination expertise. These operations enjoy broad networks of relationships with intermediaries giving them early access to new investment opportunities.

     The capabilities of the Investment Management Segment include:

Public Fixed Income and Equity Investments. Through Independence Investment LLC, we provide active stock and bond management to pension funds, endowments, and other institutions. We provide core, value, growth, medium-cap, balanced and market neutral investment strategies. We also offer international stock and bond management.

     In addition, we offer active, quantitative investment management services in the high quality fixed income markets, with a special emphasis on structuring and managing portfolios of mortgage-backed securities and Treasury securities combined, when appropriate, with various derivative strategies. These portfolios are either managed directly for investors or structured as collateralized debt obligations (CDOs).

Private Fixed Income, Equity and Alternative Asset Class Investments. We manage funds for external institutional clients investing in private fixed-income and equity securities and alternative asset classes. Our strength is in private placement corporate securities, structured and innovative transactions and niche investment opportunities. Our completed offerings include a mezzanine fund investing primarily in subordinated debt with equity participation features and collateralized bond obligation funds, which have been marketed domestically and overseas to banks, insurance companies, brokers and other clients outside of the pension market.

     We are a leading manager of equity timberland for large tax-exempt institutional investors, and are among the largest managers of equity farmland investments. This segment also originates, services and securitizes commercial mortgages. In addition, we sponsor affordable housing investments that qualify for Federal tax credits.

       Distribution

     We sell our investment management products and services through multiple distribution channels. Marketing to pension funds, endowments, foundations and other institutional clients is conducted primarily by our experienced sales professionals and dedicated marketing and client relationship staff. Products are also offered through independent marketing specialists, consulting firms, and investment banking firms.

       Competition

     The institutional asset management industry is highly competitive. We compete with other investment management firms, insurance companies, banks and mutual fund companies, many of who are larger and have greater resources than us. Consolidation activity in recent years has increased the concentration of competitors within the industry.

     We believe the key bases for competition are investment performance and customer service. Our competitive strategy focuses on attracting assets through superior performance. Consistent with this strategy, we continually evaluate opportunities to develop internally, acquire, or divest investment management units and strive to improve our investment management products and services. In addition, we believe our leading role in non-traditional asset classes helps to create a distinct and competitively advantageous profile in the institutional asset management marketplace.

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

     For a further description of operating results, see Management's Discussion and Analysis of Financial Condition and Results of Operations--Investment Management Segment, included elsewhere in this prospectus.

Corporate and Other Segment

       Overview

     Our Corporate and Other Segment consists primarily of our international group insurance operations, corporate operations and non-core businesses that are either in the process of winding down (i.e., are in "run-off") or have been divested. This segment contributed approximately 8.8%, 7.9% and 8.1% of consolidated operating revenues and 7.3%, 11.6% and 7.7% of consolidated after-tax operating income in the years ended December 31, 2001, 2000 and 1999, respectively. The Corporate and Other Segment generated operating revenues of $650.6 million, $577.0 million and $532.4 million and after-tax operating income of $55.4 million, $82.4 million and $45.6 million in 2001, 2000 and 1999, respectively.

       International Group Insurance Operations

     Our international group insurance operations consist primarily of the international group insurance program. The international group insurance program consists of an international network of 46 insurers that coordinate and/or reinsure group life, health, disability and pension coverage for foreign and globally mobile employees of multinational companies in 50 countries and territories.

       Corporate Operations

     Corporate operations consist principally of (1) investment and treasury activities, and assets, investment income, interest expense and other expenses not specifically allocated to segments and (2) group life insurance operations. Our group life insurance business generated $225.8 million, 240.6 and $226.2 million in premium in the years ended December 31, 2001, 2000 and 1999, respectively.

       Non-Core Businesses

     We have certain non-core businesses that have been divested or put in run-off, reflecting a strategic decision to focus on our retail and institutional businesses. Non-core businesses consist primarily of run-off property and casualty insurance companies that were sold in 1999, a portion of our group life and accident and health business and related subsidiaries that were sold in 1997, and other small subsidiaries in various stages of running-off their operations.

     For a further description of operating results, see Management's Discussion and Analysis of Financial Condition and Results of Operations--Corporate and Other Segment, included elsewhere in this prospectus.

     General Account Investments

       General Account and Separate Accounts

     Our investments include assets held in our general account and assets held in numerous separate accounts. We manage our general account assets in investment segments that support specific classes of product liabilities. These investment segments permit us to implement investment policies that both support the financial characteristics of the underlying liabilities, and also provide returns on our invested capital. The investment segments also enable us to gauge the performance and profitability of our various business segments and product lines.

     Separate account assets are managed in accordance with specific investment contracts. We generally do not bear any investment risk on assets held in separate accounts, but rather receive investment management fees based on levels of assets under management, measured at fair value, as well as mortality fees, policy administration fees and surrender charges. Generally, assets held in separate accounts are not available to satisfy general account obligations.

     For a further description of our investments, see Management's Discussion and Analysis of Financial Condition and Results of Operations--General Account Investments, included elsewhere in this prospectus.

Ratings

     Insurance companies are rated by rating agencies based upon factors relevant to policyholders. Ratings provide both industry participants and insurance consumers meaningful information on specific insurance companies. Ratings with respect to claims-paying ability and financial strength have become an increasingly important factor in establishing the competitive position of insurance companies. Higher ratings generally indicate financial stability and a strong ability to pay claims. As of December 31, 2001, John Hancock Life Insurance Company is rated A++ (Superior) by A.M. Best, AAA (Highest) by Fitch IBCA, AA+ (second highest rating) by S&P, and Aa2 (third highest rating) by Moody's.

     We believe that our strong ratings are an important factor in marketing our products to our distributors and customers, since ratings information is broadly disseminated and generally used throughout the industry. Our ratings reflect each rating agency's current opinion of our financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of investors. Such ratings are neither a rating of securities nor a recommendation to buy, hold or sell any security.

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

Properties

     Our home office consists of our 60-story landmark office tower and five other buildings located in Boston, Massachusetts. We own this facility and occupy approximately 44.0% of the 3.8 million gross square feet of space in these buildings. The balance of the space in these buildings is rented to commercial tenants. In addition, we lease office space throughout the United States as needed for our operations, including for our sales force. We believe that our current facilities are adequate for our current and expected needs.

Selected  financial data

--------------------------------------------------------------------------------

The following table sets forth certain selected historical consolidated financial data. The selected income statement data for each of the years in the three year period ended December 31, 2001and balance sheet data as of December 31, 2001 and 2000 are presented in accordance with accounting principles generally accepted in the United States (referred to as "GAAP") and have been derived from the audited financial statements included elsewhere in this prospectus. The selected income statement data for the year ended December 31, 1998 and balance sheet data as of December 31, 1999 and 1998 are presented on a GAAP basis. These balances have been revised from previously audited financial statements to exclude certain subsidiaries transferred to our parent company in 2001 and 2000, and are unaudited. The financial statements from which this data has been derived are not included in this prospectus. The income statement data for the year ended December 31, 1997 and balance sheet data as of December 31, 1997 are presented on a basis prescribed or permitted by the Commonwealth of Massachusetts Division of Insurance ("statutory" or "Stat" basis). The audited statutory basis financial statements from which the selected data has been derived are not included in this prospectus.

You should read the following selected historical financial data along with other information including "Management's Discussion and Analysis" immediately following this section and our financial statements and the notes to the financial statements beginning on page 79.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Past results are not necessarily indicative of future results.

--------------------------------------------------------------------------------

                                                Year                 Year                 Year
                                               ended                ended                ended
                                              December             December             December
                                              31, 2001             31, 2000             31,1999
                                         (in millions-GAAP)   (in millions-GAAP)   (in millions-GAAP)
                                         ------------------   ------------------   ------------------
INCOME STATEMENT DATA:
   Premiums ..........................        $2,351.9             $2,390.7             $2,021.4
   Universal life and investment-type
      product charges ................           600.8                591.4                560.9
   Net investment income .............         3,646.2              3,563.9              3,338.9
   Net realized investment and other
      gains (losses) .................          (245.8)                78.3                169.6
   Investment management revenues,
      commissions and other fees .....           585.1                746.5                672.5
   Other income (expense), net .......           185.8                  3.4                 (1.3)
                                              --------             --------             --------
              TOTAL REVENUES .........         7,124.0              7,374.2              6,762.0

   Total benefits and expenses .......         6,356.6              6,273.1              6,544.9
   Income taxes ......................           200.7                308.9                 81.5
   Net realized capital gains (losses)              --                   --                   --
   Minority interest .................              --                   --                   --
   Cumulative effect of accounting
      changes, net of tax ............             7.2                   --                 (9.7)
                                              --------             --------             --------
   Net income/net gain ...............        $  573.9             $  792.2             $  125.9
                                              ========             ========             ========

                                               Year                 Year
                                              ended                ended
                                             December             December
                                             31, 1998             31, 1997
                                         (in millions-GAAP)   (in millions-Stat)
                                         ------------------   ------------------
INCOME STATEMENT DATA:
   Premiums ..........................        $1,826.6            $ 7,371.6
   Universal life and investment-type
      product charges ................           504.7                   --
   Net investment income .............         3,156.4              2,856.1
   Net realized investment and other
      gains (losses) .................           110.4                   --
   Investment management revenues,
      commissions and other fees .....           654.8                   --
   Other income (expense), net .......             3.9                196.4
                                              --------            ---------
              TOTAL REVENUES .........         6,256.8             10,424.1

   Total benefits and expenses .......         5,664.5              9,937.9
   Income taxes ......................           167.4                 18.9
   Net realized capital gains (losses)              --                (89.8)
   Minority interest .................              --                   --
   Cumulative effect of accounting
      changes, net of tax ............              --                   --
                                              --------            ---------
   Net income/net gain ...............        $  424.9            $   377.5
                                              ========            =========

                                            Year                 Year                 Year
                                            ended                ended                ended
                                           December             December            December
                                           31, 2001             31, 2000              31,1999
                                      (in millions-GAAP)   (in millions-GAAP)   (in millions-GAAP)
                                      ------------------   ------------------   ------------------
 BALANCE SHEET DATA:
   Total assets ...................        $81,124.7            $78,412.0            $76,059.9
   Total liabilities/obligations...         75,517.5             73,286.4             71,702.0
   Total stockholder's equity/
      policyholders'contingency
      reserve .....................          5,607.2              5,125.6              4,357.9

                                            Year                 Year
                                            ended                ended
                                          December             December
                                            31, 1998             31, 1997
                                      (in millions-GAAP)   (in millions-Stat)
                                      ------------------   ------------------
BALANCE SHEET DATA:
   Total assets ...................        $71,912.1            $55,445.7
   Total liabilities/obligations...         67,404.0             52,287.9
   Total stockholder's equity/
      policyholders'contingency
      reserve .....................          4,508.1              3,157.8

Management's discussion and analysis

     Management's discussion and analysis reviews our consolidated and segmen t financial condition as of December 31, 2001 and 2000, the consolidated res ults of operations for the years ended December 31, 2001, 2000, and 1999 and, w here appropriate, factors that may affect future financial performance. This discussion should be read in conjunction with the audited consolidated financial statements and related notes, included elsewhere in this prospectus.

Forward-Looking Statements

     The statements, analyses, and other information contained herein relating to trends in the John Hancock Life Insurance Company's (the Company's) operations and financial results, the markets for the Company's products, the future development of the Company's business, and the contingencies and uncertainties to which the Company may be subject, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may," and other similar expressions, are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management's current expectations and beliefs concerning future events and their effects on the Company. Future events and their effects on the Company may not be those anticipated by management. The Company's actual results may differ materially from the results anticipated in these forward-looking statements.

     These forward-looking statements are subject to risks and uncertainties including, but not limited to, the risks that (1) a significant downgrade in our ratings for claims-paying ability and financial strength may lead to policy and contract withdrawals and materially harm our ability to market our products; (2) changes to or elimination of Federal tax benefits for our products and other changes in laws and regulations (including those relating to the Federal Estate Tax Laws) which the Company expects would adversely affect sales of our insurance and investment advisory products; (3) Massachusetts insurance law may restrict the ability of John Hancock Variable Life Insurance Company to pay dividends to us; (4) we face increasing competition in our retail businesses from mutual fund companies, banks and investment management firms as well as from other insurance companies; (5) a decline or increased volatility in the securities markets, and other economic factors, may adversely affect our business, particularly our variable life insurance, mutual fund, variable annuity and investment business; (6) due to acts of terrorism or other hostilities, there could be business disruption, economic contraction, increased mortality, morbidity and liability risks, generally, or investment losses that could adversely affect our business; (7) our life insurance sales are highly dependent on a third party distribution relationship; (8) customers may not be responsive to new or existing products or distribution channels, (9) interest rate volatility may adversely affect our profitability; (10) our net income and revenues will suffer if customers surrender annuities and variable and universal life insurance policies or redeem shares of our open-end mutual funds; (11) the independent directors of our variable series trusts and of our mutual funds could reduce the compensation paid to us or could terminate our contracts to manage the funds; (12) under our Plan of Reorganization, we were required to establish the closed block, a special arrangement for the benefit of a group of our policyholders. We may have to fund deficiencies in our closed block, and any over funding of the closed block will benefit only the holders of policies included in the closed block, not our sole shareholder; (13) we will face losses if the claims on our insurance products, or reductions in rates of mortality on our annuity products, are greater than we projected; (14) we face investment and credit losses relating to our investment portfolio (15) we may experience volatility in net income due to changes in standards for accounting for derivatives and other changes; (16) we are subject to risk-based capital requirements and possible guaranty fund assessments; (17) the National Association of Insurance Commissioners' codification of statutory accounting practices will adversely affect our statutory surplus; (18) we may be unable to retain personnel who are key to our business; (19) we may incur losses from assumed reinsurance business in respect of personal accident insurance and the occupational accident component of workers compensation insurance; (20) litigation and regulatory proceedings may result in financial losses, harm our reputation and divert management resources, and (21) we face unforeseen liabilities arising from our acquisitions and dispositions of businesses.

     Readers are also directed to other risks and uncertainties discussed, as well as to further discussion of the risks described above, in other documents that may be filed by the Company with the United States Securities and Exchange Commission from time to time. The Company specifically disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

Overview

     John Hancock Life Insurance Company (John Hancock, or the Company) is a leading financial services company providing a broad range of products and services in two major businesses: (1) the retail business, which offers insurance protection and asset gathering products and services primarily to retail consumers; and (2) the institutional business, which offers guaranteed and structured financial products and investment management products and services primarily to institutional customers. Our retail business is comprised of the Protection Segment and Asset Gathering Segment while our institutional business is comprised of the Guaranteed and Structured Financial Products Segment and the Investment Management Segment. In addition, we have a Corporate and Other Segment.

     Our revenues are derived principally from:

..    premiums on individual life insurance, individual and group long-term care insurance, annuities with life contingencies, single premium annuity contracts and group life insurance;

..    product charges from variable and universal life insurance products and annuities;

..    asset management fees from mutual fund and investment management products ;

..    sales charges and commissions derived from sales of investment and insurance products and distribution fees; and

..    net investment income and net realized investment and other gains on general account assets.

     Our expenses consist principally of insurance benefits provided to policyholders, interest credited on policyholders' general account balances, dividends to policyholders, other operating costs and expenses, which include commissions and general business expenses, net of expenses deferred, amortization of deferred policy acquisition costs, and premium and income taxes.

     Our profitability depends in large part upon: (1) the adequacy of our product pricing, which is primarily a function of competitive conditions, our ability to assess and manage trends in mortality and morbidity experience, our ability to generate investment earnings and our ability to maintain expenses in accordance with pricing assumptions; (2) the amount of assets under management; and (3) the maintenance of our target spreads between the rate of earnings on our investments and credited rates on policyholders' general account balances. Overall financial market conditions have a significant impact on all of these profit drivers. The Company estimates that a full year increase (decrease) in interest rates of 1.0 % would increase (decrease) segment after tax operating income by approximately $7.0 million, and that a full year increase (decrease) in equity markets of 5% would increase (decrease) segment after tax operating income by approximately $16.3 million.

Critical Accounting Policies

       General

     We have identified the policies below as critical to our business operations and understanding of our results of operations. For a detailed discussion of the application of these and other accounting policies, see Note 1 in the Notes to Consolidated Financial Statements. Note that the application of these accounting policies in the preparation of this report requires management to use judgments involving assumptions and estimates concerning future results or other developments including the likelihood, timing or amount of one or more future transactions or events. There can be no assurance that actual results will not differ from those estimates. These judgments are reviewed frequently by senior management, and an understanding of them may enhance the reader's understanding of the Company's financial statements and Management's Discussion and Analysis.

       Amortization of Deferred Acquisition Costs

     We amortize our deferred acquisition costs on our term life and long-term insurance ratably with premiums. We amortize our deferred policy acquisition costs on our annuity products and retail life insurance, other than term, based on a percentage of the estimated gross profits over the life of the policies, which are generally twenty years for annuities and thirty years for life policies. Our estimated gross profits are computed based on assumptions related to the underlying policies including mortality, lapse, expenses, and asset growth rates. We amortize deferred acquisition costs such that the percentage of gross profits to the amount of deferred acquisition costs amortized is constant over the life of the policies.

     Estimated gross profits are adjusted periodically to take into consideration the actual experience to date and changes in the remaining gross profits. When estimated gross profits are adjusted, we also adjust the amortization of deferred acquisition costs to maintain a constant amortization percentage over the life of the policies. Our current estimated gross profits include certain judgments concerning mortality, lapse and asset growth that are based on a combination of actual company experience and historical market experience of equity and fixed income returns. Short-term variances of actual results from the judgments made by management can impact quarter to quarter earnings.

       Benefits to Policyholders

     Reserves for future policy benefits are calculated using management's judgments of mortality, morbidity, lapse, investment experience and expense levels that are based primarily on the Company's past experience and are therefore reflective of the Company's proven underwriting and investing experience. Once these assumptions are made for a given policy or group of policies, they will not be changed over the life of the policy unless the Company recognizes a loss on the entire line of business. The Company periodically reviews its policies for loss recognition and based on management's judgment the Company from time to time may recognize a loss on certain lines of business. Short-term variances of actual results from the judgments made by management are reflected in current period earnings and can impact quarter to quarter earnings.

       Investment in Debt and Equity Securities

     Impairments on our investment portfolio are recorded as a charge to income in the period when the impairment is judged by management to occur. See the discussion of Credit Risk in the Quantitative and Qualitative Information About Market Risk section of this document for a more detailed discussion of the judgments involved in determining impairments.

     Certain of our fixed income securities classified as held-to-maturity and available-for-sale are not publicly traded, and quoted market prices are not available from brokers or investment bankers on these securities. The change in the fair value of the available-for-sale securities is recorded in other comprehensive income as an unrealized gain or loss. We calculate the fair value of these securities ourselves through the use of pricing models and discounted cash flows calling for a substantial level of management's judgment. See the discussion in the General Account Investments section of this document for a more detailed discussion of this process and the judgments used therein.

       Benefit Plans

     The Company annually reviews its pension and other employee benefit plan assumptions concerning the discount rate, the long-term growth rate on plan assets and the expected rate of compensation increase. The discount rate is generally set as an average of the prior year's discount rate and current year December daily average of long-term corporate bond yields, as published by Moody's Investor Services less a 5% allowance for expenses and default. The long-term rate on plan assets reflects the long-term rate expected to be earned based on the investment policy and the various classes of the invested funds. The compensation rate increase is the average of the expected rates of compensation increase, which are based on current and expected long-term salary and compensation policy. Any variation of actual results from management's judgments may result in future earnings being materially different than anticipated.

       Income Taxes

     We establish reserves for possible penalty and interest payments to various taxing authorities with respect to the admissibility and timing of tax deductions. Management makes judgments concerning the eventual outcome of these items and reviews those judgments on an ongoing basis.

Economic Trends

     The sales and other financial results of our retail business over the last several years have been affected by general economic and industry trends. Variable products, including variable life insurance and variable annuities, have accounted for the majority of recent increases in total premiums and deposits for the insurance industry as a result of the strong equity market growth in recent years and the "baby boom" generation reaching its high-earnings years and seeking tax-advantaged investments to prepare for retirement. This trend has been challenged recently by fluctuations in stock market performance and we have seen investors return to stable investment products. Our diverse distribution network and product offerings will assist in the maintenance of assets and provide for sales growth. Although sales of traditional life insurance products have experienced continued declines, sales of fixed annuity products and corporate owned life insurance have increased. With respect to our long-term care insurance products, premiums have increased due to the aging of the population and the expected inability of government entitlement programs to meet retirement needs.

     Premiums and deposits of our individual annuity products increased 4.1% to $2,119.3 million in 2001 as compared to 2000. Our variable life insurance product deposits in 2001 increased 2.9% to $948.5 million compared to 2000, while premiums on our long-term care insurance increased 21.4%, to $661.5 million in 2001 due to the acquisition of the long-term care insurance business of Fortis, Inc. (Fortis) in the prior year. Primarily due to marketing of both retail and institutional investment management services, new fund offerings, and refocusing the sales organization on regional broker/dealers and financial planners, mutual fund deposits and reinvestments remained stable, decreasing $183.1 million, or 3.0%, to $5,883.1 million in 2001. In addition, redemptions decreased

$842.1 million, or 14.1%, to $5,123.1 million in 2001 due to conservation initiatives. We have reduced operating expenses to protect profit margins as we work to stabilize and grow assets under management in the mutual funds business. However, our mutual fund operations are impacted by general market trends, and a continued downturn in the mutual fund market may negatively affect our future operating results.

     Recent economic and industry trends also have affected the sales and financial results of our institutional business. Sales of fund-type products increased $804.7 million, or 21.1%, to $4,635.1 million. The increase was driven by increasing demand for funding agreements in the non-qualified institutional market, primarily Global Medium Term notes. Premiums from single premium annuity contracts decreased to $465.5 million in 2001 from $594.8 million in 2000, as a result of reinsuring a larger portion of single premium annuity sales, partially offset by increased investment income. Moreover, our investment management services provided to domestic and international institutions include services and products such as investment advisory client portfolios, individually managed and pooled separate accounts, registered investment company funds, bond and mortgage securitizations, collateralized bond obligation funds and mutual fund management capabilities. Assets under management of our Investment Management Segment decreased to $28,770.6 million as of December 31, 2001 from $32,544.7 million as of December 31, 2000.

The Reorganization

     The Board of Directors of John Hancock Mutual Life Insurance Company unanimously adopted the Plan of Reorganization on August 31, 1999. Under the terms of the Plan of Reorganization, effective February 1, 2000, John Hancock Mutual Life Insurance Company converted from a mutual life insurance company to a stock life insurance company and became a wholly owned subsidiary of John Hancock Financial Services, Inc., which is a holding company. In connection with the reorganization, John Hancock Mutual Life Insurance Company changed its name to John Hancock Life Insurance Company.

     Under the Plan of Reorganization, as of February 1, 2000, John Hancock Life Insurance Company created a closed block for the benefit of policies included therein. The purpose of the closed block is to protect the policy dividend expectations of the policies included in the closed block after demutualization. Unless the Massachusetts Commissioner of Insurance and, in certain circumstances, the New York Superintendent of Insurance, consent to an earlier termination, the closed block will continue in effect until the date none of such policies is in force. As of February 1, 2000, John Hancock Life Insurance Company segregated closed block assets of $9,343.0 million, an amount that is expected to produce cash flows which, together with anticipated revenues from policies included in the closed block, is expected to be reasonably sufficient to provide for payment of policy benefits, taxes and direct asset acquisition and disposal costs, and for continuation of policy dividend scales payable in 1999, so long as the experience underlying such dividend scales continues. The assets allocated to the closed block and any cash flows provided by these assets will solely benefit the holders of policies included in the closed block. Total closed block liabilities were $12,118.3 million as of February 1, 2000.

     For additional information on the creation of the closed block see Note 6 to the consolidated financial statements included in this prospectus.

     Costs relating to the demutualization, excluding costs relating to the offering, were $119.6 million, net of income taxes, of which $7.5 million was recognized in the year ended December 31, 2000. Demutualization expenses include printing and mailing costs and our aggregate cost of engaging independent accounting, actuarial, financial, investment banking, legal and other consultants to advise us. In addition, our costs include the costs of the staff and advisors of the Massachusetts Division of Insurance, the New York Insurance Department as to the demutualization process and related matters.

Transactions Affecting Comparability of Results of Operations

     The following acquisitions were recorded under the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the applicable date of acquisition. Each purchase price was allocated to the assets acquired and the liabilities assumed based on estimated fair values, with the excess of the applicable purchase price over the estimated fair values, if any, recorded as goodwill. These entities or books of business were generally acquired by the Company in execution of its plan to acquire businesses that have strategic value, meet its earnings requirements and advance the growth of its current businesses. The unaudited pro forma revenues, assuming the transactions had taken place at the beginning of the year of acquisition and the preceding year, for 2001, 2000 and 1999, were approximately $7,177.3 million, $7,622.9 million and $6,894.9 million, an increase of $53.3 million, $248.7 million and $132.9 million, respectively, from reported balances. The unaudited pro forma net income for the years ended December 31, 2001, 2000 and 1999, was approximately $572.7 million, $783.9 million and $118.6 million, a change of $(1.2) million, $(8.3) million and $(7.3) million, respectively, from reported balances.

     On April 2, 2001, a subsidiary of the Company, Signature Fruit Company, LLC (Signature Fruit), purchased certain assets and assumed certain liabilities out of bankruptcy proceedings of Tri Valley Growers, Inc., a cooperative association, for approximately $53.0 million. The net losses related to the acquired operations included in the Company's results from the date of acquisition through December 31, 2001 were $3.4 million.

     On March 1, 2000, the Company acquired the individual long-term care insurance business of Fortis through a coinsurance agreement for approximately $165.0 million. The net income relating to the acquired operations is included in the Company's results from the date of acquisition through December 31, 2000.

Transactions Occurring Subsequent to Year End

     On January 9, and February 5, 2002, the Compensation Committee of the Board of Directors of JHFS approved stock and stock option grants to members of the Policy Committee and certain key employees of the Company. See Note 15 to the consolidated financial statements included in this prospectus.

     On January 7, 2002, as part of its ongoing expense reduction program, the Company eliminated certain jobs and incurred severance benefits. See Note 1 to the consolidated financial statements included in this prospectus.

     The table below presents our consolidated results of operations and consolidated financial information for the years ended 2001, 2000 and 1999.

-------------------------------------------------------------------------------------------------------------------

                                                                                    For the Years Ended December 31
                                                                                    -------------------------------
                                                                                       2001       2000      1999
                                                                                     --------   --------   --------
                                                                                            (in millions)
Revenues
   Premiums .....................................................................    $2,351.9   $2,390.7   $2,021.4
   Universal life and investment-type product charges ...........................       600.8      591.4      560.9
   Net investment income ........................................................     3,646.2    3,563.9    3,338.9
   Net realized investment and other gains (losses),  net of related amortization of deferred policy acquisition costs, amounts credited to participating
      pension contractholders and the policyholder dividend obligation /(1)/ ....      (245.8)      78.3      169.6
   Investment management revenues, commissions, and other fees ..................       585.1      746.5      672.5
   Other revenue (expense) ......................................................       185.8        3.4       (1.3)
                                                                                     --------   --------   --------
   Total revenues ...............................................................     7,124.0    7,374.2    6,762.0
                                                                                     --------   --------   --------

Benefits and expenses
  Benefits to policyholders, excluding amounts related to net realized investment and other gains (losses) credited to participating pension
      contractholders and the policyholder dividend obligation /(2)/ ............     4,328.1    4,247.4    4,585.4
   Other operating costs and expenses ...........................................     1,227.8    1,288.8    1,251.0
   Amortization of deferred policy acquisition costs, excluding amounts related
      to net realized investment and other gains (losses)/ (3)/ .................       249.0      187.1      125.0
   Dividends to policyholders ...................................................       551.7      539.2      487.3
   Demutualization expenses .....................................................          --       10.6       96.2
                                                                                     --------   --------   --------
   Total benefits and expenses ..................................................     6,356.6    6,273.1    6,544.9
                                                                                     --------   --------   --------
   Income before income taxes and cumulative effect of accounting changes .......       767.4    1,101.1      217.1
   Income taxes .................................................................       200.7      308.9       81.5
                                                                                     --------   --------   --------
   Income before cumulative effect of accounting changes ........................       566.7      792.2      135.6
   Cumulative effect of accounting changes, net of taxes /(4)/ ..................         7.2         --       (9.7)
                                                                                     --------   --------   --------
   Net income ...................................................................    $  573.9   $  792.2   $  125.9
                                                                                     ========   ========   ========

-------------------------------------------------------------------------------------------------------------------

/(1)/ Net of related amortization of deferred policy acquisition costs, amounts credited to participating pension contractholders and the policyholder dividend obligation of $(4.1) million, $11.6 million, and $85.0 million for the years ended December 31, 2001, 2000, and 1999, respectively.

/(2)/ Excluding amounts related to net realized investment and other gains (losses) credited to participating pension contractholders and the policyholder dividend obligation of $25.3 million, $21.0 million, and $35.3 million for the years ended December 31, 2001, 2000, and 1999, respectively.

/(3)/ Excluding amounts related to net realized investment and other gains (losses) of $(29.4) million, $(9.4) million, and $49.7 million for the years ended December 31, 2001, 2000, and 1999, respectively.

/(4)/ Cumulative effect of accounting changes is shown net of taxes of $(4.2) million and $5.9 million for the years ended December 31, 2001 and 1999, respectively.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     The following discussion reflects the adoption of Statement of Position
(SOP) 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formation of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts" for all periods subsequent to the adoption of the closed block on February 1, 2000. In addition, the following discussion reflects the December, 2001 transfer of both the Company's remaining portion of John Hancock Canadian Holdings Limited and certain international subsidiaries held by the Company, with a total carrying value of $300.1 million at December 31, 2001, to its parent, JHFS, in the form of a dividend. The transfer has been accounted for as a de-pooling of interests. As a result of the de-pooling of interests, all current and prior period consolidated financial data has been restated to exclude the results of operations, financial position, and cash flows of these transferred foreign subsidiaries from the Company's financial statements. No gain or loss was recognized on the transfer transaction. Consolidated income before income taxes and cumulative effect of accounting changes of $767.4 million for the year ended December 31, 2001 decreased by $333.7 million, or 30.3%, as compared to consolidated income before income taxes and cumulative effect of accounting changes of $1,101.1 million for the year ended December 31, 2000. The decrease in consolidated income before income taxes was driven by $245.8 million in net realized investment and other losses for the year ended December 31, 2001, compared to $78.3 million in net realized investment and other gains for the year ended December 31, 2000. The $245.8 million in net realized investment and other losses in 2001 are net of $42.3 million in net realized investment and other gains allocated to the participating pension contractholders and $17.0 million in net realized investment and other losses allocated to the policyholder dividend obligation in 2001. The change in net realized investment and other gains (losses) is the result of debt write-downs of approximately $380.7 million driven by write-downs on securities of issuers affiliated with Enron Corporation, the Argentina government and other investments in that country, K-Mart Corporation and equity interests in certain collateralized debt obligations (CDO). The Company's Enron Corporation related debt write-downs were mitigated by approximately $77.3 million in net realized investment and other gains in credit swap protection. In addition, partially offsetting the debt write-down were $224.8 million in net realized investment and other gains on common stock sold during the year.

     The decrease in income before income taxes and cumulative effect of accounting changes was primarily attributable to decreases of $220.2 million in the Corporate and Other Segment, $72.5 million in the Asset Gathering Segment, $41.5 million in the Investment Management Segment, and $24.2 million in the Guaranteed and Structured Financial Products Segment (G&SFP). These decreases in income before income taxes and cumulative effect of accounting changes were partially offset by a $24.7 million increase in the Protection Segment. The decrease in the Corporate and Other Segment was primarily due to lower net realized investment and other gains (losses), which decreased $116.5 million, and lower net investment income, which decreased $131.2 million. The decrease in the Asset Gathering Segment was primarily due to a $70.2 million increase in net realized investment and other losses primarily related to the annuity business and an increase in expenses in the mutual funds business which are one-time in nature related primarily to the sale of the full service retirement business. The decrease in the Investment Management Segment is driven by a $74.8 million decrease in management advisory fees due to lower assets under management, partially offset by a decrease in operating expenses primarily due to non-recurring prior year amounts related to timber management contracts and performance fees paid for the management of the mezzanine fund and lower compensation expense in the current period. The decrease in the G&SFP Segment is primarily due to decreases in the fee businesses on lower average reserves driven by customer withdrawals and an increase in net realized investment and other losses of $56.4 million. The Protection Segment experienced an increase in income before income taxes and cumulative effect of accounting changes primarily due to fee revenues on growth in non-traditional life insurance business, partially offset by an increase in net realized investment and other losses of $73.7 million.

     Premium revenue was $2,351.9 million for 2001, a decrease of $38.8 million, or 1.6%, from $2,390.7 million in 2000. The decrease was primarily due to a $137.1 million decrease in premiums in the G&SFP Segment, driven by reinsuring a larger portion of single premium annuity sales. The decrease in G&SFP was partially offset by a $68.3 million increase in premiums in the Protection Segment, driven by an increase of $45.6 in the long-term care business. Renewal premiums are growing due to the acquisition of the Fortis long-term care business in the prior year. Premiums in the Corporate and Other segment increased by $18.5 million primarily due to the international group insurance program, in addition, premiums increased in the Asset Gathering Segment by $11.5 million primarily due to continued growth in the single premium annuity business.

     Universal life and investment-type product charges were $600.8 million for 2001, an increase of $9.4 million, or 1.6%, from $591.4 million in 2000. These product charges consist primarily of cost of insurance fees on our variable life insurance and universal life insurance products and mortality and expense fees on our variable annuity products. The increase was primarily due to growth in the average account values in universal life insurance products, partially offset by lower average account balances in variable annuities and surrender fees.

     Net investment income was $3,646.2 million for 2001, an increase of $82.3 million, or 2.3%, from $3,563.9 million in 2000. The increase was primarily the result of higher average invested assets, which increased $4,580.3 million, or 10.0%, to $50,355.7 million in 2001, as compared to $45,775.4 million in 2000, partially offset by a lower net yield on average invested assets which decreased to 7.24% in 2001. The decrease in yield from the prior year is consistent with the average market rates in 2001 compared to 2000. The average 10-year U.S. Treasury rate in 2001 was 101 basis points lower than in 2000.

     Net realized investment and other losses were $245.8 million for 2001, a decrease of $324.1 million from net realized investment and other gains of $78.3 million in 2000. The decrease was driven by debt write-downs on securities of issuers affiliated with Enron Corporation, the Argentina government and other investments in that country, K-Mart Corporation and CDO. Partially offsetting debt losses were net realized investment and other gains on common stock of $224.8 million and approximately $77.3 million in net realized investment and other gains on credit swap protection investment strategy.

     Investment management revenues, commissions, and other fees were $585.1 million, a decrease of $161.4 million, or 21.6%, from $746.5 million in 2000. The decrease in fee revenue was the result of lower assets under management. Assets under management decreased $2,411.2 million compared to the prior year period. Underwriting and distribution fees decreased $72.1 million, or 23.7%, to $232.5 million in 2001 primarily due to the decrease in front-end load mutual fund sales, and accordingly, commission revenue. Mutual fund advisory fees declined $16.3 million in 2001, primarily due to lower average assets under management.

     Other revenue was $185.8 million in 2001, an increase of $182.4 million from $3.4 million reported in 2000. The increase in other revenue is due to the Signature Fruit Company transaction in 2001. Signature Fruit, a subsidiary of the Company as of April 2, 2001, acquired certain assets and assumed certain liabilities out of bankruptcy proceedings of Tri Valley Growers, Inc., a cooperative association. The revenues and expenses of Signature Fruit are included in the Company's income statement in other revenue and other operating costs and expenses, respectively. Signature Fruit generated $177.8 million in revenue in the year ended December 31, 2001.

     Benefits to policyholders were $4,328.1 million for 2001, an increase of $80.7 million, or 1.9%, from $4,247.4 million in 2000. The increase in benefits to policyholders was primarily driven by an increase in interest credited on fixed annuity account balances and growth in the long-term care insurance business on additions to reserves for premium growth and higher claim volume from the expansion of the long-term care insurance business. In addition, benefits to policyholders increased in the Corporate and Other Segment primarily due to a $30.0 million pre-tax charge in connection with the class action settlement involving individual life insurance policies sold from 1979 through 1996. These increases in benefit to policyholders were partially offset by a decrease in the G&SFP Segment, primarily due to reinsuring a larger proportion of single premium annuity contracts.

     Other operating costs and expenses were $1,227.8 million for 2001, a decrease of $61.0 million, or 4.7%, from $1,288.8 million for 2000. The decrease was primarily due to cost containment measures and lower commission expense in the mutual fund business on lower front-end load charge mutual fund sales and lowered deferred sales charges due to lower redemptions. In addition, lower compensation costs in our Investment Management Segment resulted from lower assets under management. Partially offsetting the decreases in other operating costs and expenses, was the inclusion of $183.0 million in operating costs of Signature Fruit in this balance in 2001.

     Amortization of deferred policy acquisition costs was $249.0 million for 2001, an increase of $61.9 million, or 33.1%, from $187.1 million for 2000. The increase was primarily due to higher amortization expense on non-traditional life insurance business resulting from improved gross profits in this business during 2001.

     Dividends to policyholders were $551.7 million in 2001, an increase of $12.5 million, or 2.3%, from $539.2 million in 2000. The increase primarily resulted from an increase in the dividend scale and aging of the in-force business on traditional insurance business.

     No demutualization costs were incurred during the year ended December 31, 2001. Demutualization expenses were $10.6 million for 2000. These expenses include printing and mailing fees, fees of the regulators' advisors and our financial, legal, actuarial and accounting advisors. While demutualization expenses were previously classified as an extraordinary item in our financial results, recent accounting literature now requires demutualization expenses to be classified as a single line item within income from continuing operations.

     Income taxes were $200.7 million in 2001, compared to $308.9 million for 2000. Our effective tax rate was 26.2% in 2001, as compared to 28.1% in 2000. The lower effective tax rate was primarily due to a decrease in the deferred tax liability associated with the lease residual management strategy, lower state taxes associated with conversions of Independence Investment Associates and our non life subsidiary holding company to limited liability corporations, and increased affordable housing tax credits. Increased tax benefits associated with dividends received deductions and employee stock ownership plan interest exclusions also contributed to the overall effective tax rate decrease.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     The following discussion reflects the adoption of SOP 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formation of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts" for all periods subsequent to the adoption of the closed block on February 1, 2000. In addition, the following discussion reflects the December, 2001 transfer of both the Company's remaining portion of John Hancock Canadian Holdings Limited and certain international subsidiaries held by the Company, with a total carrying value of $300.1 million at December 31, 2001, to its parent, JHFS, in the form of a dividend. The transfer has been accounted for as a de-pooling of interests. As a result of the de-pooling of interests, all current and prior period consolidated financial data has been restated to exclude the results of operations, financial position, and cash flows of these transferred foreign subsidiaries from the Company's financial statements. No gain or loss was recognized on the transfer transaction. Consolidated income before income taxes and cumulative effect of accounting change of $1,101.1 million for the year ended December 31, 2000 increased by $884.0 million, or 407.2%, as compared to consolidated income before income taxes and cumulative effect of accounting change of $217.1 million for the year ended December 31, 1999. The increase was primarily attributable to increases in income before income taxes and cumulative effect of accounting change of $235.2 million in the Guaranteed and Structured Financial Products Segment, $600.1 million in the Corporate and Other Segment, $65.9 million in the Asset Gathering Segment, and $20.7 million in the Investment Management Segment. These increases were offset by a decrease in the Protection Segment of $37.9 million. The increase in the Guaranteed and Structured Financial Products Segment was primarily due to the recognition of a $345.5 million pre-tax charge in the prior year for compensation of group participating contractholders for assets transferred in conjunction with the formation of the corporate account. The increase in the Corporate and Other Segment was primarily due to a $208.6 million pre-tax charge in the prior year for our exposure to losses under our Workers' Compensation reinsurance programs, including Unicover Managers, Inc., that was associated with the group business we sold in 1998 and a $140.2 million pre-tax charge in the prior year in connection with the class action settlement. The increase in the Asset Gathering Segment was primarily due to an improvement in realized gains from the prior year: $15.4 million in realized gains were recognized in 2000 compared to $11.0 million in realized losses in 1999. In addition, demutualization and restructuring expenses decreased compared to the prior year. The increase in the Investment Management Segment was due primarily to higher investment advisory fees resulting from an incentive fee on contract restructuring and performance fees earned by the mezzanine fund manager. The decrease in the Protection Segment was primarily due to decreased net realized investment and other gains.

     Premium revenue was $2,390.7 million for 2000, an increase of $369.3 million, or 18.3%, from $2,021.4 million in 1999. The increase was primarily due to an increase in premiums in the Guaranteed and Structured Financial Products Segment, including the sale of two significant single premium annuity contracts, and an increase in the Protection Segment primarily due to premiums on individual long-term care insurance products from the acquisition of a block of business.

     Universal life and investment-type product charges were $591.4 million for 2000, an increase of $30.5 million, or 5.4%, from $560.9 million in 1999. These product charges consist primarily of cost of insurance fees on our variable life insurance and universal life insurance products and mortality and expense fees on our variable annuity products. The increase was primarily due to higher cost of insurance fees resulting from growth in the average account values in universal life insurance products and higher average variable annuity liabilities and surrender fees.

     Net investment income was $3,563.9 million for 2000, an increase of $225.0 million, or 6.7%, from $3,338.9 million in 1999. Net investment income in the prior year includes $9.0 million in net investment income earned in operations of disposed businesses in 1999. The increase was primarily the result of higher average invested assets, which increased $2,093.6 million, or 4.8%, to $45,775.4 million in 2000, as compared to $43,681.8 million in 1999. The net yield on average invested assets increased to 7.79% in 2000. The increase in yield from the prior year is consistent with the average market rates in 2000 compared to 1999, the average 10-year U.S. Treasury rate in 2000 was 34 basis points higher than in 1999.

     Net realized investment and other gains on investments were $78.3 million for 2000, a decrease of $91.3 million from $169.6 million in 1999. Net realized investment and other gains in the prior year include $23.0 million in net realized investment and other losses in the operations of disposed businesses in 1999. The decrease was primarily the result of 1999 gains on sales of real estate relating to the planned program to divest the

Company of much of its real estate portfolio. The Company recognized an estimated $115.1 million in net realized investment and other gains from the sales of real estate in the prior year compared to net realized losses of approximately $21.1 million in 2000.

     Investment management revenues, commissions, and other fees were $746.5 million, an increase of $74.0 million, or 11.0%, from $672.5 million in 1999. The increase was the result of an increase in the Investment Management segment which increased $45.9 million primarily due to the $45.3 million incentive fee received on the restructuring of a timber management contract and the favorable settlement of a lawsuit. Underwriting and distribution fees increased $25.7 million primarily resulting from the increase in front-end load mutual fund sales, partially offset by a decrease in deferred sales charges due to improved retention of existing accounts. Mutual fund advisory fees declined $6.4 million in 2000, primarily due to lower average assets under management along with a slight decline in the average investment advisory fee rate, as fixed income assets, which bear a lower advisory fee than equity assets, increased as a percentage of total assets.

     Other revenue was $3.4 million in 2000, a increase of $4.7 million from $(1.3) million reported in 1999. Other revenue in the prior year includes $2.9 million in other losses in the operations of disposed businesses in 1999.

     Benefits to policyholders were $4,247.4 million for 2000, a decrease of $338.0 million, or 7.4%, from $4,585.4 million in 1999. Benefits to policyholders in the prior year includes $243.6 million in the operations of disposed businesses in 1999. The decrease was primarily due to recognizing a $345.5 million pre-tax charge in the prior year for compensation of group participating contractholders for assets transferred in conjunction with the formation of the corporate account, a $208.6 million pre-tax charge in the prior year for our exposure to losses under our Workers' Compensation reinsurance programs, including Unicover Managers, Inc., that was associated with the group business we sold in a prior year, a $140.2 million pre-tax charge in the prior year in connection with the class action settlement involving individual life insurance policies sold from 1979 through 1996, and $61.7 million in reserves established in the prior year for incurred but unreported deaths identified as a result of the policyholder demutualization mailing. Partially offsetting these decreases in benefits to policyholders from the prior year were a $358.0 million increase in the Guaranteed and Structured Financial Products Segment primarily due to increased single premium annuity business, and a $72.0 million increase due to our fixed annuities business on the sales of single premium immediate annuities. In addition, we experienced an increase of $88.1 million increase in benefits on individual long-term care insurance products, primarily due to the acquisition of the long-term care business of Fortis, Inc. as of March 1, 2000.

     Other operating costs and expenses were $1,288.8 million for 2000, an increase of $37.8 million, or 3.0%, from $1,251.0 million for 1999. The increase was primarily due to the acquisition of the long-term care business of Fortis, Inc. as of March 1, 2000. In addition, other operating costs increased in the Investment Management Segment primarily resulting from the $15.7 million in incentive compensation payments related to incentive fees on a timber management contract and $9.1 million in performance fees paid for the management of the mezzanine fund.

     Amortization of deferred policy acquisition costs was $187.1 million for 2000, an increase of $62.1 million, or 49.7%, from $125.0 million for 1999. The increase was primarily due to higher amortization expense on non-traditional life insurance products resulting from higher current net investment income increasing margins in the business during 2000, which increased amortization of deferred acquisition costs. In addition, amortization expense increased in the variable annuity business, primarily resulting from poor separate account performance during 2000, which resulted in revised projections of estimated gross profits based upon decreases in estimated future margins thus increasing current amortization.

     Dividends to policyholders were $539.2 million in 2000, an increase of $51.9 million, or 10.7%, from $487.3 million in 1999. The increase primarily resulted from normal growth in dividends on traditional life insurance products.

     Demutualization expenses were $10.6 million for 2000, a decrease of $85.6 million, or 89.0%, from $96.2 million for 1999. The decrease was related to the extensive preparations for the demutualization occurring in 1999. These expenses include printing and mailing fees, fees of the regulators' advisors and our financial, legal, actuarial and accounting advisors. While demutualization expenses were previously classified as an extraordinary item in our financial results, recent accounting literature now requires demutualization expenses be classified as a single line item within income from continuing operations.

     Income taxes were $308.9 million in 2000, compared to $81.5 million for 1999. Income taxes in the prior year includes $113.8 million in income tax credits due to the loss from operations of disposed businesses in 1999. Our effective tax rate was 28.1% in 2000, as compared to 37.5% in 1999, taking into account the prior year income tax credit generated from operations of disposed businesses. We had been subject to the surplus tax (add-on tax) imposed on mutual life insurance companies which disallows a portion of mutual life insurance company's policyholder dividends as a deduction from taxable income. As a stock company, we are no longer subject to the surplus tax.

Results of Operations by Segment

     We evaluate segment performance and base management's incentives on segment after-tax operating income, which excludes the effect of net realized investment gains and losses and unusual or non-recurring events and transactions. Segment after-tax operating income is determined by adjusting GAAP net income for net realized investment gains and losses, and certain other items which we believe are not indicative of overall operating trends. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe that the presentation of segment after-tax operating income enhances the understanding of our results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, segment after-tax operating income is not a substitute for net income determined in accordance with GAAP.

     A discussion of the adjustments to GAAP reported income, many of which affect each operating segment, follows. A reconciliation of segment after-tax operating income, as adjusted, to GAAP reported net income precedes each segment discussion.

----------------------------------------------------------------------------
                                             For the Years Ended December 31
                                             -------------------------------
                                                2001      2000     1999
                                               -------   ------   -------
                                                      (In millions)
----------------------------------------------------------------------------
Segment Data: /(1)/
Segment after-tax operating
   Income:
   Protection Segment ......................   $ 284.3   $238.8   $ 188.7
   Asset Gathering Segment .................     148.3    128.8     115.1
                                               -------   ------   -------
      Total Retail Segments ................     432.6    367.6     303.8
   Guaranteed and Structured
      Financial Products Segment ...........     238.0    211.6     201.7
   Investment Management Segment ...........      29.8     46.8      37.3
                                               -------   ------   -------
      Total Institutional Segments .........     267.8    258.4     239.0
   Corporate and Other Segment .............      55.4     82.4      45.6
                                               -------   ------   -------
      Total segment after-tax
         operating income ..................     755.8    708.4     588.4
After-tax adjustments: /(1)/
   Net realized investment and
      other gains (losses), net /(1)/ ......    (157.5)    51.6     116.5
   Class action lawsuit ....................     (19.5)      --     (91.1)
   Workers' compensation
      reinsurance reserve ..................        --       --    (133.7)
   Restructuring charges ...................     (25.4)   (12.0)    (17.0)
   Group pension dividend transfer .........        --      5.7    (205.8)
   Demutualization expenses ................        --      2.5     (92.6)
   Other demutualization related
      costs ................................        --    (10.0)     (6.8)
   Surplus tax .............................      13.3     46.0     (22.3)
                                               -------   ------   -------
      Total after-tax adjustments ..........    (189.1)    83.8    (452.8)
                                               -------   ------   -------
GAAP Reported:
   Income before cumulative effect
      of accounting changes ................     566.7    792.2     135.6
   Cumulative effect of accounting
      changes, net of tax ..................       7.2       --      (9.7)
                                               -------   ------   -------
      Net income ...........................   $ 573.9   $792.2   $ 125.9
                                               =======   ======   =======
----------------------------------------------------------------------------

/(1)/ See "Adjustments to GAAP Reported Net Income" included in this Management's Discussion and Analysis.

       Adjustments to GAAP Reported Net Income

     Our GAAP reported net income was significantly affected by net realized investment and other gains (losses) and unusual or non-recurring events and transactions presented above as after-tax adjustments. A description of these adjustments follows.

     In all periods, net realized investment and other gains (losses), except for gains and losses from mortgage securitizations, and investments backing our short-term funding agreements, a business line that we exited in 1999, have been excluded from segment after-tax operating income due to their volatility between periods and because such data are often excluded by analysts and investors when evaluating the overall financial performance of insurers. The volatility between periods can be impacted by fluctuations in the market, as well as by changes in the volume of activity which can be influenced by us and our investment decisions. Net realized investment and other gains and losses from mortgage securitizations and investments backing our short-term funding agreements were not excluded from segment after-tax operating income because we view the related gains and losses as an integral part of the core business of those operations.

     Net realized investment and other gains (losses) have been reduced by: (1) amortization of deferred policy acquisition costs to the extent that such amortization results from net realized investment and other gains (losses), (2) the portion of net realized investment and other gains (losses) credited to certain participating contractholder accounts and (3) the portion of net realized investment and other gains (losses) credited to the policyholder dividend obligation. We believe presenting net realized investment and other gains (losses) in this format provides information useful in evaluating our operating performance. This presentation may not be comparable to presentations made by other insurers. Summarized below is a reconciliation of (a) net realized investment and other gains (losses) per the consolidated financial statements and (b) the adjustment made for net realized investment and other gains (losses) to calculate segment after-tax operating income for the years ended December 31, 2001, 2000 and 1999.

---------------------------------------------------------------------

                                      For the Years Ended December 31
                                      -------------------------------
                                         2001      2000      1999
                                        -------   ------    ------
                                               (in millions)
Net realized investment and
   other gains (losses) ...........     $(249.9)  $ 89.9    $254.6
Less amortization of deferred
   policy acquisition costs
   related to net realized
   investment and other gains
   (losses) .......................        29.4      9.4     (49.7)
Less amounts credited to
   participating pension
   contractholder accounts ........       (42.3)    (6.9)    (35.3)
Less amounts credited to the
   policyholder dividend
   obligation .....................        17.0    (14.1)       --
                                        -------   ------    ------
Net realized investment and
   other gains (losses), net of
   related amortization of
   deferred policy acquisition
   costs, amounts credited to
   participating pension
   contractholders and amounts
   credited to the policyholder
   dividend obligation per
   consolidated financial
   statements .....................      (245.8)    78.3     169.6
Less net realized investment
   and other gains (losses)
   attributable to mortgage
   securitizations and
   investments  backing
   short-term funding agreements ..        (3.2)    (3.2)     27.7
Less gain on sale of business .....          --       --     (33.0)
                                        -------   ------    ------
Net realized investment and
   other gains (losses), net -
pre-tax adjustment to
   calculate segment operating
   income .........................      (249.0)    75.1     164.3
Less income tax effect ............        91.5    (23.5)    (47.8)
                                        -------   ------    ------
Net realized investment and
   other gains (losses),
   net-after-tax adjustment to
   calculate segment operating
   income .........................     $(157.5)  $ 51.6    $116.5
                                        =======   ======    ======

---------------------------------------------------------------------

     During 1997, the Company entered into a court-approved settlement relating to a class action lawsuit involving certain individual life insurance policies sold from 1979 through 1996. In entering into the settlement, the Company specifically denied any wrongdoing. The total reserve held in connection with the settlement to provide for relief to class members and for legal and administrative costs associated with the settlement amounted to $52.7 million and $224.0 million at December 31, 2001 and 2000, respectively. Costs incurred related to the settlement were $19.5 million and $91.1 million, after tax, in 2001 and 1999, respectively. No such costs were incurred in 2000. The estimated reserve is based on a number of factors, including the estimated cost per claim and the estimated costs to administer the claims.

     Through our group health insurance operations, which we sold in 1997, we entered into a number of reinsurance arrangements in respect of personal accident insurance and the occupational accident component of workers compensation insurance, a portion of which was originated through a pool managed by Unicover Managers, Inc. Under these arrangements, we both assumed risks as a reinsurer, and also passed 95% of these risks on to other companies. This business had originally been reinsured by a number of different companies, and has become the subject of widespread disputes. During the fourth quarter of 1999 and early 2000, we received additional information about our exposure to losses under the various reinsurance programs. As a result of this additional information and in connection with global settlement discussions initiated in late 1999 with other parties involved in the reinsurance programs, our present best estimate of our remaining loss exposure to this issue is $133.7 million, after-tax, which we recognized in 1999. The Company believes that any exposure to loss from this issue, in addition to amounts already provided for as of December 31, 2001, would not be material.

     During 2001, 2000 and 1999, we incurred restructuring charges as part of a plan to reduce costs and increase future operating efficiency by consolidating portions of our operations. The plan consists primarily of reducing staff in the home office.

     During 2000 and 1999, we recorded amounts for the transfer of certain assets from the Guaranteed and Structured Financial Products Segment to the corporate account. These assets included investments in certain subsidiaries and the home office real estate complex (collectively, "corporate purpose assets"). Certain group contracts have participating features, under which crediting rates and dividends are affected directly by portfolio earnings. Certain participating contractholders participate in contract experience related to net investment and other realized gains (losses) in the general account. These participating contractholders were compensated for transferred assets based on the fair value of the assets transferred. The difference between the fair value and carrying value of the assets transferred were credited to affected participating contractholders through the crediting rates and dividends on their contracts.

     In December 2000, the American Institute of Certified Public Accountants (AICPA) issued SOP 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts." The SOP, which was adopted with respect to accounting for demutualization expenses by the Company on December 31, 2000, requires that demutualization related expenses be classified as a single line item within income from continuing operations and should not be classified as an extraordinary item. The adoption of SOP 00-3 resulted in the reclassification of demutualization expenses previously recorded as an extraordinary item in 1999 of $93.6 million, after tax. In addition, the Company recognized $6.8 million, after tax credit, related to demutualization costs for the year ended December 31, 2000.

     During 2000 and 1999, we incurred other demutualization related costs to improve our financial analysis and financial reporting abilities. These charges primarily included consulting fees and planning and expense management costs. The Company considers these other demutualization related costs to be an adjustment to GAAP reported net income.

     We had been subject to the surplus tax imposed on mutual life insurance companies which disallows a portion of mutual life insurance company's policyholder dividends as a deduction from taxable income. As a stock company, we are no longer subject to surplus tax and have excluded the surplus tax from segment after-tax operating income in all periods.

Amortization of Goodwill

     The excess of cost over the fair value of the net assets of businesses acquired was $116.0 million and $131.2 million at December 31, 2001 and 2000, respectively. Goodwill is amortized on systematic basis over periods not exceeding 40 years, which correspond with the benefits estimated to be derived from the acquisitions. Accumulated amortization was $58.1 million and $48.0 million at December 31, 2001 and 2000, respectively. Amortization expense included in other operating costs and expenses was $11.3 million, $11.2 million, and $8.5 million in 2001, 2000 and 1999, respectively. The Company reevaluates the recoverability of recorded goodwill based on the undiscounted cash flows of the related business whenever significant events or changes indicate an impairment may exist. If the undiscounted cash flows do not support the amount recorded, an impairment is recognized by a charge to current operations to reduce the carrying value of the goodwill based on the expected discounted cash flows of the related business.

     The following table shows the amount of goodwill amortization by each applicable segment:

-------------------------------------------------------------------

                                    For the Years Ended December 31
                                    -------------------------------
                                          2001    2000   1999
                                         -----   -----   ----
                                             (in millions)
Amortization of Goodwill:
   Protection Segment ...........        $ 4.0   $ 3.3     --
   Asset Gathering Segment ......          6.8     6.8   $6.8
                                         -----   -----   ----
      Total Retail Segments .....         10.8    10.1    6.8
   Guaranteed and Structured
      Financial Products
      Segment ...................           --      --     --
   Investment Management
      Segment ...................          0.5     1.1    1.1
                                         -----   -----   ----
      Total Institutional
         Segments ...............          0.5     1.1    1.1
   Corporate and Other
      Segment ...................           --      --    0.6
                                         -----   -----   ----
      Total goodwill
         amortization expense ...        $11.3   $11.2   $8.5
                                         =====   =====   ====

-------------------------------------------------------------------

       Segment Allocations

     We allocate surplus to the segments in amounts sufficient to support the associated liabilities of each segment and to maintain capital levels consistent with the overall business segment and corporate strategies. Allocations of net investment income are based on the amount of assets owned by each segment. Other costs and operating expenses are allocated to each segment based on a review of the nature of such costs, cost allocations utilizing time studies, and other allocation methodologies.

Protection Segment - The following table presents certain summary financial data relating to the Protection Segment for the periods indicated.

-----------------------------------------------------------------------------------------------------

                                                                      For the Years Ended December 31
                                                                     --------------------------------
                                                                       2001        2000        1999
                                                                     --------    --------    --------
                                                                               (in millions)
Operating Results:
Revenues
   Premiums ......................................................   $1,363.9    $1,295.6    $1,291.0
   Universal life and investment-type product charges ............      423.9       388.3       361.1
   Net investment income .........................................    1,258.5     1,196.3     1,101.9
   Other revenue .................................................        8.4         6.8         2.9
                                                                     --------    --------    --------
      Total revenues .............................................    3,054.7     2,887.0     2,756.9
Benefits and expenses
   Benefits to policyholders /(1)/ ...............................    1,603.3     1,550.1     1,595.0
   Other operating costs and expenses ............................      339.2       397.4       381.0
   Amortization of deferred policy acquisition costs, excluding amounts related to net realized and other investment gains
      (losses) /(1)/ .............................................      171.3       106.0        69.2
   Dividends to policyholders ....................................      499.9       475.6       452.0
                                                                     --------    --------    --------
      Total benefits and expenses /(1)/ ..........................    2,613.7     2,529.1     2,497.2
Segment pre-tax operating income /(1)//(2)/ ......................      441.0       357.9       259.7
Income taxes /(1)/ ...............................................      156.7       119.1        71.0
                                                                     --------    --------    --------
Segment after-tax operating income /(1)//(2)/ ....................      284.3       238.8       188.7
After-tax Adjustments: /(1)(2)/ ..................................
   Net realized investment and other (losses) gains, net /(1)/ ...      (62.2)      (18.2)      108.6
   Restructuring charges .........................................       (4.4)       (6.7)       (8.6)
   Demutualization expenses ......................................         --         1.6       (61.3)
      Other demutualization related costs ........................         --        (6.8)       (4.6)
         Surplus tax .............................................        9.6        20.8       (12.5)
                                                                     --------    --------    --------
            Total after-tax adjustments /(1)/ ....................      (57.0)       (9.3)       21.6
                                                                     --------    --------    --------
GAAP Reported:
Income before cumulative effect of accounting changes /(1)/ ......   $  227.3    $  229.5    $  210.3
Cumulative effect of accounting changes, net of tax ..............       11.7          --          --
                                                                     --------    --------    --------
Net income /(1)/ .................................................   $  239.0    $  229.5    $  210.3
                                                                     ========    ========    ========

Amortization of goodwill, net of tax .............................        2.6         2.2          --
                                                                     --------    --------    --------
Net income before amortization of goodwill /(1)/ .................   $  241.6    $  231.7    $  210.3
                                                                     ========    ========    ========
Other Data:
Segment after-tax operating income (loss)
   Non-traditional life (variable life  and universal life)  .....   $  121.0    $   97.0    $   92.8
   Traditional life /(1)/ ........................................      107.8        97.1        68.2
   Long-term care ................................................       58.6        46.6        26.6
   Other .........................................................       (3.1)       (1.9)        1.1
Statutory premiums /(3)/
   Variable life .................................................      948.5       922.0       829.8
   Universal life ................................................      456.1       173.5       117.9
   Traditional life ..............................................      997.3       965.5     1,043.6
   Long-term care ................................................      337.3       292.0       196.2

-----------------------------------------------------------------------------------------------------

/(1)/ Certain 2000 amounts were adjusted for the adoption of the provisions of Statement of Position 00-3, "Accounting by Insurance Enterprises for Demutualization and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts" as outlined in Note 1 to the consolidated financial statements.

/(2)/ See "Adjustments to GAAP Reported Net Income" included in this Management's Discussion and Analysis.

/(3)/ Statutory data have been derived from the annual statements of John Hancock Life Insurance Company (formerly John Hancock Mutual Life Insurance Company), John Hancock Variable Life Insurance Company and Investors Partner Life Insurance Company (formerly John Hancock Life Insurance Company of America) as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

       Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Segment after-tax operating income was $284.3 million in 2001, an increase of $45.5 million, or 19.1%, from $238.8 million in 2000. Non-traditional life insurance segment after-tax operating income increased $24.0 million, or 24.7%, primarily due to higher fee income and an increase in net investment income partially offset by increased amortization of deferred policy acquisition costs. Traditional life insurance segment after-tax operating income increased $10.7 million, or 11.0%, primarily resulting from lower operating expenses partially offset by increased benefits to policyholders. Long-term care insurance segment after-tax operating income increased $12.0 million, or 25.8%, resulting from growth in the business, higher investment income and positive morbidity gains.

     Total revenues were $3,054.7 million in 2001, an increase of $167.7 million, or 5.8%, from $2,887.0 million in 2000. Premiums increased $68.3 million, or 5.3%, primarily due to an increase in long-term care insurance premiums, which increased $45.6 million, or 14.7%, driven by continued growth in the business. Universal life and investment-type product charges consist primarily of cost of insurance fees and separate account fees and were $423.9 million in 2001, an increase of $35.6 million, or 9.2%, from $388.3 million in 2000. The increase was primarily due to growth in average account values and variable life products fee increases. Net investment income increased $62.2 million, or 5.2%, primarily due to increased asset balances.

     Total benefits and expenses were $2,613.7 million in 2001, an increase of $84.6 million, or 3.3%, from $2,529.1 million in 2000. Benefits to policyholders increased $53.2 million, or 3.4%, due to growth in the long-term care insurance business. Long-term care insurance benefits increased $49.9 million primarily due to additions to reserves for premium growth and to higher claim volume from the expansion of the business. Other operating costs and expenses decreased $58.2 million, or 14.6%, to $339.2 million in 2001 from $397.4 million in 2000, primarily due to a decrease of $51.3 million in operating expenses on traditional life insurance products mainly attributable to ongoing operating cost reduction programs. Amortization of deferred policy acquisition costs of $171.3 million in 2001 increased $65.3 million, or 61.6%, from $106.0 million in 2000 primarily due to higher gross profits on non-traditional life products. Dividends to policyholders increased $24.3 million, or 5.1%, due to a higher dividend scale and aging of the in-force business on traditional life insurance products. The segment's effective tax rate increased to 35.5% in 2001 from 33.3% in 2000, primarily due to a tax charge in 2001 associated with the closed block policyholder dividend obligation.

     Amortization of goodwill in 2001 and 2000 relates to the acquisition of the individual long-term care insurance business from Fortis during 2000.

       Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Segment after-tax operating income was $238.8 million in 2000, an increase of $50.1 million, or 26.6%, from $188.7 million in 1999. Non-traditional life insurance segment after-tax operating income increased $4.2 million, or 4.5%, primarily due to an increase in net investment income resulting from higher yields on higher net average invested assets. Traditional life insurance segment after-tax operating income increased $28.9 million, or 42.4%, primarily resulting from higher net investment income due to higher portfolio rates, lower operating expenses, and not repeating a $29.3 million charge, net of deferred acquisition costs, taken in 1999 for previously unreported claims associated with the demutualization. Long-term care insurance segment after-tax operating income increased $20.0 million, or 75.2%, resulting from growth in the business and the addition of the Fortis business in 2000.

     Total revenues were $2,887.0 million in 2000, an increase of $130.1 million, or 4.7%, from $2,756.9 million in 1999. Premiums increased $4.6 million, or 0.4%, primarily due to an increase in long-term care insurance premiums from both additional premiums assumed relating to the acquisition of Fortis and continued growth in the business. Partially offsetting this increase was a decline in traditional life insurance premiums. Universal life and investment-type product charges consist primarily of cost of insurance fees and separate account fees and were $388.3 million in 2000, an increase of $27.2 million, or 7.5%, from $361.1 million in 1999. The increase was primarily due to growth in average account values. Net investment income increased $94.4 million, or 8.6%, primarily due to increases in average net invested assets and portfolio yields.

     Total benefits and expenses were $2,529.1 million in 2000, an increase of $31.9 million, or 1.3%, from $2,497.2 million in 1999. Benefits to policyholders decreased $44.9 million, or 2.8%, due to several offsetting items, including a decrease of $147.2 million in benefits to policyholders on traditional life insurance products due to improved mortality, and not repeating the prior year $61.7 million charge for previously unreported death claims identified as part of the demutualization. Offsetting this decrease was an increase in benefits to policyholders in the long-term care insurance business due to both the acquisition of the Fortis business and growth in the business. Benefits to policyholders included a $20.7 million increase on non-traditional life insurance products. Other operating costs and expenses increased $16.4 million, or 4.3%, to $397.4 million in 2000 from $381.0 million in 1999, primarily due to increases in operating expenses due to growth in business for non-traditional life products and long-term care business as well as the acquisition of Fortis. Amortization of deferred policy acquisition costs of $106.0 million in 2000 increased $36.8 million, or 53.2%, from $69.2 million in 1999. The increase resulted from lower amortization of deferred acquisition costs in the prior year for traditional life products due to revised projections of estimated gross profits based on the recording of additional unreported claims related to the demutualization. In addition, amortization expense on non-traditional life products increased due to revised projections of estimated gross profits based upon changes in estimated future interest margins. Dividends to policyholders increased $23.6 million, or 5.2%, primarily due to aging of the in-force business on traditional life insurance products. The segment's effective tax rate increased to 33.3% in 2000 from 27.3% in 1999, primarily due to the transfer of tax-preferenced assets to the Corporate and Other Segment in the fourth quarter of 1999.

     Amortization of goodwill in 2000 relates to the acquisition of the individual long-term care business from Fortis.

Asset Gathering Segment - The following table presents certain summary financial data relating to the Asset Gathering Segment for the periods indicated.

---------------------------------------------------------------------------------------------------------

                                                                        For the Years Ended December 31
                                                                      -----------------------------------
                                                                         2001         2000         1999
                                                                      ---------    ---------    ---------
                                                                                 (in millions)
Operating Results:
Revenues
   Premiums .......................................................   $    74.8    $    63.4    $    17.2
   Investment-type product charges ................................       125.6        138.3        120.6
   Net investment income ..........................................       498.5        445.8        388.6
   Investment management revenues, commissions, and other fees ....       456.4        547.1        528.8
   Other revenue (expense)  .......................................        (0.3)         1.3          2.1
                                                                      ---------    ---------    ---------
      Total revenues ..............................................     1,155.0      1,195.9      1,057.3
Benefits and expenses
   Benefits to policyholders ......................................       441.6        371.3        299.3
   Other operating costs and expenses .............................       424.4        552.9        529.2
   Amortization of deferred policy acquisition costs, excluding amounts related to net realized investment and other  gains
      (losses)  ...................................................        75.0         78.8         53.5
   Dividends to policyholders .....................................         0.1          0.1          0.1
                                                                      ---------    ---------    ---------
      Total benefits and expenses .................................       941.1      1,003.1        882.1
Segment pre-tax operating income/(1)/ .............................       213.9        192.8        175.2
Income taxes ......................................................        65.6         64.0         60.1
                                                                      ---------    ---------    ---------
Segment after-tax operating income/(1)/ ...........................       148.3        128.8        115.1
After-tax Adjustments/(1)/:
   Net realized investment and other (losses) gains, net ..........       (34.7)        18.6         (6.9)
   Restructuring charges ..........................................       (17.6)        (1.4)        (7.3)
   Demutualization expenses .......................................          --          0.4        (13.0)
   Other demutualization related costs ............................          --         (1.3)        (0.9)
   Surplus tax ....................................................         0.2          0.6         (1.0)
                                                                      ---------    ---------    ---------
      Total after-tax adjustments .................................       (52.1)        16.9        (29.1)
                                                                      ---------    ---------    ---------
GAAP Reported:
Income before cumulative effect of accounting changes .............        96.2        145.7         86.0
Cumulative effect of accounting changes, net of tax ...............        (0.5)          --         (9.6)
                                                                      ---------    ---------    ---------
Net income ........................................................   $    95.7    $   145.7    $    76.4
                                                                      =========    =========    =========
Amortization of goodwill, net of tax ..............................         4.5          4.5          4.4
                                                                      ---------    ---------    ---------
      Net income before amortization of goodwill ..................   $   100.2    $   150.2    $    80.8
                                                                      =========    =========    =========
Other Data:
Segment after-tax operating income
   Annuity ........................................................   $    90.3    $    87.5    $    67.0
   Mutual funds ...................................................        55.5         46.3         46.9
   Other ..........................................................         2.5         (5.0)         1.2
Annuity premiums and deposits/(2)/ ................................
   Fixed ..........................................................     1,463.5        854.3        621.0
   Variable/(3)/ ..................................................       639.6      1,120.8        847.7
   Mutual fund assets under management, end of year ...............    29,285.8     31,725.8     32,696.6

---------------------------------------------------------------------------------------------------------

/(1)/ See "Adjustments to GAAP Reported Net Income" included in this Management's Discussion and Analysis.

/(2)/ Statutory data have been derived from the annual statements of John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

/(3)/ Variable annuity deposits exclude internal exchanges as part of the safe harbor internal exchange program of $1,910.5 million and $25.0 million, respectively, for the years ending December 31, 2001 and 2000.

       Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Segment after-tax operating income was $148.3 million in 2001, an increase of $19.5 million, or 15.1%, from $128.8 million in 2000. Mutual fund segment after-tax operating income increased $9.2 million, or 19.9%, primarily due to a decrease in operating expenses, partially offset by a decrease in management advisory fees. Segment after-tax operating income increased $7.5 million in other Asset Gathering businesses, driven by John Hancock Signature Services. Annuity segment after-tax operating income increased $2.8 million, or 3.2%, primarily due to decreased operating expense related to distribution in variable annuities. The fixed annuity business remained stable despite decreasing investment spread, due to growth in invested assets. Spreads on fixed annuities decreased 42 basis points for the year ended December 31, 2001.

     Total revenues decreased $40.9 million, or 3.4%, to $1,155.0 million in 2001 from $1,195.9 million in 2000, primarily driven by lower investment management revenues. The decrease in investment management revenues was partially offset by growth in net investment income of $52.7 million, or 11.8%, and premiums of $11.4 million, or 18.0%. Net investment income increased primarily due to a higher level of invested assets backing fixed annuity products. The average investment yield on invested assets backing fixed annuity products decreased 23 basis points in 2001, reflecting lower market interest rates on new fixed income investments. Premiums increased due to continued growth in the single premium immediate annuity business. Investment-type product charges decreased $12.7 million, or 9.2%, due to a decrease in average variable fund values, which decreased 9.1% from 2000. Mortality and expense fees as a percentage of average account balances decreased 16 basis points in 2001, while the advisory fees increased 12 basis points.

     Investment management revenues, commissions, and other fees decreased $90.7 million, or 16.6%, to $456.4 million in 2001 from $547.1 million in 2000. Average mutual fund assets under management decreased $3,044.0 million, or 9.3%, to $29,561.2 million in 2001 from $32,605.2 million in 2000, primarily due to market depreciation of $2,633.0 million in 2001. During 2001, redemptions decreased $842.1 million compared to the prior year. The result was net deposits of $554.5 million for the year ended December 31, 2001 compared to net redemptions of $45.5 million for the year ended December 31, 2000, an improvement of $600.0 million. Redemptions improved despite $538.0 million in redemptions for the year ended December 31, 2001, related to the sale of the full service retirement plan business. Absent the impact on assets under management of the sale of the full service retirement plan business, the mutual fund business experienced net deposits of $1,092.5 million for the same period. The improvement in net deposits is primarily due to the marketing of both retail investment management services and increased sales of institutional separate accounts and private managed accounts. Investment advisory fees decreased $16.3 million, or 8.4%, to $177.6 million in 2001 and were 0.60% and 0.59% of average mutual fund assets under management for the years ended December 31, 2001 and 2000, respectively. Underwriting and distribution fees decreased $72.1 million, or 23.7%, to $232.5 million in 2001 primarily due to the decrease in front-end load mutual fund sales and, accordingly, commission revenue. Shareholder service and other fees were $46.4 million in 2001 compared to $48.6 million in 2000, primarily reflecting lower assets under management.

     Total benefits and expenses decreased $62.0 million, or 6.2%, to $941.1 million in 2001 from $1,003.1 million in 2000. Benefits to policyholders increased $70.3 million, or 18.9%, primarily due to an increase in interest credited on fixed annuity account balances of $50.2 million. In addition, benefits to policyholders increased due to growth in immediate annuities. Premiums on immediate annuities increased $11.3 million, or 19.1%, for the year ended December 31, 2001. Interest credited on fixed annuity account balances increased primarily due to higher average fixed annuity account balances in 2001. In addition to the increase in average fixed annuity account balances, the average interest credited rate on fixed annuity account balances increased 19 basis points in 2001. The average interest credited rate pattern is dependent upon the general trend of market interest rates, frequency of credited rate resets, bonus interest on new sales and business mix. Other operating costs and expenses decreased $128.5 million, or 23.2%, to $424.4 million in 2001 from $552.9 million in 2000. The decrease was primarily due to a decrease in operating expenses. Cost savings in the mutual fund business were driven by company wide cost reduction programs and the sale of the full service retirement plan business. The commission expenses incurred in the mutual funds business decreased primarily due to lower front-end load charge mutual fund sales and lower deferred sales charges due to lower redemptions. Amortization of deferred policy acquisition costs decreased $3.8 million, or 4.8%, to $75.0 million in 2001 from $78.8 million in 2000, largely due to favorable lapse and separate account experience in the variable annuity product line. The segment's effective tax rate was 30.6% and 33.2% in 2001 and 2000, respectively. The decrease in the effective tax rate is primarily due to increased dividend received deductions in variable annuity separate accounts and a one-time tax charge in 2000 associated with the repatriation of the mutual fund business' United Kingdom subsidiary.

     Amortization of goodwill did not change from the prior year. No new acquisitions were entered into by the Asset Gathering Segment in 2001.

       Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Segment after-tax operating income was $128.8 million in 2000, an increase of $13.7 million, or 11.9%, from $115.1 million in 1999. Annuity segment after-tax operating income increased $20.5 million, or 30.6%, primarily due to an increase in investment spread and higher invested assets on fixed annuity products, partially offset by a decrease in after-tax operating income in the variable annuity business. Spreads increased 18 basis points to 2.28% for the year ended December 31, 2000. Mutual fund segment after-tax operating income decreased $0.6 million, or 1.3%, primarily due to an increase in operating expenses, partially offset by a 1.0% increase in management advisory fees.

     Total revenues increased $138.6 million, or 13.1%, to $1,195.9 million in 2000 from $1,057.3 million in 1999. Premiums increased $46.2 million, or 268.6%, due to increased sales of immediate fixed annuities with life contingencies. Investment-type product charges increased $17.7 million, or 14.7%, due to growth in average variable annuity liabilities, which increased 3.6% from 1999 and increased fees earned on surrenders. Mortality and expense fees as a percentage of average account balances increased 6 basis points in 2000. Net investment income increased $57.2 million, or 14.7%, primarily due to a higher level of invested assets backing fixed annuity products, and an increase in the average investment yield on invested assets backing fixed annuity products. The average investment yield on invested assets backing fixed annuity products increased 43 basis points from 1999, reflecting higher market interest rates on new fixed income investments.

     Investment management revenues, commissions, and other fees increased $18.3 million, or 3.5%, to $547.1 million in 2000 from $528.8 million in 1999. Average mutual fund assets under management decreased $742.8 million, or 2.2%, to $32,605.2 million in 2000 from $33,348.0 million in 1999, primarily due to market depreciation of $476.4 million in 2000. During 2000, sales increased $1,950.9 million and redemptions decreased $989.2 million compared to the prior year. The result was net redemptions of $45.5 million for the year ended December 31, 2000 compared to net redemptions of $3,095.6 million for the year ended December 31, 1999, an improvement of $3,050.1 million. The improvement in sales and redemptions is primarily due to the marketing of retail investment management services in addition to the launch of a multi-sector fund in September 2000 and lower redemptions in the financial sector funds and private managed accounts from the prior year. Investment advisory fees decreased $6.4 million, or 3.1%, to $193.9 million in 2000 and were 0.59% and 0.61% of average mutual fund assets under management for the years ended December 31, 2000 and 1999, respectively. The decline in the investment advisory fee rate occurred primarily because fixed income assets, which bear a lower advisory fee than equity assets, increased as a percentage of total assets. Underwriting and distribution fees increased $25.7 million, or 9.2%, to $304.6 million in 2000 primarily due to the increase in front-end load mutual fund sales, and accordingly, commission revenue. The increase in front-end load charges was partially offset by a decrease in deferred sales charges due to improved retention of existing accounts. Shareholder service and other fees were $48.6 million in 2000 compared to $49.6 million in 1999, primarily reflecting lower assets under management.

     Total benefits and expenses increased $121.0 million, or 13.7%, to $1,003.1 million in 2000 from $882.1 million in 1999. Benefits to policyholders increased $72.0 million, or 24.1%, primarily due to an increase in benefits paid on immediate annuities and interest credited on fixed annuity account balances. The increase in benefits paid on immediate annuities is the result of increased premiums in this business. Premiums on immediate annuities increased $45.0 million, or 316.9%, for the year ended December 31, 2000. Interest credited on fixed annuity account balances increased primarily due to higher average fixed annuity account balances of $5,211.6 million in 2000, as compared to $4,862.2 million in 1999. In addition to the increase in average fixed annuity account balances, the average interest credited rate on fixed annuity account balances increased to 25 basis points in 2000 from the prior year. The average interest credited rate pattern is dependent upon the general trend of market interest rates, frequency of credited rate resets, bonus interest on new sales and business mix. Deferred fixed annuities' interest credited rates generally are reset annually on the policy anniversary. Other operating costs and expenses increased $23.6 million, or 4.5%, to $552.9 million in 2000 from $529.3 million in 1999. The increase was primarily due to an increase in the commission fees incurred in the mutual funds business, primarily the result of increased front-end load charge mutual fund sales. In addition, other operating costs and expenses increased due to increased commission expense in Signator, partially offset by a decrease in the annuities business. The increase in other operating costs were partially offset by additional deferrals of acquisition expenses in the annuities business. Amortization of deferred policy acquisition costs increased $25.4 million, or 47.6%, to $78.8 million in 2000 from $53.4 million in 1999, primarily due to poor separate account performance and increased surrenders in the variable annuities business which accelerated current amortization. The segment's effective tax rate was 33.2% and 34.3% in 2000 and 1999, respectively.

     Amortization of goodwill increased $0.1 million in 2000 as compared to 1999. No new acquisitions were entered into by the Asset Gathering Segment in 2000.

Guaranteed and Structured Financial Products Segment -The following table presents certain summary financial data relating to the Guaranteed and Structured Financial Products Segment for the periods indicated.

--------------------------------------------------------------------------------------------------------

                                                                         For the Years Ended December 31
                                                                        --------------------------------
                                                                          2001        2000        1999
                                                                        --------    --------    --------
                                                                                  (in millions)
Operating Results:
Revenues
   Premiums .........................................................   $  483.2    $  620.3    $  298.2
   Investment-type product charges ..................................       51.4        64.7        79.3
   Net investment income ............................................    1,834.5     1,741.9     1,681.3
   Net realized investment and other gains (losses),  net /(1)/ .....         --          --       (31.2)
   Other revenue ....................................................        0.4         0.3         0.6
                                                                        --------    --------    --------
         Total revenues .............................................    2,369.5     2,427.2     2,028.2
Benefits and expenses
   Benefits to policyholders, excluding amounts related to net realized investment and other gains (losses) credited to
      participating pension contractholders .........................    1,869.3     1,972.4     1,614.4
   Other operating costs and expenses ...............................      105.3        88.6        92.0
   Amortization of deferred policy
      Acquisition costs .............................................        2.4         2.6         3.1
   Dividends to policyholders .......................................       36.1        43.5        25.9
                                                                        --------    --------    --------
      Total benefits and expenses ...................................    2,013.1     2,107.1     1,735.4
Segment pre-tax operating income/(1)/ ...............................      356.4       320.1       292.8
Income taxes ........................................................      118.4       108.5        91.1
                                                                        --------    --------    --------
Segment after-tax operating income /(1)/ ............................      238.0       211.6       201.7
After-tax Adjustments: /(1)/
   Net realized investment and other (losses) gains, net ............      (77.0)      (40.5)       58.4
   Restructuring charges ............................................       (1.2)       (2.6)       (0.6)
   Group pension dividend transfer ..................................         --         5.7      (205.8)
   Demutualization expenses .........................................         --         0.4       (16.1)
   Other demutualization related costs ..............................         --        (1.7)       (1.1)
   Surplus tax ......................................................        2.6         6.5        (6.5)
                                                                        --------    --------    --------
      Total after-tax adjustments, net of tax .......................      (75.6)      (32.2)     (171.7)
                                                                        --------    --------    --------
GAAP Reported:
Income before cumulative effect of accounting changes ...............      162.4       179.4        30.0
Cumulative effect of accounting changes, net of tax .................       (1.2)         --          --
                                                                        --------    --------    --------
Net income ..........................................................   $  161.2    $  179.4    $   30.0
                                                                        ========    ========    ========
Amortization of goodwill, net of tax ................................         --          --          --
                                                                        --------    --------    --------
Net income before amortization of goodwill ..........................   $  161.2    $  179.4    $   30.0
                                                                        ========    ========    ========
Other Data:
Segment after-tax operating income
   Spread-based products
         GICs and funding agreements ................................   $  163.7    $  133.1    $  131.5
         Single premium annuities ...................................       50.8        45.0        32.5
      Fee-based products ............................................       23.5        33.5        37.7
Statutory premiums and deposits /(2)/
Spread-based products
         General
         Account GICs ...............................................    1,462.6     1,863.4     2,442.3
         GICs and funding agreements ................................    3,256.2     2,578.6     2,775.2
         Single premium annuities ...................................      465.5       594.8       282.4
      Fee-based products
         Participating contracts and conversion annuity contracts....      468.9       467.0       527.9
         Separate Account GICs ......................................       77.4        50.3       615.7
         Other separate account contracts ...........................      130.6       223.9       272.7

--------------------------------------------------------------------------------------------------------

/(1)/ See "Adjustments to GAAP Reported Net Income" included in the Management's Discussion and Analysis.

(2) Statutory data has been derived from the annual statements of John Hancock Life Insurance Company, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

       Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Segment after-tax operating income was $238.0 million in 2001, an increase of $26.4 million, or 12.5% from $211.6 million in 2000. Spread-based products' after-tax operating income increased $36.4 million, or 20.4%, to $214.5 million in 2001 from $178.1 million in 2000 primarily due to higher investment spread as a result of an increase in average invested assets backing spread-based products. Fee-based products' after-tax operating income decreased $10.0 million, or 29.9%, to $23.5 million in 2001 from $33.5 million in 2000 primarily due to the transfer of non-participating annuities to the spread-based products at year end 2000.

     Total revenues decreased $57.7 million, or 2.4%, to $2,369.5 million in 2001 from $2,427.2 million in 2000, primarily due to a $137.1 million decrease in premiums, the result of reinsuring a larger portion of single premium annuity sales, partially offset by increased investment income. Investment-type product charges were $51.4 million for 2001, a decrease of $13.3 million, or 20.6%, primarily due to lower general account expense recoveries and slower Structured Separate Account sales in the current year. Investment-type product charges were 0.51% and 0.56% of average fee-based policy reserves in 2001 and 2000, respectively. The decrease primarily reflects lower expense charges on participating contracts and the impact of slower sales in the current year. Net investment income increased $92.6 million, or 5.3%, to $1,834.5 million in 2001 from $1,741.9 million in 2000, mainly due to the growth of average invested assets on spread-based products. Average invested assets backing spread-based products increased $3,844.1 million, or 22.8%, to $20,703.3 million in 2001 from $16,859.2 million in 2000 as a result of increased sales of spread-based products. The average investment yield on these invested assets decreased to 7.66% in 2001 compared to 8.65% in 2000, as a result of declining market interest rates.

     Total benefits and expenses decreased $94.0 million, or 4.5%, to $2,013.1 million in 2001 from $2,107.1 million in 2000, primarily due to the decrease in benefits to policyholders as a result of reinsuring a larger proportion of single premium annuity contracts, partially offset by an increase in interest credited. The increase in interest credited was driven by higher average account balances for spread-based products which were up $3,020.0 million to $18,996.5 million in 2001 from $15,976.5 million in 2000, partially offset by a decrease in the average interest credited rate on account balances for spread-based products. The average interest credited rate was 6.33% in 2001 compared to 7.18% in 2000 as a result of declining market interest rates. Other operating costs and expenses were $105.3 million in 2001, an increase of $16.7 million, or 18.8%, from $88.6 million in 2000. The increase was primarily due to the increased level of reinsurance arrangements. The increase in operating expenses from these arrangements is offset in lower benefits to policyholders. Dividends of $36.1 million in 2001, decreased $7.4 million, or 17.0%, from $43.5 million in 2000, reflecting a lower level of distributable surplus to participating contractholder accounts. The segment's effective tax rate was 33.2% in 2001, as compared to 33.9% in 2000.

       Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Segment after-tax operating income was $211.6 million in 2000, an increase of $9.9 million, or 4.9% from $201.7 million in 1999. Spread-based products' after-tax operating income increased $14.1 million, or 8.6%, to $178.1 million primarily due to higher investment spread as a result of an increase in average invested assets backing spread-based products. Fee-based products' after-tax operating income decreased $4.2 million, or 11.1%, to $33.5 million in 2000 from $37.7 million in 1999 primarily due to lower Structured Separate Account fees partially offset by increased gains from non-participating annuities.

     Total revenues increased $399.0 million, or 19.7%, to $2,427.2 million in 2000 from $2,028.2 million in 1999, primarily due to a $322.1 million increase in premiums. During 2000, we sold two significant single premium annuity contracts. Investment-type product charges were $64.7 million for 2000, a decrease of $14.6 million, or 18.4%, primarily due to lower general account expense recoveries and slower Structured Separate Account sales in the current year. Investment-type product charges were 0.56% and 0.65% of average fee-based policy reserves in 2000 and 1999, respectively. The decrease primarily reflects lower expense charges on participating contracts and the impact of slower sales in the current year. Net investment income increased $60.6 million, or 3.6%, to $1,741.9 million in 2000 compared to $1,681.3 million in 1999, primarily as a result of a higher yield on average invested assets backing spread-based products. Average invested assets backing spread-based products decreased $214.6 million, or 1.3%, to $16,859.2 million in 2000 from $17,073.8 million in 1999 reflecting the termination of the short-term funding agreements in 1999, largely offset by asset growth in 2000. The average investment yield on these invested assets increased to 8.65% in 2000 compared to 8.13% in 1999, reflecting the reinvestment of proceeds from lower-yielding assets into relatively higher-yielding securities. Realized investment losses associated with the termination of the short-term funding agreement business in 1999 were not repeated in 2000.

     Total benefits and expenses increased $371.7 million, or 21.4%, to $2,107.1 million in 2000 from $1,735.4 million in 1999. The increase was primarily due to a $358.0 million increase in benefits to policyholders as a result of increased sales of single premium annuity contracts. Excluding interest credited in 1999 on short-term funding agreements that were terminated in that year, the interest credited for spread-based products increased $91.3 million, or 8.6%. The increase was primarily due to an increase in average account balances for spread-based products of $607.0 million, excluding short-term funding agreement balances from 1999, to $15,976.5 million in 2000 from $15,369.5 million in 1999 and an increase in the average interest credited rate on account balances for spread-based products, which was 7.18% in 2000 compared to 6.89% in 1999. The increase in the average interest credited rate on account balances for spread-based products was primarily due to the sale of GICs and funding agreements with higher average interest credited rates. Other operating costs and expenses were $88.6 million in 2000, a decrease of $3.4 million, or 3.7%, from $92.0 million in 1999. The decrease was primarily due to lower deficiency interest charges. Dividends of $43.5 million in 2000, increased $17.6 million, or 68.0%, from $25.9 million in 1999, reflecting higher earnings on participating contractholders' accounts. The segment's effective tax rate was 33.9% in 2000, as compared to 31.1% in 1999.

Investment Management Segment - The following table presents certain summary financial data relating to the Investment Management Segment for the periods indicated.

---------------------------------------------------------------------------------

                                                 For the Years Ended December 31
                                                ---------------------------------
                                                  2001        2000         1999
                                                ---------   ---------   ---------
                                                          (in millions)
Operating Results:
Revenues
   Net investment income ....................   $    28.7   $    22.7   $    45.9
   Net realized investment and other gains
      (losses),  net/(1)/ ...................         3.2         3.2         3.5
   Investment management revenues,
      commissions, and other fees ...........       111.3       186.1       140.2
   Other revenue ............................          --          --         0.3
                                                ---------   ---------   ---------
      Total revenues ........................       143.2       212.0       189.9
Benefits and expenses
   Other operating costs and expenses .......        96.4       132.7       127.2
                                                ---------   ---------   ---------
   Total benefits and expenses ..............        96.4       132.7       127.2
Segment pre-tax operating income /(1)/ ......        46.8        79.3        62.7
Income taxes ................................        17.0        32.5        25.4
                                                ---------   ---------   ---------
Segment after-tax operating income/(1)/              29.8        46.8        37.3
After-tax adjustments:/(1)/ .................
   Net realized investment and other gains
      (losses), net .........................        (0.2)        4.4         2.0
   Restructuring charges, net of tax ........        (0.9)         --          --
   Surplus tax ..............................         0.1          --          --
                                                ---------   ---------   ---------
   Total after-tax adjustments, net of tax ..        (1.0)        4.4         2.0
                                                ---------   ---------   ---------
GAAP Reported:
Income before cumulative effect of
   accounting changes .......................        28.8        51.2        39.3
Cumulative effect of accounting changes,
   net of tax ...............................        (0.2)         --        (0.1)
                                                ---------   ---------   ---------
Net income ..................................   $    28.6   $    51.2   $    39.2
                                                =========   =========   =========

Amortization of goodwill, net of tax ........         0.5         0.8         0.7
                                                ---------   ---------   ---------
Net income before amortization of goodwill ..   $    29.1   $    52.0   $    39.9
                                                ---------   ---------   ---------
Other Data:
Assets under management, end of year/(2)/       $28,921.8   $32,651.6   $40,211.7

---------------------------------------------------------------------------------

/(1)/ See "Adjustments to GAAP Reported Net Income" included in this Management's Discussion and Analysis.

/(2)/ Includes general account cash and invested assets of $151.3 million, $106.9 million, and $164.5 million as of December 31, 2001, 2000, and 1999, respectively.

       Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Segment after-tax operating income was $29.8 million in 2001, a decrease of $17.0 million, or 36.3%, from $46.8 million in 2000. The decrease was primarily due to lower investment advisory fees, resulting from the non-recurrence of prior-year one-time events and from lower average assets under management in 2001, partially offset by lower operating expenses in 2001.

     Total revenues decreased $68.8 million, or 32.6%, to $143.2 million in 2001 from $212.0 million in 2000. Net investment income was $28.7 million in 2001, an increase of $6.0 million from $22.7 million in 2000. Investment management revenues, commissions, and other fees decreased $74.8 million, or 40.2% in 2001, due primarily to a decrease in investment advisory fees, which decreased $75.9 million to $104.7 million compared to $180.6 million reported in 2000. The decrease in investment advisory fees was primarily due to $60.6 million of non-recurring prior year items; $45.3 million in incentive fees received in connection with the restructuring of timber management contracts, and $15.3 million in performance fees earned by the mezzanine fund manager. Also, asset-based advisory fees decreased $17.2 million at Independence Investment LLC on lower average assets under management resulting from net redemptions and market declines during the year. Investment advisory fees were .36% and .50% of average advisory assets under management in 2001 and 2000, respectively, for the segment. Mortgage origination and servicing fees were $6.6 million compared to $5.4 million in 2000. Net realized investment and other gains (losses) were flat at $3.2 million for both 2001 and 2000.

     Other operating costs and expenses were $96.4 million in 2001, a decrease of $36.3 million, or 27.4%, from $132.7 million in 2000. The decrease was primarily due to two non-recurring prior year amounts; $15.7 million in incentive compensation payments related to the receipt of incentive fees on timber management contracts and $9.1 million in performance fees paid for the management of the mezzanine fund. Operating expenses were down $14.7 million at Independence Investment LLC, based on lower compensation levels and the results of an overall expense management program. Operating expenses were down $5.2 million at John Hancock Real Estate Finance, primarily from lower borrowing costs due to lower lending activity and lower interest rates, and also from savings from on-going expense management efforts. The segment's effective tax rate was 36.2% and 41.0% in 2001 and 2000, respectively. The decrease in the effective tax rate is primarily due to lower state taxes associated with the conversion of Independence Investment Associates to a limited liability corporation.

     The Investment Management Segment of the Company manages invested assets for customers under various fee-based arrangements. We use a variety of special purpose entities to hold assets under management for customers under these arrangements. These entities include limited partnership funds, separate investment accounts, and collateralized bond obligations (CBOs) and collateralized debt obligations (CDOs). In certain cases other business units of the Company make investments in the equity of these entities to support their insurance liabilities. The partnerships are consolidated with the Company's financial results where the Company also owns a controlling majority interest of the partnership, otherwise they are shown on the equity method. The separate investment accounts are included in the Company's consolidated financial statements as Separate Account Assets and Separate Account Liabilities. Two of the CBOs are consolidated with the Company's financial results, while the remaining CBOs and CDOs are not consolidated since the Company's equity interest is minor and the Company does not guarantee payment of the CBOs' or CDOs' liabilities. These transactions have no impact on the Company's liquidity and capital resources.

       Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Segment after-tax operating income was $46.8 million in 2000, an increase of $9.5 million, or 25.5%, from $37.3 million in 1999. The increase was primarily due to higher investment advisory fees.

     Total revenues increased $22.1 million, or 11.6%, to $212.0 million in 2000 from $189.9 million in 1999. Net investment income was $22.7 million in 2000, a decrease of $23.2 million from $45.9 million for 1999. Net investment income decreased $31.7 million due to the transfer of investments in collateralized bond obligations to other business segments in 1999. Offsetting this decrease was a $7.8 million increase in interest income on mortgage loans held for sale. Investment management revenues, commissions, and other fees increased $45.9 million, or 32.7% in 2000, due primarily to an increase in investment advisory fees, which increased $47.0 million to $180.6 million compared to $133.6 million reported in 1999. The increase in investment advisory fees was primarily due to the $45.3 million in incentive fee receipts in connection with the restructuring of timber management contracts and $15.3 million in performance fees earned by the mezzanine fund manager. Investment advisory fees were .50% and .34% of average advisory assets under management in 2000 and 1999, respectively. Mortgage origination and servicing fees were $5.4 million compared to $6.6 million in 1999. Realized investment gains decreased $0.3 million due to lower securitization activity in 2000.

     Other operating costs and expenses were $132.7 million in 2000, an increase of $5.5 million, or 4.3%, from $127.2 million in 1999. The increase was primarily due to $15.7 million in incentive compensation payments related to the receipt of incentive fees on timber management contracts and $9.1 million in performance fees paid for the management of the mezzanine fund. Offsetting these increases was a $19.8 million decrease due to the transfer of investments in collateralized bond obligations to other business segments in 1999. The segment's effective tax rate on operating income was 41.0% in 2000 and 1999. The effective tax rate for the Investment Management Segment is higher than our other business segments due to the state tax on certain subsidiaries.

Corporate and Other Segment - The following table presents certain summary financial data relating to the Corporate and Other Segment for the periods indicated.

----------------------------------------------------------------------------------

                                                   For the Years Ended December 31
                                                   -------------------------------
                                                       2001     2000     1999
                                                      ------   ------   -------
                                                            (in millions)
Operating Results:
Segment after-tax operating income (loss)/(1)/
   International group insurance operations ...       $  3.5   $  5.4   $   3.8
   Corporate operations .......................         42.7     69.4      31.2
   Non-core businesses ........................          9.2      7.6      10.6
                                                      ------   ------   -------
      Total ...................................         55.4     82.4      45.6
After-tax adjustments/(1)/:
   Net realized investment and other gains
      (losses), net ...........................         16.6     87.3     (45.6)
   Class action lawsuit .......................        (19.5)      --     (91.1)
   Restructuring charges  .....................         (1.3)    (1.3)     (0.5)
   Demutualization expenses ...................           --      0.1      (2.2)
   Other demutualization related costs ........           --     (0.2)     (0.2)
   Workers' compensation reinsurance reserve ..           --       --    (133.7)
   Surplus tax ................................          0.8     18.1      (2.3)
                                                      ------   ------   -------
      Total after-tax adjustments .............         (3.4)   104.0    (275.6)
                                                      ------   ------   -------
GAAP Reported:
Income (loss) before cumulative effect of
   accounting changes .........................       $ 52.0   $186.4   $(230.0)
Cumulative effect of accounting changes,
   net of tax .................................         (2.6)      --        --
                                                      ------   ------   -------
Net income (loss) .............................       $ 49.4   $186.4   $(230.0)
                                                      ======   ======   =======

Amortization of goodwill, net of tax ..........           --       --       0.6
                                                      ------   ------   -------
Net income (loss) before amortization of
   goodwill ...................................       $ 49.4   $186.4   $(229.4)
                                                      ======   ======   =======

----------------------------------------------------------------------------------

/(1)/ See "Adjustments to GAAP Reported Net Income" included in this Management's Discussion and Analysis.

       Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Segment after-tax operating income from international group insurance operations was $3.5 million for 2001, a decrease of $1.9 million from $5.4 million for 2000 due to strong deficit recoveries in 2000 within our international group insurance program.

     Segment after-tax operating income from corporate operations was $42.7 million in 2001, a decrease of $26.7 million from $69.4 million in 2000. The primary driver of this decrease was lower net investment income attributable to our use of cash for stockholder dividends and the stock buyback program, interest earned in 2000 on the IPO proceeds and worse performance within our portfolio of equity method investments.

     Segment after-tax operating income from non-core businesses was $9.2 million in 2001, an increase of $1.6 million from $7.6 million in 2000. We continue with the orderly run-off of business in this segment.

       Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Segment after-tax operating income from international group insurance operations was $5.4 million for 2000, an increase of $1.6 million from $3.8 million for 1999 due to strong deficit recoveries in 2000 within our international group insurance program.

     Segment after-tax operating income from corporate operations was $69.4 million in 2000, an increase of $38.2 million from $31.2 million in 1999. During the fourth quarter of 1999, a corporate account was formed and all corporate type assets, including certain tax advantaged assets, were moved from the other segments to the Corporate and Other Segment. Tax credits, associated with the tax advantaged assets, were $15.9 million in 2000 and $0.5 million in 1999. In addition, as part of this move, the group pension participating contractholders were reimbursed at fair market value for these contracts. Because of this transaction, in 2000 there was no longer a need to credit participating policyholders with a share of the change in these assets which amounted to a charge to this segment of $13.7 million for the first nine months of 1999.

     Segment after-tax operating income from non-core businesses was $7.6 million in 2000, a decrease of $3.0 million from $10.6 million in 1999. The decrease was due primarily to lower net investment income earned on lower average invested asset balances resulting from the disposal of certain non-core businesses in 1999.

General Account Investments

       Overall Composition of the General Account

     Invested assets, excluding separate accounts, totaled $53.3 billion and $47.4 billion as of December 31, 2001 and 2000, respectively. The portfolio composition has not significantly changed at December 31, 2001 as compared to December 31, 2000. The following table shows the composition of investments in the general account portfolio.

-----------------------------------------------------------------------------

                                                As of December 31
                                    -----------------------------------------
                                           2001                   2000
                                    ------------------     ------------------
                                     Carrying    % of       Carrying    % of
                                      Value      Total       Value      Total
                                    ---------    -----     ---------    -----
                                       (in millions)          (in millions)
Fixed maturity
   securities/(1)/ ..............   $37,995.6     71.3%    $30,070.5     63.4%
Mortgage loans/(2)/ .............     9,667.0     18.1       9,659.4     20.4
Real estate .....................       380.4      0.7         447.9      0.9
Policy loans/(3)/ ...............     1,927.0      3.6       1,894.9      4.0
Equity securities ...............       563.7      1.1         847.7      1.8
Other invested assets ...........     1,676.9      3.1       1,335.2      2.8
Short-term investments ..........        78.6      0.2         174.9      0.4
Cash and cash
   equivalents/(4)/ .............     1,025.3      1.9       2,966.3      6.3
                                    ---------    -----     ---------    -----
Total invested assets ...........   $53,314.5    100.0%    $47,396.8    100.0%
                                    =========    =====     =========    =====

-----------------------------------------------------------------------------

/(1)/ In addition to bonds, the fixed maturity security portfolio contains redeemable preferred stock with a carrying value of $691.8 million and $732.0 million as of December 31, 2001 and 2000, respectively. Carrying value is composed of investments categorized as 'held-to-maturity,' which are carried at amortized cost, and investments categorized as 'available-for-sale,' which are carried at fair value. The total fair value of the fixed maturity security portfolio was $37,980.3 and $29,891.2 million, at December 31, 2001 and 2000, respectively.

/(2)/ The fair value for the mortgage loan portfolio was $10,215.0 million and $10,075.2 million as of December 31, 2001 and 2000, respectively.

/(3)/ Policy loans are secured by the cash value of the underlying life insurance policies and do not mature in a conventional sense, but expire in conjunction with the related policy liabilities.

/(4)/ Cash and cash equivalents are included in total invested assets in the table above for the purposes of calculating yields on the income producing assets for the Company.

     Consistent with the nature of the Company's product liabilities, assets are heavily oriented toward fixed maturity securities. The Company determines the allocation of assets primarily on the basis of cash flow and return requirements of its products and by the level of investment risk.

Fixed Maturity Securities. The fixed maturity securities portfolio is predominantly comprised of low risk, investment grade, publicly and privately traded corporate bonds and senior tranches of asset-backed securities (ABS) and mortgage-backed securities (MBS), with the balance invested in government bonds. The fixed maturity securities portfolio also includes redeemable preferred stock. As of December 31, 2001, fixed maturity securities represented 71.3% of general account invested assets with a carrying value of $38.0 billion, comprised of 55% public securities and 45% private securities. Each year the Company directs the majority of net cash inflows into investment grade fixed maturity securities. Typically between 5% and 15% of funds allocated to fixed maturity securities are invested in below-investment-grade bonds while maintaining a policy to limit the overall level of these bonds to no more than 10% of invested assets and the majority of that balance in the BB category. Allocations are based on an assessment of relative value and the likelihood of enhancing risk-adjusted portfolio returns. While the Company has profited from the below-investment-grade asset class in the past, care is taken to manage its growth strategically by limiting its size relative to the Company's total assets.

     The following table shows the composition by issuer of the fixed maturity securities portfolio.

                      Fixed Maturity Securities - by Issuer

---------------------------------------------------------------------------

                                                 As of December 31
                                      -------------------------------------
                                            2001                2000
                                      -----------------   -----------------
                                      Carrying     % of    Carrying    % of
                                        Value     Total     Value     Total
                                      ---------   -----   ---------   -----
                                        (in millions)       (in millions)
Corporate securities ..............   $30,978.5    81.5%  $23,761.9    79.0%
MBS/ABS ...........................     6,124.0    16.1     5,369.2    17.9
U.S. Treasury securities and
   Obligations of U.S. government
   agencies .......................       292.0     0.8       203.1     0.7
Debt securities issued by foreign
   governments ....................       497.8     1.3       606.9     2.0
Obligations of states and political
   subdivisions ...................       103.3     0.3%      129.4     0.4%
                                      ---------   -----   ---------   -----
Total .............................   $37,995.6   100.0%  $30,070.5   100.0%
                                      =========   =====   =========   =====

---------------------------------------------------------------------------

     In keeping with the investment philosophy of tightly managing interest rate risk, the Company's MBS & ABS holdings are heavily concentrated in commercial MBS where the underlying loans are largely call protected, which means they are not pre-payable without penalty prior to maturity at the option of the issuer. By investing in MBS and ABS securities with relatively predictable repayments, the Company adds high quality, liquid assets to the Company's portfolios without incurring the risk cash flow variability. The Company believes the portion of the MBS/ABS portfolio subject to prepayment risk as of December 31, 2001 and 2000 was limited to 10.4% and 3.3% of the Company's total MBS/ABS portfolio and 1.7% and 0.6% of the total fixed maturity securities holdings, respectively. The increase is due to a $500 million portfolio in a new duration neutral strategy, implemented in 2000 and used in the corporate segment as a liquid alternative to a cash portfolio.

     The Securities Valuation Office (SVO) of the National Association of Insurance Commissioners evaluates all public and private bonds purchased as investments by insurance companies. The SVO assigns one of six investment categories to each security it reviews. Category 1 is the highest quality rating, and Category 6 is the lowest. Categories 1 and 2 are the equivalent of investment grade debt as defined by rating agencies such as S&P and Moody's (i.e., BBB-/Baa3 or higher), while Categories 3-6 are the equivalent of below-investment grade securities. SVO ratings are reviewed and may be revised at least once a year.

     The following table sets forth the SVO ratings for the bond portfolio along with an equivalent S&P rating agency designation. The majority of the bonds are investment grade, with 87.4% of fixed maturity investments invested in Category 1 and 2 securities as of December 31, 2001. Below investment grade bonds were 12.5% of fixed maturity investments and 8.8% of total invested assets as of December 31, 2001. This allocation reflects the Company strategy of avoiding the unpredictability of interest rate risk in favor of relying on the Company's bond analysts' ability to better predict credit or default risk. The bond analysts operate in an industry-based, team-oriented structure that permits the evaluation of a wide range of below investment grade offerings in a variety of industries resulting in a well-diversified high yield portfolio.

     Valuation techniques for the bond portfolio vary by security type and the availability of market data. Pricing models and their underlying assumptions impact the amount and timing on unrealized gains and losses recognized, and the use of different pricing models or assumptions could produce different financial results. External pricing services are used where available, broker dealer quotes are used for thinly traded securities, and a spread pricing matrix is used when price quotes are not available. When utilizing the spread pricing matrix, securities are valued by utilizing a discounted cash flow method where each bond is assigned a spread, that is added to the current U.S. Treasury rates to discount the cash flows of the security. The spread assigned to each security is derived from external market data. Certain market events that could impact the valuation of securities include issuer credit ratings, business climate, management changes, litigation, and government actions among others. The Company's pricing analysts take appropriate actions to reduce valuations of securities where such an event occurs which negatively impacts the securities' value. To the extent that bonds have longer maturity dates, management's estimate of fair value may involve greater subjectivity since they involve judgment about events well into the future.

     A majority (59.1%) of the below investment grade bonds are in Category 3, the highest quality below investment grade. Category 6 bonds, those in or near default, represent securities that were originally acquired as long-term investments, but subsequently became distressed. The carrying value of bonds near default was $388.7 million and $207.2 million as of December 31, 2001 and 2000, respectively. For the years ended December 31, 2001 and 2000, $2.4 million and $2.6 million of interest on bonds near default was included in accrued investment income. It is the Company's policy to reverse any accrued investment income and cease accruing interest income on bonds in default and accrue interest income on bonds near default that the Company expects to collect. Management judgment is used and the actual results could be materially different.

                Fixed Maturity Securities - by Credit Quality

--------------------------------------------------------------------------------------

                                                         As of December 31
                                             -----------------------------------------
                                                    2001                    2000
                                             -------------------   -------------------
    SVO              S&P Equivalent           Carrying      % of    Carrying      % of
Rating/(1)/         Designation/(2)/         Value/(3)/    Total   Value/(3)/    Total
-----------   ----------------------------   -----------   -----   -----------   -----
                                                 (in millions)         (in millions)
     1        AAA/AA/A ...................    $14,336.9     38.4%   $12,541.4     42.7%
     2        BBB ........................     18,275.9     49.0     12,499.6     42.6
     3        BB .........................      2,771.9      7.4      2,758.6      9.4
     4        B ..........................      1,095.1      2.9      1,064.9      3.6
     5        CCC and lower ..............        435.3      1.2        266.8      0.9
     6        In or near default .........        388.7      1.1        207.2      0.7
                                              ---------    -----    ---------    -----
                 Total ...................    $37,303.8    100.0%   $29,338.5    100.0%
                                              =========    =====    =========    =====

--------------------------------------------------------------------------------------

/(1)/ For securities that are awaiting an SVO rating, the Company has assigned a rating based on an analysis that it believes is equivalent to that used by the SVO.

/(2)/ Comparisons between SVO and S&P ratings are published by the National Association of Insurance Commissioners.

/(3)/ Does not include redeemable preferred stock with a carrying value of $691.8 million and $732.0 million as of December 31, 2001 and 2000, respectively.

     Motgagee Loans. As of December 31, 2001 and 2000, the Company held mortgage loans with a carrying value of $9.7 billion at each period end; including $2.5 billion at each period end of agricultural loans.

     The following table shows the distribution of the Company's mortgage loan portfolio by property type as of the dates indicated. The commercial mortgage loan portfolio consists primarily of non-recourse fixed-rate mortgages on fully, or nearly fully, leased commercial properties.

---------------------------------------------------------------------------------

                                                       As of December 31
                                              -----------------------------------
                                                    2001              2000
                                              ----------------   ----------------
                                              Carrying    % of   Carrying    % of
                                                Value    Total     Value    Total
                                              --------   -----   --------   -----
                                               (in millions)      (in millions)
Apartment .................................   $1,590.3    16.5%  $1,738.9    18.0%
Office Buildings ..........................    2,578.3    26.6    2,283.3    23.6
Retail ....................................    1,419.3    14.7    1,424.4    14.8
Agricultural ..............................    2,476.0    25.6    2,510.6    26.0
Industrial ................................      804.0     8.3      777.8     8.0
Hotels ....................................      448.4     4.6      412.1     4.3
Multi-Family ..............................        1.8     0.1        2.5     0.1
Mixed Use .................................      107.3     1.1      274.7     2.8
Other .....................................      241.6     2.5      235.1     2.4
                                              --------   -----   --------   -----
  Total ...................................   $9,667.0   100.0%  $9,659.4   100.0%
                                              ========   =====   ========   =====

---------------------------------------------------------------------------------

     The following table shows the distribution of the Company's mortgage loan portfolio by geographical region, as defined by the American Council of Life Insurers (ACLI).

                         Mortgage Loans - By ACLI Region

---------------------------------------------------------------------------------

                                                   As of December 31,
                                   ----------------------------------------------
                                              2001                      2000
                                   ---------------------------   ----------------
                                    Number    Carrying    % of   Carrying    % of
                                   of Loans    Value     Total    Value     Total
                                   --------   --------   -----   --------   -----
                                          (in millions)            (in millions)
East North Central .............      137     $1,061.7    11.0%  $1,101.0    11.4%
East South Central .............       38        457.7     4.7      530.4     5.5
Middle Atlantic ................      114      1,478.2    15.3    1,481.3    15.3
Mountain .......................       88        414.3     4.3      401.9     4.2
New England ....................      121        884.8     9.2      838.6     8.7
Pacific ........................      257      1,802.2    18.6    1,969.0    20.4
South Atlantic .................      196      2,082.3    21.5    2,048.6    21.2
West North Central .............       70        382.0     4.0      368.2     3.8
West South Central .............      142        900.2     9.3      817.2     8.5
Canada .........................        7        203.6     2.1      103.2     1.0
                                    -----     --------   -----   --------   -----
   Total .......................    1,170     $9,667.0   100.0%  $9,659.4   100.0%
                                    =====     ========   =====   ========   =====

---------------------------------------------------------------------------------

     The allowance for losses on mortgage loans on real estate and real estate to be disposed of is maintained at a level that is adequate enough to absorb estimated probable credit losses. Management's periodic evaluation of the adequacy of the allowance for losses is based on past experience, known and inherent risks, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying security, the general composition of the portfolio, current economic conditions and other factors. This evaluation is inherently subjective and is susceptible to significant changes and no assurance can be given that the allowances taken will in fact be adequate to cover all losses or that additional valuation allowances or asset write-downs will not be required in the future. The portion of the investment valuation allowance for the mortgage loan portfolio was $112.8 million, or 1.2% of carrying value before reserves and $81.6 million, or 0.8% of carrying value before reserves as of December 31, 2001 and 2000, respectively. The portion of the investment valuation allowance for our real estate to be disposed of was $83.6 million, or 18.0% of carrying value before reserves and $43.5 million, or 8.9% of carrying value before reserves as of December 31, 2001 and 2000, respectively.

       Investment Results

     Overall, the yield, net of investment expenses, on the general account portfolio decreased from the year ended December 31, 2000 compared to December 31, 2001. The decrease in portfolio yield in 2001 was driven primarily by the sharp drop in short-term interest rates during the year. As of December 31, 2001, we had $8.9 billion of exposure to short-term LIBOR rates, mostly created through interest rate swaps designed to match our portfolio with an increasing volume of floating rate liabilities. As a result, at least two-thirds of the decline in portfolio yields is offset dollar for dollar by declining payments on floating rate liabilities. The actual balance of cash and short-terms declined during 2001, offsetting some of the decline in portfolio yield that would otherwise have occurred. In addition, the overall decline in interest rates during 2001 reduced yields on new acquisitions relative to those on maturing investments, as the 10-year U.S. Treasury rate averaged 101 basis points lower than in 2000 while BAA spreads narrowed by 11 basis points.

     The yield, net of investment expenses, on the general account portfolio increased from the year ended December 31, 1999 compared to December 31, 2000. The portfolio yield in 2000 benefited from higher U.S Treasury rates and relatively wide spreads in both the public and private sector. Indicative of this environment, the 10-year U.S. Treasury rate increased 34 basis points from 1999 to 2000, while typical BAA spreads increased 42 basis points.

     The following table summarizes the Company's investment results for the periods indicated:

-----------------------------------------------------------------------------------

                                       For the Year Ended December 31,
                          ---------------------------------------------------------
                                2001                 2000                1999
                          -----------------   -----------------   -----------------
                          Yield    Amount     Yield    Amount     Yield    Amount
                          -----   ---------   -----   ---------   -----   ---------
                            (in millions)       (in millions)       (in millions)
-----------------------------------------------------------------------------------
General account
   assets-excluding
   policy loans
Gross income              7.79%   $ 3,768.3   8.44%   $ 3,706.3   8.53%   $ 3,569.7
Ending assets-
   excluding policy
   loans ..............            51,387.5            45,501.9            42,288.7
Policy loans ..........
Gross income ..........   6.20%       118.4   5.99%       112.7   5.70%       105.3
Ending assets .........             1,927.0             1,894.9             1,865.2
   Total gross income..   7.73%     3,886.7   8.34%     3,819.0   8.41%     3,675.0
Less: investment
   expenses ...........              (240.5)             (255.1)             (336.1)
                          ----    ---------   ----    ---------   ----    ---------
Net investment income     7.25%   $ 3,646.2   7.79%   $ 3,563.9   7.64%   $ 3,338.9
                          ====    =========   ====    =========   ====    =========

-----------------------------------------------------------------------------------

Liquidity and Capital Resources

     Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of business operations. Historically, our principal cash flow sources have been premiums, deposits and charges on policies and contracts, investment income, maturing investments, and proceeds from sales of investment assets. In addition to the need for cash flow to meet operating expenses, our liquidity requirements relate principally to the liabilities associated with our various life insurance, annuity, and structured investment products, and to the funding of investments in new products, processes, and technologies. Our product liabilities include the payment of benefits under life insurance, annuity and structured investment products and the payment of policy surrenders, withdrawals and policy loans. The Company periodically adjusts its investment policy to respond to changes in short-term and long-term cash requirements and provide adequate funds to pay benefits without forced sales of investments.

     John Hancock Life Insurance Company is wholly-owned by, and the primary operating subsidiary of, John Hancock Financial Services, Inc. (JHFS). As an insurance holding company, JHFS is reliant on dividends of the Company for its operating cash flows. State insurance laws generally restrict the ability of insurance companies to pay cash dividends in excess of prescribed limitations without prior approval from the applicable state insurance commissioner. The Company's limit is the greater of 10% of the statutory surplus or the prior calendar year's statutory net gain from operations. The ability of the Company to pay shareholder dividends is and will continue to be subject to restrictions set forth in the insurance laws and regulations of Massachusetts, its domiciliary state. The Massachusetts insurance law limits how and when the Company can pay shareholder dividends. The Company, in the future, could also be viewed as being commercially domiciled in New York. If so, dividend payments may also be subject to New York's holding company act as well as Massachusetts law.

     Currently, the Company does not expect such regulatory requirements to impair its ability to dividend sufficient cash flows to sustain JHFS' liquidity and capital needs. However, the Company can give no assurance it will declare or pay dividends on a regular basis.

     In March and December 2001, the Commissioner of Insurance for the Commonwealth of Massachusetts approved, and the Company paid, dividends to JHFS in the amount of $250.0 million and $479.5 million, respectively. The March dividend was a cash transfer. The December dividend was a transfer of the Company's remaining ownership of John Hancock Canadian Holdings and also of certain international subsidiaries held by the Company. None of these dividends were classified as extraordinary by state regulators.

     The liquidity of our insurance operations is also related to the overall quality of our investments. As of December 31, 2001, $32,612.8 million, or 87.4% of the fixed maturity securities held by us and rated by Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. (S&P) or the National Association of Insurance Commissioners were rated investment grade (BBB or higher by S&P or 1 or 2 by the National Association of Insurance Commissioners). The remaining $4,691.0 million, or 12.6% of fixed maturity investments were rated non-investment grade. For additional discussion of our investment portfolio see the General Account Investments section above in this Management's Discussion and Analysis of Financial Condition and Results of Segment Operations.

     We employ an asset/liability management approach tailored to the specific requirements of each of our product lines. Each product line has an investment strategy based on the specific characteristics of the liabilities in the product line. As part of this approach, we develop investment policies and operating guidelines for each portfolio based upon the return objectives, risk tolerance, liquidity, and tax and regulatory requirements of the underlying products and business segments.

     Net cash provided by operating activities was $2,774.9 million, $2,043.2 million, and $1,567.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. The $731.7 million increase in 2001 as compared to 2000 is largely attributable to the net increase in policy reserves of $525.6 million and increased net realized investment and other gains of

$324.1 million partially offset by a decrease in earnings of $218.3 million and income taxes of $141.3 million and an increase in other assets net of other liabilities. The net increase in 2000 as compared to 1999 is primarily due to an increase in net income of $666.3 million.

     Net cash used in investing activities was $6,551.1 million, $1,371.8 million and $1,837.7 million for the years ended December 31, 2001, 2000, and 1999, respectively. The net cash used in investing activities increased by $5,179.3 million in 2001 compared to 2000 primarily due to increases in net acquisitions of fixed maturities. The decrease in cash used in 2000 compared to 1999 resulted primarily from a decrease in net acquisitions of fixed maturity securities.

     Net cash provided by financing activities was $1,835.2 million, $691.9 million and $117.2 million, for the years ended December 31, 2001, 2000 and 1999, respectively. The increase in 2001 as compared to 2000 is attributed to a larger increase in universal life and investment-type contract deposits of $2,602.1 million, as compared to increase of cash payments on withdrawals of $1,237.6 million. The increase in 2000 as compared to 1999 resulted from a reduction in cash payments made on withdrawals of universal life insurance and investment-type contracts offset somewhat by a reduction in cash deposits withdrawals of universal life insurance and investment-type contracts.

     Cash flow requirements also are supported by a committed line of credit of $1.0 billion. The line of credit agreement provides for two facilities: one for $500 million pursuant to a 364-day commitment (subject to renewal) and a second for $500 million pursuant to a multi-year facility (renewable in 2005). The line of credit is available for general corporate purposes. The line of credit agreement contains various covenants, among these being that shareholder's equity meet certain requirements. To date, we have not borrowed any amounts under the line of credit.

     As of December 31, 2001, we had $743.3 million of debt outstanding consisting of $447.3 million of surplus notes, and $296.0 million of other notes payable. A new commercial paper program has been established at the Company that has replaced the commercial paper program that was in place at the Company's indirect subsidiary, John Hancock Capital Corporation, and there were no commercial paper borrowings outstanding at December 31, 2001.

     A primary liquidity concern with respect to life insurance and annuity products is the risk of early policyholder and contractholder withdrawal. The following table summarizes our annuity policy reserves and deposit fund liabilities for the contractholder's ability to withdraw funds for the indicated periods:

-------------------------------------------------------------------------

                                              As of December 31,
                                    -------------------------------------
                                          2001                2000
                                    -----------------   -----------------
                                     Amount       %       Amount      %
                                    ---------   -----   ---------   -----
                                      (in millions)        (in millions)
-------------------------------------------------------------------------
Not subject to discretionary
   withdrawal provisions ........   $25,846.3    81.7%  $21,395.1    79.2%
Subject to discretionary
   withdrawal adjustment: .......
With market value adjustment.....         7.6     0.0       824.2     3.0
At contract value ...............     2,312.4     7.3     1,888.6     7.0
Subject to discretionary
   withdrawal at contract value
   less surrender charge ........     3,493.3    11.0     2,928.1    10.8
                                    ---------   -----   ---------   -----
Total annuity reserves and
   deposit funds liability ......   $31,659.6   100.0%  $27,036.0   100.0%
                                    =========   =====   =========   =====

-------------------------------------------------------------------------

     Individual life insurance policies are less susceptible to withdrawal than are individual annuity contracts because policyholders may incur surrender charges and undergo a new underwriting process in order to obtain a new insurance policy. Annuity benefits under group annuity contracts are generally not subject to early withdrawal. As indicated in the table above, there is a substantial percentage of annuity reserves and deposit fund liabilities that are not subject to withdrawal. As a matter of policy, we seek to include provisions limiting withdrawal rights from general account institutional structured investment products. These include GICs and funding agreements sold to plan sponsors where the contract prohibits the contractholder from making withdrawals other than on a scheduled maturity date. In addition, none of these obligations can be accelerated based on any change in the Company's credit rating.

     Individual life insurance policies (other than term life insurance policies) increase in cash value over their lives. Policyholders have the right to borrow from us an amount generally up to the cash value of their policy at any time. As of December 31, 2001, we had approximately $17.7 billion in cash values in which policyholders have rights to policy loans. The majority of cash values eligible for policy loans are at variable interest rates which are reset annually on the policy anniversary. Moreover, a portion of our fixed interest rate policy loans have features that provide for reduced crediting rates on the portion of cash values loaned. The amount of policy loans has remained consistent over the past three years, at approximately $1.9 billion, $1.6 billion of which are in the closed block at December 31, 2001.

     The following table summarizes the Company's information about contractual obligations by due date as of December 31, 2001. Contractual obligations of the Company are those obligations fixed by agreement as to dollar amount and date of payment. These obligations are inputs into the Company's asset liability management system described elsewhere in this document. Other commercial commitments are those commitments entered into by the Company with known expiration dates. No such other commercial commitments existed at December 31, 2001.

---------------------------------------------------------------------------------------

                                                  Payments due by period
                                -------------------------------------------------------
                                            Less than      1-3        4-5       After
                                  Total       1 year      years      years     5 years
                                ---------   ---------   --------   --------   ---------
                                                      (in millions)
---------------------------------------------------------------------------------------
Debt ........................   $   743.3    $  124.6   $   63.7   $   32.9   $   522.1
GIC's .......................     7,763.4     1,920.0    3,319.6    1,299.5     1,224.3
Funding agreements ..........    12,281.0       426.7    3,293.5    4,251.5     4,309.3
Institutional
   structured settlements ...     1,283.7         9.5       25.3       29.4     1,219.5
Annuity certain .............    13,519.9       650.2    1,363.7    1,160.3    10,345.7
Investment commitments ......     1,222.8     1,222.8         --         --          --
Operating lease
   obligations ..............       103.2        21.2       34.7       17.4        29.9
                                ---------    --------   --------   --------   ---------
Total contractual cash
   obligations ..............   $36,917.3    $4,375.0   $8,100.5   $6,791.0   $17,650.8
                                =========    ========   ========   ========   =========

---------------------------------------------------------------------------------------

     The risk-based capital standards for life insurance companies, as prescribed by the National Association of Insurance Commissioners, establish a risk-based capital ratio comparing adjusted surplus to required surplus for each of our United States domiciled insurance subsidiaries. If the risk-based capital ratio falls outside of acceptable ranges, regulatory action may be taken ranging from increased information requirements to mandatory control by the domiciliary insurance department. The risk-based capital ratios of all our insurance subsidiaries as of December 31, 2001, were above the ranges that would require regulatory action.

     We maintain reinsurance programs designed to protect against large or unusual losses. Based on our periodic review of our reinsurers' financial statements, financial strength ratings and reputations in the reinsurance marketplace, we believe that our reinsurers are financially sound, and, therefore, that we have no significant exposure to uncollectible reinsurance in excess of uncollectible amounts recognized in our audited consolidated financial statements.

     Given the historical cash flow of our subsidiaries and current financial results, management believes that the cash flow from the operating activities over the next year will provide sufficient liquidity for our operations, as well as to satisfy debt service obligations and to pay other operating expenses. Although we anticipate that we will be able to meet our cash requirements, we can give no assurances in this regard.

Quantitative and Qualitative Disclosure about Market Risk

Capital Markets Risk Management

     The Company maintains a disciplined, comprehensive approach to managing capital market risks inherent in its business and investment operations.

     To mitigate capital market risks, and effectively support Company objectives, investment operations are organized and staffed to focus investment management expertise on specific classes of investments, with particular emphasis placed on private placement markets. In addition, a dedicated unit of asset/ liability risk management (ALM) professionals centralizes the implementation of the Company's and its subsidiaries' implementation of the interest rate risk management program. As an integral component of its ALM program, derivative instruments are used in accordance with risk reduction techniques established through Company policy and with formal approval granted from the New York Insurance Department. The Company's use of derivative instruments is monitored on a regular basis by the Company's Investment Compliance Department and reviewed quarterly with senior management and the Committee of Finance.

     The Company's principal capital market exposures are credit and interest rate risk, which includes the impact of inflation, although we have certain exposures to changes in equity prices and foreign currency exchange rates. Credit risk pertains to the uncertainty associated with the ability of an obligor or counterparty to continue to make timely and complete payments of contractual principal and interest. Interest rate risk pertains to the change in fair value that occurs within fixed maturity securities or liabilities as market interest rates move. Equity and foreign currency risk pertain to price fluctuations, associated with the Company's ownership of equity investments or non-US dollar denominated investments and liabilities, driven by dynamic market environments.

Credit Risk

     The Company manages the credit risk inherent in its fixed maturity securities by applying strict credit and underwriting standards, with specific limits regarding the proportion of permissible below investment grade holdings. We also diversify our fixed maturity securities with respect to investment quality and credit concentration. Concentrations are monitored with respect to issuer, industry, geographic location, and loan property-type. Where possible, consideration of external measures of creditworthiness, such as ratings assigned by nationally recognized rating agencies, supplement our internal credit analysis. The Company uses simulation models to examine the probability distribution of credit losses to ensure that it can readily withstand feasible adverse scenarios. In certain limited circumstances the Company may use the credit derivatives market to exchange credit risk for fixed rate payments if it believes this approach is more efficient than entering into a cash-based security transaction. In addition, the Company periodically examines, on various levels of aggregation, its actual default loss experience on significant asset classes to determine if the losses are consistent with the (1) levels assumed in product pricing, (2) ACLI loss experience and (3) rating agencies' quality-specific cohort default data. These tests have generally found the Company's aggregate experience to be favorable relative to these external benchmarks and consistent with priced-for-levels. The Company evaluates fixed income securities on a case by case basis for issues of collectibility. The Company's bond analysts operate in an industry-based, team-oriented structure that facilitates the evaluation of the Company's entire fixed income holdings quarterly and formal presentations to management twice annually. In addition, trading levels of publicly traded securities and other market factors and industry trends are followed and their impact on individual credits are assessed as they occur. Indenture covenants which provide the Company additional protection in the event of credit deterioration are also monitored continuously. When as a result of any of these analyses, management believes that the collectibility of any amounts owed is other than temporarily impaired, the underlying asset is written down to fair value.

     As of December 31, 2001, the Company's fixed maturity portfolio was comprised of 87.4% investment grade securities and 12.6% below-investment-grade securities. These percentages are consistent with recent experience and indicative of the Company's long-standing investment philosophy of pursuing moderate amounts of credit risk in anticipation of earning higher expected returns. We believe that credit risk can be successfully managed given our proprietary credit evaluation models and experienced personnel. For additional information regarding the credit quality of the Company's portfolio see Note 3 to our consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Segment Operations.

Interest Rate Risk

     The Company maintains a tightly controlled approach to managing its potential interest rate risk. Interest rate risk arises from many of our primary activities, as we invest substantial funds in interest-sensitive assets to support the issuance of our various interest-sensitive liabilities, primarily within our Protection, Asset Gathering and Guaranteed and Structured Financial Products Segments.

     We manage interest rate sensitive segments of our business, and their supporting investments, under one of two broadly defined risk management methods designed to provide an appropriate matching of assets and liabilities. For guaranteed rate products, where contractual liability cash flows are highly predictable (e.g., GICs or immediate annuities) we apply sophisticated duration-matching techniques to manage the segment's exposure to both parallel and non-parallel yield curve movements. Typically this approach involves a duration mismatch tolerance of less than +/- .05 years, with other techniques used for limiting exposure to non-parallel risk. Duration measures the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, should interest rates increase by 100 basis points, the fair value of an asset with a 5-year duration is expected to decrease in value by approximately 5.0%. For non-guaranteed rate products we apply scenario-modeling techniques to develop investment policies with what we believe to be the optimal risk/return tradeoff given our risk constraints. Each scenario is based on near term reasonably possible hypothetical changes in interest rates that illustrate the potential impact of such events.

     We project asset and liability cash flows on guaranteed rate products and then discount them against credit-specific interest rate curves to attain fair values. Duration is then calculated by re-pricing these cash flows against a modified or "shocked" interest rate curve and evaluating the change in fair value versus the base case. As of December 31, 2001, the fair value of fixed maturity securities and mortgage loans supporting duration managed liabilities was approximately $27,788.4 million.

     The risk management method for non-guaranteed rate products, such as whole life insurance or single premium deferred annuities, is less formulaic, but more complex, due to the less predictable nature of the liability cash flows. For these products, we manage interest rate risk based on scenario-based portfolio modeling that seeks to identify the most appropriate investment strategy given probable policyholder behavior and liability crediting needs under a wide range of interest rate environments. As of December 31, 2001, the fair value of fixed maturity securities and mortgage loans supporting liabilities managed under this modeling was approximately $23,091.2 million

Derivative Instruments

     The Company uses a variety of derivative financial instruments, including swaps, caps, floors, and exchange traded futures contracts, in accordance with Company investment policy. Permissible derivative applications include the reduction of economic risk (i.e., hedging) related to changes in yields, prices, cash flows, and currency exchange rates. In addition, certain limited applications of income generation are allowed. Examples of this type of use include the purchase of call options to offset the sale of embedded options in Company liability issuance or the purchase of swaptions to offset the purchase of embedded put options in certain investments. The Company

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

does not make a market or trade derivatives for speculative purposes.

     As of January 1, 2001, SFAS No. 133 became effective for all companies reporting under GAAP in the United States. Briefly stated, SFAS No. 133 requires that all derivative instruments must be recorded as either assets or liabilities on the Company's balance sheet, with quarterly recognition thereafter of changes in derivative fair values through its income statement. The income effect of derivatives that meet all requirements of a "qualified hedge" under SFAS No. 133 guidance may be offset, in part or in its entirety, by recognition of changes in fair value on specifically identified underlying hedged-items. These hedged-items must be identified at the inception of the hedge and may consist of assets, liabilities, firm commitments or forecasted transactions. Depending upon the designated form of the hedge (i.e., fair value or cash flow), changes in fair value must either be recorded immediately through income or through shareholder's equity (Other Comprehensive Income) for subsequent amortization into income.

     In preparing for the implementation of SFAS No. 133, the Company invested significant time and resources to achieve two primary objectives. First, preserving the ability to hedge economic risks inherent in its business operations, with assurance that such hedges were structured in a SFAS No. 133 compliant fashion. Second, the reduction of income volatility arising from "ineffective" or less than perfect hedges, whereby income from hedged-item fair value recognition only partially offsets income from derivatives fair value recognition. In the course of achieving these objectives the Company undertook an extensive examination of its derivatives hedging program. The examination identified two areas where the Company's risk management applications required adjustment to accommodate the requirements of SFAS No. 133. Each of these hedging applications was modified so as to retain its economic effectiveness and achieve compliance with SFAS No. 133. In addition, the examination proved beneficial in several other ways, including the implementation and customization of a vendor derivatives valuation and accounting software, improved front and back office derivatives capabilities, refinement of responsibilities to ensure appropriate separation of duties, and enhanced derivatives compliance procedures.

     Through the year ended December 31, 2001, the reported income volatility attributable to SFAS No. 133 accounting treatment was $(16.3) million and well in line with our pre-SFAS No. 133 implementation expectations. We also reported income volatility of $2.3 million during 2001 due to GAAP derivatives accounting treatment on options that predated SFAS No. 133. This volatility relates to the "inherent ineffectiveness" associated with marking-to-market each quarter out-of-the-money interest rate and equity options. These options hedge interest rate and equity risks present in certain of our asset and liability portfolios. The Company continues to seek process improvements to further reduce expected income volatility, without unduly hindering our objective of aggressively managing economic risks inherent in its lines of business.

     The Company's Investment Compliance Unit monitors all derivatives activity for consistency with internal policies and guidelines. All derivatives trading activity is reported monthly to the Company's Committee of Finance for review, with a comprehensive governance report provided jointly each quarter by the Company's Derivatives Supervisory Officer and Chief Investment Compliance Officer. The table below reflects the Company's derivative positions hedging interest rate risk as of December 31, 2001.

     The notional amounts in the table represent the basis on which pay or receive amounts are calculated and are not reflective of credit risk. These fair value exposures represent only a point in time and will be subject to change as a result of ongoing portfolio and risk management activities.

-------------------------------------------------------------------------------------

                                                As of December 31, 2001
                                -----------------------------------------------------
                                                                  Fair Value
                                                                  ----------
                                            Weighted-    -100                   +100
                                             Average     Basis                  Basis
                                Notional      Term       Point       As of      Point
                                 Amount      (Years)     Change    12/31/01    Change
                                ---------   ---------   -------   ----------   ------
                                   (in millions, except for Weighted-Average Term)
-------------------------------------------------------------------------------------
Interest rate swaps .........   $13,397.2      7.8      $(632.2)   $(361.2)    $(97.9)
CMT swaps ...................       353.0      1.0          8.4        8.3        8.3
Futures contracts/(1)/ ......       310.7      6.0         (6.0)      (1.0)       5.7
Interest rate caps ..........       297.0      5.4          1.9        3.6        6.6
Interest rate floors ........     8,328.0      8.3        120.0       56.5       30.7
Swaptions ...................        30.0     23.4         (3.0)      (1.3)      (0.5)
                                ---------               -------    -------     ------
Totals ......................   $22,715.9      7.9      $(510.9)   $(295.1)    $(47.1)
                                =========               =======    =======     ======

-------------------------------------------------------------------------------------

/(1)/ Represents the notional value on open contracts as of December 31, 2001.

/(2)/ The selection of a 100 basis point immediate change in interest rates should not be construed as a prediction by us of future market events but rather as an illustration of the potential impact of such an event.

     Our non-exchange-traded derivatives are exposed to the possibility of loss from a counterparty failing to perform its obligations under terms of the derivative contract. We believe the risk of incurring losses due to nonperformance by our counterparties is remote. To manage this risk, Company procedures include the (a) on-going evaluation of each counterparty's credit ratings, (b) the application of credit limits and monitoring procedures based on an internally developed, scenario-based risk assessment system, (c) quarterly reporting of each counterparty's "potential exposure," (d) master netting agreements, and (e) the use of collateral agreements. Futures contracts trade on organized exchanges and have effectively no credit risk.

Equity Risk

     Equity risk is the possibility that we will incur economic losses due to adverse changes in a particular common stock or warrant. In order to reduce our exposure to market fluctuations on some of our common stock portfolio, we use equity collar agreements. These equity collar agreements limit the market value fluctuations on their underlying equity securities. Our equity collars are comprised of an equal number of purchased put options and written call options, each with strike rates equidistant from the stock price at the time the contract is established. As of December 31, 2001, the fair value of our common stock portfolio was $563.7 million. The fair value of our equity collar agreements as of December 31, 2001 was $(2.2) million. A hypothetical 15% decline in the December 31, 2001 value of the equity securities hedged with equity collar agreements would result in an unrealized loss of approximately $3.6 million. The selection of a 15% immediate change in the value of equity securities should not be construed as a prediction by us of future market events but rather as an illustration of the potential impact of such an event. The fair value of any unhedged common stock holdings will rise or fall with equity market and company-specific trends. In certain cases the Company classifies its equity holdings as trading securities. These holdings are marked-to-market through the income statement, creating investment income volatility that is effectively neutralized by changes in corresponding liability reserves.

Foreign Currency Risk

     Foreign currency risk is the possibility that we will incur economic losses due to adverse changes in foreign currency exchange rates. This risk arises in part from our international operations and the issuance of certain foreign currency-denominated funding agreements sold to non-qualified institutional investors in the international market. We apply currency swap agreements to hedge the exchange risk inherent in our investments and funding agreements denominated in foreign currencies. We also own fixed maturity securities that are denominated in foreign currencies. We use derivatives to hedge the foreign currency risk of these securities (both interest and principal payments). At December 31, 2001, the fair value of our foreign currency denominated fixed maturity securities was approximately $707.8 million. The fair value of our currency swap agreements at December 31, 2001 supporting foreign denominated bonds was $42.6 million.

     We estimate that as of December 31, 2001, a hypothetical 10% immediate change in each of the foreign currency exchange rates to which we are exposed, including the currency swap agreements, would result in no material change to the net fair value of our foreign currency-denominated instruments identified above. The selection of a 10% immediate change in all currency exchange rates should not be construed as a prediction by us of future market events but rather as an illustration of the potential impact of such an event.

     The modeling technique we use to calculate our exposure does not take into account correlation among foreign currency exchange rates or correlation among various markets. Our actual experience may differ from the results noted above due to the correlation assumptions utilized or if events occur that were not included in the methodology, such as significant illiquidity or other market events.

Effects of Inflation

     Inflation has not been a material factor in our operations during the past decade in terms of our investment performance, expenses, or product sales.

Accounting Standards

     For a discussion of accounting standards, see Note 1 to our audited consolidated financial statements.

Legal and regulatory matters

General

     Our business is subject to extensive regulation at both the state and Federal level, including regulation under state insurance and Federal and state securities laws.

State Insurance Regulation

     The Company and its insurance subsidiaries are subject to supervision and regulation by the insurance authorities in each jurisdiction in which they transact business. Currently, we are licensed to transact business in all fifty states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Northern Mariana Islands, and several Asian countries, including one city in the People's Republic of China and therefore are subject to regulation in all these jurisdictions. Most states have laws and regulations governing such issues as: what lines of business a company may engage in; underwriting practices, including a company's ability to request results of applicants' genetic tests; what premium rates may be charged in various lines of business; what products a company may sell; mandating certain insurance benefits and policy forms; minimum rates for accumulation of cash values and maximum rates for policy loans; licensing of insurance companies and agents; advertising and marketing practices; statutory accounting and reporting requirements; reserve requirements and solvency standards; admitted statutory assets; the appropriate mix of investments; dividend payments;

transactions with affiliates; and level of ownership regarding acquisitions of control. State insurance departments periodically review the business and operations of an insurance company by examining its financial condition and how its agents sell its products. Our insurance subsidiaries are also required to file various reports, relating to their financial condition, including quarterly filings and detailed annual financial statements. This is required in each jurisdiction where an insurance business is licensed.

     State insurance regulatory authorities and other state law enforcement agencies and attorneys general from time to time make inquiries concerning whether our insurance businesses are in compliance with the regulations covering their businesses. We reasonably and promptly respond to such inquiries and take corrective action if warranted.

     The Illinois, California and Vermont insurance departments have ongoing market conduct examinations involving John Hancock Life Insurance Company. The Company believes that it conducts its business in accordance with all applicable state regulations and does not expect that the outcome of these examinations will have a material impact on our business, financial condition or results of operations.

     State insurance regulators and the National Association of Insurance Commissioners are continually re-examining existing laws and regulations. Among other things, these laws and regulations may focus on insurance company investments, financial reporting and solvency issues, risk-adjusted capital guidelines, interpretations of existing laws, the development of new laws, the implementation of non-statutory guidelines and the circumstances under which dividends may be paid.

Regulation Governing Potential Acquisitions of Control

     We are subject to regulation under the insurance holding company statutes of the states in which our insurance subsidiaries are organized, principally Massachusetts, which is our state of domicile. The Massachusetts insurance law contains provisions which, in general, provide that the acquisition or change of "control" of a domestic insurer or of any person that controls a domestic insurer cannot be consummated without the prior approval of the Massachusetts Commissioner of Insurance. In general, a presumption of "control" arises from the ownership, control, possession with the power to vote or possession of proxies with respect to, 10% or more of the voting securities of an insurer or of a person that controls an insurer. A person seeking to acquire control, directly or indirectly, of a Massachusetts insurance company or of any person controlling a Massachusetts insurance company must file an application for approval of the acquisition of control with the Massachusetts Commissioner of Insurance and obtain the approval of the Massachusetts Commissioner of Insurance before consummating the acquisition.

     In addition, we may in the future become subject to New York insurance law governing the activities of insurance holding companies. Delaware insurance holding company laws apply to us as well because we have an insurance subsidiary organized in Delaware. Accordingly, any direct or indirect acquisition of control of John Hancock Life Insurance Company will be subject to the prior approval of the Delaware Commissioner of Insurance and may also be subject to the prior approval of the New York Superintendent of Insurance in the event John Hancock Life Insurance Company is deemed a New York domestic insurer under the provisions of the New York insurance holding company law.

     In addition to the restrictions under applicable insurance holding company statutes, the Plan of Reorganization governing our reorganization also prohibits:

..    any person, or persons acting in concert, from directly or indirectly acquiring or offering to acquire beneficial ownership of 10% or more of the outstanding shares of our common stock until February 1, 2002; and

..    without prior approval of the Board of Directors of JHFS and the
     Massachusetts Commissioner of Insurance, any person, or persons acting in concert, from directly or indirectly acquiring or offering to acquire beneficial ownership of 10% or more of the outstanding shares of our common stock until February 1, 2003.

     By virtue of these provisions of the Plan of Reorganization, the Company was not subject to acquisition by another company during the two years following the effective date of the reorganization and, until February 1, 2003, may not be subject to acquisition without the prior approval of the Board of Directors of JHFS and the Massachusetts Commissioner of Insurance.

     There is an exception to the foregoing prohibition for an acquisition by a person that becomes a beneficial owner of 10% or more of our common stock as a result of the issuance of such common stock to such person as consideration in an acquisition of another entity that was initiated, by the authority of the JHFS Board of Directors.

     All restrictions described above may deter, delay or prevent a future acquisition of control, including transactions that could be perceived as advantageous to our sole shareholder, JHFS.

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

Regulation of Dividends and Other Payments from Insurance Subsidiaries

     As a result of the demutualization of John Hancock Mutual Life Insurance Company, a parent holding company, called John Hancock Financial Services, Inc., has been created. John Hancock Financial Services, Inc. (JHFS) is a holding company and its primary asset is the outstanding capital stock of John Hancock Life Insurance Company. As an insurance holding company, JHFS depends primarily on dividends from John Hancock Life Insurance Company to pay dividends to its shareholders, pay operating expenses and implement its capital management strategies. Any inability of John Hancock Life Insurance Company to pay dividends to JHFS in the future in an amount sufficient for JHFS to pay dividends to its shareholders, meet its cash obligations and implement its capital management strategies, may materially adversely affect the market price of JHFS common stock and its business, financial condition or results of operations.

     The Massachusetts insurance law limits how and when John Hancock Life Insurance Company can pay dividends to JHFS. Under the Massachusetts insurance law, no insurer may pay any shareholder dividend from any source other than statutory unassigned funds without the prior approval of the Massachusetts Commission of Insurance. The Massachusetts insurance holding company act requires that a report be given to the Massachusetts Commissioner of Insurance no later than five days following declaration, and at least ten days' prior to payment, of any dividend or distribution by a Massachusetts insurance company. Further, this act provides that no extraordinary dividend may be paid without thirty days' prior written notice to the Massachusetts Commissioner of Insurance, and only if the Massachusetts Commissioner of Insurance has not disapproved, or has approved, the payment within the thirty day notice period. An extraordinary dividend is any dividend or distribution of cash or other property whose fair market value, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of (1) 10% of an insurance company's surplus as regards policyholders as of the preceding December 31, and (2) a life insurance company's statutory net gain from operations for the twelve months ending on the preceding December 31. Although not currently viewed as such, the Company, in the future, could also be viewed as being commercially domiciled in New York and, if so, dividend payments may also be subject to New York's insurance holding company act as well as Massachusetts law.

Surplus and Capital Requirements

     Insurance regulators have the discretionary authority, in connection with the ongoing licensing of our insurance businesses, to limit or prohibit the ability to issue new policies if, in the regulators' judgment, the insurer is not maintaining a minimum amount of surplus or is in hazardous financial condition. Limits may also be established on the ability to issue new life insurance policies and annuity contracts above an amount based upon the face amount and premiums of policies of a similar type issued in the prior year.

Risk-Based Capital

     The National Association of Insurance Commissioners (NAIC) has established risk-based capital (RBC) standards for life insurance companies as well as a model act to apply such standards at the state level. The model act provides that life insurance companies must submit an annual risk-based capital report to state regulators reporting their risk-based capital based on five categories of risk: asset risk-affiliates, asset risk-other, insurance risk, interest rate risk and business risk. The formula is intended to be used by insurance regulators as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action.

     In 2001, the NAIC changed the risked-based capital formula which resulted in RBC charges or a higher risk-based capital ratio. The most significant change made by NAIC is to tax effect the RBC, which is similar to reducing the risk factors being applied to the different risk categories. One other change was the creation of a common stock asset risk category and its treatment in the covariance calculation. This change also lowered RBC. John Hancock took certain actions to improve the risk-based capital ratio. The two most significant actions were the partial reinsurance of the closed block and the upstreaming of some of the Company's foreign insurance affiliates to JHFS. John Hancock Life Insurance Company exceeded the level of risk-based capital that would require it to propose actions to correct a deficiency by 151.2 percentage points as of December 31, 2001.

Statutory Investment Valuation Reserves

     Life insurance companies are required to establish an asset valuation reserve (AVR) consisting of two components: (i) a "default component," which provides for future credit-related losses on fixed maturity investments, and
(ii) an "equity component," which provides for losses on all types of equity investments, including equity securities and real estate. Insurers also are required to establish an interest maintenance reserve (IMR) for net realized capital gains and losses on fixed maturity securities, net of tax, related to changes in interest rates. The IMR is required to be amortized into statutory earnings on a basis reflecting the remaining period to maturity of the fixed maturity securities sold. These reserves are required by state insurance regulatory authorities to be established as a liability on a life insurer's statutory financial statements, but do not affect our financial statements prepared in accordance with GAAP. Although future additions to AVR will reduce the future statutory capital and surplus of John Hancock Life Insurance

Company, we do not believe that the impact under current regulations of such reserve requirements will materially affect the ability of John Hancock Life Insurance Company to increase its statutory capital and surplus and pay future dividends to John Hancock Financial Services, Inc.

IRIS Ratios

     The National Association of Insurance Commissioners has developed a set of financial tests known as the Insurance Regulatory Information System (IRIS) for early identification of companies which may require special attention by insurance regulators. Insurance companies submit data on an annual basis to the National Association of Insurance Commissioners. This data is used to calculate ratios covering various categories of financial data, with defined "usual ranges" for each category. IRIS consists of 13 key financial ratios for life insurance companies. An insurance company may fall out of the usual range with respect to one or more ratios because of specific transactions that are in themselves immaterial or eliminated at the consolidated level. Departure from the usual range on four or more of the ratios may lead to inquiries from individual states' insurance departments. During the five-year period ended December 31, 2001, John Hancock Life Insurance Company was outside the usual range for Net Change in Capital Surplus ratio for the year 2000, and the Change in Product Mix and Change in Reserving ratios in 2001. The Change in Capital Surplus ratio fell outside the usual range in 2000 because of the demutualization transaction. Specifically, under the applicable statutory accounting rules, the Company was required to exclude the proceeds from the stock offering from surplus while the demutualization consideration paid in cash was deducted from surplus, thereby distorting the ratio. This adjustment did not recur in the year 2001 and it is not expected to occur in 2002. The unusual ratios in 2001 were the result of the implementation of new statutory accounting rules and are not expected to recur. During the same period, John Hancock Variable Life Insurance Company and Investors Partner Life Insurance Company, which are wholly owned direct and indirect subsidiaries of John Hancock Life Insurance Company, respectively, had several ratios outside of the usual range. John Hancock Variable Life Insurance Company had eight unusual ratios, all of which resulted from growth in the business and the effect of reinsurance contracts with John Hancock Life Insurance Company. Investors Partner Life Insurance Company had ten unusual ratios due to the fact it writes no new business.

Regulation of Investments

     Our insurance businesses are subject to state laws and regulations that require diversification of their investment portfolios. Some of these laws and regulations also limit the amount of investments in specified investment categories, such as below investment grade fixed maturity securities, equity real estate, other equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as nonadmitted assets for purposes of measuring statutory surplus, in some instances, requiring divestiture. State regulatory authorities from the domiciliary states of our insurance subsidiaries have not indicated any non-compliance with any such regulations.

Valuation of Life Insurance Policies Model Regulation

     The National Association of Insurance Commissioners has adopted a revision to the Valuation of Life Insurance Policies Model Regulation (known as Revised
XXX). This model regulation established new minimum statutory reserve requirements for certain individual life insurance policies written in the future. Before the new reserve standards can become effective, individual states must adopt the model regulation. Massachusetts adopted the Regulation effective January 1, 2001 and the Company established increased reserves to be consistent with the new minimum standards with respect to policies issued after the effective date of the regulation. In addition, the Company revised its term life insurance products with guaranteed premium periods and is in the process of revising and expanding its universal life insurance products with no-lapse guarantees.

Federal Insurance Initiatives and Legislation

     Although the Federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on our business. Current and proposed measures that may significantly affect the insurance business generally include limitations on anti-trust immunity, minimum solvency requirements and health care reform.

     On November 12, 1999, the Gramm-Leach-Bliley Act of 1999 became law, implementing fundamental changes in the regulation of the financial services industry in the United States. The act permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company. Under the act, national banks retain their existing ability to sell insurance products in some circumstances. In addition, bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities, including acting as principal, agent or broker in selling life, property and casualty and other forms of insurance, including annuities. A financial holding company can own any kind of insurance company or insurance broker or agent, but its bank subsidiary cannot own the insurance company. Under state law, the financial holding company would need to apply to the insurance commissioner in the insurer's state of domicile for prior approval of the acquisition of the insurer, and the act provides that the commissioner, in considering the application, may not discriminate against the financial holding company because it is affiliated with a bank. Under the act, no state may prevent or interfere with affiliations between banks and insurers, insurance agents or brokers, or the licensing of a bank or affiliate as an insurer or agent or broker.

     On October 26, 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 was enacted into law as part of the USA PATRIOT Act. Among its many provisions the law requires that financial institutions adopt anti-money laundering programs that include policies, procedures and controls to detect and prevent money laundering, designate a compliance officer to oversee the program and provide for employee training, and periodic audits in accordance with regulations to be issued by the U.S. Treasury Department. The Company is actively developing a program in order to fully comply with the applicable provisions of the Act and the related Treasury Regulations.

Tax Legislation

     Currently, under the Internal Revenue Code, holders of many life insurance and annuity products, including both traditional and variable products, are entitled to tax-favored treatment on these products. For example, income tax payable by policyholders on investment earnings under traditional and variable life insurance and annuity products which are owned by natural persons is deferred during the product's accumulation period and is payable, if at all, only when the insurance or annuity benefits are actually paid or to be paid. Also, for example, interest on loans up to $50,000 secured by the cash value of life insurance policies owned by businesses on key employees is eligible for deduction even though investment earnings during the accumulation period are tax-deferred.

     In the past, legislation has been proposed that would have curtailed the tax-favored treatment of some of our insurance and annuity products. If any such proposals were enacted, market demand for such products would be adversely affected. In addition, the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA), enacted by Congress in 2001, provides for the gradual reduction and eventual elimination of Federal estate taxes by the year 2010. But EGTRRA also contains a sunset provision which would reinstate Federal estate taxes in the year 2011, based on the Internal Revenue Code in effect prior to the enactment of EGTRRA. Many insurance products are designed and sold to help policyholders reduce the effect of Federal estate taxation on their estates. The enactment of EGTRRA has adversely affected sales of certain of our insurance and investment advisory products, but this effect is mitigated somewhat by the sunset provision. If the sunset provision of EGTRRA is eliminated in the future, the adverse affect on the sales of these products could increase. In addition, sales of split dollar life insurance products have been adversely affected by proposed changes being considered by the Internal Revenue Service.

Securities Laws

     Certain of our investment advisory activities are subject to federal and state securities laws and regulations. Our mutual funds are registered under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act. All of our separate investment accounts that fund retail variable annuity contracts and retail variable life insurance products issued by us, other than those which fund private placement investment options that are exempt from registration or support fixed rate investment options that are also exempt from registration, are registered both under the Securities Act and the Investment Company Act. Institutional products such as group annuity contracts, guaranteed investment contracts and funding agreements are sold to tax qualified pension plans or are sold to other sophisticated investors as "private placements," and are exempt from registration under both acts. Some of our subsidiaries are registered as broker/dealers under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and with the National Association of Securities Dealers, Inc., and a number are registered as investment advisers under the Investment Advisers Act of 1940. One subsidiary is registered as a commodity pool operator and also as a commodity trading advisor under the Commodity Exchange Act. Our insurance companies or other subsidiaries also own or manage other investment vehicles that are exempt from registration under the Securities Act and the Investment Company Act but may be subject to other requirements of those laws, such as antifraud provisions and the terms of applicable exemptions. We are also subject to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer the products described above or non-variable life and annuity products or conduct other securities and investment related activities.

Environmental Considerations

     As owners and operators of real property, we are subject to extensive federal, state and local environmental laws and regulations. Inherent in such ownership and operation is the risk that there may be potential environmental liabilities and costs in connection with any required remediation of such properties. When deemed appropriate, we routinely conduct environmental assessments for real estate being acquired for investment and before taking title to property acquired through foreclosure or deed in lieu of foreclosure. Based on these environmental assessments and compliance with our internal environmental procedures, we believe that any costs associated with compliance with environmental laws and regulations or any remediation of such properties would not be material to our consolidated financial position or results of operations. Furthermore, although we hold equity positions in subsidiaries and investments that could potentially be subject to environmental liabilities, we believe, based on our assessment of the business and properties of these companies and our level of involvement in the operation and management of such companies, that we would not be subject to any environmental liabilities with respect to these investments which would have a material adverse effect on our business, financial position or results of operations.

ERISA Considerations

     Certain of our lines of business, including our management of employee benefit plan assets in our advisory capacity in separate accounts, are subject to the requirements of ERISA. In addition, the Small Business Job Protection Act, which we refer to as the SBJPA, offers insurers protection from potential litigation exposure prompted by the 1993 U.S. Supreme Court decision in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank, which we refer to as the Harris Trust Decision, in which the Court held that, with respect to a portion of the funds held under certain general account group annuity contracts, an insurer is subject to the fiduciary requirements of ERISA. The pertinent SBJPA provisions provide that insurers are protected from liability for breaches of fiduciary duties under ERISA for past actions with respect to their general account contracts. However, insurers remain subject to federal criminal law and liable for actions brought by the U.S. Secretary of Labor alleging breaches of fiduciary duties that also constitute a violation of federal or state criminal law. The SBJPA also provides that contracts issued from an insurer's general account on or before December 31, 1998, that are not guaranteed benefit policies, will not be subject to ERISA's fiduciary requirements if they meet the requirements of regulations issued by the United States Department of Labor. The SBJPA further provides that contracts issued from an insurer's general account after December 31, 1998, that are not guaranteed benefit policies will be subject to ERISA. In January 2000, the Department of Labor published a regulation pursuant to the SBJPA which provides, among other things, that if an employee benefit plan acquired an insurance policy (other than a guaranteed benefit policy) issued on or before December 31, 1998 that is supported by the assets of the insurer's general account, the plan's assets for purposes of ERISA will not be deemed to include any of the assets of the insurer's general account, provided that the requirements of the regulation are met. Accordingly, if those requirements are met, the insurer is not subject to the fiduciary obligations of ERISA in connection with such an insurance policy. These requirements include detailed disclosures to be made to the employee benefit plan and the requirement that the insurer must permit the policyholder to terminate the policy on 90 days' notice and receive without penalty, at the policyholder's option, either (1) the accumulated fund balance (which may be subject to market value adjustment) or (2) a book value payment of such amount in annual installments with interest. John Hancock Life Insurance Company has implemented procedures to comply with the requirements set forth therein to secure the exemption provided by the regulations from the fiduciary obligations of ERISA. However, John Hancock Life Insurance Company's exposure to disintermediation risk could increase due to the termination options that it would be required to provide to policyholders. Any such increase, however, would not be material. Since there has been no final ruling in the Harris Trust case (described below under " Legal Proceedings"), we are unable at this time to determine the effects of the decision, and therefore cannot compare the litigation risk to the disintermediation risk created by compliance with the regulations. With respect to employee welfare benefit plans subject to ERISA, Congress periodically has considered amendments to the law's Federal preemption provision, which would expose John Hancock Life Insurance Company, and the insurance industry generally, to state law causes of action, and accompanying extra-contractual (e.g., punitive) damages in lawsuits involving, for example, group life and group disability claims. To date, all such amendments to ERISA have been defeated.

Employees

     As of January 31, 2002, we employed approximately 5,386 people. We believe our relations with our employees are satisfactory.

Legal Proceedings

       Sales Practice Class Action Settlement

     Over the past several years, companies engaged in the life insurance business have faced extensive claims, including class-action lawsuits, alleging improper marketing and sales of individual life insurance policies or annuities. On December 31, 1997, the United States District Court for the District of Massachusetts approved a settlement of a nationwide class action lawsuit regarding sales practices against John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company and John Hancock Distributors, Inc., Duhaime, et al. v. John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company and John Hancock Distributors, Inc. With certain limited exceptions, the class that is bound by the terms of the settlement includes persons and entities who at any time during the class period (January 1, 1979 through December 31, 1996) had an ownership interest in one or more of our whole life, universal life or variable life insurance policies (and certain annuities and mutual funds) issued during the class period.

     In conjunction with this settlement, we had a total reserve that stood at $52.7 million and $224.0 million at December 31, 2001 and 2000, respectively. We incurred settlement related costs of $30.0 million and $140.2 million in 2001 and 1999, respectively. No such costs were incurred in 2000. In 1999, the Company updated its estimate of the cost of claims subject to alternative dispute resolution (ADR) relief and revised its reserve estimate accordingly. The reserve estimate was further evaluated quarterly, and was adjusted as noted above in 2001. The adjustment to the reserve in 2001 was the result of the Company being able to better estimate the cost of settling the remaining claims, which on average tend to be the larger more complicated claims. The better estimate is from experience with actual settlement of similar claims.

     Administration of the ADR component of the settlement continues to date. Although some uncertainty remains as to the cost of claims in the final phase (i.e. arbitration) of the ADR process, it is expected that the final cost of the settlement will not differ materially from the amounts presently provided for by the Company.

       Harris Trust Litigation

     Since 1983, we have been involved in complex litigation known as Harris Trust and Savings Bank, as Trustee of Sperry Master Retirement Trust No. 2 v. John Hancock Mutual Life Insurance Company (S.D.N.Y. Civ. 83-5491). This lawsuit originally raised only state law causes of action, but in 1984, the plaintiff amended the Complaint to allege that John Hancock was a fiduciary and party in interest under ERISA in rendering investment advice and exercising control over plan assets. Plaintiff alleged that John Hancock breached its fiduciary duty in failing to act for the exclusive benefit of plan participants by retaining excess funds of the plan, by imposing arbitrary charges for a return of plan funds, by failing to pay an appropriate rate of interest on plan funds, and by charging the plan excessive compensation. In 1989, the District Court dismissed all of plaintiff's ERISA claims and, in 1991, also dismissed all of plaintiff's state law claims. The plaintiff appealed to the Second Circuit Court of Appeals, seeking reversal of several of the District Court's rulings, including two of the rulings regarding the applicability of ERISA to the dispute. The District Court's state law rulings were upheld, and the ERISA rulings were affirmed in part and reversed in part. Specifically, the Second Circuit upheld the District Court's conclusion that John Hancock was not a fiduciary under ERISA with respect to the insurance policy as a contract. The Second Circuit, however, reversed the District Court's determination that none of the assets, held by John Hancock in its general account in connection with this contract were plan assets, and held that "free funds" associated with this contract constitute plan assets for ERISA purposes. This decision was appealed to the Supreme Court, which affirmed the Second Circuit's ruling in 1993. The Department of Labor filed an amicus brief in support of John Hancock's position on the merits before the Supreme Court. The case was remanded to the District Court. The case was tried before a Federal District Court judge in 1997, and the judge issued an opinion in November 2000.

     In that opinion, the judge determined that John Hancock should have allowed the Trust to withdraw the free funds by means of an extracontractual payout. The Court awarded the Trust approximately $13.8 million in relation to this claim together with unspecified additional pre-judgment interest on this amount from October 1988.

     The Court also determined that John Hancock violated its fiduciary duty when it failed to revalue the liabilities for guaranteed benefits, which had been established at rates set out in the contract, on a basis which was more favorable to the Trust. In addition, the Court concluded that certain of Hancock's internal allocations of expenses and investment income violated ERISA. Damages in the amount of approximately $5.7 million, together with unspecified pre-judgment interest from December 1996, were awarded on these issues. As part of the relief, the judge ordered the removal of Hancock as a fiduciary to the plan. On April 11, 2001 the Court entered a judgment against John Hancock for approximately $84.9 million, which includes damages to plaintiff, pre-judgment interest, attorneys' fees and other costs.

     We believe that the underlying case was incorrectly decided and there are promising grounds for challenging the District Court's decision. Therefore, we have filed an appeal and believe that it is probable that the Appeals Court will reverse the lower court's decision. Notwithstanding what we believe to be the merits of the Company's position in this case, if unsuccessful, our ultimate liability, including fees, costs and interest could have a material adverse impact on net income. However, we do not believe that any such liability would be material in relation to our financial position or liquidity.

Other Legal and Regulatory Proceedings

     We are regularly involved in other litigation, both as a defendant and as a plaintiff. The litigation naming us as a defendant ordinarily involves our activities as a provider of insurance protection products, as well as an investment adviser, employer and taxpayer. In addition, state regulatory bodies, the United States Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and other regulatory bodies regularly make inquiries and, from time to time conduct examinations concerning our compliance with, among other things, insurance laws, securities laws, and laws governing the activities of broker/dealers. We do not believe at this time that the ultimate resolution of any of these legal or regulatory matters that are currently pending, either individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

Directors and Executive Officers of John Hancock

     The Directors and executive officers of John Hancock and their principal occupations during the past five years are as follows:

--------------------------------------------------------------------------------

Directors                                 Principal Occupations
---------                                 ---------------------

David F. D'Alessandro....Chairman of the Board, President and Chief Executive
                         Officer, John Hancock

Foster L. Aborn..........Director, formerly Vice Chairman of the Board and Chief
                         Investment Officer, John Hancock

Wayne A. Budd............Executive Vice President and General Counsel, John
                         Hancock; formerly Group President, Bell Atlantic - New England (telecommunications)

John M. Connors, Jr......Chairman and Chief Executive Officer and Director,
                         Hill, Holliday, Connors, Cosmopoulos, Inc.
                         (advertising).

John M. DeCiccio.........Executive Vice President and Chief Investment Officer,
                         John Hancock

Robert E. Fast...........Senior Partner, Hale and Dorr (law firm)

Kathleen F. Feldstein....President, Economic Studies, Inc. (economic consulting).

Nelson S. Gifford........Principal, Fleetwing Capital  (financial services)

Thomas P. Glynn..........Chief Operating Officer, Partners HealthCare System,
                         Inc. (health care)

Michael C. Hawley........Retired Chairman and Chief Executive Officer, The
                         Gillette Company (razors, etc.)

Edward H. Linde..........President and Chief Executive Officer, Boston
                         Properties, Inc. (real estate)

Judith A.  McHale........President and Chief Operating Officer, Discovery
                         Communications, Inc. (multimedia communications)

R. Robert Popeo..........Chairman, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo
                         (law firm)

Richard F. Syron.........Chairman, President and Chief Executive Officer, Thermo
                         Electron Corp. (scientific and industrial instruments)

Robert J. Tarr, Jr.......Formerly Chairman, President and Chief Executive
                         Officer, HomeRuns.com (online grocer)

--------------------------------------------------------------------------------

     The business address of all Directors and officers of John Hancock is John Hancock Place, Boston, Massachusetts 02117. Executive officers of John Hancock also serve one or more of the affiliated companies of John Hancock. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of John Hancock.

       Executive Compensation

     The following table describes the compensation we paid to John Hancock's Chief Executive Officer and the compensation paid to the Company's four other most highly compensated executive officers in 2001for services rendered as executive officers of the Company during the fiscal years ended December 31, 2001and 2000 (the "Named Executive Officers").

---------------------------------------------------------------------------------------------------------------

                                                                                Long-Term
                                                    Annual compensation        Compensation
                                                    -------------------       --------------       All Other
           Name and Position               Year     Salary      Bonus(1)      LTIP Payouts(2)   Compensation(3)
----------------------------------------   ----   ----------   ----------     ---------------   ---------------
D. F. Alessandro........................   2001   $1,000,000   $1,600,000      $3,575,011           $31,008
   President and Chief Executive Officer   2000      916,923    1,960,000       1,013,148            39,900

M.A. Bell...............................   2001      115,385    1,422,000(4)      272,009(5)          3,283
   Senior Executive Vice President

T.E. Moloney............................   2001      516,346      672,000       1,131,430            28,615
   Chief Financial Office                  2000      475,000      558,600         431,216            39,719

W.A. Budd...............................   2001      500,000      480,000       1,323,000(6)         17,294
   Executive Vice President and General    2000      301,923      838,000(7)      997,298(6)          7,359
      Counsel

M.R. Ford (8)...........................   2001      500,000      560,000         992,250            12,481
   Executive Vice President

---------------------------------------------------------------------------------------------------------------

(1) The amounts in this column report annual Incentive Compensation Plan awards paid in 2002, 2001 and 2000 for the prior performance years of 2001, 2000 and 1999 and, as noted below, certain sign-on bonuses.

(2) The amounts in this column report Long-Term Incentive Plan payouts earned for each of the three-year performance cycles ended December 31, 2001, 2000 and 1999.

(3) Of the amounts shown in this column for 2001, $20,508, $3,283, $6,794, $18,115 and $1,981, with regard to Messrs. D'Alessandro, Bell, Budd and Moloney and Ms. Ford, respectively, reflect the value of premiums paid by the Company on behalf of the Named Executive Officers under split-dollar life insurance policies. The amounts represent the value of the benefits to the Named Executive Officers received on the portions of the premiums paid by the Company. The amounts in this column also include employer contributions under one of the Company's 401(k) Plans other than with respect to Mr. Bell. This payment constitutes the Company match on base salary over the ERISA limitations as well as the match on deferred base salary. In 2001, there was a 4% Company match on base salary over the ERISA limitations of $170,000 for 2001, as well as the 4% match on deferred base salary. Total Company match contributions for 2001 were capped at $10,500, in all cases shown.

(4) Includes a $750,000 sign-on bonus paid to Mr. Bell upon his becoming an executive officer in October 2001. Mr. Bell also participated in the Incentive Compensation Plan upon becoming an executive officer based on his starting salary and retroactive to January 1, 2001.

(5) Upon becoming an executive officer, Mr. Bell participated (on an approximately pro rata basis as to the number of equity rights granted) in the three-year performance cycle ended December 31, 2001 based on his starting salary and retroactive to January 1, 1999.

(6) Upon becoming an executive officer in May 2000, Mr. Budd participated in the three-year performance cycles ended December 31, 2001 and 2000 based on his starting salary and retroactive to January 1, 1999.

(7) Includes a $250,000 sign-on bonus paid to Mr. Budd upon his becoming an executive officer.

(8)  Ms. Ford became an executive officer of the Company in May 2001.

     Directors of John Hancock receive no compensation from us in addition to their compensation as employees of John Hancock, except where otherwise indicated above.

Variations in charges or rates for eligible classes

     We may allow a reduction in or the elimination of the withdrawal charge, or an increase in a credited interest rate. The affected contracts would involve sales to groups or classes of individuals under special circumstances that we expect to result in a reduction in our expenses associated with the sale or maintenance of the contracts, or that we expect to result in mortality or other risks that are different from those normally associated with the contracts.

     The entitlement to such variation in charges or rates will be determined by us based upon such factors as the following:

..    the size of the premium payment,

..    the size of the group or class,

..    the total amount of premium payments expected to be received from the group or class and the manner in which the premium payments are remitted,

..    the nature of the group or class for which the contracts are being purchased and the persistency expected from that group or class as well as the mortality or morbidity risks associated with that group or class;

..    the purpose for which the contracts are being purchased and whether that purpose makes it likely that the costs and expenses will be reduced, or

..    the level of commissions paid to selling broker-dealers or certain financial institutions with respect to contracts within the same group or class.

     We will make any reduction in charges or increase in initial guarantee rates according to our rules in effect at the time an application for a contract is approved. We reserve the right to change these rules from time to time. Any variation in charges or rates will reflect differences in costs and services, will apply uniformly to all prospective contract purchasers in the group or class, and will not be unfairly discriminatory to the interests of any owner.

Distribution of Contracts

     Signator Investors, Inc.("Signator") act as principal distributor of the contracts sold through this prospectus. Signator is registered as a broker-dealer under the Securities Exchange Act of 1934, and each is a member of the National Association of Securities Dealers, Inc. Signator's address is 200 Clarendon Street, John Hancock Place, Boston, Massachusetts 02117.

     You can purchase a contract through registered representatives of broker-dealers and certain financial institutions who have entered into selling agreements with John Hancock and Signator. We pay broker-dealers compensation for promoting, marketing and selling our variable insurance and variable annuity products. In turn, the broker-dealers pay a portion of the compensation to their registered representatives, under their own arrangements. Signator will also pay its own registered representatives for sales of the contracts to their customers. We do not expect the compensation we pay to such broker-dealers (including Signator) and financial institutions to exceed 8.0% of premium payments (on a present value basis) for sales of the contracts described in this prospectus. For limited periods of time, we may pay additional compensation to broker-dealers as part of special sales promotions. We offer these contracts on a continuous basis, but neither John Hancock nor Signator is obligated to sell any particular amount of contracts. We also reimburse Signator for direct and indirect expenses actually incurred in connection with the marketing of these contracts. Signator is a subsidiary of John Hancock.

Experts

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedules of John Hancock Life Insurance Company at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as set forth in their report. We've included these financial statements and schedules in the prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Registration statement

     John Hancock complies with the reporting requirements of the Securities Act of 1934. You can get more details from the SEC upon payment of prescribed fees or through the SEC's internet web site (www.sec.gov).

     This prospectus omits certain information contained in the registration statement that we filed with the SEC.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
John Hancock Life Insurance Company

     We have audited the accompanying consolidated balance sheets of John Hancock Life Insurance Company as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholder's equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of John Hancock Life Insurance Company at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, in 2001 the Company changed its method of accounting for its employee pension plan and postretirement health and welfare plans, derivatives and certain long-duration participating contracts.


                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 1, 2002

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                           CONSOLIDATED BALANCE SHEETS

                                                               December 31
                                                            2001         2000
                                                          ---------   ---------
                                                             (in millions)

Assets
Investments - Notes 3 and 4
Fixed maturities:
   Held-to-maturity-at amortized cost
   (fair value: 2001-$1,908.2; 2000-$13,965.8) ........   $ 1,923.5   $14,145.1
   Available-for-sale-at fair value
   (cost: 2001-$35,778.0; 2000-$15,822.4) .............    36,072.1    15,925.4
Equity securities:
   Available-for-sale-at fair value
   (cost: 2001-$433.1; 2000-$587.6) ...................       562.3       846.1
   Trading securities-at fair value
   (cost: 2001-$2.7; 2000-$1.1) .......................         1.4         1.6
Mortgage loans on real estate .........................     9,667.0     9,659.4
Real estate ...........................................       380.4       447.9
Policy loans ..........................................     1,927.0     1,894.9
Short-term investments ................................        78.6       174.9
Other invested assets .................................     1,676.9     1,335.2
                                                          ---------   ---------
      Total Investments ...............................    52,289.2    44,430.5

Cash and cash equivalents .............................     1,025.3     2,966.3
Accrued investment income .............................       745.9       699.4
Premiums and accounts receivable ......................       117.2       129.0
Deferred policy acquisition costs .....................     3,186.3     3,027.1
Reinsurance recoverable - Note 9  .....................     2,464.3     1,905.9
Other assets ..........................................     2,298.4     1,946.8
Separate accounts assets ..............................    18,998.1    23,307.0
                                                          ---------   ---------
      Total Assets ....................................   $81,124.7   $78,412.0
                                                          =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                                                                December 31
                                                            2001        2000
                                                          ---------   ---------
                                                              (in millions)

Liabilities and Shareholder's Equity
Liabilities
Future policy benefits ................................   $29,715.0   $26,726.8
Policyholders' funds ..................................    20,530.3    18,543.1
Unearned revenue ......................................       346.0       323.1
Unpaid claims and claim expense reserves ..............       203.8       256.4
Dividends payable to policyholders ....................       472.8       453.7
Short-term debt - Note 7 ..............................       124.6       245.3
Long-term debt - Note 7  ..............................       618.7       534.0
Income taxes - Note 5  ................................       803.9       526.3
Other liabilities .....................................     3,675.5     2,370.7
Separate accounts liabilities .........................    18,998.1    23,307.0
                                                          ---------   ---------
Total Liabilities .....................................    75,488.7    73,286.4
Minority interest - Note 8 ............................        28.8          --
Commitments and contingencies - Note 11
Shareholder's Equity - Note 12
Common stock, $10,000 par value; 1,000 shares
   authorized and outstanding .........................        10.0        10.0
Additional paid in capital ............................     4,763.4     4,764.6
Retained earnings .....................................       608.2       284.3
Accumulated other comprehensive income (loss)  ........       225.6        66.7
                                                          ---------   ---------
      Total Shareholder's Equity ......................     5,607.2     5,125.6
                                                          ---------   ---------
      Total Liabilities and Shareholder's Equity ......   $81,124.7   $78,412.0
                                                          =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                   Years Ended December 31
                                                                                 2001       2000       1999
                                                                               --------   --------   --------
                                                                                        (in millions)
Revenues
Premiums ...................................................................   $2,351.9   $2,390.7   $2,021.4
Universal life and investment-type product charges .........................      600.8      591.4      560.9
Net investment income - Note 3 .............................................    3,646.2    3,563.9    3,338.9
Net realized investment and other gains (losses), net of related amortization of deferred policy acquisition costs, amounts credited to participating pension contractholders and
   the policyholder dividend obligation ($(4.1), $11.6 and $85.0,
   respectively) - Notes 1, 3 and 13 .......................................     (245.8)      78.3      169.6
Investment management revenues, commissions and
   Other fees ..............................................................      585.1      746.5      672.5
Other revenue (expense)  ...................................................      185.8        3.4       (1.3)
                                                                               --------   --------   --------
   Total revenues ..........................................................    7,124.0    7,374.2    6,762.0
Benefits and expenses
Benefits to policyholders, excluding amounts related to net realized investment and other gains (losses) credited to participating pension contractholders and the policyholder dividend obligation ($25.3, $21.0,
   and $35.3, respectively) - Notes 1, 3 and 13 ............................    4,328.1    4,247.4    4,585.4
Other operating costs and expenses .........................................    1,227.8    1,288.8    1,251.0
Amortization of deferred policy acquisition costs, excluding amounts related to net realized investment and other gains (losses)
   ($(29.4) $(9.4) and $49.7, respectively) - Notes 1, 3 and 13 ............      249.0      187.1      125.0
Dividends to policyholders .................................................      551.7      539.2      487.3
Demutualization expenses ...................................................       --         10.6       96.2
                                                                               --------   --------   --------
      Total benefits and expenses ..........................................    6,356.6    6,273.1    6,544.9
                                                                               --------    -------    -------
Income before income taxes and cumulative effect of
   accounting changes ......................................................      767.4    1,101.1      217.1
Income taxes - Note 5  .....................................................      200.7      308.9       81.5
                                                                               --------   --------   --------
Income before cumulative effect of accounting changes ......................      566.7      792.2      135.6
Cumulative effect of accounting changes, net of income tax - Note 1  .......        7.2         --       (9.7)
                                                                               --------   --------   --------
Net income .................................................................   $  573.9   $  792.2   $  125.9
                                                                               ========   ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                            AND COMPREHENSIVE INCOME

                                                                          Accumulated
                                                 Additional                  Other           Total
                                        Common    Paid in     Retained   Comprehensive   Shareholder's   Outstanding
                                        Stock     Capital     Earnings   Income (Loss)      Equity          Shares
                                        ------   ----------   --------   -------------   -------------   -----------
                                                           (in millions, except for share amounts)
Balance at January 1, 1999 ..........      --           --    $4,226.6      $ 281.5        $4,508.1            --
Comprehensive income:
   Net income .......................                            125.9                        125.9
Other comprehensive income,
   net of tax:
   Net unrealized investment gains
      (losses) ......................                                        (251.4)         (251.4)
   Foreign currency translation
      Adjustment ....................                                          (1.8)           (1.8)
   Minimum pension liability ........                                         (22.9)          (22.9)
                                                                                           --------
Comprehensive income ................                                                        (150.2)
                                        -----     --------    --------      -------        --------         -----
Balance at December 31, 1999 ........      --           --     4,352.5          5.4         4,357.9            --

Demutualization transaction .........   $10.0     $4,722.1    (4,394.4)                       337.7         1,000

Comprehensive income:
   Net income before
      demutualization ...............                             41.9                         41.9
   Net income after
      demutualization ...............                            750.3                        750.3
                                                              --------                     --------
   Net income .......................                            792.2                        792.2
Other comprehensive income,
   Net of tax:
   Net unrealized investment gains
      (losses) ......................                                          54.6            54.6
   Foreign currency translation
      Adjustment ....................                                          (1.5)           (1.5)
   Minimum pension liability ........                                           8.2             8.2
                                                                                           --------
Comprehensive income ................                                                         853.5
Capital contributions from parent
   company ..........................                 42.5                                     42.5
Dividend paid to parent company .....                           (466.0)                      (466.0)
                                        -----     --------    --------      -------        --------         -----
Balance at December 31, 2000 ........    10.0      4,764.6       284.3         66.7         5,125.6         1,000
                                        =====     ========    ========      =======        ========         =====

The accompanying notes are an integral part of these consolidated financial statements.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                      AND COMPREHENSIVE INCOME (continued)

                                                                           Accumulated
                                                  Additional                 Other           Total
                                         Common    Paid In     Retained   Comprehensive   Shareholder's   Outstanding
                                         Stock     Capital     Earnings   Income (Loss)      Equity         Shares
                                         ------   ----------   --------   -------------   -------------   -----------
                                                         (in millions, except for share amounts)
Balance at December 31, 2000 .........    10.0      4,764.6      284.3          66.7         5,125.6         1,000
Demutualization transactions .........                 (1.2)                                    (1.2)
Comprehensive income:
   Net income ........................                           573.9                         573.9
Other comprehensive income, Net
   of tax:
   Net unrealized investment gains
      (losses) .......................                                         (81.1)          (81.1)
   Foreign currency translation
      Adjustment .....................                                           1.0             1.0
   Minimum pension liability .........                                          15.2            15.2
   Cash flow hedges ..................                                          (3.8)           (3.8)
                                                                                            --------
Comprehensive income.                                                                          505.2
Dividends paid to parent company .....                          (250.0)                       (250.0)
Change in accounting principles ......                                         227.6           227.6
                                         -----     --------     ------        ------        --------         -----
Balance at December31, 2001 ..........   $10.0     $4,763.4     $608.2        $225.6        $5,607.2         1,000
                                         =====     ========     ======        ======        ========         =====

The accompanying notes are an integral part of these consolidated financial statements.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years Ended December 31
                                                                                 2001         2000          1999
                                                                              ----------    ---------    ----------
                                                                                          (in millions)
Cash flows from operating activities:
   Net income .............................................................   $    573.9    $   792.2    $    125.9
      Adjustments to reconcile net income to net cash
         provided by operating activities:
         Amortization of discount-fixed maturities ........................       (134.0)      (102.9)        (67.9)
         Net realized investment and other
          gains (losses), net .............................................        245.8        (78.3)       (169.6)
         Change in deferred policy acquisition costs ......................       (204.0)      (235.4)       (251.3)
         Depreciation and amortization ....................................         72.1         78.8          70.0
         Net cash flows from trading securities ...........................          0.2         (0.1)           --
         Increase in accrued investment income ............................        (46.5)       (89.8)        (92.6)
         Decrease in premiums and accounts receivable .....................         11.8          8.4          32.0
         Increase in other assets and other liabilities, net ..............       (263.5)      (464.5)       (304.4)
         Increase in policy liabilities and accruals, net .................      2,323.7      1,798.1       2,235.1
         Loss on sale of subsidiaries .....................................           --           --          21.3
         Increase (decrease) in income taxes ..............................        195.4        336.7         (31.5)
                                                                              ----------    ---------    ----------
         Net cash provided by operating activities ........................      2,774.9      2,043.2       1,567.0
Cash flows from investing activities:
   Sales of:
      Fixed maturities held-to-maturity ...................................           --           --          24.3
      Fixed maturities available-for-sale .................................     16,058.9      4,360.5       9,567.7
      Equity securities available-for-sale ................................        614.6        669.9         149.7
      Real estate .........................................................         53.8         59.8       1,277.1
      Short-term investments and other invested assets ....................        113.4         81.5         695.9
   Maturities, prepayments and scheduled redemptions of:
      Fixed maturities held-to-maturity ...................................        241.8      1,807.2       1,769.3
      Fixed maturities available-for-sale .................................      3,051.1      1,476.6       1,800.5
      Equity securities available-for-sale ................................         35.9         13.4            --
      Short-term investments and other invested assets ....................        168.4        418.8         270.9
      Mortgage loans on real estate .......................................      1,342.0      1,447.4       1,304.3
   Purchases of:
      Fixed maturities held-to-maturity ...................................        (66.7)    (2,092.4)     (2,688.5)
      Fixed maturities available-for-sale .................................    (26,321.9)    (6,961.4)    (12,272.9)
      Equity securities available-for-sale ................................       (285.8)      (425.3)       (283.6)
      Real estate .........................................................        (52.8)       (58.7)       (190.9)
      Short-term investments and other invested assets ....................       (448.5)      (784.8)       (649.1)
      Mortgage loans on real estate issued ................................     (1,204.5)    (1,499.9)     (2,348.0)
      Net cash (paid) received related to acquisition/sale of businesses ..        (28.2)       141.3        (206.5)
      Other, net ..........................................................        177.4        (25.7)        (57.9)
                                                                              ----------    ---------    ----------
         Net cash used in investing activities ............................   $ (6,551.1)   $(1,371.8)     (1,837.7)
                                                                              ==========    =========    ==========

The accompanying notes are an integral part of these consolidated financial statements.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                                                                                   Years Ended December 31
                                                                                 2001         2000          1999
                                                                               ---------    ---------    ---------
                                                                                         (In millions)
Cash flows from financing activities:
   Issuance of common stock ................................................          --    $    10.0           --
   Contribution from Parent ................................................          --      1,552.0           --
   Payments to eligible policyholders under Plan of Reorganization .........          --     (1,076.7)          --
   Dividend paid to parent company .........................................   $  (250.0)      (466.0)          --
   Universal life and investment-type contract deposits ....................    10,520.3      7,918.2    $ 8,134.9
   Universal life and investment-type contract maturities and withdrawals ..    (8,271.8)    (7,034.2)    (7,977.7)
   Issuance of long-term debt ..............................................        81.9         20.0          6.0
   Repayment of long-term debt .............................................       (22.9)       (73.2)       (15.5)
   Net decrease in commercial paper ........................................      (222.3)      (158.2)       (30.5)
                                                                               ---------    ---------    ---------
      Net cash provided by financing activities ............................     1,835.2        691.9        117.2
                                                                               ---------    ---------    ---------
      Net (decrease) increase in cash and cash equivalents .................    (1,941.0)     1,363.3       (153.5)
      Cash and cash equivalents at beginning of year .......................     2,966.3      1,603.0      1,756.5
                                                                               ---------    ---------    ---------
      Cash and cash equivalents at end of year .............................   $ 1,025.3    $ 2,966.3    $ 1,603.0
                                                                               =========    =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

   Business

     John Hancock Life Insurance Company, (the Company), formerly known as John Hancock Mutual Life Insurance Company (the Mutual Company) and Subsidiaries, is a diversified financial services organization that provides a broad range of insurance and investment products and investment management and advisory services.

   Basis of Presentation

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     The accompanying consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated.

     Partnerships, joint venture interests and other equity investments in which the Company does not have a controlling interest, but has significant influence, are recorded using the equity method of accounting and are included in other invested assets.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

     In December 2001, the Company transferred both its remaining portion of John Hancock Canadian Holdings Limited and certain international subsidiaries held by the Company, with a carrying value at December 31, 2001 of $300.1 million, to its parent, JHFS, in the form of a dividend. The transfer has been accounted for as a de-pooling of interests. As a result of the de-pooling of interests, all current and prior period consolidated financial data has been restated to exclude the results of operations, financial position, and cash flows of these transferred foreign subsidiaries from the Company's financial statements. No gain or loss was recognized on the transaction.

     The following acquisitions were recorded under the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the applicable date of acquisition. Each purchase price was allocated to the assets acquired and the liabilities assumed based on estimated fair values, with the excess of the applicable purchase price over the estimated fair values, if any, recorded as goodwill. These entities or books of business were generally acquired by the Company in execution of its plan to acquire businesses that have strategic value, meet its earnings requirements and advance the growth of its current businesses. The unaudited pro forma revenues, assuming the transactions had taken place at the beginning of the year of acquisition and the preceding year, for 2001, 2000 and 1999, were approximately $7,177.3 million, $7,714.1 million and $6,894.9 million, an increase of $53.3 million, $248.7 million and $132.9 million, respectively, from reported balances. The unaudited pro forma net income for the years ended December 31, 2001, 2000 and 1999, was approximately $572.7 million, $783.9 million and $118.6 million, a change of $(1.2) million, $(8.3) million and $(7.3) million, respectively, from reported balances.

     On April 2, 2001, a subsidiary of the Company, Signature Fruit Company, LLC (Signature Fruit), purchased certain assets and assumed certain liabilities out of the bankruptcy proceedings of Tri Valley Growers, Inc., a cooperative association, for approximately $53.0 million. The net losses related to the acquired operations included in the Company's results from the date of acquisition through December 31, 2001 were $3.4 million. The unaudited pro forma results for the years ended December 31, 2001 and 2000, assuming the transaction had taken place at the beginning of 2001 and 2000, would not be materially different from the reported results.

     On March 1, 2000, the Company acquired the individual long-term care insurance business of Fortis, Inc. (Fortis) through a coinsurance agreement for approximately $165.0 million. The unaudited pro forma results for the years ended December 31, 2000 and 1999, assuming the acquisition of Fortis had taken place at the beginning of 2000 and 1999, would not be materially different from the reported results.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

   Reorganization

     In connection with the Mutual Company's Plan of Reorganization (the Plan), effective February 1, 2000, the Mutual Company converted from a mutual life insurance company to a stock life insurance company (i.e., demutualized) and became a wholly-owned subsidiary of John Hancock Financial Services, Inc. (JHFS or the parent company), which is a holding company. All policyholder membership interests in the Mutual Company were extinguished on that date and eligible policyholders of the Mutual Company received, in the aggregate, 212.8 million shares of common stock of JHFS, $1,438.7 million of cash and $43.7 million of policy credits as compensation. In addition, the Company established a closed block to fund the guaranteed benefits and dividends of certain participating insurance policies. In connection with the Plan, the Mutual Company changed its name to John Hancock Life Insurance Company.

     In addition, on February 1, 2000, JHFS completed its initial public offering (IPO) in which 102.0 million shares of common stock were issued at a price of $17.00 per share. Net proceeds from the IPO were $1,657.7 million, of which $105.7 million was retained by JHFS and $1,552.0 million was contributed to the Company.

   Investments

     The Company classifies its debt and equity investment securities into one of three categories: held-to-maturity, available-for-sale or trading. The Company determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Fixed maturity investments include bonds, mortgage-backed securities, and redeemable preferred stock and are classified as held-to-maturity or available-for-sale. Those bonds and mortgage-backed securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Fixed maturity investments not classified as held-to-maturity are classified as available-for-sale and are carried at fair value. Unrealized gains and losses related to available-for-sale securities are reflected in shareholder's equity, net of related amortization of deferred policy acquisition costs, amounts credited to participating pension contractholders, amounts credited to the policyholder dividend obligation, and applicable taxes. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. The amortized cost of fixed maturity investments is adjusted for impairments in value deemed to be other than temporary and such adjustments are reported as a component of net realized investment and other gains (losses).

     For the mortgage-backed bond portion of the fixed maturity investment portfolio, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date plus anticipated future payments, and any resulting adjustment is included in net investment income.

     Equity securities include common stock and non-redeemable preferred stock. Equity securities that have readily determinable fair values are carried at fair value. For equity securities that the Company has classified as available-for-sale, unrealized gains and losses are reflected in shareholder's equity, as described above for available-for-sale fixed maturity securities. Impairments in value deemed to be other than temporary are reported as a component of net realized investment and other gains (losses). Gains and losses, both realized and unrealized, on equity securities classified as trading are included in net realized investment and other gains (losses).

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     Mortgage loans on real estate are carried at unpaid principal balances adjusted for amortization of premium or discount, less allowance for probable losses. When it is probable that the Company will be unable to collect all amounts of principal and interest due according to the contractual terms of the mortgage loan agreement, the loan is deemed to be impaired and a valuation allowance for probable losses is established. The valuation allowance is based on the present value of the expected future cash flows, discounted at the loan's original effective interest rate or on the collateral value of the loan if the loan is collateral dependent. Any change to the valuation allowance for mortgage loans on real estate is reported as a component of net realized investment and other gains (losses). Interest received on impaired mortgage loans on real estate is included in interest income in the period received. If foreclosure becomes probable, the measurement method used is collateral value. Foreclosed real estate is then recorded at the collateral's fair value at the date of foreclosure, which establishes a new cost basis.

     Investment real estate, which the Company has the intent to hold for the production of income, is carried at depreciated cost, using the straight-line method of depreciation, less adjustments for impairments in value. In those cases where it is determined that the carrying amount of investment real estate is not recoverable, an impairment loss is recognized based on the difference between the depreciated cost and fair value of the asset. The Company reports impairment losses as part of net realized investment and other gains (losses).

     Real estate to be disposed of is carried at the lower of cost or fair value less costs to sell. Any change to the valuation allowance for real estate to be disposed of is reported as a component of net realized investment and other gains (losses). The Company does not depreciate real estate to be disposed of.

     Policy loans are carried at unpaid principal balances, which approximate fair value.

     Short-term investments are carried at amortized cost, which approximates fair value.

     Net realized investment and other gains (losses), other than those related to separate accounts for which the Company does not bear the investment risk, are determined on the basis of specific identification of cost and are reported net of related amortization of deferred policy acquisition costs, amounts credited to participating pension contractholder accounts, and amounts credited to the policyholder dividend obligation.

   Derivative Financial Instruments

     The Company uses various derivative instruments to hedge and manage its exposure to changes in interest rate levels, foreign exchange rates, and equity market prices, and to manage the duration of assets and liabilities. All derivatives are carried on the consolidated balance sheets at fair value.

     In certain cases, the Company uses hedge accounting as allowed by Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," by designating derivative instruments as either fair value hedges or cash flow hedges. For derivative instruments that are designated and qualify as fair value hedges, the change in fair value of the derivative instrument as well as the offsetting change in fair value of the hedged item are recorded in net realized investment and other gains (losses). Basis adjustments are amortized into income through net realized investment and other gains and losses. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the change in fair value of the derivative instrument is recorded in other comprehensive income, and then reclassified into income when the hedged item affects income. Hedge effectiveness is assessed quarterly by a variety of techniques including regression analysis and cumulative dollar offset. In certain cases, there is no hedge ineffectiveness because the derivative instrument was constructed such that all the terms of the derivative exactly match the hedged risk in the hedged item. If a hedge becomes ineffective, the hedge accounting described above ceases.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     In cases where the Company receives or pays a premium as consideration for entering into a derivative instrument (i.e., interest rate caps and floors, swaptions, and equity collars), the premium is amortized into investment income over the useful life of the derivative instrument. The fair value of such premiums (i.e., the inherent ineffectiveness of the derivative) is excluded from the assessment of hedge effectiveness and is included in net realized investment and other gains (losses). Changes in fair value of derivatives that are not hedges are included in net realized investment and other gains (losses).

   Cash and Cash Equivalents

     Cash and cash equivalents include cash and all highly liquid debt investments with a remaining maturity of three months or less when purchased.

   Deferred Policy Acquisition Costs

     Costs that vary with, and are related primarily to, the production of new business have been deferred to the extent that they are deemed recoverable. Such costs include commissions, certain costs of policy issue and underwriting, and certain agency expenses. For participating traditional life insurance policies, such costs are amortized over the life of the contracts at a constant rate based on the present value of the estimated gross margin amounts expected to be realized over the lives of the contracts. Estimated gross margin amounts include anticipated premiums and investment results less claims and administrative expenses, changes in the net level premium reserve and expected annual policyholder dividends. For universal life insurance contracts and investment-type products, such costs are being amortized generally in proportion to the present value of expected gross profits arising principally from surrender charges and investment results, and mortality and expense margins. The effects on the amortization of deferred policy acquisition costs of revisions to estimated gross margins and profits are reflected in earnings in the period such estimated gross margins and profits are revised. For non-participating term life and long-term care insurance products, such costs are being amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. Amortization of deferred policy acquisition costs was $219.6 million, $177.7 million and $174.7 million in 2001, 2000 and 1999, respectively.

     Amortization of deferred policy acquisition costs is allocated to: (1) net realized investment and other gains (losses) for those products in which such gains (losses) have a direct impact on the amortization of deferred policy acquisition costs; (2) unrealized investment gains and losses, net of tax, to provide for the effect on the deferred policy acquisition cost asset that would result from the realization of unrealized gains and losses on assets backing participating traditional life insurance and universal life and investment-type contracts; and (3) a separate component of benefits and expenses to reflect amortization related to the gross margins or profits, excluding net realized investment and other gains (losses), relating to policies and contracts in force.

     Net realized investment and other gains (losses) related to certain products have a direct impact on the amortization of deferred policy acquisition costs as such gains and losses affect the amount and timing of profit emergence.

     Accordingly, to the extent that such amortization results from net realized investment and other gains (losses), management believes that presenting realized investment and other gains and losses net of related amortization of deferred policy acquisition costs provides information useful in evaluating the operating performance of the Company. This presentation may not be comparable to presentations made by other insurers.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

   Reinsurance

     The Company utilizes reinsurance agreements to provide for greater diversification of business, allowing management to control exposure to potential losses arising from large risks and provide additional capacity for growth.

     Assets and liabilities related to reinsurance ceded contracts are reported on a gross basis. The accompanying statements of income reflect premiums, benefits and settlement expenses net of reinsurance ceded. Reinsurance premiums, commissions, expense reimbursements, benefits and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. The Company remains liable to its policyholders to the extent that counterparties to reinsurance ceded contracts do not meet their contractual obligations.

   Goodwill and Value of Business Acquired

     The excess of cost over the fair value of the net assets of businesses acquired (goodwill) was $116.0 million and $131.2 million at December 31, 2001 and 2000, respectively, and is included in other assets in the consolidated balance sheets. Goodwill relating to acquisitions completed before July 1, 2001 is amortized on systematic bases over periods not exceeding 40 years, which correspond with the benefits estimated to be derived from the acquisitions. Accumulated amortization was $58.1 million and $48.0 million at December 31, 2001 and 2000, respectively. Amortization expense included in other operating costs and expenses was $11.3 million, $11.2 million, and $8.5 million, in 2001, 2000 and 1999, respectively. The Company reevaluates the recoverability of recorded goodwill based on the undiscounted cash flows of the related business whenever significant events or changes indicate an impairment might exist. If the undiscounted cash flows do not support the amount recorded, an impairment is recognized by a charge to current operations to reduce the carrying value of the goodwill based on the expected discounted cash flows of the related business.

     The Company records an asset representing the present value of estimated future profits of insurance policies inforce related to the businesses acquired. This asset is recorded as the value of business acquired (VOBA) and amounted to $76.2 million and $81.4 million at December 31, 2001 and 2000, respectively, and is included in other assets in the consolidated balance sheets. VOBA is amortized in proportion to the present value of expected gross profits. Amortization expense included in other operating costs and expenses was $2.3 million, $4.2 million and $1.3 million in 2001, 2000 and 1999 respectively.

   Separate Accounts

     Separate accounts assets and liabilities reported in the accompanying consolidated balance sheets represent funds that are administered and invested by the Company to meet specific investment objectives of the contractholders. Net investment income and net realized investment and other gains (losses) generally accrue directly to such contractholders who bear the investment risk, subject in some cases to minimum guaranteed rates. The assets of each separate account are legally segregated and are not subject to claims that arise out of any other business of the Company. Separate account assets are reported at fair value. Deposits, net investment income and net realized investment and other gains (losses) of separate accounts are not included in the revenues of the Company. Fees charged to contractholders, principally mortality, policy administration and surrender charges, are included in universal life and investment-type product charges.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

   Future Policy Benefits and Policyholders' Funds

     Future policy benefits for participating traditional life insurance policies are based on the net level premium method. This net level premium reserve is calculated using the guaranteed mortality and dividend fund interest rates, which range from 2.5% to 8.0%. The liability for annual dividends represents the accrual of annual dividends earned. Settlement dividends are accrued in proportion to gross margins over the life of the contract.

     For non-participating traditional life insurance policies, future policy benefits are estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency, interest and expenses established at policy issue. Assumptions established at policy issue as to mortality and persistency are based on the Company's experience, which, together with interest and expense assumptions, include a margin for adverse deviation. Benefit liabilities for annuities during the accumulation period are equal to accumulated contractholders' fund balances and after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 2.5% to 8.0% for life insurance liabilities, from 2.0% to 14.2% for individual annuity liabilities and from 2.0% to 11.3% for group annuity liabilities.

     Future policy benefits for long-term care insurance policies are based on the net level premium method. Assumptions established at policy issue as to mortality, morbidity, persistency, interest and expenses, which include a margin for adverse deviation, are based on estimates developed by management. Interest rates used in establishing such liabilities range from 6.0% to 8.5%.

     Liabilities for unpaid claims and claim expenses include estimates of payments to be made on reported individual and group life, long-term care, and group accident and health insurance claims and estimates of incurred but not reported claims based on historical claims development patterns.

     Estimates of future policy benefit reserves, claim reserves and expenses are reviewed continually and adjusted as necessary; such adjustments are reflected in current earnings. Although considerable variability is inherent in such estimates, management believes that future policy benefit reserves and unpaid claims and claims expense reserves are adequate.

     Policyholders' funds for universal life and investment-type products, including guaranteed investment contracts and funding agreements, are equal to the policyholder account values before surrender charges. Policy benefits that are charged to expense include benefit claims incurred in the period in excess of related policy account balances and interest credited to policyholders' account balances. Interest crediting rates range from 3.0% to 9.0% for universal life products and from 2.0% to 14.7% for investment-type products.

     Major components of policyholder funds presented in the consolidated balance sheets are summarized as follows:

                                                                December 31
                                                               2001        2000
                                                            ---------   ---------
                                                                (in millions)
Liabilities for Policyholder Funds
   Guaranteed investment contracts.......................   $ 6,583.5   $ 7,985.5
   U.S. funding agreements...............................        67.1        80.9
   Global funding agreements backing medium-term notes...     9,490.4     6,266.3
   Other investment-type contracts.......................     2,247.7     2,341.8
                                                            ---------   ---------
      Total liabilities for investment type contracts....    18,388.7    16,674.5
   Liabilities for individual annuities..................        56.6        62.2
   Universal life and other reserves.....................     2,085.0     1,806.4
                                                            ---------   ---------
      Total liabilities for policyholder funds...........   $20,530.3   $18,543.1
                                                            =========   =========

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     The Company is authorized to issue up to $15.0 billion in global funding agreements under two distribution programs, and through December 31, 2001, we have $9.5 billion outstanding. Global funding agreements are investment products which require the Company to pay a stated rate of interest on the principal amount and to repay the principal at maturity. These agreements may not be terminated prior to maturity by the Company or the contractholder. Claims for principal and interest under these global funding agreements are afforded equal priority to claims of life insurance and annuity policyholders under the insolvency provisions of Massachusetts Insurance Laws. Under the Company's programs, the global funding agreements are issued to special purpose entities. The special purpose entities fund the purchase of the global funding agreement through the issuance of medium-term notes to investors. These notes are non-recourse to the Company. If the medium-term notes issued by the special purpose entity are denominated in a foreign currency, the Company also enters into a currency swap with the special purpose entity. Similarly, the Company may enter into an interest rate swap with the special purpose entity to match the interest rate characteristics of the global funding agreement to those of the medium term note. As a result, the payment terms of any particular series of notes issued by the special purpose entity correspond to the payment terms of the global funding agreement and swap agreement(s), if any, that secure that series.

     Under the first program, established in May 1998 for $2.5 billion, expanded to $7.5 billion in 1999, an affiliated offshore special purpose entity issued medium-term notes in Europe, Asia and Australia. Through December 31, 2001, there is $3.9 billion outstanding under this program. This special purpose entity is consolidated in the Company's financial statements. The medium-term notes issued by this special purpose entity are reported with global funding agreements in the Company's consolidated balance sheet.

     Under the second program, established in June 2000, for $5.0 billion, expanded to $7.5 billion in 2001, the unaffiliated special purpose entity issued medium-term notes in Europe, Asia, and to institutional investors in the United States. Through December 31, 2001, there is $5.6 billion outstanding under this program. Although this special purpose entity is not consolidated in the Company's financial statements, the funding agreements backing the related medium-term notes are included in policyholders' funds in the Company's consolidated balance sheets.

     At December 31, 2001, the annual contractual maturities of global funding agreements on notes issued under both programs were as follows: 2002 - $236.6 million; 2003 - $1,227.8 million; 2004 - $1,227.6 million; 2005 - $1,246.3 million; 2006 - $2,047.9 million; 2007 and thereafter - $3,504.2 million.

   Participating Insurance

     Participating business represents approximately 76.6%, 86.3%, and 88.1% of the Company's life insurance in force, 98.1%, 97.9%, and 98.3% of the number of life insurance policies in force, and 92.1%, 99.6% and 97.4%, of life insurance premiums in 2001, 2000 and 1999, respectively.

     The portion of earnings allocated to participating pension contractholders and closed block policyholders that cannot be expected to inure to the Company is excluded from net income and shareholder's equity.

     The amount of policyholders' dividends to be paid is approved annually by the Company's Board of Directors. The determination of the amount of policyholder dividends is complex and varies by policy type. In general, the aggregate amount of policyholders' dividends is related to actual interest, mortality, morbidity, persistency and expense experience for the year and is also based on management's judgment as to the appropriate level of statutory surplus to be retained by the Company. For policies included in the closed block, expense experience is not included in determining policyholders' dividends.

   Revenue Recognition

     Premiums from participating and non-participating traditional life insurance and annuity policies with life contingencies are recognized as income when due.

     Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenues from these contracts consist of amounts assessed during the period against policyholders' account balances for mortality charges, policy administration charges and surrender charges.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     Premiums for contracts with a single premium or a limited number of premium payments, due over a significantly shorter period than the total period over which benefits are provided, are recorded in income when due. The portion of such premium that is not required to provide for all benefits and expenses is deferred and recognized in income in a constant relationship to insurance in force or, for annuities, the amount of expected future benefit payments.

     Premiums from long-term care insurance contracts are recognized as income when due. Premiums from group life and health insurance contracts are recognized as income over the period to which the premiums relate in proportion to the amount of insurance protection provided.

     Investment advisory, transfer agent, distribution and service fees are recognized as revenues when services are performed. Commissions related to security transactions and related expenses are recognized as income on the trade date. Contingent deferred selling charge commissions are recognized as income in the year received. Selling commissions paid to the selling broker/dealer for sales of mutual funds that do not have a front-end sales charge are deferred and amortized on a straight-line basis over periods not exceeding six years. This is the approximate period of time expected to be benefited and during which fees earned pursuant to Rule 12b-1 distribution plans are received from the funds and contingent deferred sales charges are received from shareholders of the funds.

   Federal Income Taxes

     The provision for federal income taxes includes amounts currently payable or recoverable and deferred income taxes, computed under the liability method, resulting from temporary differences between the tax basis and book basis of assets and liabilities. A valuation allowance is established for deferred tax assets when it is more likely than not that an amount will not be realized. Foreign subsidiaries and U.S. subsidiaries operating outside of the United States are taxed under applicable foreign statutory rates.

   Foreign Currency Translation

     The assets and liabilities of operations in foreign currencies are translated into United States dollars at current exchange rates. Revenues and expenses are translated at average rates during the year. The resulting net translation adjustments for each year are accumulated and included in shareholder's equity. Gains or losses on foreign currency transactions are reflected in earnings.

   Severance

     As part of JHFS's ongoing Competitive Position Project, it has initiated a restructuring plan to reduce costs and increase future operating efficiency by consolidating portions of its operations. The plan consists primarily of reducing staff in the home office and terminating certain operations outside the home office.

     In connection with the restructuring plan, approximately 872 employees have been or will be terminated. These employees are or have been associated with operations in the Boston office and outside the home office. As of December 31, 2001 and 2000, the liability for employee termination costs, included in other liabilities was $18.0 million and $20.6 million, respectively. Employee termination costs, included in other operating costs and expenses, were $40.0 million, $18.8 million and $26.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. Of the total number of employees affected, approximately 855 employees were terminated as of December 31, 2001, having received benefit payments of approximately $67.8 million.

     On January 7, 2002, as part of its ongoing expense reduction program, the Company eliminated an additional 160 jobs. During the first quarter of 2002, affected employees will receive severance benefits and outplacement services of approximately $5.7 million.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

   Cumulative Effect of Accounting Changes

     During the first quarter of 2001, the Company changed the method of accounting for the recognition of deferred gains and losses considered in the calculation of the annual expense for its employee pension plan under SFAS No. 87, "Employers' Accounting for Pensions," and for its postretirement health and welfare plans under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company changed the method of recognizing gains and losses from deferral within a 10% corridor and amortization of gains outside this corridor over the future working careers of the participants to deferral within a 5% corridor and amortization of gains and losses outside this corridor over the future working careers of the participants. The new method is preferable because in the Company's situation, it produces results that more closely match current economic realities of the Company's retirement and welfare plans through the use of the current fair values of assets while still mitigating the impact of extreme gains and losses. As a result, on January 1, 2001, the Company recorded a credit of $18.6 million (net of tax of $9.9 million), related to its employee benefit pension plans, and a credit of $4.7 million (net of tax of $2.6 million), related to its postretirement health and welfare plans. The total credit recorded as a cumulative effect of an accounting change was $23.3 million (net of tax of $12.5 million) for the year ended December 31, 2001. This change in accounting increased net income for the year ended December 31, 2001 by $4.4 million. The unaudited pro forma results for the years ended December 31, 2000 and 1999, assuming this change in accounting had taken place as of the beginning of 2000 and 1999, would not be materially different from the reported results.

     On January 1, 2001, the Company adopted SFAS No. 133, as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The adoption of SFAS No. 133, as amended, resulted in a charge to operations accounted for as a cumulative effect of accounting change of $16.1 million (net of tax benefit of $8.3 million) as of January 1, 2001. In addition, as of January 1, 2001, a $227.6 million (net of tax of $122.6 million) cumulative effect of accounting change was recorded in other comprehensive income for (1) the transition adjustment in the adoption of SFAS No. 133, as amended, an increase of $40.5 million (net of tax of $21.8 million), and (2) the reclassification of $12.1 billion in securities from the held-to-maturity category to the available-for-sale category, an increase of $187.1 million (net of tax of $100.8 million).

     In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-5, "Reporting the Costs of Start-Up Activities." The SOP, which was adopted by the Company on January 1, 1999, required that start-up costs capitalized prior to January 1, 1999 be written-off immediately and any start-up costs incurred on or after January 1, 1999 be expensed as incurred. The adoption of SOP 98-5 resulted in a charge to operations of $9.7 million (net of tax of $5.9 million) and was accounted for as a cumulative effect of an accounting change.

   Recent Accounting Pronouncements

     In September 2001, the Financial Accounting Standard Board's (FASB's) Emerging Issues Task Force reached a consensus on Issue 01-10, "Accounting for the Impact of the Terrorist Attacks of September 11, 2001." Issue 01-10 presents guidance relative to accounting for and financial reporting of the events of September 11, 2001 (the Events), including both how and when to measure, record and report losses and any resulting liabilities which are directly attributable to the Events. Based on a comprehensive review of the Company's operations, the Company believes that the Events had no material financial impact on the Company's results of operations or financial position.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under a single method, the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also clarifies the criteria to recognize intangible assets separately from goodwill, and prohibits the amortization of goodwill relating to acquisitions completed after July 1, 2001. SFAS No. 141 is effective for business combinations initiated after June 30, 2001.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and other intangible assets deemed to have indefinite lives no longer be amortized to earnings, but instead be reviewed at least annually for impairment. Intangible assets with definite lives will continue to be amortized over their useful lives. SFAS No. 142 will be effective January 1, 2002. The Company estimates that adoption of SFAS No. 142 on January 1, 2002, and the cessation of amortization of previously amortizable goodwill, will result in an increase in net income of $7.8 million (net of tax of $3.4 million) for the year ending December 31, 2002. During early 2002, the Company will perform initial impairment tests of goodwill as of January 1, 2002 based on the guidance in SFAS No. 142. The Company plans on evaluating the goodwill of each reporting unit for impairment using valuations of reporting units based on earnings and book value multiples and by reference to similar multiples of publicly traded peers. Any goodwill impairments resulting from these initial impairment tests would be recorded as the cumulative effect of a change in accounting principle. The Company has conducted preliminary impairment tests which indicated no impairments of goodwill. The Company does not expect the impact of the impairment tests required under SFAS No. 142 to have a material impact on its results of operations, earnings or financial position.

     In January 2001, the FASB's Emerging Issues Task Force (EITF) reached a consensus on Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." Issue 99-20 requires investors in certain asset-backed securities to record changes in their estimated yield on a prospective basis and specifies evaluation methods with which to evaluate these securities for an other-than-temporary decline in value. The adoption of EITF 99-20 did not have a material financial impact on the Company's results of operations or financial position.

     In December 2000, the AICPA issued SOP 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts." The SOP, which was adopted with respect to accounting for demutualization expenses by the Company on December 31, 2000, requires that demutualization related expenses be classified as a single line item within income from continuing operations and should not be classified as an extraordinary item. The adoption of SOP 00-3 resulted in the reclassification of demutualization expenses previously recorded as an extraordinary item in 1999 of $93.6 million (net of tax of $2.6 million). On October 1, 2001, the Company adopted the remaining provisions of SOP 00-3 which required the reclassification of $9,710.0 million and $12,035.9 million of closed block assets and liabilities, respectively at December 31, 2000, and $1,467.7 million and $1,343.6 million of closed block revenues, and benefits and expenses, respectively, for the period from February 1, 2000 (date of demutualization) to December 31, 2000, all of which were reclassified to other existing asset, liability, revenue, and benefit and expense accounts. The required implementation of SOP 00-3 also resulted in a reduction of net income of $20.2 million (net of tax of $6.6 million), for the period from February 1, 2000 to December 31, 2000 and $3.4 million (net of tax of $1.8 million), for the nine months ended September 30, 2001. Finally, adoption also resulted in the recognition of a policyholder dividend obligation of $77.0 million at December 31, 2000, which represents cumulative actual closed block earnings in excess of expected periodic amounts calculated at the date of the demutualization. See
Note 6 for a summary description of the closed block assets, liabilities, revenues and expenses.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 provides new accounting and reporting standards which are based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of SFAS No. 140 did not have a material impact on the Company's results of operations or financial position.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," provides guidance on how to account for the issuance of stock and stock options to employees. Certain of the Company's employees are compensated, in part, with non-vested stock and stock options, issued by the parent company, JHFS, and the related expenses are borne by the Company. The Company adopted APB No. 25 upon its demutualization and upon JHFS' IPO effective February 1, 2000. Compensation cost for stock options, if any, is measured as the excess of the quoted market price of JHFS' stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost is recognized over the requisite vesting periods based on market value on the date of grant. APB No. 25 was amended by SFAS No. 123, "Accounting for Stock-Based Compensation," to require pro forma disclosures of net income and earnings per share as if a "fair value" based method was used. On March 31, 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB No. 25." The Interpretation clarifies guidance for certain issues that arose in the application of APB No. 25. The Company was required to adopt the Interpretation on July 1, 2000. Interpretation No. 44 did not have a material impact on the Company's results of operations or financial position.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements." SAB 101 clarifies the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000, the SEC issued an amendment, SAB 101A, which deferred the effective date of SAB 101. In June 2000, the SEC issued a second amendment, SAB 101B, which deferred the effective date of SAB 101 to no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company adopted SAB 101 in the fourth quarter of fiscal 2000. The adoption of SAB 101 did not have a material impact on the Company's results of operations or financial position.

   Codification

     In March 1998, the National Association of Insurance Commissioners (NAIC) adopted codified statutory accounting principles (Codification) effective January 1, 2001. Codification changes prescribed statutory accounting practices and resulted in changes to the accounting practices that the Company and its domestic life insurance subsidiaries use to prepare their statutory-basis financial statements. The states of domicile of the Company and its domestic life insurance subsidiaries have adopted Codification as the prescribed basis of accounting on which domestic insurers must report their statutory-basis results effective January 1, 2001. The cumulative effect of changes in accounting principles adopted to conform to the requirements of Codification is reported as an adjustment to surplus in the statutory-basis financial statements as of January 1, 2001. Implementation of Codification did not have a material impact on the Company's domestic life insurance subsidiaries' statutory-basis capital and surplus, and these companies remain in compliance with all regulatory and contractual obligations.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 2. Related Party Transactions

     Certain directors of the Company are members or directors of other entities that periodically perform services for or have other transactions with Company. Such transactions are either subject to bidding procedures or are otherwise entered into on terms comparable to those that would be available to unrelated third parties and are not material to the Company's results of operations or financial condition.

     The Company provides certain administrative and asset management services to its pension plans and employee welfare trust. Fees paid to the Company for these services were $8.4 million, $6.4 million and $6.5 million during the years ended December 31, 2001, 2000 and 1999, respectively.

     The Company provides JHFS with personnel, property and facilities in carrying out certain of its corporate functions. JHFS determines fees, annually, for these services and facilities based on a number of criteria. The amount of these service fees charged to JHFS were $28.5 million and $19.8 million for the years ended December 31, 2001 and 2000, respectively. These fees are included as a reduction of other operating costs and expenses in the consolidated statements of income.

     The Company has reinsured certain portions of its long term care and group pension businesses with John Hancock Reassurance Company, Ltd. of Bermuda (JHReCo), a wholly owned subsidiary of JHFS. The Company entered into these reinsurance contracts in order to facilitate its capital management process. These reinsurance contracts are primarily written on a funds withheld basis where the related financial assets remain invested at the Company. As a result, the Company recorded accounts payable to JHReCo for coinsurance amounts withheld of $1,158.9 million and $633.2 million at December 31, 2001 and 2000, respectively, which are included with other liabilities in the consolidated balance sheets, and recorded reinsurance recoverable from JHReCo of $1,504.6 million and $870.4 million at December 31, 2001 and 2000, respectively, which are included with other reinsurance recoverables on the consolidated balance sheets. Premiums ceded to JHReCo were $740.8 million, $396.7 million and $306.2 million during 2001, 2000 and 1999 respectively.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 3. Investments

     The following information summarizes the components of net investment income and net realized investment and other gains (losses):

                                                        Years Ended December 31
                                                      2001       2000      1999
                                                    --------   --------   --------
                                                            (in millions)
Net Investment Income
   Fixed maturities .............................   $2,721.2   $2,456.2   $2,407.0
   Equity securities ............................       29.7       23.3       19.2
   Mortgage loans on real estate ................      774.4      796.2      750.7
   Real estate ..................................       67.7       82.7      147.3
   Policy loans .................................      118.4      112.7      105.3
   Short-term investments .......................       73.9      147.1       83.7
   Other ........................................      101.4      200.7      161.8
                                                    --------   --------   --------
   Gross investment income ......................    3,886.7    3,818.9    3,675.0
      Less investment expenses ..................      240.5      255.0      336.1
                                                    --------   --------   --------
Net investment income ...........................   $3,646.2   $3,563.9   $3,338.9
                                                    ========   ========   ========
Net realized investment and other gains
   (losses), net of related amortization of
   deferred policy acquisition costs, amounts
   credited to the policyholder dividend
   obligation and amounts credited to
   participating pension contractholders
   Fixed maturities .............................   $ (351.1)  $ (135.3)  $  (34.2)
   Equity securities ............................      201.8      196.1      109.7
   Mortgage loans on real estate and real
      estate to be disposed of ..................      (60.4)     (15.2)     141.3
   Derivatives and other invested assets ........      (40.2)      44.3       37.8
   Amortization adjustment for deferred policy
      acquisition costs .........................       29.4        9.4      (49.7)
   Amounts credited to the policyholder
      dividend obligation .......................       17.0      (14.1)        --
   Amounts credited to participating pension
      contractholders ...........................      (42.3)      (6.9)     (35.3)
                                                    --------   --------   --------
Net realized investment and other gains (losses),
   net of related amortization of deferred
   policy acquisition costs, amounts credited
   to the policyholder dividend obligation and
   amounts credited to participating
   pension contractholders ......................   $ (245.8)  $   78.3   $  169.6
                                                    ========   ========   ========

     Gross gains of $ 349.9 million in 2001, $294.6 million in 2000 and $186.4 million in 1999, and gross losses of $119.0 million in 2001, $123.6 million in 2000 and $173.7 million in 1999, were realized on the sale of available-for-sale securities.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     The Company's investments in held-to-maturity securities and available-for-sale securities are summarized below:

                                                    Gross        Gross
                                      Amortized   Unrealized   Unrealized     Fair
                                        Cost        Gains        Losses       Value
                                      ---------   ----------   ----------   ---------
                                                      (in millions)
December 31, 2001
Held-to-Maturity:
   Corporate securities ...........   $ 1,073.9    $   28.3     $   15.2    $ 1,087.0
   Mortgage-backed securities .....       844.9        14.5         43.0        816.4
   Obligations of states and
      political subdivisions ......         4.7         0.1           --          4.8
                                      ---------    --------     --------    ---------
      Total fixed maturities
         held-to-maturity .........   $ 1,923.5    $   42.9     $   58.2    $ 1,908.2
                                      =========    ========     ========    =========
Available-for-sale:
   Corporate securities ...........   $29,680.2    $1,103.5     $  879.1    $29,904.6
   Mortgage-backed securities .....     5,252.7       125.1         98.7      5,279.1
   Obligations of states and
      political subdivisions ......        93.3         5.5          0.2         98.6
   Debt securities issued by
      foreign governments .........       457.1        44.7          4.0        497.8
   U.S. Treasury securities and
      obligations of U.S.
      government corporations and
      agencies ....................       294.7         3.8          6.5        292.0
                                      ---------    --------     --------    ---------
   Fixed maturities
      available-for-sale ..........    35,778.0     1,282.6        988.5     36,072.1
   Equity securities ..............       433.1       175.5         46.3        562.3
                                      ---------    --------     --------    ---------
      Total fixed maturities and
         equity securities
         available-for-sale .......   $36,211.1    $1,458.1     $1,034.8    $36,634.4
                                      =========    ========     ========    =========

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                                                    Gross        Gross
                                      Amortized   Unrealized   Unrealized     Fair
                                        Cost        Gains        Losses       Value
                                      ---------   ----------   ----------   ---------
                                                       (in millions)
December 31, 2000
Held-to-Maturity:
   Corporate securities ..........    $12,834.7     $553.7       $698.4     $12,690.0
   Mortgage-backed securities ....      1,202.5       11.5         53.0       1,161.0
   Obligations of states and
      political subdivisions .....        102.3        3.1          0.9         104.5
   Debt securities issued by
      foreign governments ........          5.6        4.7           --          10.3
                                      ---------     ------       ------     ---------
      Total fixed maturities
         held-to-maturity ........    $14,145.1     $573.0       $752.3     $13,965.8
                                      =========     ======       ======     =========
Available-for-Sale:
   Corporate securities ..........    $10,948.3     $457.1       $478.2     $10,927.2
   Mortgage-backed securities ....      4,105.0       94.7         33.0       4,166.7
   Obligations of states and
      political subdivisions .....         25.3        1.8           --          27.1
   Debt securities issued by
      foreign governments ........        546.0       67.3         12.0         601.3
   U.S. Treasury securities and
      obligations of U.S.
      government corporations and
      agencies ...................        197.8        5.4          0.1         203.1
                                      ---------     ------       ------     ---------
   Fixed maturities
      available-for-sale .........     15,822.4      626.3        523.3      15,925.4
   Equity securities .............        587.6      348.5         90.0         846.1
                                      ---------     ------       ------     ---------
      Total fixed maturities and
         equity securities
         available-for-sale
         governments .............    $16,410.0     $974.8       $613.3     $16,771.5
                                      =========     ======       ======     =========

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     The amortized cost and fair value of fixed maturities at December 31, 2001, by contractual maturity, are shown below:

                                                         Amortized      Fair
                                                            Cost        Value
                                                         ---------    ---------
                                                             (in millions)
Held-to-Maturity:
Due in one year or less ..............................   $    62.9    $    68.0
Due after one year through five years ................        15.4         22.2
Due after five years through ten years ...............        67.7         65.4
Due after ten years ..................................       932.6        936.2
                                                         ---------    ---------
                                                           1,078.6      1,091.8
Mortgage-backed securities ...........................       844.9        816.4
                                                         ---------    ---------
Total ................................................   $ 1,923.5    $ 1,908.2
                                                         =========    =========
Available-for-Sale:
Due in one year or less ..............................   $ 1,861.7    $ 1,905.8
Due after one year through five years ................     9,874.3     10,073.3
Due after five years through ten years ...............    10,902.5     10,927.6
Due after ten years ..................................     7,886.8      7,886.3
                                                         ---------    ---------
                                                          30,525.3     30,793.0
Mortgage-backed securities ...........................     5,252.7      5,279.1
                                                         ---------    ---------
Total ................................................   $35,778.0    $36,072.1
                                                         =========    =========

     Expected maturities may differ from contractual maturities because eligible borrowers may exercise their right to call or prepay obligations with or without call or prepayment penalties.

     The sale of fixed maturities held-to-maturity relate to certain securities with amortized cost of $24.3 million for the year ended December 31, 1999, which were sold due to a significant decline in the issuers' credit quality or as part of the sale of the property and casualty operations in 1999. The related net realized investment and other gains on the sales were $0.9 million in 1999.

     The change in net unrealized gains (losses) on trading securities that has been included in earnings during 2001, 2000 and 1999 amounted to $(1.8) million, $0.1 million and $(0.1) million, respectively.

     The Company participates in a security lending program for the purpose of enhancing income on securities held. At December 31, 2001 and 2000, $775.4 million and $88.6 million, respectively, of the Company's securities, at market value, were on loan to various brokers/dealers, and were fully collateralized by cash and highly liquid securities. The market value of the loaned securities is monitored on a daily basis, and the collateral is maintained at a level of at least 102.0% of the loaned securities' market value.

     For 2001, 2000 and 1999, investment results passed through to participating pension contractholders as interest credited to policyholders' account balances amounted to $170.5 million, $171.7 million and $180.9 million, respectively.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     Mortgage loans on real estate are evaluated periodically as part of the Company's loan review procedures and are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The allowance for losses is maintained at a level believed adequate by management to absorb estimated probable credit losses that exist at the balance sheet date. Management's periodic evaluation of the adequacy of the allowance for losses is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires estimating the amounts and timing of future cash flows expected to be received on impaired mortgage loans that may be susceptible to significant change.

     Changes in the allowance for probable losses on mortgage loans on real estate and real estate to be disposed of are summarized below.

                                                Balance At                            Balance At
                                                Beginning                                End
                                                 of Year     Additions   Deductions    of Year
                                                ----------   ---------   ----------   ----------
                                                                  (in millions)
Year ended December 31, 2001
   Mortgage loans on real estate ............     $ 81.6       $37.8       $  6.6       $112.8
   Real estate to be disposed of ............       43.5        46.0          5.9         83.6
                                                  ------       -----       ------       ------
Total .......................................     $125.1       $83.8       $ 12.5       $196.4
                                                  ======       =====       ======       ======
Year ended December 31, 2000
   Mortgage loans on real estate ............     $107.9       $ 4.6       $ 30.9       $ 81.6
   Real estate to be disposed of ............       58.1        17.1         31.7         43.5
                                                  ------       -----       ------       ------
Total .......................................     $166.0       $21.7       $ 62.6       $125.1
                                                  ======       =====       ======       ======
Year ended December 31, 1999
   Mortgage loans on real estate ............     $ 96.0       $38.4       $ 26.5       $107.9
   Real estate to be disposed of ............      112.0        22.5         76.4         58.1
                                                  ------       -----       ------       ------
Total .......................................     $208.0       $60.9       $102.9       $166.0
                                                  ======       =====       ======       ======

     At December 31, 2001 and 2000, the total recorded investment in mortgage loans that are considered to be impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," along with the related provision for losses were as follows:

                                                                December 31
                                                              2001      2000
                                                             ------    ------
                                                              (in millions)
Impaired mortgage loans on real estate with provision for
   losses ................................................   $ 92.5    $ 32.4
Provision for losses .....................................    (42.6)    (14.9)
                                                             ------    ------
Net impaired mortgage loans on real estate ................  $ 49.9    $ 17.5
                                                             ======    ======

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     The average recorded investment in impaired loans and the interest income recognized on impaired loans were as follows:

                                                     Years Ended December 31
                                                      2001    2000     1999
                                                     -----   ------   ------
                                                          (in millions)
Average recorded investment in impaired loans ....   $62.5   $100.3   $135.5
Interest income recognized on impaired loans .....     8.4      2.9      4.9

     The payment terms of mortgage loans on real estate may be restructured or modified from time to time. Generally, the terms of the restructured mortgage loans call for the Company to receive some form or combination of an equity participation in the underlying collateral, excess cash flows or an effective yield at the maturity of the loans sufficient to meet the original terms of the loans.

     Restructured commercial mortgage loans aggregated $56.0 million and $60.4 million as of December 31, 2001 and 2000, respectively. The expected gross interest income that would have been recorded had the loans been current in accordance with the original loan agreements and the actual interest income recorded were as follows:

                                                     Years Ended December 31
                                                       2001   2000   1999
                                                       ----   ----   -----
                                                           (in millions)
Expected .........................................     $5.0   $5.2   $11.1
Actual ...........................................      3.8    4.7     7.2

     At December 31, 2001, the mortgage portfolio was diversified by specific collateral property type and geographic region as displayed below:

Collateral                                                         Carrying
Property Tytpe                                                      Amount
--------------------------------------------------------------   -------------
                                                                 (in millions)
Apartments ...................................................     $1,601.7
Hotels .......................................................        451.6
Industrial ...................................................        809.8
Office buildings .............................................      2,601.5
Retail .......................................................      1,429.7
Multi family .................................................          1.8
Mixed Use ....................................................        108.0
Agricultural .................................................      2,532.3
Other ........................................................        243.4

Allowance for losses .........................................       (112.8)
                                                                   --------
Total ........................................................     $9,667.0
                                                                   ========

Geographic                                                         Carrying
Concentration                                                       Amount
--------------------------------------------------------------   -------------
                                                                 (in millions)
East North Central ...........................................     $1,072.5
East South Central ...........................................        490.6
Middle Atlantic ..............................................      1,490.4
Mountain .....................................................        417.4
New England ..................................................        891.1
Pacific ......................................................      1,823.1
South Atlantic ...............................................      2,097.5
West North Central ...........................................        385.1
West South Central ...........................................        907.0
Canada/Other .................................................        205.1
Allowance for losses .........................................       (112.8)
                                                                   --------
Total ........................................................     $9,667.0
                                                                   ========

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     Mortgage loans with outstanding principal balances of $2.0 million, bonds with amortized cost of $388.7 million and real estate with a carrying value of $0.5 million were non-income producing for the year ended December 31, 2001.

     Depreciation expense on investment real estate was $4.6 million, $7.9 million, and $7.1 million in 2001, 2000, and 1999, respectively. Accumulated depreciation was $65.1 million and $60.9 million at December 31, 2001 and 2000, respectively.

     The Company sold $542.9 million, $359.2 million, and $172.0 million of commercial mortgage loans in securitization transactions in 2001, 2000, and 1999, respectively, for which it received net proceeds of $546.1 million, $362.4 million and $175.5 million, in 2001, 2000 and 1999, respectively. During 2001, 2000 and 1999, the Company recognized pre-tax gains of $3.2 million, $3.2 million and $3.5 million, respectively, related to these transactions.

     As a result of these securitizations, the Company retained mortgage servicing responsibilities which were recorded as servicing assets. These servicing assets were valued at $1.2 million and $0.8 million at December 31, 2001 and 2000, respectively.

     Investments in other assets, which include unconsolidated joint ventures, partnerships, and limited liability corporations, accounted for by using the equity method of accounting totaled $1,062.1 million and $826.5 million at December 31, 2001 and 2000, respectively. Total combined assets of such investments were $12,541.6 million and $5,040.1 million (consisting primarily of investments), and total combined liabilities were $1,108.6 million and $823.3 million (including $580.0 million and $354.0 million of notes payable) at December 31, 2001 and 2000, respectively. Total combined revenues and expenses of these investments in 2001 were $942.5 million and $645.2 million, respectively, resulting in $297.3 million of total combined income from operations. Total combined revenues and expenses were $508.0 million and $172.7 million, respectively, resulting in $335.3 million of total combined income from operations in 2000. Net investment income on investments accounted for using the equity method totaled $56.4 million, $143.8 million and $65.1 million in 2001, 2000, and 1999 respectively.

Note 4. Derivatives and Hedging Instruments

     The fair value of derivative instruments classified as assets at December 31, 2001 was $331.2 million, and appears on the consolidated balance sheet in other assets. The fair value of derivative instruments classified as liabilities at December 31, 2001 was $580.0 million, and appears on the consolidated balance sheet in other liabilities.

   Fair Value Hedges

     The Company uses interest rate futures contracts and interest rate swap agreements as part of its overall strategies of managing the duration of assets and liabilities or the average life of certain asset portfolios to specified targets. Interest rate swap agreements are contracts with a counterparty to exchange interest rate payments of a differing character (e.g., fixed-rate payments exchanged for variable-rate payments) based on an underlying principal balance (notional principal). The net differential to be paid or received on interest rate swap agreements is accrued and recognized as a component of net investment income.

     The Company also manages interest rate exposure by using interest rate swap agreements to modify certain liabilities, such as fixed rate debt and Constant Maturity Treasuries (CMT) indexed liabilities, by converting them to a LIBOR-based floating rate.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 4. Derivatives and Hedging Instruments

     The Company enters into interest rate cap agreements, cancelable interest rates swap agreements, and written swaptions to manage the interest rate exposure of options that are embedded in certain assets and liabilities. A written swaption obligates the Company to enter into an interest rate agreement on the expiration date, contingent on future interest rates. Interest rate cap and floor agreements are contracts with a counterparty which require the payment of a premium for the right to receive payments for the difference between the cap or floor interest rate and a market interest rate on specified future dates based on an underlying principal balance (notional principal). Amounts earned on interest rate cap and floor agreements and swaptions are recorded as an adjustment to net investment income.

     The Company uses equity collar agreements to reduce its equity market exposure with respect to certain common stock investments that the Company holds. A collar consists of a written call option that limits the Company's potential for gain from appreciation in the stock price as well as a purchased put option that limits the Company's potential for loss from a decline in the stock price.

     Currency rate swap agreements are used to manage the Company's exposure to foreign exchange rate fluctuations. Currency rate swap agreements are contracts to exchange the currencies of two different countries at the same rate of exchange at specified future dates. The net differential to be paid or received on currency rate swap agreements is accrued and recognized as a component of net investment income.

     For the year ended December 31, 2001, the Company recognized a net loss of $16.5 million related to the ineffective portion of its fair value hedges, and a net gain of $1.9 million, related to the portion of the hedging instruments that were excluded from the assessment of hedge effectiveness. Both of these amounts are recorded in net realized investment and other gains and losses. For the year ended December 31, 2001, all of the Company's hedged firm commitments qualified as fair value hedges.

   Cash Flow Hedges

     The Company uses forward starting interest rate swap agreements to hedge the variable cash flows associated with future fixed income asset acquisitions, which will support the Company's long-term care and life insurance businesses. These agreements will reduce the impact of future interest rate changes on the cost of acquiring adequate assets to support the investment income assumptions used in pricing these products. During the periods in the future when the acquired assets are held by the Company, the accumulated gain or loss will be amortized into investment income as a yield adjustment on the assets.

     The Company used interest rate futures contracts to hedge the variable cash flows associated with variable benefit payments that it will make on certain annuity contracts. Amounts are reclassified from other comprehensive income when benefit payments are made.

     The Company used interest rate floor agreements to hedge the interest rate risk associated with minimum interest rate guarantees in certain of its life insurance and annuity businesses. Amounts are reclassified from other comprehensive income if interest rates fall below certain levels.

     For the year ended December 31, 2001, the Company recognized a loss of $0.2 million related to the ineffective portion of its cash flow hedges, and a net gain of $0.4 million related to the portion of the hedging instruments that was excluded from the assessment of hedge effectiveness. Both of these amounts are recorded in net realized investment and other gains and losses. For the year ended December 31, 2001, all of the Company's hedged forecast transactions qualified as cash flow hedges.

     For the year ended December 31, 2001, a net loss of $0.2 million was reclassified from other accumulated comprehensive income to earnings. It is anticipated that approximately $0.6 million of net gains will be reclassified from other accumulated comprehensive income to earnings within the next twelve months. The maximum length for which variable cash flows are hedged is 24 years.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     For the year ended December 31, 2001, none of the Company's cash flow hedges have been discontinued because it was probable that the original forecasted transactions would not occur by the end of the originally specified time period documented at inception of the hedging relationship.

     The transition adjustment for the adoption of SFAS No. 133, as amended, resulted in an increase in other comprehensive income of $23.0 million (net of tax of $12.3 million) representing the accumulation in other comprehensive income of the effective portion of the Company's cash flow hedges as of January 1, 2001. For the year ended December 31, 2001, $3.8 million of loss (net of tax of $2.1 million) representing the effective portion of the change in fair value of derivative instruments designated as cash flow hedges was added to accumulated other comprehensive income, resulting in a balance of $19.1 million (net of tax of $10.3 million).

   Derivatives Not Designated as Hedging Instruments

     The Company enters into interest rate swap agreements, cancelable interest rate swap agreements, interest rate futures contracts, and interest rate cap and floor agreements to manage exposure to interest rates as described above under Fair Value Hedges without designating the derivatives as hedging instruments.

Note 5. Income Taxes

     The Company participates in the filing of a life/non-life consolidated federal income tax return. The life company sub-group includes three domestic life insurance companies (the Company, John Hancock Variable Life Insurance Company and Investors Partner Life Insurance Company) and a Bermuda life insurance company (John Hancock Reassurance Company, Ltd.) that is treated as a U.S. company for federal income tax purposes. The non-life subgroup consists of John Hancock Financial Services, Inc., John Hancock Subsidiaries, LLC and John Hancock International Holdings, Inc.

     In addition to taxes on operations, mutual life insurance companies are charged an equity base tax. As the Company was a mutual life insurance company for the entire year 1999, it was subject to the re-computation of its 1999 equity base tax liability in its 2000 tax return. The equity base tax is determined by application of an industry-based earnings rate to mutual companies' average equity base, as defined by the Internal Revenue Code. The industry earnings rate is determined by the Internal Revenue Service (IRS) and is not finalized until the subsequent year. The Company estimated its taxes for the current year based on estimated industry earnings rates and revised these estimates up or down when the earnings rates were finalized and published by the IRS in the subsequent year.

     Income before income taxes and cumulative effect of accounting changes includes the following:

                                                       Years Ended December 31
                                                      2001      2000      1999
                                                     ------   --------   ------
                                                           (in millions)
Domestic .......................................     $761.8   $1,093.5   $210.7
Foreign ........................................        5.6        7.6      6.4
                                                     ------   --------   ------
Income before income taxes and cumulative effect
   of accounting changes .......................     $767.4   $1,101.1   $217.1
                                                     ======   ========   ======

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     The components of income taxes were as follows:

                                                 Years Ended December 31
                                                 2001      2000      1999
                                                ------    ------    ------
                                                     (in millions)
Current Taxes:
 Federal ....................................   $ (9.9)   $ 15.7    $(34.1)
 Foreign ....................................      3.1       1.2       2.3
 State ......................................      4.6      12.0       5.8
                                                ------    ------    ------
                                                  (2.2)     28.9     (26.0)
Deferred Taxes:
 Federal ....................................    210.5     279.4     108.6
 Foreign ....................................     (0.9)      1.6        --
 State ......................................     (6.7)     (1.0)     (1.1)
                                                ------    ------    ------
                                                 202.9     280.0     107.5
                                                ------    ------    ------
Total income taxes ..........................   $200.7    $308.9    $ 81.5
                                                ======    ======    ======

     A reconciliation of income taxes computed by applying the federal income tax rate to income before income taxes and the consolidated income tax expense charged to operations follows:

                                                  Years Ended December 31
                                                 2001      2000      1999
                                                ------    ------    ------
                                                       (in millions)
Tax at 35% ..................................   $268.6    $385.4    $ 76.0
Add (deduct):
 Equity base tax ............................    (13.4)    (46.0)     22.2
 Prior year taxes ...........................      9.9      (0.3)      1.8
 Tax credits ................................    (28.1)    (20.6)    (12.9)
 Foreign taxes ..............................      1.3       0.4       1.0
 Tax exempt investment income ...............    (25.7)    (11.5)    (14.4)
 Non-taxable gain on sale of subsidiary .....       --        --     (15.4)
 Disallowed demutualization expenses ........       --        --      31.1
 Other ......................................    (11.9)      1.5      (7.9)
                                                ------    ------    ------
  Total income taxes ........................   $200.7    $308.9    $ 81.5
                                                ======    ======    ======

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     The significant components of the Company's deferred tax assets and liabilities were as follows:

                                                            December 31
                                                          2001       2000
                                                        --------   --------
                                                           (in millions)
Deferred Tax Assets:
   Policy reserve adjustments .......................   $  485.5   $  492.2
   Other postretirement benefits ....................      136.6      148.9
   Book over tax basis of investments ...............      418.1      299.5
   Dividends payable to policyholders ...............      125.7      117.6
   Interest .........................................       34.5       38.3
   Other ............................................      163.1       51.2
                                                        --------   --------
      Total deferred tax assets .....................    1,363.5    1,147.7
                                                        --------   --------
Deferred Tax Liabilities:
   Deferred policy acquisition costs ................      824.5      649.1
   Depreciation .....................................      214.2      211.7
   Basis in partnerships ............................      130.7      109.8
   Market discount on bonds .........................       72.9       64.2
   Pension plan expense .............................      133.6      104.0
   Capitalized charges related to mutual funds ......       31.5       56.9
   Lease Income .....................................      523.2      339.4
   Unrealized gains .................................      135.8       56.7
                                                        --------   --------
      Total deferred tax liabilities ................    2,066.4    1,591.8
                                                        --------   --------
      Net deferred tax liabilities ..................   $  702.9   $  444.1
                                                        ========   ========

     The Company made an income tax payment of $3.7 million , received an income tax refund of $21.7 million and made an income tax payment of $83.4 million in 2001, 2000 and 1999, respectively.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 6. Closed Block

     As of February 1, 2000, the Company established a closed block for the benefit of certain classes of individual or joint traditional participating whole life insurance policies for which the Company had a dividend scale payable in 1999 and individual term life insurance policies that were in force on February 1, 2000. Assets were allocated to the closed block in an amount that, together with anticipated revenues from policies included in the closed block, was reasonably expected to be sufficient to support such business, including provision for payment of benefits, direct asset acquisition and disposition costs, and taxes, and for continuation of dividend scales payable in 1999, assuming experience underlying such dividend scales continues. Assets allocated to the closed block inure solely to the benefit of the holders of the policies included in the closed block and will not revert to the benefit of the shareholders of JHFS. No reallocation, transfer, borrowing, or lending of assets can be made between the closed block and other portions of the Company's general account, any of its separate accounts, or any affiliate of the Company without approval of the Massachusetts Division of Insurance.

     If, over time, the aggregate performance of the closed block assets and policies is better than was assumed in funding the closed block, dividends to policyholders will be increased. If, over time, the aggregate performance of the closed block assets and policies is less favorable than was assumed in the funding, dividends to policyholders could be reduced.

     The assets and liabilities allocated to the closed block are recorded in the Company's financial statements on the same basis as other similar assets and liabilities. The carrying amount of closed block liabilities in excess of the carrying amount of closed block assets at the date of demutualization (adjusted to eliminate the impact of related amounts in accumulated other comprehensive income) represents the maximum future earnings from the assets and liabilities designated to the closed block that can be recognized in income over the period the policies in the closed block remain in force. The Company has developed an actuarial calculation of the timing of such maximum future shareholder earnings, and this is the basis of the policyholder dividend obligation.

     If actual cumulative earnings are greater than expected cumulative earnings, only expected earnings will be recognized in income. Actual cumulative earnings in excess of expected cumulative earnings represents undistributed accumulated earnings attributable to policyholders, which are recorded as a policyholder dividend obligation because the excess will be paid to closed block policyholders as an additional policyholder dividend unless otherwise offset by future performance of the closed block that is less favorable than originally expected. If actual cumulative performance is less favorable than expected, only actual earnings will be recognized in income.

     The principal cash flow items that affect the amount of closed block assets and liabilities are premiums, net investment income, purchases and sales of investments, policyholders' benefits, policyholder dividends, premium taxes, guaranty fund assessments, and income taxes. The principal income and expense items excluded from the closed block are management and maintenance expenses, commissions and net investment income and realized investment gains and losses of investment assets outside the closed block that support the closed block business, all of which enter into the determination of total gross margins of closed block policies for the purpose of the amortization of deferred acquisition costs. The amounts shown in the following tables for assets, liabilities, revenues and expenses of the closed block are those that enter into the determination of amounts that are to be paid to policyholders.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     The following tables set forth certain summarized financial information relating to the closed block as of the dates indicated:

                                                     December 31,   December 31,
                                                         2001           2000
                                                     ------------   ------------
                                                           (in millions)
Liabilities
Future policy benefits ...........................     $10,198.7      $ 9,910.5
Policyholder dividend obligation .................         251.2           77.0
Policyholders' funds .............................       1,460.9        1,459.5
Policyholder dividends payable ...................         433.4          409.8
Other closed block liabilities ...................          53.7           84.6
                                                       ---------      ---------
 Total closed block liabilities ..................      12,397.9       11,941.4
                                                       ---------      ---------
Assets
Investments
Fixed maturities:
 Held-to-maturity--at amortized cost
    (fair value: 2001--$100.7; 2000--$2,327.4) ...         103.3        2,269.9
 Available-for-sale--at fair value
    (cost: 2001--$5,204.0; 2000--$2,378.7) .......       5,320.7        2,353.0
Equity securities:
 Available-for-sale--at fair value
    (cost: 2001--$8.8; 2000--$5.3) ...............          13.4            6.3
Mortgage loans on real estate ....................       1,837.0        1,944.0
Policy loans .....................................       1,551.9        1,540.6
Short-term investments ...........................            --           62.1
Other invested assets ............................          83.1           40.7
                                                       ---------      ---------
 Total investments ...............................       8,909.4        8,216.6
Cash and cash equivalents ........................         192.1          305.6
Accrued investment income ........................         158.9          149.3
Other closed block assets ........................         297.5          317.1
                                                       ---------      ---------
 Total closed block assets .......................       9,557.9        8,988.6
                                                       ---------      ---------
Excess of reported closed block liabilities over
    assets designated to the closed block ........       2,840.0        2,952.8
                                                       ---------      ---------
Portion of above representing other comprehensive
 income:
 Unrealized appreciation (depreciation), net of
    tax of $43.3 million and $(8.8) million at
       2001 and 2000, respectively ...............          80.1          (16.1)
 Allocated to the policyholder dividend
    obligation, net of tax $50.8 million and
       $4.7 million at 2001 and 2000,
          respectively ...........................         (94.4)          (8.8)
                                                       ---------      ---------
    Total ........................................         (14.3)         (24.9)
                                                       ---------      ---------
    Maximum future earnings to be recognized from
       closed block assets and liabilities .......     $ 2,825.7      $ 2,927.9
                                                       =========      =========

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                                                     December 31,   December 31,
                                                        2001           2000
                                                     ------------   ------------
                                                            (in millions)
Change in the policyholder dividend obligation:
   Balance at beginning of period .................     $ 77.0             --
      Impact on net income before income taxes ....       42.5          $63.5
      Unrealized investment gains (losses)  .......       67.1           13.5
      Cumulative effect of change in accounting
         principle (1) ............................       64.6             --
                                                        ------          -----
   Balance at end of period .......................     $251.2          $77.0
                                                        ======          =====

(1) The cumulative effect of change in accounting principle represents the impact of transferring fixed maturities from held-to-maturity to available-for-sale as part of the adoption of SFAS No. 133 effective January 1, 2001. See Note 1.

                                                                                                 For the Period
                                                                                     Year          February 1
                                                                                     Ended          through
                                                                                  December 31,    December 31,
                                                                                      2001            2000
                                                                                  ------------   --------------
                                                                                        (in millions)
Revenues
Premiums ......................................................................     $  940.0        $  865.0
Net investment income .........................................................        667.5           591.6
Net realized investment and other gains (losses), net of
   amounts credited to the policyholder dividend obligation of
   $(17.0) million and $14.1 million, respectively ............................         (3.6)           (2.9)
Other closed block revenues ...................................................          0.6            (0.6)
                                                                                    --------        --------
   Total closed block revenues ................................................      1,604.5         1,453.1
Benefits and Expenses
Benefits to policyholders .....................................................        924.4           870.0
Change in policyholder dividend obligation ....................................         54.9            46.6
Other closed block operating costs and expenses ...............................         (6.3)          (10.0)
Dividends to policyholders ....................................................        474.9           407.1
                                                                                    --------        --------
   Total benefits and expenses ................................................      1,447.9         1,313.7
                                                                                    --------        --------
Closed block revenues, net of closed block benefits and expenses,
   before income taxes and cumulative effect of accounting change .............        156.6           139.4
Income taxes, net of amounts credited to the policyholder dividend
   obligation of $4.6 million and $2.8 million, respectively ..................         53.0            52.3
                                                                                    --------        --------
   Closed block revenues, net of closed block benefits and expenses
      and income taxes, before cumulative effect of accounting change .........        103.6            87.1
                                                                                    --------        --------
   Cumulative effect of accounting change, net of tax .........................         (1.4)             --
                                                                                    --------        --------
   Closed block revenues, net of closed block benefits and expenses, income
      taxes and the cumulative effect of accounting change ....................     $  102.2        $   87.1
                                                                                    ========        ========

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     Maximum future earnings from closed block assets and liabilities:

                                                                  For the Period
                                                      Year          February 1
                                                      Ended           through
                                                   December 31,     December 31,
                                                       2001            2000
                                                   ------------   --------------
                                                            (in millions)
Beginning of period ............................     $2,927.9        $3,015.0
End of period ..................................      2,825.7         2,927.9
                                                     --------        --------
 Change during period ..........................     $  102.2        $   87.1
                                                     ========        ========

Note 7. Debt and Line of Credit

     Short-term and long-term debt consists of the following:

                                                                  December 31
                                                                2001      2000
                                                               ------    ------
                                                                 (in millions)
Short-term Debt:
   Commercial paper ........................................       --    $222.3
   Current maturities of long-term debt ....................   $124.6      23.0
                                                               ------    ------
Total short-term debt ......................................    124.6     245.3
                                                               ------    ------
Long-term Debt:
 Surplus notes, 7.38% maturing in 2024 .....................    447.3     447.2
 Notes payable, interest ranging from 5.43% to 14.0%, due
    in varying amounts through 2007 ........................    296.0     109.8
                                                               ------    ------
Total long-term debt .......................................    743.3     557.0
Less current maturities ....................................   (124.6)    (23.0)
                                                               ------    ------
Long-term debt .............................................    618.7     534.0
                                                               ------    ------
   Total debt ..............................................   $743.3    $779.3
                                                               ======    ======

     The Company issues commercial paper primarily to meet working capital needs. The Company had no commercial paper outstanding at December 31, 2001. The weighted-average interest rate for outstanding commercial paper at December 31, 2000 was 6.59%. The weighted-average life for outstanding commercial paper at December 31, 2000 was approximately 11 days. Commercial paper borrowing arrangements are supported by a syndicated line of credit.

     The issuance of surplus notes was approved by the Massachusetts Commissioner of Insurance, and any payments of interest or principal on the surplus notes requires the prior approval of the Massachusetts Commissioner of Insurance.

     At December 31, 2001, the Company had a syndicated line of credit with a group of banks totaling $1.0 billion, $500.0 million pursuant to a 364-day commitment which expires on July 26, 2002 and $500.0 million pursuant to a multi-year facility, which expires on August 3, 2005. The banks will commit, when requested, to loan funds at prevailing interest rates as determined in accordance with the line of credit agreement. Under the terms of the agreement, the Company is required to maintain certain minimum levels of net worth and comply with certain other covenants, which were met at December 31, 2001. At December 31, 2001, the Company had no outstanding borrowings under the agreement.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     Aggregate maturities of long-term debt are as follows: 2002-$124.6 million; 2003-$32.2 million; 2004-$31.5 million; 2005-$25.4 million; 2006-$7.5 million and thereafter-$522.1 million.

     Interest expense on debt, included in other operating costs and expenses, was $59.0 million, $62.6 million, and $70.1 million in 2001, 2000 and 1999, respectively. Interest paid amounted to $55.8 million in 2001, $63.4 million in 2000, and $70.1 million in 1999.

Note 8. Minority Interest

     Minority interest relates to preferred stock issued by Signature Tomato, a subsidiary of Signature Fruit, a subsidiary of the Company, which acquired certain assets and assumed certain liabilities out of bankruptcy proceedings of Tri-Valley Growers, Inc., a cooperative association, and equity interests in consolidated partnerships. For financial reporting purposes, the assets, the liabilities, and earnings of Signature Fruit and the partnerships are consolidated in the Company's financial statements.

     In conjunction with the transaction discussed above, Signature Tomato, a subsidiary of Signature Fruit, issued $2.1 million of 14.24% cumulative, voting preferred stock in exchange for debt. In addition, Signature Fruit sold 3.0% of its Class A membership shares to outside third parties with put options exercisable in a period from one to three years from acquisition. All amounts arising from these transactions have been included in minority interest in the accompanying consolidated balance sheets.

     The minority interest in the equity of consolidated partnerships of approximately $26.1 million reflects the original investment by minority shareholders in various consolidated partnerships, along with their proportional share of the earnings or losses of these partnerships.

Note 9. Reinsurance

     The effect of reinsurance on premiums written and earned was as follows:

                                                      2001                    2000                    1999
                                                    Premiums                Premiums                Premiums
                                               Written      Earned     Written      Earned     Written      Earned
                                              ---------   ---------   ---------   ---------   ---------   ----------
                                                                          (in millions)
Life, Health and Annuity:
Direct ....................................   $ 3,076.8   $ 3,080.7   $ 3,181.1   $ 3,180.3   $ 2,940.2    $ 2,938.3
Assumed ...................................       427.7       427.7       465.3       465.4       311.3        311.3
Ceded .....................................    (1,156.5)   (1,156.5)   (1,255.0)   (1,255.0)   (1,228.5)    (1,228.5)
                                              ---------   ---------   ---------   ---------   ---------    ---------
   Net life, health and annuity premiums...     2,348.0     2,351.9     2,391.4     2,390.7     2,023.0      2,021.1
                                              ---------   ---------   ---------   ---------   ---------    ---------
Property and Casualty:
Direct ....................................          --          --          --          --          --           --
Assumed ...................................          --          --          --          --         0.3          0.3
Ceded .....................................          --          --          --          --          --           --
                                              ---------   ---------   ---------   ---------   ---------    ---------
   Net property and casualty premiums .....          --          --          --          --         0.3          0.3
                                              ---------   ---------   ---------   ---------   ---------    ---------
      Net premiums ........................   $ 2,348.0   $ 2,351.9   $ 2,391.4   $ 2,390.7   $ 2,023.3    $ 2,021.4
                                              =========   =========   =========   =========   =========    =========

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     For the years ended December 31, 2001, 2000 and 1999, benefits to policyholders under life, health and annuity ceded reinsurance contracts were $552.7 million, $649.4 million, and $514.5 million, respectively.

     On February 28, 1997, the Company sold a major portion of its group insurance business to UNICARE Life & Health Insurance Company (UNICARE), a wholly owned subsidiary of WellPoint Health Networks, Inc. The business sold included the Company's group accident and health business and related group life business and Cost Care, Inc., Hancock Association Services Group and Tri-State, Inc., all of which were indirect wholly-owned subsidiaries of the Company. The Company retained its group long-term care operations. The insurance business sold was transferred to UNICARE through a 100% coinsurance agreement. The Company remains liable to its policyholders to the extent that UNICARE does not meet its contractual obligations under the coinsurance agreement.

     Through the Company's group health insurance operations, the Company entered into a number of reinsurance arrangements in respect of personal accident insurance and the occupational accident component of workers compensation insurance, a portion of which was originated through a pool managed by Unicover Managers, Inc. Under these arrangements, the Company both assumed risks as a reinsurer, and also passed 95% of these risks on to other companies. This business had originally been reinsured by a number of different companies, and has become the subject of widespread disputes. The disputes concern the placement of the business with reinsurers and recovery of the reinsurance. The Company is engaged in disputes, including a number of legal proceedings, in respect of this business. The risk to the Company is that other companies that reinsured the business from the Company may seek to avoid their reinsurance obligations. However, the Company believes that it has a reasonable legal position in this matter. During the fourth quarter of 1999 and early 2000, the Company received additional information about its exposure to losses under the various reinsurance programs. As a result of this additional information and in connection with global settlement discussions initiated in late 1999 with other parties involved in the reinsurance programs, during the fourth quarter of 1999 the Company recognized a charge for uncollectible reinsurance of $133.7 million, after tax, as its best estimate of its remaining loss exposure. The Company believes that any exposure to loss from this issue, in addition to amounts already provided for as of December 31, 2001, would not be material.

     Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under the reinsurance agreements. Failure of the reinsurers to honor their obligations could result in losses to the Company; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from similar characteristics of the reinsurers.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 10.  Pension Benefit Plans and Other Postretirement Benefit Plans

     The Company provides pension benefits to substantially all employees and general agency personnel. These benefits are provided through both qualified defined benefit and defined contribution pension plans. In addition, through nonqualified plans, the Company provides supplemental pension benefits to employees with salaries and/ or pension benefits in excess of the qualified plan limits imposed by federal tax law. Pension benefits under the defined benefit plans had been based on years of service and average compensation generally during the three years prior to retirement. In 2001, the defined benefit pension plans were amended to a cash balance basis under which benefits are based on career average compensation. Under grandfathering rules, employees over a certain age and with at least a certain number of years of service will receive pension benefits based on the greater of the benefit from the cash balance basis or the prior final average salary basis. This amendment became effective on January 1, 2002. Benefits related to the Company's defined benefit pension plans paid to employees and retirees covered by annuity contracts issued by the Company amounted to $115.9 million in 2001, $102.2 million in 2000, and $97.6 million in 1999. Plan assets consist principally of listed equity securities and corporate obligations and U.S. government securities.

     The Company's funding policy for qualified defined benefit plans is to contribute annually an amount in excess of the minimum annual contribution required under the Employee Retirement Income Security Act (ERISA). This amount is limited by the maximum amount that can be deducted for federal income tax purposes. Because the qualified defined benefit plans are overfunded, no amounts were contributed to these plans in 2001 or 2000. The funding policy for nonqualified defined benefit plans is to contribute the amount of the benefit payments made during the year. The projected benefit obligation and accumulated benefit obligation for the non-qualified defined benefit pension plans, which are underfunded, for which accumulated benefit obligations are in excess of plan assets were $258.7 million, and $236.2 million, respectively, at December 31, 2001, and $256.3 million, and $244.3 million, respectively, at December 31, 2000. Non-qualified plan assets, at fair value, were $4.6 million and $0.8 million at December 31, 2000 and 1999, respectively.

     Defined contribution plans include The Investment Incentive Plan and the Savings and Investment Plan. The expense for defined contribution plans was $10.6 million, $8.3 million, and $8.3 million, in 2001, 2000 and 1999, respectively.

     In addition to the Company's defined benefit pension plans, the Company has employee welfare plans for medical, dental, and life insurance covering most of its retired employees and general agency personnel.

     Substantially all employees may become eligible for these benefits if they reach certain age and service requirements while employed by the Company. The postretirement health care and dental coverages are contributory based on service for post January 1, 1992 non-union retirees. A small portion of pre-January 1, 1992 non-union retirees also contribute. The applicable contributions are based on service.

     The Company's policy is to fund postretirement benefits in amounts at or below the annual tax qualified limits. As of December 31, 2001 and 2000, plan assets related to non-union employees were comprised of an irrevocable health insurance contract to provide future health benefits to retirees. Plan assets related to union employees were comprised of approximately 60% equity securities and 40% fixed income investments.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 10. Pension Benefit Plans and Other Postretirement Benefit Plans
         (continued)

     The changes in benefit obligation and plan assets related to the Company's qualified and nonqualified benefit plans are summarized as follows:

                                                                  Years Ended December 31
                                                                              Other Postretirement
                                                          Pension Benefits          Benefits
                                                        -------------------   --------------------
                                                          2001       2000         2001      2000
                                                        --------   --------     -------   -------
                                                                       (in millions)
Change in benefit obligation:
   Benefit obligation at
      beginning of year .............................   $1,803.6   $1,905.3     $ 486.8   $ 443.2
   Service cost .....................................       30.7       34.0         5.9       7.8
   Interest cost ....................................      129.1      129.2        31.8      30.9
   Amendments .......................................       50.1      (10.3)      (48.3)       --
   Actuarial loss (gain) ............................       46.7     (143.7)       (1.3)     36.6
   Benefits paid ....................................     (127.1)    (110.9)      (29.6)    (31.7)
   Curtailment ......................................         --         --        (3.9)       --
                                                        --------   --------     -------   -------
   Benefit obligation at end of year ................    1,933.1    1,803.6       441.4     486.8
                                                        --------   --------     -------   -------
Change in plan assets:
   Fair value of plan assets at beginning of year ...    2,410.9    2,384.4       261.4     232.9
   Actual return on plan assets .....................     (105.8)     125.2        (6.7)      0.3
   Employer contribution ............................       18.9       12.2          --      35.5
   Benefits paid ....................................     (127.1)    (110.9)       (9.0)     (7.3)
                                                        --------   --------     -------   -------
   Fair value of plan assets at end of year .........    2,196.9    2,410.9       245.7     261.4
                                                        --------   --------     -------   -------
Funded status .......................................      263.8      607.3      (195.7)   (225.4)
Unrecognized actuarial loss (gain) ..................       24.3     (400.5)      (95.3)   (139.7)
Unrecognized prior service cost .....................       67.9       24.1       (47.5)     (1.4)
Unrecognized net transition asset ...................        0.1        0.2          --        --
                                                        --------   --------     -------   -------
Prepaid (accrued) benefit cost, net .................   $  356.1   $  231.1     $(338.5)  $(366.5)
                                                        ========   ========     =======   =======
Amounts recognized in the consolidated balance sheets
consist of:
   Prepaid benefit cost .............................   $  523.9   $  380.7
   Accrued benefit liability ........................     (231.6)    (243.5)
   Intangible asset .................................        0.5        6.0
   Accumulated other comprehensive income ...........       63.3       87.9
                                                        --------   --------
Prepaid benefit cost, net ...........................   $  356.1   $  231.1
                                                        ========   ========

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 10. Pension Benefit Plans and Other Postretirement Benefit Plans
         (continued)

     The assumptions used in accounting for the Company's qualified and nonqualified benefit plans were as follows:

                                                Years Ended December 31
                                                           Other Postretirement
                                        Pension Benefits         Benefits
                                        ----------------   --------------------
                                          2001    2000         2001    2000
                                         -----   -----        -----   -----
Discount rate .......................    7.25%   7.25%        7.25%   7.25%
Expected return on plan
   assets ...........................    9.50%   9.00%        9.50%   9.00%
Rate of compensation
   increase .........................    4.20%   4.77%        4.20%   4.77%

     For measurement purposes, an 8.75% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 5.25% in 2006 and remain at that level thereafter.

     For the prior valuation, a 5.50% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5.25% in 2001 and remain at that level thereafter.

     The net periodic benefit (credit) cost related to the Company's qualified and nonqualified benefit plans includes the following components:

                                                        Years Ended December 31
                                                                            Other Postretirement
                                                 Pension Benefits                 Benefits
                                            ---------------------------   ------------------------
                                              2001      2000      1999      2001     2000     1999
                                            -------   -------   -------   ------   -------  ------
                                                                  (in millions)
Service cost ............................   $  30.7   $  34.0   $  33.8   $  5.9   $  7.8   $  7.5
Interest cost ...........................     129.1     129.2     119.0     31.8     30.9     28.7
Expected return on plan assets ..........    (223.8)   (209.9)   (182.9)   (24.4)   (24.1)   (18.3)
Amortization of transition asset ........       0.1     (12.0)    (12.1)      --       --       --
Amortization of prior service cost ......       6.5       4.6       3.9     (2.2)    (0.2)    (0.2)
Recognized actuarial gain ...............     (18.3)     (9.3)     (6.3)    (6.8)    (8.7)    (8.5)
Other ...................................        --        --        --     (3.9)      --       --
                                            -------   -------   -------   ------   ------   ------
 Net periodic benefit (credit) cost......   $ (75.7)  $ (63.4)  $ (44.6)  $  0.4   $  5.7   $  9.2
                                            =======   =======   =======   ======   ======   ======

     Assumed health care cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                 1-Percentage     1-Percentage
                                                Point Increase   Point Decrease
                                                --------------   --------------
                                                        (in millions)
Effect on total of service and interest costs
   in 2001 ..................................       $ 4.0            $ (3.7)
Effect on postretirement benefit obligations
   as of December 31, 2001 ..................        42.2             (38.8)

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 11. Commitments and Contingencies

     The Company has extended commitments to purchase fixed maturity investments, preferred and common stock, and other invested assets and to issue mortgage loans on real estate totaling $518.4 million, $0.3 million, $491.2 million and $212.9 million, respectively at December 31, 2001. If funded, loans related to real estate mortgages would be fully collateralized by related properties. The Company monitors the creditworthiness of borrowers under long-term bond commitments and requires collateral as deemed necessary. The estimated fair values of the commitments described above aggregate $1.2 billion at December 31, 2001. The majority of these commitments expire in 2002.

     In the normal course of its business operations, the Company is involved with litigation from time to time with claimants, beneficiaries and others, and a number of litigation matters were pending as of December 31, 2001. It is the opinion of management, after consultation with counsel, that the ultimate liability with respect to these claims, if any, will not materially affect the financial position or results of operations of the Company.

   Class Action

     During 1997, the Company entered into a court-approved settlement relating to a class action lawsuit involving certain individual life insurance policies sold from 1979 through 1996. In entering into the settlement, the Company specifically denied any wrongdoing. The total reserve held in connection with the settlement to provide for relief to class members and for legal and administrative costs associated with the settlement amounted to $52.7 million and $224.0 million at December 31, 2001 and 2000, respectively. Costs incurred related to the settlement were $30.0 million and $140.2 million in 2001 and 1999, respectively. No such costs were incurred in 2000. The estimated reserve is based on a number of factors, including the estimated cost per claim and the estimated costs to administer the claims.

     During 1996, management determined that it was probable that a settlement would occur and that a minimum loss amount could be reasonably estimated. Accordingly, the Company recorded its best estimate based on the information available at the time. The terms of the settlement agreement were negotiated throughout 1997 and approved by the court on December 31, 1997. In accordance with the terms of the settlement agreement, the Company contacted class members during 1998 to determine the actual type of relief to be sought by class members. The majority of the responses from class members were received by the fourth quarter of 1998. The type of relief sought by class members differed from the Company's previous estimates, primarily due to additional outreach activities by regulatory authorities during 1998 encouraging class members to consider alternative dispute resolution (ADR) relief. In 1999, the Company updated its estimate of the cost of claims subject to alternative dispute resolution relief and revised its reserve estimate accordingly. The reserve estimate was further evaluated quarterly, and was adjusted as noted above, in the fourth quarter of 2001. The adjustment to the reserve in 2001 was the result of the Company being able to better estimate the cost of settling the remaining claims, which on average tend to be larger, more complicated claims. The better estimate comes from experience with actual settlements on similar claims.

     Administration of the ADR component of the settlement continues to date. Although some uncertainty remains as to the cost of claims in the final phase (i.e., arbitration) of the ADR process, it is expected that the final cost of the settlement will not differ materially from the amounts presently provided for by the Company.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

   Harris Trust

     Since 1983, the Company has been involved in complex litigation known as Harris Trust and Savings Bank, as Trustee of Sperry Master Retirement Trust No. 2 v. John Hancock Mutual Life Insurance Company (S.D.N.Y. Civ. 83-5491). After successive appeals to the Second Circuit and to the U.S. Supreme Court, the case was remanded to the District Court and tried to a Federal District Court judge in 1997.The judge issued an opinion in November 2000.

     In that opinion the Court found against the Company and awarded the Trust approximately $13.8 million in relation to this claim together with unspecified additional pre-judgment interest on this amount from October 1988. The Court also found against the Company on issues of liability valuation and ERISA law. Damages in the amount of approximately $5.7 million, together with unspecified pre-judgment interest from December 1996, were awarded on these issues. As part of the relief, the judge ordered the removal of Hancock as a fiduciary to the plan. On April 11, 2001, the Court entered a judgment against the Company for approximately $84.9 million, which includes damages to the plaintiff, pre-judgment interest, attorney's fees and other costs.

     The Company believes that the underlying case was incorrectly decided and there are promising grounds for challenging the District Court's decision. Therefore, the Company has filed an appeal and believes that it is probable that the Appeals Court will reverse the lower court's decision. Notwithstanding what the Company believes to be the merits of the Company's position in this case, if unsuccessful, its ultimate liability, including fees, costs and interest could have a material adverse impact on net income. However, the Company does not believe that any such liability would be material in relation to its financial position or liquidity.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 12. Shareholder's Equity

   (a) Common Stock

     As result of the Reorganization, as described in Note 1, the Company was converted to a stock life insurance company. The Company has one class of capital stock, common stock ($10,000 par value, 1,000 shares authorized and outstanding). All of the outstanding common stock of the Company is owned by JHFS, the parent.

   (b) Other Comprehensive Income

     The components of accumulated other comprehensive income are as follows:

                                                            Net
                                                         Accumulated     Foreign                  Accumulated
                                             Net         Gain (Loss)    Currency      Minimum       Other
                                         Unrealized     on Cash Flow   Translation    Pension    Comprehensive
                                       Gains (Losses)      Hedges       Adjustment   Liability      Income
                                       --------------   ------------   -----------   ---------   -------------
                                                                      (in millions)
Balance at December 31, 1998 .......      $ 320.5            --           $(0.7)      $(38.3)       $ 281.5
Gross unrealized gains (losses)
   (net of deferred income tax
   benefit of $234.7 million) ......       (453.8)           --              --           --         (453.8)
Reclassification (losses),
   realized in net income
   (net of tax expense of
   $4.5 million) ...................          8.2            --              --           --            8.2
Adjustment for participating
   group annuity contracts
   (net of deferred income tax
   expense of $40.1 million) .......         74.6            --              --           --           74.6
Adjustment for deferred policy
   acquisition costs and present
   value of future profits (net
   of deferred income tax
   expense of $60.7 million) .......        119.6            --              --           --          119.6
                                          -------            --           -----       ------        -------
Net unrealized gains (losses) ......       (251.4)           --              --           --         (251.4)
Foreign currency translation
   adjustment ......................           --            --            (1.8)          --           (1.8)
Minimum pension liability (net of
   deferred income tax
   benefit of $12.3 million) .......           --            --              --        (22.9)         (22.9)
                                          -------            --           -----       ------        -------
Balance at December 31, 1999 .......      $  69.1            --           $(2.5)      $(61.2)       $   5.4
                                          =======            ==           =====       ======        =======

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                                                            Net
                                                         Accumulated     Foreign                  Accumulated
                                             Net         Gain (Loss)    Currency      Minimum       Other
                                         Unrealized     on Cash Flow   Translation    Pension    Comprehensive
                                       Gains (Losses)      Hedges       Adjustment   Liability      Income
                                       --------------   ------------   -----------   ---------   -------------
                                                                      (in millions)
Balance at December 31, 1999 .......      $ 69.1             --           $(2.5)      $(61.2)       $  5.4
Gross unrealized gains (losses)
   (net of deferred income tax
   benefit of $8.1 million) ........       (12.7)            --              --           --         (12.7)
Reclassification adjustments for
   gains (losses), realized in net
   income (net of tax expense of
   $59.8 million) ..................       111.2             --              --           --         111.2
Adjustment for participating
   group annuity contracts
   (net of deferred income tax
   expense of $3.6 million) ........        (6.8)            --              --           --          (6.8)
Adjustment for policyholder dividend
   obligation (net of income tax
   benefit of $4.7 million) ........        (8.8)            --              --           --          (8.8)
Adjustment for deferred policy
   acquisition costs and present
   value of future profits (net
   of deferred income tax
   expense of $15.4 million) .......       (28.3)            --              --           --         (28.3)
                                          ------             --           -----       ------        ------
Net unrealized gains (losses) ......        54.6             --              --           --          54.6
Foreign currency translation
   adjustment ......................          --             --            (1.5)          --          (1.5)
Minimum pension liability (net of
   deferred income tax
   benefit of $4.4 million) ........          --             --              --          8.2           8.2
                                          ------             --           -----       ------        ------
Balance at December 31, 2000 .......      $123.7             --           $(4.0)      $(53.0)       $ 66.7
                                          ======             ==           =====       ======        ======

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                                                            Net
                                                         Accumulated     Foreign                  Accumulated
                                             Net         Gain (Loss)    Currency      Minimum       Other
                                         Unrealized     On Cash Flow   Translation    Pension    Comprehensive
                                       Gains (Losses)      Hedges       Adjustment   Liability      Income
                                       --------------   ------------   -----------   ---------   -------------
                                                                      (in millions)
Balance at December 31, 2000 .......       $123.7             --          $(4.0)      $(53.0)       $ 66.7
Gross unrealized gains (losses)
   (net of deferred income tax
   benefit of $49.1 million) .......        (88.3)            --             --           --         (88.3)
Reclassification adjustment for
   gains (losses), realized in net
   income (net of tax expense of
   $80.8 million) ..................        150.1             --             --           --         150.1
Adjustment for participating
   group annuity contracts (net
   of deferred income tax
   benefit of $5.1 million) ........         (9.5)            --             --           --          (9.5)
Adjustment for deferred policy
   acquisition costs and present
   value of future profits (net of
   deferred income tax benefit
   of $25.8 million) ...............        (47.8)            --             --           --         (47.8)
Adjustment for net shadow
   policyholder dividend
   obligation (net of tax benefit
   of $46.1 million) ...............        (85.6)            --             --           --         (85.6)
                                           ------          -----          -----       ------        ------
Net unrealized gains (losses) ......        (81.1)            --             --           --         (81.1)
Foreign currency translation
   adjustment ......................           --             --            1.0           --           1.0
Minimum pension liability (net
   of deferred income tax
   expense of $8.2 million) ........           --             --             --         15.2          15.2
Net accumulated gains (losses)
   on cash flow hedges (net
   of tax benefit of $2.1
   million) ........................           --           (3.8)            --           --          (3.8)
Change in accounting principle
   (net of income tax expense of
   $122.6 million) .................        204.7           22.9             --           --         227.6
                                           ------          -----          -----       ------        ------
Balance at December 31, 2001 .......       $247.3          $19.1          $(3.0)      $(37.8)       $225.6
                                           ======          =====          =====       ======        ======

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     Net unrealized investment and other gains (losses), included in the consolidated balance sheets as a component of shareholder's equity, are summarized as follows:

                                                          Year Ended
                                                   2001     2000      1999
                                                 -------   -------   -------
                                                        (in millions)
Balance, end of year comprises:
   Unrealized investment gains (losses) on:
      Fixed maturities .......................   $ 294.1   $ 103.0   $(190.5)
      Equity investments .....................     129.2     258.5     136.6
      Derivatives and other ..................     205.0    (155.8)    107.5
                                                 -------   -------   -------
Total ........................................     628.3     205.7      53.6
Amounts of unrealized investment (gains)
   losses attributable to:
      Participating group annuity contracts ..     (49.0)    (34.4)    (24.0)
      Deferred policy acquisition cost and
         present value of future profits .....     (51.0)     22.6      66.3
      Policyholder dividend obligation .......    (145.2)    (13.5)       --
      Deferred federal income taxes ..........    (135.8)    (56.7)    (26.8)
                                                 -------   -------   -------
Total ........................................    (381.0)    (82.0)     15.5
                                                 -------   -------   -------
Net unrealized investment gains                  $ 247.3   $ 123.7   $  69.1
                                                 =======   =======   =======

   (c) Statutory Results

     The Company adopted the new codified statutory accounting principles (Codification) effective January 1, 2001. Codification changes prescribe statutory accounting practices and results in changes to the accounting practices that the Company and its domestic life insurance subsidiaries use to prepare their statutory-basis financial statements.

     The Company and its domestic insurance subsidiaries prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the state of domicile. For the Life Company the Commonwealth of Massachusetts only recognizes statutory accounting practices prescribed or permitted by Massachusetts insurance regulations and laws. The National Association of Insurance Commissioners' "Accounting Practices and Procedures" manual (NAIC SAP) has been adopted as a component of prescribed or permitted practices by Massachusetts. The Commissioner of Insurance has the right to permit other specific practices that deviate from prescribed practices.

     Prior to 2001, the Commissioner had provided the Company approval to recognize as an admitted asset the pension plan prepaid expense in accordance with the requirements of SFAS No. 87, "Employers' Accounting for Pensions." Beginning in 2001, the Commissioner has provided the Company with approval to phase-in over a three-year period the impact of implementing the material provisions of statutory SSAP No. 8, "Pensions." As a result of this permitted practice, the Company's reported statutory surplus as of December 31, 2001 is increased by $319.5 million over what it would be under NAIC SAP. Statutory net income is not impacted by this permitted practice.

     In addition, during 2000 and 1999, the Company received permission from the Commonwealth of Massachusetts Division of Insurance to record its Asset Valuation Reserve in excess of the prescribed maximum reserve level by $36.7 million and $48.0 million at December 31, 2000 and 1999, respectively. There are no other material permitted practices.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     Statutory net income and surplus include the accounts of the Company and its variable life insurance subsidiary, John Hancock Variable Life Insurance Company, including its wholly-owned subsidiary, Investors Partner Life Insurance Company. Investors Guaranty Life Insurance Company, a former subsidiary of the Company, was sold in 2001, and its statutory net income for the period January 1, 2001 to May 22, 2001 and for the years 2000 and 1999, and its statutory surplus at December 31, 2000 and 1999, are included in the table below.

                                     As of or for the Years Ended December 31
                                        2001           2000           1999
                                      --------       --------       --------
                                                  (in millions)
Statutory surplus ...............     $3,513.6       $3,700.5       $3,456.7
Statutory net income ............        631.4          617.6          573.2

     Massachusetts has enacted laws governing the payment of dividends by insurers. Under Massachusetts insurance law, no insurer may pay any shareholder dividends from any source other than statutory unassigned funds without the prior approval of the Massachusetts Division of Insurance. Massachusetts law also limits the dividends an insurer may pay in any twelve month period, without the prior permission of the Massachusetts Division of Insurance, to the greater of (i) 10% of its statutory policyholders' surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year, if such insurer is a life company.

Note 13. Segment Information

     The Company's reportable segments are strategic business units offering different products and services. The reportable segments are managed separately, as they focus on different products, markets or distribution channels.

   Protection Segment

     Offers a variety of individual life insurance and individual and group long-term care insurance products, including participating whole life, term life, universal life, variable life, and retail and group long-term care insurance. Products are distributed through multiple distribution channels, including insurance agents and brokers and alternative distribution channels that include banks, financial planners, direct marketing and the Internet.

   Asset Gathering Segment

     Offers individual annuities and mutual fund products and services. Individual annuities consist of fixed deferred annuities, fixed immediate annuities, single premium immediate annuities, and variable annuities. Mutual fund products and services primarily consist of open-end mutual funds and closed end funds. This segment distributes its products through distribution channels including insurance agents and brokers affiliated with the Company, securities brokerage firms, financial planners, and banks.

   Guaranteed and Structured Financial Products (G&SFP) Segment

     Offers a variety of retirement products to qualified defined benefit plans, defined contribution plans and non-qualified buyers. The Company's products include guaranteed investment contracts, funding agreements, single premium annuities, and general account participating annuities and fund type products. These contracts provide non-guaranteed, partially guaranteed, and fully guaranteed investment options through general and separate account products. The segment distributes its products through a combination of dedicated regional representatives, pension consultants and investment professionals.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

   Investment Management Segment

     Offers a wide range of investment management products and services to investors covering a variety of private and publicly traded asset classes including fixed income, equity, mortgage loans, and real estate. This segment distributes its products through a combination of dedicated sales and marketing professionals, independent marketing specialists, and investment professionals.

   Corporate and Other Segment

     Primarily consists of the Company's international group insurance program, certain corporate operations, and businesses that are either disposed or in run-off. The international group insurance program consists of an international network of 46 insurers that coordinate and/or reinsure group life, health, disability and pension coverage for foreign and globally mobile employees of multinational companies in 50 countries and territories. Corporate operations primarily include certain financing activities, income on capital not specifically allocated to the reporting segments and certain non-recurring expenses not allocated to the segments. The disposed businesses primarily consist of group health insurance and related group life insurance, property and casualty insurance and selected broker/dealer operations.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Allocations of net investment income are based on the amount of assets allocated to each segment. Other costs and operating expenses are allocated to each segment based on a review of the nature of such costs, cost allocations utilizing time studies, and other relevant allocation methodologies.

     Management of the Company evaluates performance based on segment after-tax operating income, which excludes the effect of net realized investment and other gains (losses) and unusual or non-recurring events and transactions. Segment after-tax operating income is determined by adjusting GAAP net income for net realized investment and other gains (losses), including gains and losses on disposals of businesses and certain other items which management believes are not indicative of overall operating trends. While these items may be significant components in understanding and assessing the Company's financial performance, management believes that the presentation of after-tax operating income enhances its understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business.

     Amounts reported as segment adjustments in the tables below primarily relate to: (i) certain net realized investment and other gains (losses), net of related amortization adjustment for deferred policy acquisition costs, amounts credited to participating pension contractholder accounts and policyholder dividend obligation (the adjustment for net realized investment and other gains (losses) excludes gains and losses from mortgage securitizations and investments backing short-term funding agreements because management views the related gains and losses as an integral part of the core business of those operations); (ii) benefits to policyholders and expenses incurred relating to the settlement of a class action lawsuit against the Company involving certain individual life insurance policies sold from 1979 through 1996; (iii) restructuring costs related to our distribution systems, retail operations and mutual fund operations; (iv) the surplus tax on mutual life insurance companies which as a stock company is no longer applicable to the Company; (v) a fourth quarter 1999 charge for uncollectible reinsurance related to certain assumed reinsurance business; (vi) a fourth quarter 1999 charge for a group pension dividend resulting from demutualization related asset transfers and the formation of a corporate account; (vii) a charge for certain one time costs associated with the demutualization process; and (viii) cumulative effect of accounting changes.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     The following table summarizes selected financial information by segment for the year ended or as of December 31 and reconciles segment revenues and segment after-tax operating income to amounts reported in the consolidated statements of income (in millions)

     :

                                           Asset                 Investment   Corporate
2001                        Protection   Gathering     G&SFP     Management   and Other   Consolidated
----                        ----------   ---------   ---------   ----------   ---------   ------------
Revenues:
Segment revenues ........   $ 3,054.7    $ 1,155.0   $ 2,369.5    $  143.2    $  650.6     $ 7,373.0
Net realized investment
   and other gains
   (losses) .............       (98.1)       (54.8)     (121.1)       (0.2)       25.2        (249.0)
                            ---------    ---------   ---------    --------    --------     ---------
Revenues ................   $ 2,956.6    $ 1,100.2   $ 2,248.4    $  143.0    $  675.8     $ 7,124.0
                            =========    =========   =========    ========    ========     =========
Net investment income ...   $ 1,258.5    $   498.5   $ 1,834.5    $   28.7    $   26.0     $ 3,646.2
Net Income:
Segment after-tax
   operating income .....       284.3        148.3       238.0        29.8        55.4         755.8
Realized investment gains
   (losses), net ........       (62.2)       (34.7)      (77.0)       (0.2)       16.6        (157.5)
Class action lawsuit ....          --           --          --          --       (19.5)        (19.5)
Restructuring charges            (4.4)       (17.6)       (1.2)       (0.9)       (1.3)        (25.4)
Surplus tax .............         9.6          0.2         2.6         0.1         0.8          13.3
Cumulative effect of
   accounting changes,
   net of tax ...........        11.7         (0.5)       (1.2)       (0.2)       (2.6)          7.2
                            ---------    ---------   ---------    --------    --------     ---------
Net income ..............   $   239.0    $    95.7   $   161.2    $   28.6    $   49.4     $   573.9
                            =========    =========   =========    ========    ========     =========
Supplemental Information:
Inter-segment revenues ..          --           --          --    $   28.0    $  (28.0)           --
Equity in net income of
   investees accounted
   for by the equity
   method ...............   $    12.9    $     7.0   $    24.8         6.9         4.8     $    56.4
Amortization of deferred
   policy acquisition
   costs ................       171.3         75.0         2.4          --         0.3         249.0
Interest expense ........         0.9          1.9          --        12.4        43.8          59.0
Income tax expense ......       108.8         35.0        71.0        16.2       (30.3)        200.7
Segment assets ..........    28,912.5     14,740.5    32,253.9     2,049.8     3,168.0      81,124.7

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                                                                Asset               Investment   Corporate
2001                                             Protection   Gathering    G&SFP    Management   and Other   Consolidated
----                                             ----------   ---------   -------   ----------   ---------   ------------
Net Realized Investment and Other
   Gains (Losses) Data:
Net realized investment and other
   gains (losses) ............................     (122.9)      (76.4)      (78.8)      3.0         25.2        (249.9)
Less amortization of deferred
   policy acquisition costs related
   to net realized investment and
   other gains (losses) ......................        7.8        21.6          --        --           --          29.4
Less amounts credited to
   participating pension
   contractholder accounts ...................         --          --       (42.3)       --           --         (42.3)
Add amounts credited  to the
   policyholder dividend  obligation .........       17.0          --          --        --           --          17.0
                                                  -------      ------     -------     -----        -----       -------
Net realized investment and other
   gains (losses), net of related
   amortization of deferred policy
   acquisition costs, amounts
   credited to participating pension
   contractholders and amounts
   credited to the policyholder
   dividend obligation-  per the
   consolidated financial statements .........      (98.1)      (54.8)     (121.1)      3.0         25.2        (245.8)
Less net realized  investment and
   other gains (losses) attributable to
   mortgage  securitizations .................         --          --          --      (3.2)          --          (3.2)
                                                  -------      ------     -------     -----        -----       -------
Net realized investment and other
   gains (losses), net-pre-tax
   adjustment made to  calculate
   segment operating  income .................      (98.1)      (54.8)     (121.1)     (0.2)        25.2        (249.0)
Less income tax effect .......................       35.9        20.1        44.1        --         (8.6)         91.5
                                                  -------      ------     -------     -----        -----       -------
Net realized investment and other
   gains (losses), net-after-tax
   adjustment made to calculate
   segment operating  income .................    $ (62.2)     $ 34.7)    $ (77.0)    $(0.2)       $16.6       $(157.5)
                                                  =======      ======     =======     =====        =====       =======

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                                           Asset                 Investment   Corporate
2000                        Protection   Gathering     G&SFP     Management   and Other   Consolidated
----                        ----------   ---------   ---------   ----------   ---------   ------------
Revenues:
Segment revenues ........   $ 2,887.0    $ 1,195.9   $ 2,427.2    $  212.0    $  577.0     $ 7,299.1
Net realized
   investment and other
   gains (losses)........       (24.4)        15.4       (64.7)        7.1       141.7          75.1
                            ---------    ---------   ---------    --------    --------     ---------
Revenues ................   $ 2,862.6    $ 1,211.3   $ 2,362.5    $  219.1    $  718.7     $ 7,374.2
                            =========    =========   =========    ========    ========     =========
Net investment income ...   $ 1,196.3    $   445.8   $ 1,741.9    $   22.7    $  157.2     $ 3,563.9
Net Income:
Segment after-tax
   operating income .....       238.8        128.8       211.6        46.8        82.4         708.4
Realized investment gains
   (losses), net ........       (18.2)        18.6       (40.5)        4.4        87.3          51.6
Restructuring charges....        (6.7)        (1.4)       (2.6)         --        (1.3)        (12.0)
Surplus tax .............        20.8          0.6         6.5          --        18.1          46.0
Demutualization
   expenses .............         1.6          0.4         0.4          --         0.1           2.5
Other demutualization
   related costs ........        (6.8)        (1.3)       (1.7)         --        (0.2)        (10.0)
Group pension dividend
   transfer .............          --           --         5.7          --          --           5.7
                            ---------    ---------   ---------    --------    --------     ---------
Net income ..............   $   229.5    $   145.7   $   179.4    $   51.2    $  186.4     $   792.2
                            =========    =========   =========    ========    ========     =========
Supplemental Information:
Inter-segment revenues ..        --           --          --      $   39.1    $  (39.1)           --
Equity in net income of
   investees accounted
   for by the equity
   method ...............   $     7.5    $     3.5   $    11.2        16.8       104.8     $   143.8
Amortization of deferred
   policy acquisition
   costs ................       106.0         78.8         2.6          --        (0.3)        187.1
Interest expense ........         2.9          3.5         1.0        12.1        43.1          62.6
Income tax expense ......        82.0         57.9        78.3        35.2        55.5         308.9
Segment assets ..........    27,091.5     14,067.2    31,161.1     3,124.5     2,967.7      78,412.0

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                                                           Asset              Investment   Corporate
2000                                        Protection   Gathering   G&SFP    Management   and Other   Consolidated
----                                        ----------   ---------   ------   ----------   ---------   ------------
Net Realized Investment and
   other Gains (Losses) Data:
Net realized investment and other
   gains (losses) .......................     (23.2)       18.9       (57.8)     10.3        141.7         89.9
Less amortization of deferred policy
   acquisition costs related to net
   realized investment and other
   gains (losses) .......................      12.9        (3.5)         --        --           --          9.4
Less amounts credited to
   participating pension
   contractholder accounts ..............        --          --        (6.9)       --           --         (6.9)
Less amounts credited to
   policyholder dividend
   obligation ...........................     (14.1)         --          --        --           --        (14.1)
                                             ------       -----      ------     -----       ------       ------
Net realized investment and other
   gains (losses), net of related
   amortization of deferred policy
   acquisition costs, amounts
   credited to participating pension
   contractholders and amounts
   credited to the policyholder
   dividend obligation- per
   consolidated financial
   statements ...........................     (24.4)       15.4       (64.7)     10.3        141.7         78.3
Less net realized investment and
   other gains (losses) attributable
   to mortgage securitizations ..........        --          --          --      (3.2)          --         (3.2)
                                             ------       -----      ------     -----       ------       ------
Net realized investment and other
   gains (losses), net-pre-tax
   adjustment made to calculate
   segment operating income .............     (24.4)       15.4       (64.7)      7.1        141.7         75.1
Less income tax effect ..................       6.2         3.2        24.2      (2.7)       (54.4)       (23.5)
                                             ------       -----      ------     -----       ------       ------
Net realized investment and other
   gains (losses), net-after-tax
   adjustment made to calculate
   segment operating income .............    $(18.2)      $18.6      $(40.5)    $ 4.4       $ 87.3       $ 51.6
                                             ======       =====      ======     =====       ======       ======

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                                                     Asset                  Investment   Corporate
1999                                  Protection   Gathering      G&SFP     Management   and Other   Consolidated
----                                  ----------   ----------   ---------   ----------   ---------   ------------
Revenues:
Segment revenues ..................    $ 2,756.9   $ 1,057.3    $ 2,028.2    $  189.9    $  532.4     $ 6,564.7
Net realized investment and other
   gains (losses) .................        173.6       (11.0)        93.3         3.1       (61.7)        197.3
                                       ---------   ---------    ---------    --------    --------     ---------
Revenues ..........................    $ 2,930.5   $ 1,046.3    $ 2,121.5    $  193.0    $  470.7     $ 6,762.0
                                       =========   =========    =========    ========    ========     =========
Net investment income .............    $ 1,101.9   $   388.6    $ 1,681.3    $   45.9    $  121.2     $ 3,338.9
Net Income:
Segment after-tax operating
   income .........................        188.7       115.1        201.7        37.3        45.6         588.4
Realized investment gains
   (losses), net ..................        108.6        (6.9)        58.4         2.0       (45.6)        116.5
Class action lawsuit ..............           --          --           --          --       (91.1)        (91.1)
Restructuring charges .............         (8.6)       (7.3)        (0.6)         --        (0.5)        (17.0)
Surplus tax .......................        (12.5)       (1.0)        (6.5)         --        (2.3)        (22.3)
Workers compensation reinsurance
   reserves .......................           --          --           --          --      (133.7)       (133.7)
Group pension dividend transfer ...           --          --       (205.8)         --          --        (205.8)
Demutualization expenses ..........        (61.3)      (13.0)       (16.1)         --        (2.2)        (92.6)
Other demutualization
   related costs ..................         (4.6)       (0.9)        (1.1)         --        (0.2)         (6.8)
Cumulative effect of accounting
   change .........................           --        (9.6)        --          (0.1)         --          (9.7)
                                       ---------   ---------    ---------    --------    --------     ---------
Net income ........................    $   210.3   $    76.4    $    30.0    $   39.2    $ (230.0)    $   125.9
                                       =========   =========    =========    ========    ========     =========
Supplemental Information:
Inter-segment revenues ............           --          --           --    $   43.6    $  (43.6)           --
Equity in net income of
   investees accounted.............
for by the equity method ..........    $    46.2   $    (0.3)   $    14.3         3.5         1.4     $    65.1
Amortization of deferred
   policy acquisition costs .......         69.2        53.5          3.1          --        (0.8)        125.0
Interest expense ..................          0.7         6.2           --         5.3        57.9          70.1
Income tax expense(credit) ........        138.9        52.6         (7.5)       26.5      (129.0)         81.5
Segment assets ....................     25,372.1    14,297.2     30,370.5     3,531.4     2,488.7      76,059.9

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Net Realized Investment and
other Gains (Losses) Data:
Net realized investment and other
   gains (losses) .......................    228.4    (16.1)   97.4    6.6    (61.7)   254.6
Less amortization of deferred
   policy acquisition costs related
   to net realized investment and
   other gains (losses) .................    (54.8)     5.1      --     --       --    (49.7)
Less amounts credited to
   participating pension
   contractholder accounts ..............       --       --   (35.3)    --       --    (35.3)
                                            ------   ------   -----   ----   ------   ------
Net realized investment and other
   gains (losses), net of related
   amortization of deferred policy
   acquisition costs and
   amounts credited to participating
   pension contractholders - per
   consolidated financial statements ....    173.6    (11.0)   62.1    6.6    (61.7)   169.6
Less net realized investment and
   other gains (losses) attributable
   to mortgage securitizations
   and investments backing
   short-term funding
   agreements ...........................       --       --    31.2   (3.5)      --     27.7
Less gain on sale of  business ..........       --       --      --     --    (33.0)   (33.0)
                                            ------   ------   -----   ----   ------   ------
   Net realized investment and
   other gains (losses), net-pre-tax
   adjustment made to calculate
   segment operating  income ............    173.6    (11.0)   93.3    3.1    (94.7)   164.3
Less income tax effect ..................    (65.0)     4.1   (34.9)  (1.1)    49.1    (47.8)
                                            ------   ------   -----   ----   ------   ------
Net realized investment and other
   gains (losses), net-after-tax
   adjustment made to calculate
   segment operating income .............   $108.6   $ (6.9)  $58.4   $2.0   $(45.6)  $116.5
                                            ======   ======   =====   ====   ======   ======

                       JOHN HANCOCK LIFE INSURANCE COMPANY

     The Company operates primarily in the United States and also in Indonesia. In addition, the international group insurance program consists of a network of 46 insurers that coordinate and/or reinsure group life, health, disability and pension coverage for foreign and globally mobile employees of multinational companies in 50 countries and territories. The following table summarizes selected financial information by geographic location for the year ended or at December 31:

                                                                Income Before
                                                                 Income Taxes
                                                                and Cumulative
                                                 Long-lived       Effect of
Location                     Revenues   Assets     Assets     Accounting Changes
--------                     --------   ------   ----------   ------------------
                                               (in millions)
2001
United States ............   $6,917.4   $533.8   $81,052.9         $  761.4
Foreign - other ..........      206.6      0.6        71.8              6.0
                             --------   ------   ---------         --------
                             $7,124.0   $534.4   $81,124.7         $  767.4
                             ========   ======   =========         ========
2000
United States ............   $7,201.4   $419.6   $78,346.9         $1,093.4
Foreign - other ..........      172.8      0.3        65.1              7.7
                             --------   ------   ---------         --------
                             $7,374.2   $419.9   $78,412.0         $1,101.1
                             ========   ======   =========         ========
1999
United States ............   $6,573.0   $440.0   $75,993.0         $  211.2
Foreign - other ..........      189.0      0.4        66.9              5.9
                             --------   ------   ---------         --------
                             $6,762.0   $440.4   $76,059.9         $  217.1
                             ========   ======   =========         ========

     The Company has no reportable major customers and revenues are attributed to countries based on the location of customers.

Note 14.  Fair Value of Financial Instruments

     The following discussion outlines the methodologies and assumptions used to determine the fair value of the Company's financial instruments. The aggregate fair value amounts presented herein do not represent the underlying value of the Company and, accordingly, care should be exercised in drawing conclusions about the Company's business or financial condition based on the fair value information presented herein.

     The following methods and assumptions were used by the Company to determine the fair values of financial instruments:

     Fair values for publicly traded fixed maturities (including redeemable preferred stocks) are obtained from an independent pricing service. Fair values for private placement securities and fixed maturities not provided by the independent pricing service are estimated by the Company by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 14.  Fair Value of Financial Instruments

     The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses using interest rates adjusted to reflect the credit characteristics of the loans. Mortgage loans with similar characteristics and credit risks are aggregated into qualitative categories for purposes of the fair value calculations. Fair values for impaired mortgage loans are measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral for loans that are collateral dependent.

     The carrying amount in the balance sheet for policy loans, short-term investments and cash and cash equivalents approximates their respective fair values.

     The fair value of the Company's long-term debt is estimated using discounted cash flows based on the Company's incremental borrowing rates for similar types of borrowing arrangements. Carrying amounts for commercial paper and short-term borrowings approximate fair value.

     Fair values for the Company's guaranteed investment contracts and funding agreements are estimated using discounted cash flow calculations based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. The fair value for fixed-rate deferred annuities is the cash surrender value, which represents the account value less applicable surrender charges. Fair values for immediate annuities without life contingencies and supplementary contracts without life contingencies are estimated based on discounted cash flow calculations using current market rates.

     The Company's derivatives include futures contracts, interest rate swap, cap and floor agreements, swaptions, currency rate swap agreements and equity collar agreements. Fair values for these contracts are based on current settlement values. These values are based on quoted market prices for the financial futures contracts and brokerage quotes that utilize pricing models or formulas using current assumptions for all swaps and other agreements.

     The fair value for commitments approximates the amount of the initial commitment.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 14. Fair Value of Financial Instruments

     The following table presents the carrying amounts and fair values of the Company's financial instruments:

                                                           December 31
                                          ---------------------------------------------
                                                  2001                    2000
                                          ---------------------   ---------------------
                                          Carrying      Fair      Carrying     Fair
                                            Value       Value       Value      Value
                                          ---------   ---------   ---------   ---------
                                                         (in millions)
Assets
Fixed maturities:
   Held-to-maturity ...................   $ 1,923.5   $ 1,908.2   $14,145.1   $13,965.8
   Available-for-sale .................    36,072.1    36,072.1    15,925.4    15,925.4
Equity securities:
   Available-for-sale .................       562.3       562.3       846.1       846.1
   Trading securities .................         1.4         1.4         1.6         1.6
Mortgage loans on real estate .........     9,667.0    10,215.0     9,659.4    10,075.2
Policy loans ..........................     1,927.0     1,927.0       447.9       447.9
Short-term investments ................        78.6        78.6       174.9       174.9
Cash and cash equivalents .............     1,025.3     1,025.3     2,966.3     2,966.3
Derivatives:
Futures contracts, net ................          --          --       (14.8)      (14.8)
Interest rate swap agreements .........        24.9        24.9      (178.2)     (296.8)
Interest rate swap CMT ................         7.5         7.5          --          --
Interest rate cap agreements ..........         3.6         3.6         0.1         0.1
Interest rate floor agreements ........        56.5        56.5          --          --
Interest rate swaption
 agreements ...........................          --          --        (1.3)       (1.3)
Currency rate swap agreements                 401.6       401.6        11.4        11.4
Equity collar agreements ..............        16.7        16.7        11.7        11.7
Liabilities:
Debt ..................................       743.3       758.8       779.3       771.5
Guaranteed investment contracts and
    funding agreements ................    16,142.7    15,947.0    14,333.9    13,953.8
Fixed rate deferred and
   immediate annuities ................     6,212.2     6,123.3     5,195.2     5,101.3
Supplementary contracts
   without life contingencies .........        54.4        58.4        60.0        63.1
Derivatives:
Futures contracts, net ................         0.9         0.9         1.4         1.4
Interest rate swap agreements .........       420.3       420.3          --       114.3
Interest rate swap CMT ................          --          --          --        (5.2)
Interest rate cap agreements ..........          --          --         2.1         2.1
Interest rate floor agreements ........          --          --        59.0        59.0
Interest rate swaption agreements .....         1.3         1.3          --          --
Currency rate swap agreements .........       318.2       318.2          --      (473.0)
Equity collar agreements ..............        18.9        18.9          --          --
Commitments ...........................          --    (1,241.3)         --    (1,694.2)

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 15. Stock Compensation Plans

     On January 5, 2000, the Company, as sole shareholder of John Hancock Financial Services, Inc., approved and adopted the 1999 Long-Term Stock Incentive Plan (the Incentive Plan), which originally had been approved by the Board of Directors (the Board) of the Company on August 31, 1999. Under the Incentive Plan, which became effective on February 1, 2000, the effective date of the Plan of Reorganization of the Company, options of JHFS common stock granted may be either non-qualified options or incentive stock options qualifying under Section 422 of the Internal Revenue Code. The Incentive Plan objectives include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees the opportunity to acquire JHFS' common stock. In 2001, JHFS' Board adopted and the shareholders approved the amended and restated 1999 Long-Term Stock Incentive Plan (as amended, the Long-Term Stock Incentive Plan) and the Non-Employee Directors Long-Term Stock Incentive Plan (the Directors' Plan, collectively, the Incentive Plans).

     The maximum number of shares of JHFS common stock available under the Long-Term Stock Incentive Plan is 40,741,403. Of these, no more than 8,148,281 shares shall be available for stock awards, and the maximum number of shares that may be granted as incentive stock options is 32,593,122 shares. The aggregate number of shares that may be covered by awards for any one participant over the period that the Long-Term Stock Incentive Plan is in effect shall not exceed 8,148,281 shares. Subject to these overall limits, there is no annual limit on the number of stock options or stock awards that may be granted in any one year.

     The maximum number of shares available in the Non-Employee Directors' Long-Term Stock Incentive Plan is 1,000,000 shares of common stock. Pursuant to the Non-Employee Directors' Long-Term Stock Incentive Plan, each director receives 50% of the annual retainer paid to eligible directors in the form of stock awards. If a director elects to have the remaining 50% of their retainer invested in shares of the JHFS' common stock through purchases on the open market, JHFS grants a partial matching stock award, which is forfeitable within three years prior to a change of control if his/her service as a director terminates (other than for death, disability or retirement). In addition, on shareholder approval of the Non-Employee Directors' Long-Term Stock Incentive Plan, each director received a non-qualified stock option award of 15,000 shares and annually thereafter will receive non-qualified stock option awards for 5,000 shares (except that each new director shall receive an option exercisable for 15,000 shares and will not be eligible for an annual grant in the same year.)

     The Incentive Plans have options exercisable at the dates listed in the table below. JHFS granted 11.0 million options to the Company's employees during the year ended December 31, 2001. Options outstanding under the Long-Term Stock Incentive Plan were granted at a price equal to the fair market value of the stock on the date of grant, vest over a two-year period, and expire five years after the grant date. Options outstanding under the Non-Employee Director's Long Term Stock Incentive Plan were granted at a price equal to the fair market value of the stock on the date of grant, vest immediately, and expire five years after grant date.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 15. Stock Compensation Plans

     The status of JHFS stock options held by the Company's employees under the Long-Term Stock Incentive Plan and by Directors of the Company under the Non-Employee Directors' Long-Term Stock Incentive Plan are summarized below as of December 31:

                                                      Weighted-
                                                       average       Shares subject       Weighted-
                                      Number of     exercise price   to exercisable   average exercise
                                       options        per option        options       price per option
                                   --------------   --------------   --------------   ----------------
                                   (in thousands)                    (in thousands)
Outstanding at February 1, 2000             --              --
   Granted                             4,165.0          $14.06
   Exercised                               0.2           13.94
   Canceled                              275.8           13.94
                                      --------          ------
Outstanding at December 31, 2000       3,889.0          $14.07
                                      ========          ======
   Granted                            10,992.1           35.96
   Exercised                             746.3           14.05
   Canceled                              984.8           29.61
                                      --------          ------          -------             ------
Outstanding at December 31, 2001      13,150.0          $31.21          2,270.5             $26.03
                                      ========          ======          =======             ======

     The Company accounts for stock-based compensation using the intrinsic value method prescribed by APB Opinion No. 25, under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value, with the exception of the Signator Stock Option Program. Had compensation expense for the remaining Company's stock-based compensation plans been determined based upon fair values at the grant dates for awards under the plan in accordance with SFAS No. 123, the Company's net earnings would have been reduced to the pro forma amounts indicated below. Additional stock option awards are anticipated in future years. The effects of applying SFAS No. 123 on proforma disclosures of net income indicated below are not likely to be representative of the pro-forma effects on net income in future years for the following reasons: 1) the number of future shares to be issued under these plans is not known, 2) the effect of an additional year of vesting options granted in prior years is not considered in the assumptions and 3) the assumptions used to determine the fair value can vary significantly.

     The Black-Scholes option valuation model was developed for use in estimating fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. Because the JHFS stock options granted to the employees of the Company have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the employee stock options.

     The estimated weighted-average fair value per share using the Black-Scholes option valuation model is $9.24 and $3.66, respectively, for the years ending December 31, 2001 and 2000, using the following assumptions:

                                                 2001         2000
                                               ---------   ----------
Expected term                                  3-5 years   2 -5 years
Risk free rate (1)                             4.6%-6.0%    4.8%-5.6%
Dividend yield                                    1.0%        1.8%
Expected volatility                              32.0 %      24.0 %

(1)  Dependent on grant date.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 15. Stock Compensation Plans

     For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                   Year Ended            For the Period
                              Year Ended         December 31, 2000     February 1 through
                           December 31, 2001   Pro Forma (unaudited)   December 31, 2000
                           -----------------   ---------------------   ------------------
                                                   (in millions)
Net income:
   As reported                  $573.9                $792.2                 $750.3
   Pro forma (unaudited)         540.6                 790.0                  748.8

     The following table summarizes information about JHFS' stock options held by the Company's employees, outstanding at December 31, 2001:

                   Number of     Weighted-average                        Number of
  Range of         options          remaining       Weighted-average    exercisable      Weighted-average
  exercise       outstanding     contractual life    exercise price     options at      exercise price per
   price         at 12/31/01         (years)           per option        12/31/01       exercisable option
-------------   --------------   ----------------   ----------------   --------------   ------------------
                (in thousands)                                         (in thousands)
$12.29-$16.39       2,849.3            3.2               $13.94           1,013.9             $13.94
$20.49-$24.58          35.2            3.6                23.59              16.6              23.59
$32.78-$36.88       9,240.0            4.1                35.55           1,045.0              35.53
$36.88-$40.98       1,025.5            4.4                39.31             195.0              38.18
                   --------            ---               ------           -------             ------
                   13,150.0            3.9               $30.92           2,270.5             $26.03
                   ========            ===               ======           =======             ======

     In February 2001, JHFS implemented the Signator Stock Options Grant Program, under the Long-Term Stock Incentive Plan. The program granted 339,307 stock options to non-employee general agents (agents) at the market price of $35.53 per share. The stock options vest over a two-year period, subject to continued participation in the JHFS sales program and attainment of established, individual sales goals. After one year of vesting, an agent is allowed to exercise 50% of the stock options granted. The Company amortizes compensation expense for the grant over a 24-month period commencing on grant date at a fair value of $9.24 per option determined by the Black-Scholes option valuation model. Total expense recognized for the year ended December 31, 2001, is $1.3 million. The total grant date fair value of the stock options granted under the program from January 1, 2001 through December 31, 2001, is $3.1 million. During 2001, 4,737 stock options were forfeited with a total grant date price of $0.01 million. The outstanding option balance in the Signator Grant Program is 334,570 at December 31, 2001.

     On March 13, 2000, JHFS granted 281,084 shares of non-vested stock to key Company personnel at a weighted- average grant price of $14.34 per share. These grants of non-vested stock are forfeitable and vest at three or five years of service within the Company. The Company recognizes compensation expense immediately, as the grants are based on historical compensation. The total grant-date price of the non-vested stock granted from January 1, 2000 through December 31, 2000 is $4.0 million. During 2001 and 2000, 12,142 and 50,837 shares of this non-vested stock were forfeited with a total grant date price of $0.2 million and $0.7 million, respectively. The outstanding share balance in the 2000 plan is 218,105 as of December 31, 2001.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

Note 15. Stock Compensation Plans

     On February 12, March 12 and March 15, 2001, JHFS granted an aggregate 265,391 total shares of non-vested stock to key Company personnel. The program was funded with cash and the shares were purchased on the open market at the weighted-average grant price of $37.22 per share. These grants of non-vested stock are forfeitable and vest at three years of service within the Company. The Company recognizes compensation expense immediately, as the grants are based on historical compensation. The total grant-date price of the non-vested stock granted from January 1, 2001 through December 31, 2001 is $9.9 million. During 2001, 16,414 shares of non-vested stock were forfeited with a total grant-date price of $0.6 million. The outstanding share balance in the 2001 plan is 248,977.

     During 2001, JHFS granted 72,749 shares of non-vested stock to Company executive officers at a weighted-average grant price of $35.72 per share. These grants of non-vested stock are forfeitable and vest at three or five years of service within the Company. The Company amortizes compensation expense for the grant over the vesting period. Total amortization for the period ending December 31, 2001, is $0.3 million. The total grant-date price of the non-vested stock granted from January 1, 2001 through December 31, 2001, is $2.6 million. During 2001, 14,000 shares of non-vested stock were forfeited with a total grant-date exercise price of $0.5 million. The outstanding share balance in the Executive Restricted Stock Compensation Plan is 58,749 at December 31, 2001.

     In 2001, JHFS issued 3,129 shares to Non-Employee Directors as payment of 50% of their quarterly retainer. These shares are not forfeitable and vest immediately. The total grant-date price of this stock issued to the Company's non-employee directors from January 1, 2001 through December 31, 2001 is $0.1 million. In addition, in July 2001, the Company implemented a plan that would allow directors, at their discretion, to invest one half of their quarterly retainer in JHFS' common stock in lieu of receiving cash. JHFS will match any investment at a rate of 50%. The restricted stock given as matching shares, is forfeitable and vests over three years, thus amortizes the balance to director compensation expense over the vesting period. At December 31, 2001, 256 shares were matched under the program at a weighted-average grant price per share of $39.07. Total amortization expense recognized for the period ending December 31, 2001 is $0.01 million. There were no forfeitures through December 31, 2001.

     On January 9, 2002, the Compensation Committee of JHFS' Board of Directors approved stock and stock option grants to the Policy Committee and certain key employees of the Company. The equity grants were made in compliance with the terms of the Long-Term Stock Incentive Plan. A total of 550.0 thousand shares of non-vested stock was granted, with a total grant date price of $22.9 million. A total of 6.2 million options were granted, with a grant date fair value of $12.57 per option as determined by the Black-Scholes option valuation model.

     On February 5, 2002, the Compensation Committee of JHFS' Board of Directors approved stock grants to executive officers and approved stock and stock option grants to certain key employees and agents of the Company. A total of 87.4 thousand shares of non-vested stock was issued by the Company to executive officers for cash totaling $3.3 million or $38.22 per share. A total of 154.6 thousand shares of non-vested stock was granted to certain key personnel, with a total grant price of $5.9 million. This program was funded with cash and the shares were purchased on the open market at the weighted-average grant price of $38.22 per share. A total of 602.0 thousand options were granted, with a grant date price of $11.34 per option as determined by the Black-Scholes option valuation model.

   Stock Ownership Loan Program

     In January 2000, JHFS adopted a loan program whereby JHFS may extend credit to key Company executives to purchase JHFS stock in order for them to meet mandatory stock ownership requirements. These full recourse loans bear interest at variable rates and principal and interest are payable no later than the death of the executive, termination of employment or five years. As of December 31, 2001 and 2000, these amounts loaned by JHFS to Company executives were $2.9 million and $3.6 million, respectively.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                     SCHEDULE I -- SUMMARY OF INVESTMENTS -
                    OTHER THAN INVESTMENTS IN RELATED PARTIES
                             As of December 31, 2001
                                  (in millions)

                  Column A                     Column B    Column C       Column D

                                                                         AMOUNT AT
                                                                        WHICH SHOWN
                                                                          IN THE
                                                                       CONSOLIDATED
TYPE OF INVESTMENT                             COST (2)      VALUE     BALANCE SHEET
------------------                             ---------   ---------   -------------
Fixed maturity securities,
   available-for-sale:
Bonds:
United States government and government
   agencies and authorities ................   $   332.7   $   330.1     $   330.1
States, municipalities and political
   subdivisions ............................       202.6       206.9         206.9
Foreign governments ........................       457.0       497.8         497.8
Public utilities ...........................     3,178.5     3,198.0       3,198.0
Convertibles and bonds with warrants
   attached ................................       496.7       503.5         503.5
All other corporate bonds ..................    30,405.2    30,644.0      30,644.0
Certificates of deposits ...................          --          --            --
Redeemable preferred stock .................       705.3       691.8         691.8
                                               ---------   ---------     ---------
Total fixed maturity securities,
   available-for-sale ......................   $35,778.0   $36,072.1     $36,072.1
                                               =========   =========     =========
Equity securities, available-for-sale:
Common stocks:
Public utilities ...........................          --          --            --
Banks, trust and insurance companies .......          --          --            --
Industrial, miscellaneous and all other ....   $   307.2   $   433.7     $   433.7
Non-redeemable preferred stock .............       125.9       128.6         128.6
                                               ---------   ---------     ---------
Total equity securities,
   available-for-sale ......................   $   433.1   $   562.3     $   562.3
                                               =========   =========     =========
Fixed maturity securities,
   held-to-maturity:
Bonds
United States government and government
   agencies and authorities ................   $    25.8   $    27.2     $    25.8
States, municipalities and political
   subdivisions ............................       509.8       499.6         509.8
Foreign governments ........................          --          --            --
Public utilities ...........................       140.2       140.1         140.2
Convertibles and bonds with warrants
   attached ................................          --          --            --
All other corporate bonds ..................     1,169.1     1,164.4       1,169.1
Certificates of deposits ...................        78.6        76.9          78.6
Redeemable preferred stock .................          --          --            --
                                               ---------   ---------     ---------
Total fixed maturity securities,
   held-to-maturity ........................   $ 1,923.5   $ 1,908.2     $ 1,923.5
                                               =========   =========     =========

The condensed financial information should be read in conjunction with the audited consolidated financial statements and notes thereto.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                     SCHEDULE I -- SUMMARY OF INVESTMENTS -
              OTHER THAN INVESTMENTS IN RELATED PARTIES (CONTINUED)
                             As of December 31, 2001
                                  (in millions)

                  Column A                     Column B    Column C      Column D

                                                                         AMOUNT AT
                                                                        WHICH SHOWN
                                                                          IN THE
                                                                        CONSOLIDATED
TYPE OF INVESTMENT                             COST (2)      VALUE     BALANCE SHEET
------------------                             ---------   ---------   -------------
Equity securities, trading:
Common stocks:
Public utilities ..........................           --          --            --
Banks, trust and insurance companies ......           --          --            --
Industrial, miscellaneous and all other ...    $     2.7   $     1.4     $     1.4
Non-redeemable preferred stock ............           --          --            --
                                               ---------   ---------     ---------
Total equity securities, trading ..........          2.7         1.4           1.4
                                               ---------   ---------     ---------
Mortgage loans on real estate, net (1)  ...      9,779.8        XXXX       9,667.0
Real estate, net:
Investment properties (1) .................        290.0        XXXX         253.3
Acquired in satisfaction of debt (1)  .....        174.0        XXXX         127.1
Policy loans ..............................      1,927.0        XXXX       1,927.0
Other long-term investments (2) ...........      1,676.9        XXXX       1,676.9
Short-term investments ....................         78.6        XXXX          78.6
                                               ---------   ---------     ---------
Total investments .........................    $52,060.5   $38,544.0     $52,289.2
                                               =========   =========     =========

(1) Difference between Column B and Column D is primarily due to valuation allowances due to impairments on mortgage loans on real estate and due to accumulated depreciation. See Note 3 to the audited consolidated financial statements.

(2) Difference between Column B and Column C is primarily due to operating gains (losses) of investments in limited partnerships.

The condensed financial information should be read in conjunction with the audited consolidated financial statements and notes thereto.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

               SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION
  As of December 31, 2001, 2000 and 1999 and for each of the years then ended
                                 (in millions)

         Column A             Column B     Column C      Column D     Column E   Column F

                                            FUTURE                     OTHER
                                            POLICY                     POLICY
                                           BENEFITS,                   CLAIMS
                              DEFERRED      LOSSES,                     AND
                               POLICY       CLAIMS                    BENEFITS
                             ACQUISITION   AND LOSS      UNEARNED     PAYABLE    PREMIUM
SEGMENT                         COSTS      EXPENSES    PREMIUMS (1)     (1)      REVENUE
-------                      -----------   ---------   ------------   --------   --------
2001:
Protection ...............     $2,557.1    $18,369.2      $280.4       $102.0    $1,363.8
Asset Gathering ..........        616.2      6,689.4          --          0.1        74.8
Guaranteed & Structured
   Financial Products ....          8.8     24,375.1        65.7          4.9       483.3
Investment Management ....           --           --          --           --          --
Corporate & Other ........          4.2      1,284.4        (0.1)        96.8       430.0
                               --------    ---------      ------       ------    --------
Total ....................     $3,186.3    $50,718.1      $346.0       $203.8    $2,351.9
                               ========    =========      ======       ======    ========
2000:
Protection ...............     $2,455.7    $16,671.2      $262.6       $ 89.9    $1,295.5
Asset Gathering ..........        558.2      5,619.9          --         (4.5)       63.4
Guaranteed & Structured
   Financial Products ....          8.5     21,944.2        60.4          0.7       620.3
Investment Management ....           --           --          --           --          --
Corporate & Other ........          4.7      1,488.3         0.1        170.3       411.5
                               --------    ---------      ------       ------    --------
Total ....................     $3,027.1    $45,723.6      $323.1       $256.4    $2,390.7
                               ========    =========      ======       ======    ========
1999:
Protection ...............     $2,291.6    $15,035.0      $217.4       $112.1    $1,291.0
Asset Gathering ..........        521.5      5,166.8          --          0.2        17.2
Guaranteed & Structured
   Financial Products ....          8.4     20,310.4        56.1          0.5       298.2
Investment Management ....           --           --          --           --          --
Corporate & Other ........          4.8      1,882.4         0.1        171.5       415.0
                               --------    ---------      ------       ------    --------
Total ....................     $2,826.3    $42,394.6      $273.6       $284.3    $2,021.4
                               ========    =========      ======       ======    ========

The condensed financial information should be read in conjunction with the audited consolidated financial statements and notes thereto.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

  As of December 31, 2001, 2000 and 1999 and for each of the years then ended
                                 (in millions)

         Column A             Column B     Column C           Column D         Column E

                                                            AMORTIZATION
                                                            OF DEFERRED
                                                               POLICY
                                                            ACQUISITION
                                           BENEFITS,      COSTS EXCLUDING
                                            CLAIMS,      AMOUNTS RELATED TO
                                NET       LOSSES, AND       NET REALIZED         OTHER
                             INVESTMENT   SETTLEMENT    INVESTMENT AND OTHER   OPERATING
SEGMENT                        INCOME      EXPENSES        GAINS (LOSSES)      EXPENSES
-------                      ----------   -----------   --------------------   ---------
2001:
Protection ...............    $1,258.5      $1,603.3           $171.3           $  346.0
Asset Gathering ..........       498.5         441.6             75.0              452.4
Guaranteed & Structured
   Financial Products ....     1,834.5       1,869.2              2.4              107.0
Investment Management ....        28.7            --               --               97.9
Corporate & Other ........        26.0         414.0              0.3              224.5
                              --------      --------           ------           --------
Total ....................    $3,646.2      $4,328.1           $249.0           $1,227.8
                              ========      ========           ======           ========
2000:
Protection ...............    $1,196.3      $1,550.1           $106.0           $  405.2
Asset Gathering ..........       445.8         371.3             78.8              557.2
Guaranteed & Structured
   Financial Products ....     1,741.9       1,963.4              2.6              108.8
Investment Management ....        22.7            --               --              132.7
Corporate & Other ........       157.2         362.6             (0.3)              84.9
                              --------      --------           ------           --------
Total ....................    $3,563.9      $4,247.4           $187.1           $1,288.8
                              ========      ========           ======           ========
1999:
Protection ...............    $1,101.9      $1,595.0           $ 69.2           $  401.2
Asset Gathering ..........       388.6         299.3             53.5              542.1
Guaranteed & Structured
   Financial Products ....     1,681.3       1,959.9              3.1               94.5
Investment Management ....        45.9            --               --              127.2
Corporate & Other ........       121.2         731.2             (0.8)              86.0
                              --------      --------           ------           --------
Total ....................    $3,338.9      $4,585.4           $125.0           $1,251.0
                              ========      ========           ======           ========

(1) Unearned premiums and other policy claims and benefits payable are included in Column C amounts.

(2) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

The condensed financial information should be read in conjunction with the audited consolidated financial statements and notes thereto.

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                            SCHEDULE IV - REINSURANCE
  As of December 31, 2001, 2000 and 1999 and for each of the years then ended:
                                  (in millions)

                                                   ASSUMED                 PERCENTAGE
                                      CEDED TO      FROM                    OF AMOUNT
                          GROSS        OTHER        OTHER        NET       ASSUMED TO
                          AMOUNT     COMPANIES    COMPANIES     AMOUNT         NET
                        ----------   ----------   ---------   ----------   ----------
2001:
Life insurance in
   force ............   $282,557.8   $107,601.2   $27,940.6   $202,897.2      13.8%
                        ==========   ==========   =========   ==========
Premiums:
Life insurance ......      2,551.6        787.6       233.2      1,997.2      11.7%
Accident and health
   Insurance ........        529.1        368.9       194.5        354.7      54.8%
P&C .................           --           --          --           --       0.0%
                        ----------   ----------   ---------   ----------
      Total .........   $  3,080.7   $  1,156.5   $   427.7   $  2,351.9      18.2%
                        ==========   ==========   =========   ==========

2000:
Life insurance in
   force ............   $245,171.2   $ 49,119.2   $27,489.1   $223,541.0      12.3%
                        ==========   ==========   =========   ==========
Premiums:
Life insurance ......      2,369.9        313.7       279.0      2,335.2      11.9%
Accident and health
   Insurance ........        810.4        941.3       186.4         55.5     335.9%
P&C .................           --           --          --           --       0.0%
                        ----------   ----------   ---------   ----------
      Total .........   $  3,180.3   $  1,255.0   $   465.4   $  2,390.7      19.5%
                        ==========   ==========   =========   ==========
1999:
Life insurance in
   force ............   $283,946.1   $ 43,244.4   $29,214.6   $269,916.3      10.8%
                        ==========   ==========   =========   ==========
Premiums:
Life insurance ......      2,074.5        408.1       139.4      1,806.1       7.7%
Accident and health
   Insurance ........        863.8        820.4       171.6        215.0      79.8%
P&C .................           --           --         0.3          0.3     100.0%
                        ----------   ----------   ---------   ----------
      Total .........   $  2,938.3   $  1,228.5   $   311.3   $  2,021.4      15.4%
                        ==========   ==========   =========   ==========

Note: The life insurance caption represents principally premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment products and the universal life insurance products.

The condensed financial information should be read in conjunction with the audited consolidated financial statements and notes thereto.

                APPENDIX A - DETAILS ABOUT OUR GUARANTEE PERIODS

Investments that support our guarantee periods

     We back our obligations under the guarantee periods with John Hancock's general account assets. Subject to applicable law, we have sole discretion over the investment of our general account assets (including those held in our "non-unitized" separate account that primarily supports the guarantee periods). We invest these amounts in compliance with applicable state insurance laws and regulations concerning the nature and quality of our general account investments.

     We invest the non-unitized separate account assets, according to our detailed investment policies and guidelines, in fixed income obligations, including:

..    corporate bonds,

..    mortgages,

..    private placements,

..    mortgage-backed and asset-backed securities, and

..    government and agency issues.

     We invest primarily in domestic investment-grade securities. In addition, we use derivative contracts only for hedging purposes, to reduce ordinary business risks associated with changes in interest rates, and not for speculating on future changes in the financial markets. Notwithstanding the foregoing, we are not obligated to invest according to any particular strategy.

Guaranteed interest rates

     We declare the guaranteed rates from time to time as market conditions and other factors dictate. We advise you of the guaranteed rate for a selected guarantee period at the time we:

..    receive your premium payment,

..    effectuate your transfer, or

..    renew your guarantee period

     We have no specific formula for establishing the guaranteed rates for the guarantee periods. The rates may be influenced by interest rates generally available on the types of investments acquired with amounts allocated to the guarantee period. In determining guarantee rates, we may also consider, among other factors, the duration of the guarantee period, regulatory and tax requirements, sales and administrative expenses we bear, risks we assume, our profitability objectives, and general economic trends.

Computation of market value adjustment

     We determine the amount of the market value adjustment by multiplying the amount being taken from the guarantee period (in excess of the Free Withdrawal Amount and before any applicable withdrawal charge) by a factor expressed by the following formula:

                         ((1+g)/(1+c+0.0025))/n/12/ - 1

     where,

     . g is the guaranteed rate in effect for the current guarantee period (expressed as a decimal).

     . c is the current rate (expressed as a decimal) in effect for durations equal to the time remaining in the current Guaranteed Period. If the time remaining in the Guarantee Period is not a whole number of years, then the rate will be interpolated between the current rates offered from the closest durations. If not available, we will declare a rate solely for this purpose that is consistent with rates for durations that are currently available.

     . n is the number of complete months from the date of withdrawal to the end of the current guarantee period. (If less than one complete month remains, n equals one unless the withdrawal is made on the last day of the guarantee period, in which case no adjustment applies.)

Sample Calculation 1: Positive Adjustment

------------------------------------------------------------------------------
Amount withdrawn or transferred   $10,000
------------------------------------------------------------------------------
Guarantee period                  7 years
------------------------------------------------------------------------------
Time of withdrawal or transfer    beginning of 3rd year of guaranteed period
------------------------------------------------------------------------------
Guaranteed rate (g)               8%
------------------------------------------------------------------------------
Guaranteed rate for new 5 year
guarantee (c)                     7%
------------------------------------------------------------------------------
Remaining guarantee period (n)    60 months
------------------------------------------------------------------------------

Market value adjustment:

             10,000 * [(1+0.08)/(1+0.07+0.025)/60/12/ - 1] = 354.57

Amount withdrawn or transferred (adjusted for market value adjustment): $10,000 + $354.57 = $10,354.57

Sample Calculation 2: Negative Adjustment

------------------------------------------------------------------------------
Amount withdrawn or transferred   $10,000
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Guarantee period                  7 years
------------------------------------------------------------------------------
Time of withdrawal or transfer    beginning of 3rd year of guaranteed period
------------------------------------------------------------------------------
Guaranteed rate (g)               8%
------------------------------------------------------------------------------
Guaranteed rate for new 5 year
guarantee (c)                     9%
------------------------------------------------------------------------------
Remaining guarantee period(n)     60 months
------------------------------------------------------------------------------

Market value adjustment:

             10,000 * [(1+0.08)/(1+0.09+0.025)/60/12/ - 1] = - 559.14

Amount withdrawn or transferred (adjusted for market value adjustment): $10,000
- 559.14 = $9,440.86

                                   ----------

* All interest rates shown have been arbitrarily chosen for purposes of these examples. In most cases they will bear little or no relation to the rates we are actually guaranteeing at any time.

                    APPENDIX B - EXAMPLE OF WITHDRAWAL CHARGE
                                   CALCULATION

Assume the Following Facts:

..    On January 1, 2001, you make a $10,000 premium payment and we issue you a contract.

..    On January 1, 2004, the total value of your contract has grown to $12,000 because of credited interest.

..    Now assume you make a partial withdrawal of $6,000 (no tax withholding) on
     January 2, 2004. Also, assume that for this example the market value adjustment ("MVA") is zero.

     In this case, assuming no prior withdrawals, we would deduct a withdrawal charge of $200. We withdraw a total of $6,200 from your contract:

     $6,000 -- withdrawal request payable to you
     +  200 -- withdrawal charge payable to us
     ------
     $6,200 -- total amount withdrawn from your contract

Here is How We Determine the Withdrawal Charge:

..    We first distribute to you the 10% free amount you have under the free withdrawal provision in your contract, which equals $1,200 (10% of $12,000).

..    Now, you need an additional $4,800 to complete your withdrawal of $6,000.
     However, because your deposit has been in the contract more than 3 years, but less than 4, you will have to pay a withdrawal charge of 4% on any amounts withdrawn over $1,200.

..    We will make an additional withdrawal of $5,000 from your contract to cover the surrender charges. We will assess a withdrawal charge of 4%, or $200, and you will have the necessary $4,800 to complete the $6,000 withdrawal request.

..    We determine the additional withdrawal amount of $5,000 by dividing the needed amount, $4,800 by (1 minus the withdrawal charge):
                           $4,800 / (1-0.04) = $5,000

     Another way to look at this is:
                               4% of $5,000 = $200
                             $5,000 - $200 = $4,800

..    Total Withdrawal = $1,200 (free withdrawal amount) plus $4,800 (additional withdrawal amount to cover the requested amount) plus $200 (withdrawal charge) = $6,200.

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Not Applicable

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Article 8 of the Company's By-Laws and Chapter 156B Section 67 of the Massachusetts Business Corporation Law, the Company indemnifies each director, former director, officer, and former officer, and his or her heirs and legal representatives from liability incurred or imposed in connection with any legal action in which he or she may be involved by reason of any alleged act or omission as an officer or a director of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Not Applicable

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

1(a). Form of Distribution and Servicing Agreement by and among Signator Investors, Inc. (formerly John Hancock Distributors, Inc.), John Hancock Life Insurance Company (formerly John Hancock Mutual Life Insurance Company) and John Hancock Variable Life Insurance Company incorporated by reference from Pre-Effective Amendment No. 2 to Form S-6 Registration Statement for John Hancock Variable Life Account S (File No. 333-15075) filed electronically on April 23, 1997.

1(b). Specimen Variable Contracts Selling Agreement between Signator Investors, Inc., and selling broker-dealers, incorporated by reference from Pre-Effective Amendment No. 2 to Form S-6 Registration Statemetnt of John Hancock Variable Life Accounts (File No. 333-15075) filed April 18, 1997.

3(a). Restated Articles of Organization, incorporated by reference from Form S-6 Registration Statement of John Hancock Variable Life Account UV (File Nos. 811-7766 and 33-76662) filed electronically on March 7, 2001.

3(b). Amended and Restated By-Laws of John Hancock Life Insurance Company, incorporated by reference to the Registrants Form 10-K Filing, filed on March 28, 2002.

4(a). Form of group deferred combination fixed and variable annuity contract and certificate filed electronically to this File on September 15, 2000.

4(b). Form of nursing home/critical illness waiver of withdrawal change rider filed electronically to this File on September 15, 2000.

4(c).    Deleted

4(d). Forms of contract application filed electronically to this File on September 15, 2000.

5. Opinion and consent of counsel, filed electronically to this File on December 27, 2000.

10. Form of Responsibility and Cost Allocation Agreement Between John Hancock Life Insurance Company and John Hancock Funds, Inc., incorporated by reference to Amendment No. 1 Form S-1 Filing to File No. 33-62895, filed on July 16, 1996.

23(a).   Consent of independent auditors.

23(b).   Consent of counsel (see Exhibit 5).

24. Power of attorney for David F. D'Alessandro, Foster L. Aborn, Wayne A. Budd, John M. Connors, Jr., John De Ciccio, Robert E. Fast, Kathleen Foley Feldstein, Nelson F. Gifford, Michael C. Hawley, Edward H. Linde, Judith A. McHale, R. Robert Popeo, Richard F. Syron and Robert J. Tarr are incorporated by reference to File No. 333-67744, the initial registration statement filed on August 16, 2001. Power of attorney for Thomas P. Glynn, incorporated by reference to the initial registration statement to File No. 333-70734, Filed on October 2, 2001.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         i. To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         ii. To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion or it counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against pubic policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) Registrant represents that the fees and charges deducted under the Contracts, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Insurance Company.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in their capacities with John Hancock Life Insurance Company and on the dates indicated.

/s/ THOMAS E. MOLONEY                                  April 12, 2002
--------------------------
Thomas E. Moloney
Senior Executive
Vice President and
Chief Financial Officer
(Principal Financial Officer and Acting Principal
Accounting Officer)


/s/ DAVID F. D'ALESSANDRO                              April 12, 2002
--------------------------
David F. D'Alessandro
Chairman, President and Chief Executive Officer
(Principal Executive Officer)
Signing for himself and as Attorney-In-Fact for:

Foster L. Aborn               Director
Nelson F. Gifford             Director
John M. Connors, Jr.          Director
John M. DeCiccio              Director
Robert J. Tarr, Jr.           Director
Robert E. Fast                Director
Thomas P. Glynn               Director
Michael C. Hawley             Director
Kathleen Foley Feldstein      Director
Richard F. Syron              Director
Edward H. Linde               Director
Wayne A. Budd                 Director
Judith A. McHale              Director
R. Robert Popeo               Director

     Pursuant the requirements of the Securities Act of 1933, John Hancock Life Insurance Company caused this amended Registration Statement to be signed on its behalf by the undersigned duly authorized, and its seal to be hereunto fixed and attested, all in the City of Boston and Commonwealth of Massachusetts on the 12th day of April, 2002.


                                        JOHN HANCOCK LIFE INSURANCE COMPANY

                                             /s/ DAVID F. D'ALESSANDRO
                                        By:------------------------------------
                                             David F. D'Alessandro
                                             Chairman, President and
                                             Chief Executive Officer

/s/ RONALD J. BOCAGE
-----------------------
Ronald Bocage
Vice President and Counsel